  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1996

                                                 REGISTRATION NO. 333-4108
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                               AMENDMENT NO. 1

                                      TO

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              ECHO BAY MINES LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CANADA                     1041                       NONE
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                       6400 SOUTH FIDDLERS GREEN CIRCLE
                                  SUITE 1000
                           ENGLEWOOD, COLORADO 80111
                                (303) 714-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                   RICHARD C. KRAUS, CHIEF EXECUTIVE OFFICER
                       6400 SOUTH FIDDLERS GREEN CIRCLE
                                  SUITE 1000
                           ENGLEWOOD, COLORADO 80111
                                (303) 714-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

           It is requested that copies of communications be sent to:

                          RONALD R. LEVINE, II, ESQ.
                          DAVIS, GRAHAM & STUBBS LLP
                      370 SEVENTEENTH STREET, SUITE 4700
                            DENVER, COLORADO 80202
                                (303) 892-9400

                               ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  From time to time after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                              ECHO BAY MINES LTD.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 REGISTRATION STATEMENT ITEM AND HEADING         PROSPECTUS CAPTION OR LOCATION
 ---------------------------------------         ------------------------------
 1.    Forepart of the Registration Statement
       and Outside Front Cover Page of
       Prospectus..............................  Outside Front Cover Page of Prospectus
 2.    Inside Front and Outside Back Cover
       Pages of Prospectus.....................  Inside Front Cover Page of Prospectus;
                                                 Available Information; Incorporation of
                                                 Certain Documents by Reference; Enforcement
                                                 of Certain Obligations; Table of Contents
 3.    Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information...........  Outside Front Cover Page of Prospectus;
                                                 Summary; Risk Factors
 4.    Terms of the Transaction................  Outside Front Cover Page of Prospectus;
                                                 Summary; The Merger; Comparative Rights of
                                                 Shareholders
 5.    Pro Forma Financial Information.........  Summary; Capitalization; Pro Forma
                                                 Financial Information; Schedule VI--Pro
                                                 Forma Financial Statements
 6.    Material Contacts with the Company Being
       Acquired................................  The Merger
 7.    Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters......................  *
 8.    Interests of Named Experts and Counsel..  The Merger; Legal Matters; Experts
 9.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.............................  *
10.    Information with Respect to S-3
       Registrants.............................  *
11.    Incorporation of Certain Information by
       Reference...............................  *
12.    Information with Respect to S-2 or S-3
       Registrants.............................  *
13.    Incorporation of Certain Information by
       Reference...............................  *
14.    Information with Respect to Registrants
       Other than S-3 or S-2 Registrants.......  Summary, Risk Factors, Pro Forma Financial
                                                 Information; Echo Bay Mines; Description of
                                                 Echo Bay Share Capital; Schedule VI--Pro
                                                 Forma Financial Statements; Schedule VII--
                                                 Form 10-K of Echo Bay Mines Ltd.; Schedule
                                                 VIII--Management Proxy Circular of Echo Bay
                                                 Mines Ltd.; Schedule IX--Form 10-Q of Echo
                                                 Bay Mines Ltd.
15.    Information with Respect to S-3
       Companies...............................  *
16.    Information with Respect to S-2 or S-3
       Companies...............................  *
17.    Information with Respect to Companies
       Other than S-3 or S-2 Companies.........  Summary; Pro Forma Financial Information;
                                                 Santa Elina Gold Corporation; Schedule V--
                                                 Santa Elina Gold Corporation Financial
                                                 Statements
18.    Information if Proxies, Consents or
       Authorizations are to be Solicited......  Outside Front Cover Page of Prospectus;
                                                 Incorporation of Certain Documents by
                                                 Reference; Summary; Management Information
                                                 Circular; The Merger; Santa Elina Gold
                                                 Corporation
19.    Information if Proxies, Consents or
       Authorizations are not to be Solicited
       or in an Exchange Offer.................  *

- --------
* Inapplicable or answer negative upon the date of filing of this Registration Statement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOME +
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 20, 1996

              LOGO OF SANTA ELINA GOLD CORPORATION APPEARS HERE]

                                   NOTICE AND
                        MANAGEMENT INFORMATION CIRCULAR
                              AND PROXY STATEMENT

               RELATING TO THE SPECIAL MEETING OF SHAREHOLDERS OF

                          SANTA ELINA GOLD CORPORATION

                        TO BE HELD ON JULY 9, 1996

                             TO CONSIDER A PROPOSED
                                   MERGER OF
                          SANTA ELINA GOLD CORPORATION
                                      AND
                            KENDALL GOLD CORPORATION
    (a jointly owned holding company of Sercor Ltd. and Echo Bay Mines Ltd.)

  In the proposed Merger, shareholders of Santa Elina other than Echo Bay Mines Ltd., Sercor Ltd. and Kendall will receive one redeemable preference share of Kendall for each 6.67 common shares of Santa Elina held by them, which preference shares will be immediately redeemed without shareholder action on a one-for-one basis for common shares of Echo Bay.

  This Management Information Circular and Proxy Statement also constitutes the Prospectus of Echo Bay Mines Ltd. required under United States securities laws. This Circular supersedes the Management Information Circular and Prospectus dated April 24, 1996.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Management Information Circular and Prospectus is June 21, 1996.

To the Shareholders of
                                                             June 21, 1996

                         SANTA ELINA GOLD CORPORATION

   The accompanying management information circular and proxy statement contains information for holders of common shares of Santa Elina Gold Corporation ("Santa Elina") relating to the proposed merger (the "Merger") of Santa Elina and Kendall Gold Corporation ("Kendall"), a company equally owned by Echo Bay Mines Ltd. ("Echo Bay") and Sercor Limited ("Sercor"). Under the terms of the Merger, shareholders of Santa Elina other than Echo Bay, Sercor and Kendall will receive one redeemable preference share of Kendall for each
6.67 common shares of Santa Elina held by them, which will immediately be redeemed without shareholder action on a one-for-one basis for common shares of Echo Bay.

   The management information circular and proxy statement also serves as the prospectus of Echo Bay as required by the securities laws of the United States. Echo Bay is required to file such document with the United States Securities and Exchange Commission since shareholders of Santa Elina will ultimately receive Echo Bay common shares. It is a condition to the Merger that there will generally be no restriction on the resale of such shares in the United States by persons other than affiliates of Santa Elina and Echo Bay.

   The board of directors of Santa Elina, based on the recommendation of an independent committee of directors formed to consider the terms of the proposed Merger and a valuation and fairness opinion provided by its financial advisor that the proposed Merger is fair to the minority shareholders of Santa Elina, has determined that the proposed Merger is in the best interests of Santa Elina and its shareholders and has recommended that shareholders vote in favour of the Merger.

   The special meeting of shareholders of Santa Elina that was originally scheduled for May 24, 1996 has been rescheduled and will be held at 10 o'clock a.m. (Toronto time) on July 9, 1996, in the Kensington Room of The King Edward Hotel, 37 King Street East, Toronto, Ontario, to vote on the proposed Merger.

   For details of all matters to be considered at the special meeting please review the accompanying materials carefully. Please also note that the accompanying materials supersede the management information circular and prospectus dated April 24, 1996 which was previously mailed to you. Please also note that the substance of the accompanying materials does not differ materially from the substance of the management information circular and prospectus dated April 24, 1996, but that such materials have been revised to address comments made by the United States Securities and Exchange Commission in its review of the materials.

   These documents require shareholders to make important decisions and require immediate attention. If a shareholder is in doubt as to how to deal with these documents or the matters referred to therein, he should immediately consult his professional advisors.

Paulo C. de Brito
President
SANTA ELINA GOLD CORPORATION

                         SANTA ELINA GOLD CORPORATION

           NOTICE OF POSTPONED SPECIAL MEETING OF SHAREHOLDERS

   TAKE NOTICE THAT the Special Meeting (the "Meeting") of Shareholders of Santa Elina Gold Corporation ("Santa Elina") originally scheduled for May 24, 1996 has been rescheduled and will be held in the Kensington Room of The King Edward Hotel, 37 King Street East, Toronto, Ontario, on JULY 9, 1996 AT THE HOUR OF 10 O'CLOCK A.M. IN THE FORENOON (TORONTO TIME), for the following purposes:

  (a) to receive the financial statements of Santa Elina for the year ended December 31, 1995, together with the report of the auditors;

  (b) to consider and if thought advisable, to pass with or without variation, a special resolution approving and adopting a merger agreement, as amended (the "Merger Agreement"), to be entered into between Santa Elina and Kendall Gold Corporation ("Kendall"), a company equally owned by Echo Bay Mines Ltd. ("Echo Bay") and Sercor Limited ("Sercor"), providing for the merger (the "Merger") of Santa Elina with Kendall, pursuant to which, among other things, each 6.67 common shares of Santa Elina (other than those held by Echo Bay, Sercor and Kendall) will be converted into one redeemable preference share of Kendall, which will immediately be redeemed without shareholder action on a one-for-one basis for common shares of Echo Bay; and

  (c) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

   Copies of the Merger Agreement and the special resolution are annexed as Schedules I and II, respectively, to the Management Information Circular which accompanies this Notice. In addition, the Management Information Circular contains important information regarding the forwarding of share certificates and certain other matters.

   The International Business Companies Act (British Virgin Islands) provides that dissenting shareholders (as described therein) with respect to the Merger are entitled to be paid the fair value of their common shares of Santa Elina. This right is described in detail in the accompanying Management Information Circular under the heading "Dissenting Shareholders' Rights".

   SHAREHOLDERS ARE ENTITLED TO VOTE AT THE MEETING EITHER IN PERSON OR BY PROXY. AS THE MEETING IS CALLED TO CONSIDER A PROPOSAL THAT, IF ADOPTED, WILL HAVE A MATERIAL IMPACT ON YOUR INVESTMENT, IF YOU ARE NOT ABLE TO BE PRESENT PERSONALLY, KINDLY DATE, SIGN AND RETURN THE FORM OF PROXY ACCOMPANYING THIS NOTICE IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

DATED at Toronto, this 21st day of June, 1996.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       Paulo C. de Brito
                                       President

Notes:

(1) The directors have fixed the close of business on April 23, 1996 as the record date for determining the shareholders of Santa Elina entitled to receive notice of and to vote at the Meeting. Accordingly, only persons who are registered as holders of record of common shares of Santa Elina at the close of business on April 23, 1996 or persons who are transferees of common shares acquired after April 23, 1996 and who produce properly endorsed certificates for such common shares or otherwise establish ownership thereof and demand, not later than the close of business on July 7, 1996, that the Secretary of Santa Elina include their names in the list of shareholders, are entitled to vote at the Meeting.
(2) The directors have fixed the hour of 4:30 in the afternoon on the last business day preceding the day of the Meeting or any adjournment thereof, before which time the instrument of proxy to be used at the Meeting must be deposited with the Secretary of Santa Elina, c/o Montreal Trust Company of Canada, 151 Front Street West, 8th Floor, Toronto, Ontario, provided that a proxy may be delivered to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof prior to the time for voting.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOME +
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 20, 1996

ECHO BAY MINES LTD.                                 SANTA ELINA GOLD CORPORATION

        MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT/PROSPECTUS

  This Management Information Circular/Proxy Statement/Prospectus (the "Circular") relates to the proposed merger (the "Merger") of Kendall Gold Corporation ("Kendall"), a British Virgin Islands corporation, equally owned by Echo Bay Mines Ltd. ("Echo Bay") and Sercor Limited ("Sercor"), with Santa Elina Gold Corporation ("Santa Elina"), a British Virgin Islands corporation, pursuant to the Merger Agreement, effective as of April 9, 1996, between Kendall and Santa Elina, as amended (the "Merger Agreement").

  As a result of the Merger, (i) each 6.67 common shares of Santa Elina issued and outstanding immediately prior to the effective time of the Merger (other than those held by Kendall) will be converted into one redeemable preference share of Kendall, which will be immediately redeemed without shareholder action on a one-for-one basis for common shares of Echo Bay, (ii) Santa Elina will be merged with Kendall with Kendall surviving, all on the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is attached hereto as Schedule I and incorporated by reference herein, and (iii) the Santa Elina common shares held by Kendall will be cancelled. In connection with the Merger, Echo Bay will acquire 23,479,185 Santa Elina common shares from Sercor in exchange for 3,520,118 Echo Bay common shares.

  This Circular is being furnished to holders of Santa Elina common shares in connection with the solicitation of proxies by Santa Elina's board of directors for use at the Special Meeting of holders of Santa Elina common shares to be held at 10 o'clock a.m., Eastern Daylight Time, on July 9, 1996 (including any adjournment or postponement thereof, the "Special Meeting") in the Kensington Room of The King Edward Hotel, 37 King Street East, Toronto, Ontario. This Circular and the accompanying form of proxy are first being delivered to holders of Santa Elina common shares on or about June 24, 1996. This Circular supersedes the earlier version of the Circular dated April 24, 1996. At the Special Meeting, holders of Santa Elina common shares will be asked to consider approval and adoption of the Merger Agreement.

  This Circular also constitutes a prospectus of Echo Bay with respect to the approximately 5,310,816 Echo Bay common shares to be issued upon redemption of the preference shares of Kendall issued pursuant to the Merger Agreement in exchange for currently issued and outstanding Santa Elina common shares and as consideration for the cancellation of options, and the 3,520,118 Echo Bay common shares to be issued to Sercor as set forth above. The Kendall preference shares will be immediately redeemed without shareholder action in exchange for the Echo Bay common shares, and no market will exist for the Kendall preference shares. As such, shareholders will, as a practical matter, have no direct investment in Kendall.

  On June 17, 1996, the per share last sales prices of Echo Bay common shares and Santa Elina common shares, as reported on the American Stock Exchange and The Toronto Stock Exchange, respectively, were $11.125 and Cdn$1.50. On April 9, 1996, the last trading day prior to announcement of the Merger, the per share last sales price of Echo Bay common shares and Santa Elina common shares on such exchanges were $13.875 and Cdn$2.19, respectively.

        SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN EVALUATING THE MERGER AND AN INVESTMENT IN ECHO BAY COMMON SHARES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Management Information Circular, Proxy Statement and Prospectus is June 21, 1996.

   No person has been authorized to give any information or to make any representations other than those contained in this Circular in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Echo Bay or Santa Elina. This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Circular nor any distribution of the securities offered hereby shall under any circumstances create an implication that there has been no change in the affairs of Echo Bay or Santa Elina since the date hereof or that the information set forth herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

   Echo Bay is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Echo Bay can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Echo Bay may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

   Echo Bay has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to Echo Bay common shares to be issued in connection with the Merger. The information contained herein with respect to Echo Bay and its affiliates has been provided by Echo Bay, and the information contained herein with respect to Santa Elina and its affiliates has been provided by Santa Elina. This Circular does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed, each such statement being qualified in its entirety by such reference.


                      ENFORCEMENT OF CERTAIN OBLIGATIONS

   Echo Bay is a Canadian corporation and certain of its directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of the assets of several of such persons and of Echo Bay are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them or Echo Bay within the United States judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. Milner Fenerty, Canadian counsel to Echo Bay, has advised Echo Bay that there is doubt as to the enforceability against such persons and Echo Bay in Canada, in original actions or in actions to enforce judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

 CAUTIONARY "SAFE HARBOR" STATEMENT UNDER THE UNITED STATES PRIVATE SECURITIES
                      LITIGATION REFORM ACT OF 1995

   Statements which are not historical facts contained in this Circular (including the Schedules hereto) are forward looking statements that involve risks and uncertainties that could cause actual results to differ from projected results. Such forward-looking statements include statements regarding expected commencement dates of mining or mineral production operations, projected quantities of future mining or mineral production, and anticipated production rates, costs and expenditures, as well as projected demand or supply for the products Echo Bay produces, which will affect both sales levels and prices realized by Echo Bay. Factors that could cause actual results to differ materially include, among others, risks and uncertainties relating to: general domestic and international economic and political conditions, the cyclical and volatile prices of gold, silver, copper and other minerals, political and economic risks associated with foreign operations, unanticipated ground and water conditions, unanticipated grade and geological problems, metallurgical and other processing problems, availability of materials and equipment, the timing of receipt of necessary governmental permits, the occurrence of unusual weather or operating conditions, force majeure events, lower than expected ore grades and higher than expected stripping ratios, the failure of equipment or processes to operate in accordance with specifications and expectations, labor relations, accidents, delays in anticipated start-up dates, environmental costs and risks, the results of financing efforts and financial market conditions, and other factors described herein and in Echo Bay's annual reports on Form 10-K, quarterly reports on Form 10-Q and event reports on Form 8-K filed with the Securities and Exchange Commission. Many of such factors are beyond Echo Bay's ability to control or predict.

  Actual results may differ materially from those projected. Readers are cautioned not to put undue reliance on forward-looking statements. For a discussion of certain of such risks and uncertainties, see "Risk Factors" contained herein, and the discussions contained in Echo Bay's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Echo Bay disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   5
 Date, Place, Time of Meeting..............................................   5
 Purpose of Meeting........................................................   5
 Terms of the Merger.......................................................   5
 Reasons for the Merger....................................................   5
 Background to the Merger..................................................   6
 Independent Committee.....................................................   6
 Recommendation of the Directors...........................................   6
 Valuations and Fairness Opinion...........................................   6
 Shareholders' Approvals...................................................   7
 Canadian Federal Income Tax Considerations................................   7
 U.S. Federal Income Tax Considerations....................................   7
 Procedure for Exchange or Conversion of Shares............................   8
 Rights of Dissenting Shareholders.........................................   8
 Santa Elina...............................................................   8
 Kendall...................................................................   8
 Echo Bay..................................................................   8
 Market Prices.............................................................   9
 Selected Financial Information for Santa Elina............................  10
 Selected Financial Information for Echo Bay...............................  10
 Selected Pro Forma Financial Information..................................  11
 Risk Factors..............................................................  13
 Management and Operations Following the Merger............................  13
 Stock Exchange Listings...................................................  13
 Governmental and Regulatory Approvals.....................................  13
 Conditions to the Merger..................................................  13
 Accounting Treatment......................................................  13
 Interests of Certain Persons in the Merger................................  13
 No Solicitation...........................................................  14
 Termination...............................................................  14
 Alternative Transaction...................................................  14
 Comparative Rights of Santa Elina and Echo Bay Shareholders...............  14
GLOSSARY OF TERMS..........................................................  15
AUSTRALASIAN RESOURCE AND RESERVE CLASSIFICATION SYSTEM....................  18
METRIC CONVERSION TABLE....................................................  18
MANAGEMENT INFORMATION CIRCULAR............................................  19
 Solicitation of Proxies...................................................  19
 Appointment and Revocation of Proxies.....................................  19
 Voting of Proxies.........................................................  19
 Voting Securities.........................................................  20
THE MERGER.................................................................  20
 Meeting of Shareholders...................................................  20
 Votes Required for the Merger.............................................  20
 Terms of the Merger.......................................................  20
 Reasons for the Merger....................................................  23
 Background to and Purpose of the Merger...................................  23
 Conditions to the Merger Becoming Effective...............................  26
 Other Principal Provisions................................................  27
 Timing....................................................................  27
 Exchange of Share Certificates............................................  27
 Stock Option Plan.........................................................  28
 The Independent Committee.................................................  28
 Report and Recommendation of the Independent Committee....................  30
 Recommendation of the Board of Directors of Santa Elina...................  30
 Valuations and Fairness Opinion...........................................  30
 Canadian Federal Income Tax Considerations................................  33
 United States Federal Income Tax Considerations...........................  34
 Dissenting Shareholders' Rights...........................................  35
 U.S. Securities Registration..............................................  36
 Accounting Treatment......................................................  36
 Fees and Expenses.........................................................  36
 Comparative Rights of Santa Elina and Echo Bay Shareholders...............  37

                                                                           PAGE
                                                                           ----
 Management and Operations Following the Merger...........................  38
 Amendment and Termination of the Merger Agreement........................  38
 Interests of Certain Persons in the Merger...............................  38
 No Solicitation..........................................................  39
PRO FORMA FINANCIAL INFORMATION...........................................  39
RISK FACTORS..............................................................  39
SANTA ELINA GOLD CORPORATION..............................................  42
 Santa Elina and its Subsidiaries.........................................  42
 Description of Properties................................................  44
 Brazilian Corporate Matters..............................................  61
 Financial Statements.....................................................  61
 Management's Discussion and Analysis of Financial Condition and Results
  of Operations...........................................................  62
 Voting Securities And Principal Holders Thereof..........................  64
 Shareholder Agreements...................................................  65
 Directors and Officers...................................................  66
 Executive Compensation...................................................  68
 Santa Elina Stock Option Plan............................................  68
 Interest Of Management And Others In Material Transactions...............  69
 Price Range and Trading Volumes of Santa Elina Common Shares.............  69
 Prior Sales..............................................................  70
 Dividend Policy..........................................................  70
 Legal Proceedings........................................................  70
 Material Contracts.......................................................  70
 Joint Venture Arrangements...............................................  71
 Auditors, Registrar and Transfer Agent...................................  72
ECHO BAY MINES LTD........................................................  72
 Recent Developments......................................................  73
 Capitalization...........................................................  73
 Selected Financial Information...........................................  74
 Selected Financial Data..................................................  74
DESCRIPTION OF ECHO BAY SHARE CAPITAL.....................................  74
 General..................................................................  74
 Common Shares............................................................  74
 Preferred Shares.........................................................  75
RESALE OF ECHO BAY COMMON SHARES BY SANTA ELINA AFFILIATES................  75
LEGAL MATTERS.............................................................  75
EXPERTS...................................................................  75
DIRECTORS' APPROVAL.......................................................  76
INDEX TO SCHEDULES
SCHEDULE I
 MERGER AGREEMENT
SCHEDULE II
 SANTA ELINA MERGER RESOLUTION
SCHEDULE III
 VALUATIONS AND FAIRNESS OPINION
SCHEDULE IV
 EXCERPT FROM INTERNATIONAL BUSINESS COMPANIES ACT RESPECTING DISSENT
 RIGHTS
SCHEDULE V
 FINANCIAL STATEMENTS OF SANTA ELINA GOLD CORPORATION
SCHEDULE VI
 PRO FORMA FINANCIAL STATEMENTS
SCHEDULE VII
 FORM 10-K OF ECHO BAY MINES LTD.
SCHEDULE VIII
 MANAGEMENT PROXY CIRCULAR OF ECHO BAY MINES LTD.
SCHEDULE IX
 FORM 10-Q OF ECHO BAY MINES LTD.

                                    SUMMARY

   The following is a summary of certain information contained in this Circular. This summary is not intended to be a complete statement of all material features of the Merger and the matters to be voted on at the Meeting, and is qualified in its entirety by the detailed information appearing elsewhere in the Circular and the Schedules hereto. Certain capitalized terms used in this summary are defined in the Glossary of Terms. Unless otherwise noted, all dollar amounts quoted herein are in United States dollars. Shareholders are urged to carefully read this Circular and the Schedules hereto in their entirety. Shareholders should carefully consider the information set forth under the heading "Risk Factors".

DATE, TIME, PLACE
OF MEETING:         The Meeting will be held in the Kensington Room of The King
                    Edward Hotel, 37 King Street East, Toronto, Ontario, at 10 o'clock a.m. (Toronto time) on July 9, 1996. Only persons who are registered as holders of record of common shares of Santa Elina at the close of business on April 23, 1996 or persons who are transferees of common shares acquired after April 23, 1996 and who produce properly endorsed certificates for such common shares or otherwise establish ownership thereof and demand, not later than the close of business on July 7, 1996, that the Secretary of Santa Elina include their names in the list of shareholders, are entitled to vote at the Meeting.

PURPOSE OF
MEETING: The purpose of the Meeting is to consider, and if thought advisable, to pass the Santa Elina Merger Resolution approving and adopting the Merger Agreement between Santa Elina and Kendall. The effective date of the Merger is anticipated to be on or before July 16, 1996.

TERMS OF THE
MERGER: On the Effective Date, Santa Elina and Kendall will merge and continue as one corporation under the name Kendall Gold Corporation. On the Effective Date, each 6.67 Santa Elina Common Shares (other than those held by Kendall) will be converted into one Redeemable Preference Share of Kendall which will immediately be redeemed without shareholder action for one Echo Bay Common Share. The Santa Elina Common Shares held by Kendall will be cancelled in the Merger.

REASONS FOR THE
MERGER: Management of Santa Elina considers the Merger to be advantageous to Shareholders for a number of reasons. The Merger results in the Shareholders continuing to participate in Santa Elina through their ownership of Echo Bay Common Shares, and results in Kendall being sufficiently capitalized to continue with Santa Elina's exploration and development programs. The Shareholders will also benefit from the additional assets and resources owned by Echo Bay and Echo Bay's expertise in the development and operation of mineral properties. As a result of becoming Echo Bay shareholders, the Shareholders are not expected to be subject to as high a risk as that associated with a junior mining company with property interests primarily in one country, as is currently the case.

                    Beginning in 1994, Echo Bay determined that it would be advisable to pursue a growth strategy which focused on exploration and development internationally. The transaction exemplifies Echo Bay's strategic plan of significantly increasing gold reserves and gold production through strategic alliances with exploration companies such as Santa Elina holding land positions on some of the world's major gold belts. It is anticipated that the combined skills and resources of Echo Bay and Santa Elina will enable a number of Santa Elina's gold properties to realize their full potential sooner than would have been possible without the combination. Echo Bay anticipates a sufficiently large increase in other gold mineralization from Santa Elina's properties by year end 1996 to offset any dilution in other gold mineralization per share caused by the issuance of Echo Bay Common Shares in the transaction. In the longer term, the transaction allows the shareholders of both Echo Bay and Santa Elina to benefit from any increases in reserves of the Santa Elina properties through the ownership of Echo Bay Common Shares. Based on the foregoing, Echo Bay's board of directors believes that the Merger is in the best interests of Echo Bay and its shareholders.

BACKGROUND TO
THE MERGER:         Since mid-1994 when Echo Bay and Santa Elina first entered into agreements as described in "Santa Elina Gold
                    Corporation - Joint Venture Arrangements," Santa Elina and
                    Echo Bay have been in discussions with respect to the possibility of a merger of the two companies and Echo Bay's interest in increasing its stake in Santa Elina to a 50% ownership interest. In early 1996, Echo Bay expressed to Santa Elina its desire to increase its position by acquiring outstanding shares in Santa Elina from Sercor and the public. Echo Bay, being interested in acquiring 50% of Santa Elina, commenced negotiations with Santa Elina and Sercor in connection with the value of Santa Elina, the proposed share exchange ratio and the manner of effecting such a transaction. These negotiations took place throughout the first three months of 1996. On April 9, 1996, Santa Elina and Echo Bay announced that they had entered into an agreement with Sercor and Paulo C. de Brito
                    ("de Brito"), the controlling shareholder of Sercor, pursuant to which Echo Bay would increase its direct and indirect ownership interest in Santa Elina from 7% to 50% through a series of transactions, including the Merger. A definitive Merger Agreement contemplating the Merger as described herein has been entered into between Santa Elina and Kendall. Echo Bay, Sercor, de Brito and Kendall have entered into a share subscription and purchase agreement
                    (the "Share Subscription and Purchase Agreement") pursuant to which Echo Bay will acquire 23,479,185 Santa Elina
                    Common Shares from Sercor in exchange for 3,520,118 Echo
                    Bay Common Shares and Echo Bay and Sercor will capitalize
                    Kendall with their Santa Elina Common Shares and in the aggregate cash amount of $25,000,000 to facilitate the Merger. Each of Echo Bay and Sercor have advanced to Santa
                    Elina $2,500,000 of this amount, which is intended to be converted to a capital contribution to Kendall following the Merger. The Share Subscription and Purchase Agreement also contemplates the entering into of a unanimous shareholder agreement among Echo Bay, Sercor, Kendall, de
                    Brito and his spouse to govern the affairs of Kendall following the Merger. It also provides that if for any reason it is not possible to effect the Merger, whether due to the failure of the Minority Shareholders to approve the Merger or otherwise, certain alternate transactions will be implemented to allow Echo Bay and Sercor to provide financing for the ongoing capital requirements of Santa
                    Elina and which will result in Echo Bay indirectly owning a 50% interest in Santa Elina. See "The Merger - Background to and Purpose of the Merger."

INDEPENDENT
COMMITTEE:          The board of directors of Santa Elina appointed the
                    Independent Committee of independent directors of Santa
                    Elina to review and consider the terms of the proposed
                    Merger. The Independent Committee retained RBC DS as its financial advisor. Based on the opinion of RBC DS described below under "The Merger -Valuations and Fairness Opinion", among other things, the Independent Committee advised the board of directors on April 9, 1996 that the proposed
                    Merger was fair to the Minority Shareholders and in the best interests of Santa Elina, and recommended that Santa
                    Elina enter into the Merger Agreement and that the board recommend that Santa Elina Shareholders vote in favour of the Merger.

RECOMMENDATION OF   The board of directors of Santa Elina, based on the
THE DIRECTORS:      unanimous recommendation of the Independent Committee of
                    directors formed to consider the terms of the proposed
                    Merger and the Valuations and Fairness Opinion provided by its financial advisor, among other things, has determined that the proposed Merger is in the best interests of Santa
                    Elina and its shareholders and has recommended that Santa
                    Elina Shareholders vote in favour of the Merger.

VALUATIONS AND      The Independent Committee requested RBC DS to prepare an
FAIRNESS OPINION:   opinion as to whether the proposed Merger would be fair to the Minority Shareholders of Santa Elina, from a financial point of view, and also to prepare a valuation of the Santa
                    Elina Common Shares and the consideration received therefor in the Merger by the Minority Shareholders. In the opinion of RBC DS, subject to the assumptions and qualifications set out in the Valuations and Fairness
                    Opinion, the fair market value of the Santa Elina Common
                    Shares is in the range of $1.75 to $2.15 per Santa Elina
                    Common Share. Based on the closing price of Echo Bay Common
                    Shares on April 22, 1996 (the last trading day prior to the date of RBC DS's valuation), the value per Santa Elina
                    Common Share based on the 6.67 to 1 exchange ratio under the Merger is $1.95. Based on the closing price of Echo Bay
                    Common Shares on April 9, 1996 (the last trading day prior to the announcement of the Merger), the value per Santa
                    Elina Common Share based on the 6.67 to 1 exchange ratio under the Merger is $2.09. Based on the average closing price of Echo Bay Common Shares for the 20 trading day period ending April 22, 1996, the value per Santa Elina
                    Common Share is $2.03. RBC DS concluded that, in its opinion, as of the date of its fairness opinion, the proposed Merger is fair from a financial point of view to the Minority Shareholders. A copy of the Valuations and Fairness Opinion of RBC DS is attached to this Circular as
                    Schedule III.

SHAREHOLDERS'       In order for the Merger to be effective, the Merger must be
APPROVALS:          approved by a resolution of the Santa Elina Shareholders
                    passed by the affirmative votes of at least a majority of the Santa Elina Common Shares represented in person or by proxy at the Meeting. As Sercor and Echo Bay have agreed to vote in favour of the Merger, this approval is assured. The
                    Merger is a "related party transaction" within the meaning of OSC Policy 9.1 and QSC Policy Q-27. As the consideration for the Merger is shares, the Santa Elina Merger Resolution must also be confirmed by not less than two-thirds of the votes cast by Minority Shareholders at the Meeting. The
                    Santa Elina Common Shares held by each of Kendall, Echo Bay and Sercor will not be counted for the purpose of the approval by Minority Shareholders. As of the record date, Sercor and Echo Bay held 91,044,445 and 9,000,000 Santa
                    Elina Common Shares, respectively, representing 67% and 7%, respectively, of the total shares outstanding. These Santa
                    Elina Common Shares will be transferred to Kendall prior to the Merger pursuant to the Share Subscription and Purchase
                    Agreement. See "Santa Elina Gold Corporation - Voting
                    Securities and Principal Holders Thereof".

                    Approval of the transactions by Echo Bay shareholders is not required in order to complete the Merger.

CANADIAN FEDERAL    A Shareholder who exercises dissenter's rights in the
INCOME TAX          Merger may realize a capital gain or loss on receipt of
CONSIDERATIONS:     payment for his or her Santa Elina Common Shares. A
                    Shareholder will not realize a capital gain or loss on the Merger, unless he or she elects otherwise. Absent such election, the Shareholder will acquire his or her Redeemable Preference Shares at the same adjusted cost base as the Santa Elina Common Shares before the Merger. Upon the subsequent immediate redemption of such shares, a Shareholder may realize a capital gain or loss as measured by the difference in value between the fair market value of the Echo Bay Common Shares received and the adjusted cost base of the shares so redeemed.

U.S. FEDERAL
INCOME TAX          In order to facilitate the economics of the business
CONSIDERATIONS:     arrangement, notably that the Minority Shareholders receive freely tradeable Echo Bay Common Shares and Echo Bay's desire to acquire only 50% of Santa Elina, the Merger has been structured in a manner that results in a taxable exchange for U.S. Federal income tax purposes. Therefore, a U.S. Shareholder of Santa Elina who participates in the Merger should be treated as exchanging his or her Santa
                    Elina Common Shares for the Echo Bay Common Shares received, and generally should recognize capital gain (or loss) equal to the difference between the fair market value of the Echo Bay Common Shares received and his or her adjusted basis in the Santa Elina Common Shares surrendered in the Merger.

                    A U.S. Shareholder of Santa Elina who exercises dissenter's rights in the Merger generally should recognize capital gain (or loss) equal to the difference between the net cash payment received for his or her Santa Elina Common Shares and the

                    U.S. Shareholder's adjusted basis in the Shares for which dissenter's rights are exercised.

PROCEDURE FOR
EXCHANGE OR         The transmittal form enclosed with this Circular sets forth
CONVERSION OF       the details for the procedure for each Santa Elina
SHARES:             Shareholder to surrender the certificates representing all such Santa Elina Common Shares to the Depositary. Santa
                    Elina Shareholders must deliver a duly completed transmittal form and their share certificates according to the instructions provided in the transmittal form in order to receive the consideration to which they are entitled upon completion of the Merger, including the redemption of the Redeemable Preference Shares. The transmittal form includes instructions for persons who may have already transmitted their share certificates to the Depositary and wish to revoke their prior transmittal.

RIGHTS OF
DISSENTING          Santa Elina Shareholders are entitled to dissent in respect
SHAREHOLDERS:       of the Santa Elina Merger Resolution. Reference is made to the heading "The Merger - Dissenting Shareholders' Rights" and Schedule IV (Excerpt from International Business
                    Companies Act) attached to this Circular. The Merger
                    Agreement provides that it is a condition to the Merger that holders of more than 7.5% of the outstanding Santa
                    Elina Common Shares do not dissent.

SANTA ELINA:        Santa Elina is a company incorporated under the laws of the
                    British Virgin Islands. Santa Elina is engaged in the business of exploration for, development and mining of precious metals. Santa Elina has interests in more than 11,000,000 hectares of mineral claims at various stages of gold exploration and development in South America.

                    The only person who currently owns beneficially, directly or indirectly, or exercises control or direction over more than 10% of the votes attached to the issued Santa Elina Common Shares is Sercor, which owns 91,044,445 Santa Elina Common Shares representing 67% of the outstanding Santa Elina Common Shares. The registered office address of Santa Elina is located at Arawak Chambers, Road Town, Tortola, British Virgin Islands. The head office and principal office of Santa Elina is located at Av. Juscelino Kubitschek, 1830, Torre 3, Sao Paulo, SP, Brazil.

KENDALL: Kendall is a company incorporated under the laws of the British Virgin Islands for the purposes of the Merger. Kendall is, and at the time of the Merger will be, owned by Sercor and by Echo Bay, each holding a 50% ownership interest. Immediately following the Meeting but prior to the completion of the Merger, all of the Santa Elina Common Shares held by each of Echo Bay and Sercor will be transferred to Kendall in exchange for Kendall Common Shares.

                    The Kendall Redeemable Preference Shares to be received in the Merger by Santa Elina Shareholders will be immediately redeemed in exchange for Echo Bay Common Shares without any action by such shareholders. As such, Kendall Redeemable Preference Share certificates will not be issued to Santa Elina Shareholders, no separate market will develop for such shares, and the Santa Elina Shareholders will not have any direct investment in Kendall other than during the transitory period during which the Redeemable Preference Shares are deemed to be outstanding.

                    At the time of the Merger, Kendall will own 100,044,445 Santa Elina Common Shares, representing 74% of the outstanding Santa Elina Common Shares, and 5,260,281 Echo Bay Common Shares.

ECHO BAY:           Echo Bay mines, processes and explores for gold and silver.
                    Its interest in operating properties is set out below (all are operated by Echo Bay):

                                                                 PERCENTAGE
             MINE              LOCATION                      OWNERSHIP INTEREST
             ----              --------                      ------------------
             McCoy/Cove....... Nevada, U.S.A.                       100%
             Round Mountain... Nevada, U.S.A.                        50%
             Lupin............ Northwest Territories, Canada        100%
             Kettle River..... Washington, U.S.A.                   100%

                    In 1995, Echo Bay produced a total of 754,762 ounces of gold at an average cash operating cost of $229 per ounce. 1995 silver production was 11,905,806 ounces. First quarter 1996 gold production was 161,246 ounces at an average cash operating cost of $261 per ounce. First quarter 1996 silver production was 1,175,057 ounces.

                    Over the past several years, Echo Bay has significantly expanded its search for new gold reserves and production, particularly outside Canada and the United States. Echo Bay's international growth strategy emphasizes strategic alliances with exploration companies holding land positions on some of the world's major gold belts. Echo Bay added five development properties during 1995: Paredones Amarillos, Mexico (60% interest), Chapada, Brazil (holds an option to acquire a 50% interest), Kingking, Philippines (holds an option to acquire a 75% interest), and Aquarius (100% interest) and Ulu (100% interest) in Canada. Echo Bay also continued work at the Alaska-Juneau development project, Alaska (100% interest). At December 31, 1995, Echo Bay's proven and probable ore reserves totaled 10,983,000 ounces of gold and 62,913,000 ounces of silver. In addition, Echo Bay reported other mineralization of 343.1 million tons at a grade of 0.027 ounces of gold per ton,
                    6.8 million tons at a grade of 0.65 ounces of silver per ton and 225.5 million tons at a grade of 0.46% copper.

                    Echo Bay is incorporated under the laws of Canada. No shareholder is known to own more than 5% of the Echo Bay Common Shares. The principal executive offices of Echo Bay are located at Suite 1000, 6400 South Fiddlers Green Circle, Englewood, Colorado, 80111-4957. See "Echo Bay Mines Ltd."

MARKET PRICES:
                    Closing prices of the Santa Elina Common Shares and the Echo Bay Common Shares on The Toronto Stock Exchange ("TSE") and the American Stock Exchange ("AMEX"), as applicable, on April 9, 1996, the last trading day before the announcement of the proposed Merger, and on June 17, 1996, were as follows:

                                                   APRIL 9, 1996 JUNE 17, 1996
                                                   ------------- -------------
             Santa Elina Common Shares
              TSE.................................  Cdn$ 2.19     Cdn$ 1.50
             Echo Bay Common Shares
              TSE.................................  Cdn$18.875    Cdn$15.00
              AMEX................................     $13.875       $11.125

                    Based on the closing price of Echo Bay Common Shares on the TSE on June 17, 1996, the market value of 0.1499 Echo Bay Common Shares (one Santa Elina Common Share being equal to
                    0.1499 Echo Bay Common Shares at a share exchange ratio of
                    6.67 to 1) was Cdn$1.67 per share. On June 17, 1996, there were 16,870 holders of record of Echo Bay Common Shares.

                    Following the Merger, Echo Bay Common Shares will continue to be traded on the AMEX and the TSE as well as the other Canadian and international exchanges on which they currently trade. Following the Merger, Santa Elina Common Shares will cease to be traded on the TSE, and there will be no further market for Santa Elina Common Shares.

                    Because the exchange ratio is fixed and because the market price of Echo Bay Common Shares is subject to fluctuation, the market value of the Echo Bay Common Shares that holders of Santa Elina Common Shares will receive in the Merger may increase or decrease prior to and following the Merger. Shareholders are urged to obtain current market quotations for Echo Bay Common Shares and Santa Elina Common Shares.

SELECTED
FINANCIAL
INFORMATION FOR
SANTA ELINA(/1/):

                                          THREE MONTHS              PERIOD ENDED
                                         ENDED MARCH 31             DECEMBER 31,
                                      ----------------------  ---------------------------
                                         1996        1995        1995       1994(/2/)
                                      ----------  ----------  -----------  --------------
                                       (thousands of U.S. dollars, except for per
                                                       share data)
             EARNINGS STATEMENT DATA
             Revenue................. $    2,494  $      789  $     7,180   $    6,401
             Net loss................ $   (3,469) $   (2,861) $   (15,419)  $   (7,090)
             Loss per share.......... $    (0.03) $    (0.02) $     (0.12)  $    (0.07)
             BALANCE SHEET DATA
             Total assets............ $   52,038  $   49,648  $    52,370   $   59,152
             Other liabilities and
              obligations under
              capital leases......... $    5,900  $    1,042  $     4,242   $    1,930

                   -------

                   (1) This information should be read in conjunction with
                       Santa Elina's consolidated financial statements and accompanying notes.

                       Santa Elina's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. Had the consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States, total assets at December 31, 1994 would be reduced by $957,000. See also note 13 to Santa Elina's annual consolidated financial statements for the year ended December 31, 1995 and note 5 to its quarterly consolidated financial statements for the period ended March 31, 1996.

                   (2) The selected financial information is for the period
                       from April 1, 1994 to December 31, 1994 after the reorganization of Santa Elina on March 31, 1994 (the "Reorganization"). Prior to the Reorganization, Santa Elina was comprised of several mining and non-mining subsidiaries and therefore comparative consolidated statements of operations and deficit have not been prepared.

                   (3) The selected financial information does not include
                       information on the predecessor companies. See note 15 to Santa Elina's consolidated financial statements for the year ended December 31, 1995.

SELECTED
FINANCIAL
INFORMATION FOR
ECHO BAY(/1/):

                                       THREE MONTHS
                                      ENDED MARCH 31          YEAR ENDED DECEMBER 31
                                      ----------------  ------------------------------------
                                       1996     1995     1995    1994   1993   1992    1991
                                      -------  -------  ------  ------ ------ ------  ------
                                       (millions of U.S. dollars, except for gold price
                                                     and per share data)
             EARNINGS STATEMENT DATA
             Revenue................. $  67.8  $  84.2  $360.7  $377.6 $366.5 $312.4  $315.6
             Average gold price
              realized per ounce..... $   397  $   385  $  388  $  387 $  360 $  357  $  392
             Net earnings
              (loss)(/2/)............ $ (16.2) $ (11.7) $(50.1) $  8.0 $  3.6 $(31.7) $  6.8
             Earnings (loss) per
              common share(/2/)...... $ (0.12) $ (0.10) $(0.43) $ 0.07 $ 0.03 $(0.30) $ 0.07
             BALANCE SHEET DATA
             Total assets............ $ 848.9  $ 863.6  $871.2  $881.7 $990.5 $936.6  $875.0
             Gold, silver and
              currency financings.... $ 150.2  $ 133.4  $152.8  $132.7 $217.4 $220.1  $233.7
             OTHER DATA
             Cash dividends paid per
             common share............ $   --   $   --   $0.075  $0.075 $0.075 $0.075  $0.075

                   -------

                   (1) This information should be read in conjunction with
                       Echo Bay's consolidated financial statements and accompanying notes which are part of its Form 10-K and Form 10-Q that are attached hereto as Schedule VII and
                       Schedule IX, respectively. Contingencies are described in note 16d to Echo Bay's annual consolidated financial statements included in its Form 10-K and note 10 to its quarterly consolidated financial statements included in its Form 10-Q.
                       Echo Bay's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. Had the consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States, certain selected financial data would be disclosed as follows:

                                         THREE MONTHS
                                        ENDED MARCH 31,        YEAR ENDED DECEMBER 31,
                                        ----------------  ------------------------------------
                                         1996     1995     1995    1994   1993   1992    1991
                                        -------  -------  ------  ------ ------ ------  ------
                                         (millions of U.S. dollars, except for per share
                                                              data)
               Net earnings (loss).....  $(15.5)  $(11.7) $(46.5) $  7.3 $  8.5 $(31.7) $  6.8
               Earnings (loss) per
                common share...........  $(0.12)  $(0.10) $(0.40) $ 0.07 $ 0.08 $(0.30) $ 0.07
               Total assets............  $877.0   $867.8  $892.8  $885.9 $990.5 $936.6  $875.0

                       See also note 12 to Echo Bay's annual consolidated financial statements included in its Form 10-K and note 8 to its quarterly consolidated financial statements included in its Form 10-Q.
                   (2) At December 31, 1992, Echo Bay wrote down its
                       investment in Kettle River by $14.9 million ($0.14 per share) and wrote off $3.2 million ($0.03 per share) in two exploration properties.

SELECTED PRO
FORMA FINANCIAL     The pro forma condensed consolidated balance sheet and
INFORMATION:        statement of earnings are based upon the audited financial statements of Echo Bay and Santa Elina as of and for the year ended December 31, 1995 and the unaudited financial statements of Echo Bay and Santa Elina as of and for the three months ended March 31, 1996, adjusted to reflect Echo
                    Bay increasing its ownership from 7% to 50% of the outstanding Santa Elina Common Shares. As the transaction will result in the current shareholders of Echo Bay retaining a majority of Echo Bay Common Shares, the pro forma transaction has been accounted for as a purchase of 43% of Santa Elina by Echo Bay. Echo Bay's total interest in Santa Elina will be 50% when added to its existing 7% interest. Santa Elina has been consolidated into Echo Bay using the proportionate consolidation method, as Echo Bay and Sercor will jointly control Santa Elina. Under the proportionate consolidation method, 50% of Santa Elina's assets, liabilities, revenues and expenses will be included in the consolidated financial statements of Echo Bay. Pro forma adjustments were made based on the purchase method of accounting under Canadian GAAP. In all material respects, pro forma financial information conforms with principles generally accepted in the United States (except as described in footnote 1 to this table, note 12 to Echo
                    Bay's annual consolidated financial statements included in its Form 10-K, note 8 to Echo Bay's quarterly consolidated financial statements included in its Form 10-Q and note 5 to Santa Elina's quarterly consolidated financial statements for the period ended March 31, 1996). For additional information see the historical financial statements of Echo Bay and Santa Elina and notes thereto and the Pro Forma Condensed Consolidated Financial
                    Information included elsewhere in this Circular.

                                                   THREE MONTHS   YEAR ENDED
                                                      ENDED      DECEMBER 31,
             SELECTED PRO FORMA FINANCIAL         MARCH 31, 1996     1995
             DATA(/1/):                           -------------- ------------
                                                  (millions of U.S. dollars,
                                                          except for
                                                        per share data)
             EARNINGS STATEMENT DATA
             Revenue.............................    $  69.0       $  364.3
             Net earnings (loss).................    $ (18.9)      $  (60.6)
             Earnings (loss) per common share....    $ (0.14)      $  (0.48)
             BALANCE SHEET DATA
             Total assets........................    $ 987.2       $1,007.9
             Gold and other financings...........    $ 157.3       $  157.8
             OTHER DATA
             Cash dividends paid per common
              share..............................         --       $  0.075

                    --------

                    (1) This information should be read in conjunction with
                        Echo Bay's and Santa Elina's audited consolidated financial statements and accompanying notes. Contingencies are described in note 16d to Echo Bay's annual consolidated financial statements included in its Form 10-K, note 10 to Echo Bay's quarterly consolidated financial statements included in its Form 10-Q and note 14 to Santa Elina's consolidated financial statements.

                       The pro forma condensed consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. Had the pro forma condensed consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States, certain selected financial data would be disclosed as follows:

                                            THREE MONTHS ENDED                   YEAR ENDED
                                              MARCH 31, 1996                 DECEMBER 31, 1995
                                        ---------------------------      --------------------------
                                        (millions of U.S. dollars, except for per share data)
               Net earnings (loss).....      $                    (18.2)     $                    (57.0)
               Earnings (loss) per
                common share...........      $                    (0.13)     $                    (0.46)
               Total assets............      $                  1,014.2      $                  1,032.6

                       See also note 12 to Echo Bay's annual consolidated financial statements included in its Form 10-K and note 8 to Echo Bay's quarterly consolidated financial statements included in its Form 10-Q.

                    SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

                    Based upon the exchange rate of 6.67 Santa Elina Common Shares for one Echo Bay Common Share, the following table sets forth the comparative per common share net earnings, book value and cash dividends of Echo Bay, Echo Bay pro forma adjusted, Santa Elina and Santa Elina equivalent pro forma adjusted. The following information should be read in conjunction with the audited consolidated financial statements and notes of Echo Bay and Santa Elina included elsewhere in this Circular and the unaudited pro forma condensed consolidated financial information included elsewhere in this Circular. Contingencies are described in note 16d to Echo Bay's annual consolidated financial statements included in its Form 10-K, note 10 to Echo Bay's quarterly consolidated financial statements included in its Form 10-Q and note 14 to Santa Elina's annual consolidated financial statements. The following data are not necessarily indicative of the results that actually would have occurred if the transaction had been in effect during the period presented or which may be attained in the future.

                                           THREE MONTHS ENDED    YEAR ENDED
                                             MARCH 31, 1996   DECEMBER 31, 1995
                                           ------------------ -----------------
             HISTORICAL - ECHO BAY(/1/)
              Net earnings (loss) per
               share(/2/)................        $(0.12)           $(0.43)
              Net book value per
               share(/3/)................          4.43              4.53
              Cash dividends per
               share(/2/)................            --             0.075
             PRO FORMA - ECHO BAY(/4/)
              Net earnings (loss) per
               share(/2/)................        $(0.14)           $(0.48)
              Net book value per
               share(/3/)................          5.02              5.13
              Cash dividends per
               share(/2/)................            --             0.075
             HISTORICAL - SANTA ELINA
              Net earnings (loss) per
               share(/2/)................        $(0.03)           $(0.12)
              Net book value per
               share(/3/)................          0.15              0.18
              Cash dividends per
               share(/2/)................            --             0.000
             EQUIVALENT PRO FORMA - SANTA
              ELINA(/5/)(/6/)
              Net earnings (loss) per
               share(/2/)................        $(0.02)           $(0.07)
              Net book value per
               share(/3/)................          0.75              0.77
              Cash dividends per
               share(/2/)................            --             0.011

                    --------
                    (1) Echo Bay's consolidated financial statements are
                        prepared in accordance with Canadian generally accepted accounting principles. Had the consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States, certain per share data would be disclosed as follows:

                                           THREE MONTHS ENDED    YEAR ENDED
                                             MARCH 31, 1996   DECEMBER 31, 1995
                                           ------------------ -----------------
               Net earnings (loss) per
                share.....................       $(0.12)           $(0.40)
               Net book value per share...         4.64              4.70

                       See also note 12 to Echo Bay's annual consolidated financial statements included in its Form 10-K and note
                       8 to Echo Bay's quarterly consolidated financial statements included in its Form 10-Q

                    (2) For the three months ended March 31, 1996 and the year ended December 31, 1995

                    (3) As of March 31, 1996 and December 31, 1995
                    (4) The pro forma condensed consolidated financial
                        statements are prepared in accordance with Canadian generally accepted accounting principles. Had the pro forma consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States, certain per share data would be disclosed as follows:

                                           THREE MONTHS ENDED    YEAR ENDED
                                             MARCH 31, 1996   DECEMBER 31, 1995
                                           ------------------ -----------------
               Net earnings (loss) per
                share.....................       $(0.13)           $(0.46)
               Net book value per share...         5.22              5.31
                    (5) The pro forma condensed consolidated financial
                        statements are prepared in accordance with Canadian
                        generally accepted accounting principles. Had the pro
                        forma consolidated financial statements been prepared
                        in accordance with accounting principles generally
                        accepted in the United States, certain per share data
                        would be disclosed as follows:

                                           THREE MONTHS ENDED    YEAR ENDED
                                             MARCH 31, 1996   DECEMBER 31, 1995
                                           ------------------ -----------------
               Net earnings (loss) per
                share.....................       $(0.02)           $(0.07)
               Net book value per share...         0.78              0.80

                    (6) Represents pro forma Echo Bay on a Santa Elina
                        equivalent basis, calculated by dividing combined pro forma amounts by the exchange rate of 6.67 common shares of Santa Elina for one common share of Echo Bay.

RISK FACTORS:       There are risks associated with the transaction and
                    investments in Santa Elina, Kendall and Echo Bay that should be carefully considered by Shareholders of Santa
                    Elina. See "Risk Factors."

MANAGEMENT AND      Kendall plans to continue the operations of Santa Elina
OPERATIONS          after the Merger essentially in the same manner as they
FOLLOWING THE       have been conducted by Santa Elina. Kendall expects that
MERGER:             Santa Elina's Brazilian management will remain with Kendall following the Merger. Kendall will continue to operate the Santa Elina operations out of Brazil and Bolivia. The board of directors of Kendall will be comprised of eight directors initially with four nominees from each of Echo
                    Bay and Sercor.

STOCK EXCHANGE      The Echo Bay Common Shares are listed on, among others, The
LISTINGS:           Toronto Stock Exchange and the American Stock Exchange. It
                    is a condition to closing that Echo Bay obtain, prior to the Effective Date, approval for listing on The Toronto
                    Stock Exchange and the American Stock Exchange of the Echo
                    Bay Common Shares to be issued in connection with the Merger, including those that will be issuable in exchange for the termination of the Santa Elina stock options.

GOVERNMENTAL AND    None of Santa Elina, Echo Bay or Kendall is aware of any
REGULATORY          governmental or regulatory approval required in order to
APPROVALS:          complete the Merger, other than compliance with applicable securities laws and stock exchange rules and certain discretionary orders and approvals in Canada relating to the distribution of the Echo Bay Common Shares in respect of which applications have been submitted. This Circular also serves as a prospectus of Echo Bay filed with the United States Securities and Exchange Commission relating to the distribution of the Echo Bay Common Shares to the Shareholders of Santa Elina including, without limitation, to Sercor in connection with the formation of Kendall.

CONDITIONS TO THE   The obligations of Santa Elina and Kendall to complete the
MERGER:             Merger are subject to the satisfaction of certain
                    conditions, which are also set out in the Merger Agreement.
                    Among other conditions, the Merger must be approved by the Shareholders holding a majority of the outstanding Santa
                    Elina Common Shares represented at the Meeting and by Minority Shareholders holding two-thirds of the outstanding
                    Santa Elina Common Shares represented at the Meeting. Santa
                    Elina and Kendall anticipate that all of the conditions will be satisfied prior to completion of the Merger. Either
                    Santa Elina or Kendall may waive in whole or in part any of the conditions required of the other party. See "The
                    Merger - Conditions to the Merger Becoming Effective."

ACCOUNTING          The Merger will be accounted for as a purchase of 43% of
TREATMENT:          Santa Elina by Echo Bay, increasing its total interest from
                    7% to 50%, and Santa Elina will be consolidated into Echo
                    Bay using the proportionate consolidation method for financial accounting purposes. See "The Merger - Accounting
                    Treatment."

INTERESTS OF        Shareholders should be aware that certain officers,
CERTAIN PERSONS     directors and employees of Santa Elina have certain
IN THE MERGER:      interests in the Merger that are different from the
                    interests of Shareholders generally. Sercor will immediately prior to the Merger sell to Echo Bay 23,479,185
                    Santa Elina Common Shares, or 17% of its 67% interest in
                    Santa Elina, in exchange for Echo Bay Common Shares, in the same ratio offered to the Shareholders. Upon the completion of the Merger, Sercor and Echo Bay will hold Kendall Common
                    Shares whereas the Minority Shareholders will hold
                    Redeemable Preference Shares (which will be redeemed for Echo Bay Common Shares). As discussed below under "Santa
                    Elina Gold Corporation", Paulo C. de Brito and his family, who control Sercor, will continue to hold a direct 17% interest in the subsidiaries of Santa Elina upon completion of the Merger. Upon completion of the

                   Merger, all outstanding options or warrants to acquire Santa Elina securities will be cancelled except for certain warrants held by Sercor. Echo Bay will issue up to 50,535 Echo Bay Common Shares in exchange for cancellation of the outstanding stock options in Santa Elina. Employment arrangements will be entered into between Kendall and certain officers, directors and employees of Santa Elina upon completion of the Merger. See "The Merger - Interests of Certain Persons in the Merger."

NO SOLICITATION:
                   Sercor has agreed that during the period ending no later than July 31, 1996, it will not enter into any agreement, or take part directly or indirectly, through representatives, advisors or agents or otherwise, in any discussions or negotiations or provide any information to any third party relating to any acquisition or disposition of any assets of Santa Elina, its subsidiaries or Sercor (except for transactions in the ordinary course of business), or the issue or transfer of any securities of Santa Elina, its subsidiaries or Sercor, or any proposal to offer to purchase outstanding shares, amalgamate, merge or effect a merger or other business combination of Santa Elina, its subsidiaries or Sercor with one or more corporations or entities.

TERMINATION:
                   The Merger Agreement may be terminated at any time prior to the Effective Date if, notwithstanding the best efforts of Santa Elina, the Shareholders do not approve the Merger in accordance with the requirements of applicable laws, policies and regulations, or if, notwithstanding the best efforts of Santa Elina and Kendall, the Merger has not become effective on or before July 31, 1996. If the Merger Agreement is terminated prior to the Effective Date by Kendall or by Santa Elina, then Santa Elina or Kendall, as the case may be, shall pay $2,000,000 or $500,000, respectively, to the other in respect of its third party costs.

ALTERNATIVE        Sercor has agreed to sell that number of its Santa Elina
TRANSACTION:       Common Shares to Echo Bay, on the same terms as the share
                   exchange ratio applicable to the Merger, to cause Echo Bay to hold a 50% interest in Santa Elina if the Merger is not successful. Certain other transactions would also follow in order to capitalize Santa Elina. See "The Merger -
                    Background to and Purpose of the Merger".

COMPARATIVE        The rights of the Shareholders are currently governed by
RIGHTS OF SANTA    the laws of the British Virgin Islands and the constating
ELINA AND ECHO     documents of Santa Elina. Upon completion of the Merger,
BAY                the Shareholders will become shareholders of Echo Bay, and
SHAREHOLDERS:      their rights as shareholders of Echo Bay will be governed
                   by the federal laws of Canada and the constating documents of Echo Bay. There are various differences between the rights of the Shareholders of Santa Elina and the shareholders of Echo Bay. See "The Merger - Comparative
                   Rights of Santa Elina and Echo Bay Shareholders".

                               GLOSSARY OF TERMS

   The following is a glossary of certain defined terms used frequently throughout this Circular. The following words and phrases shall have the meanings set forth below, unless the context otherwise requires. The definitions used in the WGM Report and in this Circular which relate to Santa Elina's mineral resources and reserves are as outlined in the Australasian Code for Reporting of Identified Mineral Resources and Ore Reserves adopted by the Australian Stock Exchange for companies listed thereon.

   The definitions of proven ore reserves and probable ore reserves in the Australasian Code are very similar to the definitions of proven ore and probable ore outlined in National Policy No. 2-A of the Canadian Securities Administrators and those of proven and probable reserves outlined in Guide 7 of the United States Securities and Exchange Commission. Echo Bay uses the Canadian definitions and is subject to the United States system. All of these definitions of "ore" or "reserve" require that, among other things, the mineralized material be economically recoverable in order to be within the defined term. "Mineralization" in National Policy No. 2-A is identified as "resources" in the Australasian Code, and neither is required to be economically recoverable. Under Guide 7, mineralization not meeting the definition of reserves is referred to as "mineralized material" or "Other Mineralization." WGM has used, and Santa Elina has adopted, the Australasian Code definitions in the WGM Report as it believes that the Code provides a more useful classification of material that does not meet the economic criteria implicit in the definition of ore reserves. These definitions are used herein solely in order to maintain the consistency of the disclosure regarding Santa Elina's Properties to its Shareholders in connection with their consideration of the Merger. The regulations of the United States Securities and Exchange Commission do not permit disclosure of estimates not meeting the definition of "reserves" except when required by foreign regulatory requirements or when such information was provided to the registrant in connection with an acquisition, merger or consolidation. Please note that if the Merger is consummated, Echo Bay will in the future describe its interests in these properties in accordance with National Policy No. 2-A and Guide 7. A description of the Australasian Code is set forth below at "Australasian Resource and Reserve Classification System."

   "ACT" means the International Business Companies Act (British Virgin
Islands);

   "ARAUCO" means Arauco Resources Corporation, a corporation incorporated under the laws of British Columbia;

   "ARTICLES OF MERGER" means the articles to be issued to give effect to the Merger;

   "AU" means gold;

   "BUSINESS DAY" means, with respect to any action to be taken, any day, other than a Saturday, Sunday or statutory holiday in the place where such action is to be taken;

   "CDN$" means Canadian dollars;

   "CIRCULAR" means this management information circular, proxy statement and prospectus dated June 21, 1996;

   "COMPANIA MINERA" means Compania Minera San Vicente Ltda., a corporation incorporated under the laws of Bolivia;

   "CU" means copper;

   "DEPOSIT" means a mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. Such a deposit does not qualify as a commercially mineable ore body or as containing ore reserves, until final legal, technical, and economic factors have been resolved;

   "DEPOSITARY" means Montreal Trust Company of Canada;

   "DISSENTING SHAREHOLDER" means a Shareholder who exercises his dissent rights under the Act;

   "DNPM" or "Departamento Nacional da Producao Mineral" means the government agency existing under the Ministry of Mines and Energy of Brazil responsible for controlling and applying the Brazilian Mining Code;

   "$" means United States dollars;

   "ECHO BAY" means Echo Bay Mines Ltd., a corporation existing under the laws of Canada;

   "ECHO BAY COMMON SHARES" means the common shares in the capital of Echo
Bay;

   "EFFECTIVE DATE" means the date shown on the certificate of merger issued by the Registrar under the Act;

   "G AU/T" means grams of gold per metric tonne;

   "GRAMS PER CUBIC METER" means alluvial mineralization measured by grams of gold contained per cubic meter of material, a measure of weight of gold per volume of material;

   "HECTARE" or "HA" means measurement of an area of land equivalent to 10,000 square metres or 2.47 acres;

   "INDEPENDENT COMMITTEE" means the committee of independent directors of Santa Elina appointed to review and consider the terms of the proposed Merger;

   "INDICATED MINERAL RESOURCE" means a mineral resource sampled by drillholes, underground openings or other sampling procedures at locations too widely spaced to ensure continuity but close enough to give a reasonable indication of continuity and where geoscientific data are known with a reasonable level of reliability. An indicated mineral resource estimate will be based on more data, and therefore will be more reliable, than an inferred mineral resource estimate;

   "INFERRED MINERAL RESOURCE" means a mineral resource inferred from geoscientific evidence, drillholes, underground openings or other sampling procedures where the lack of data is such that continuity cannot be predicted with confidence and where geoscientific data may not be known with a reasonable level of confidence;

   "KENDALL" means Kendall Gold Corporation, a corporation existing under the laws of the British Virgin Islands, whether prior to the Merger or after completion of the Merger, as the context may require;

   "KENDALL COMMON SHARES" means the common shares in the capital of Kendall;

   "KENDALL COMMON SHAREHOLDERS" means Echo Bay and Sercor;

   "KENDALL SHARES" means the Kendall Common Shares and the Redeemable Preference Shares;

   "LATERITE" means highly weathered residual superficial soils and decomposed rocks, rich in iron and aluminum oxides that are characteristically developed in tropical climates;

   "MEASURED MINERAL RESOURCE" means a mineral resource intersected and tested by drillholes, underground openings or other sampling procedures at locations which are spaced closely enough to confirm continuity and where geoscientific data are reliably known. A measured mineral resource estimate will be based on a substantial amount of reliable data, interpretation and evaluation of which allows a clear determination to be made of shapes, sizes, densities and grades;

   "MEETING" means the special meeting of Santa Elina Shareholders and includes references to any adjournment or adjournments thereof;

   "MERGER" means the proposed merger of Santa Elina and Kendall;

   "MERGER AGREEMENT" means the agreement made effective as of April 9, 1996 between Santa Elina and Kendall providing for the Merger as set out in
Schedule I, as amended by agreements extending the dates provided for therein to July 22 and July 31, 1996 in respect of the Shareholders' Meeting date and the termination date, respectively;

   "MERGING CORPORATIONS" means Santa Elina and Kendall;

   "MINERACAO MARACA" means Mineracao Maraca Industria e Comercio S.A. (formerly Mineracao Maraca Industria e Comercio Ltda.), a corporation existing under the laws of Brazil;

   "MINERACAO SANTA ELINA" means Mineracao Santa Elina Industria e Comercio S.A. (formerly Mineracao Santa Elina Industria e Comercio Ltda.), a corporation existing under the laws of Brazil;

   "MINERALIZATION" means a natural aggregate of one or more metallic minerals. Under the regulations of the United States Securities and Exchange Commission, mineralization is the term used to describe all estimates of material not meeting the definition of reserves;

   "MINORITY SHAREHOLDERS" means all Santa Elina Shareholders other than (i) Echo Bay; (ii) Sercor; (iii) any person or company which alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially the control of Echo Bay or Sercor; (iv) any person or company in respect of which a person or company referred to in item (iii) above, alone or in combination with others, holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (v) any person or company in respect of which Echo Bay or Sercor alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (vi) any person or company who beneficially owns, directly or indirectly, voting securities of Echo Bay or Sercor or who exercises control or direction over voting securities of Echo Bay or Sercor or a combination of both carrying more than 10% of the voting rights carried by any class of voting securities of Echo Bay or Sercor for the time being outstanding; (vii) any director or senior officer of Echo Bay or Sercor or any other companies referred to in items (iii) and (vi) above (other than a director or senior officer of Santa Elina who is independent from Echo Bay and Sercor for purposes of qualifying to serve as a member of the Independent Committee);
(viii) any person or company acting jointly or in concert with any of the foregoing in connection with the subject matter of the vote, or (ix) any affiliate (as such term is defined in the Securities Act (Quebec) or the Securities Act (Ontario)) of any of the foregoing;

   "ORE" means a natural aggregate of one or more minerals which, at a specified time and place, may be mined and sold at a profit or from which some part may be profitably separated;

   "OSC" means the Ontario Securities Commission;

   "OUNCES" means troy ounces;

   "PROBABLE ORE RESERVE" means an ore reserve stated in terms of mineable tonnes/volumes and grades where the corresponding identified mineral resource has been defined by drilling, sampling or excavation (including extensions beyond actual openings and drillholes), and where the geological factors that control the ore body are known with sufficient confidence that the mineral resource is categorized as "Indicated";

   "PROPERTIES" means the gold properties held directly or indirectly by Mineracao Santa Elina in Brazil and Compania Minera in Bolivia, the copper and gold property held indirectly by Mineracao Maraca in Brazil and the properties held by Arauco in Chile;

   "PROVED ORE RESERVE" means an ore reserve stated in terms of mineable tonnes/volumes and grades in which the corresponding identified mineral resource has been defined in three dimensions by excavation or drilling (including minor extensions beyond actual openings and drillholes), and where the geological factors that limit the ore body are known with sufficient confidence that the mineral resource is categorized as "Measured";

   "QSC" means the Quebec Securities Commission;

   "RBC DS" means RBC Dominion Securities Inc., the financial advisor to the Independent Committee;

   "REDEEMABLE PREFERENCE SHARES" means the non-voting redeemable preferred shares to be issued by Kendall;

   "RESERVES" means ore;

   "SANTA ELINA" means Santa Elina Gold Corporation, a company incorporated under the laws of the British Virgin Islands;

   "SANTA ELINA COMMON SHARES" means the common shares in the capital of Santa Elina;

   "SANTA ELINA MERGER RESOLUTION" means the resolution, the full text of which is attached as Schedule II to the Circular, to be considered and if deemed advisable, passed with or without variation, by the Santa Elina Shareholders at the Meeting;

   "SANTA ELINA STOCK OPTION PLAN" means the incentive share option plan adopted by Santa Elina in September 1994;

   "SERCOR" means Sercor Ltd., a corporation existing under the laws of the Cayman Islands;

   "SHAREHOLDERS" means the registered holders of Santa Elina Common Shares;

   "TAX ACT" means the Income Tax Act (Canada);

   "U.S. SHAREHOLDERS" means those Shareholders of Santa Elina who, for purposes of income taxation under the Internal Revenue Code of 1986, as amended, are citizens or residents of the United States, deal at arm's length with Santa Elina, and hold their shares as a capital asset;

   "TON" means a short ton (2,000 pounds);

   "TONNE" means a metric tonne (2,204.6 pounds);

   "WGM" means Watts, Griffis and McOuat Limited, an independent geological consulting firm; and

   "WGM REPORT" means the report dated December 19, 1995 prepared by WGM on the Properties.

   Unless otherwise noted, all dollar amounts quoted herein are in United States dollars.

            AUSTRALASIAN RESOURCE AND RESERVE CLASSIFICATION SYSTEM

   National Policy No. 2-A, the policy adopted by Canadian securities regulators in connection with reporting of mineral resources, restricts its definitions to Ore Reserves, which it subdivides into Proven (Measured), Probable (Indicated) and Possible (Inferred). Guide 7, "Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations," adopted by the United States Securities and Exchange Commission, restricts its definitions to Proven (Measured) and Probable (Indicated) Reserves, and generally does not permit disclosure of estimates other than Proven (Measured) or Probable (Indicated) Reserves. The Proven (Measured) category would correspond to Proven Ore Reserves pursuant to the Australasian Code, the Probable (Indicated) category would correspond to the Probable Ore Reserves pursuant to the Australasian Code and the Possible (Inferred) category of National Policy No. 2-A does not correspond to any category used in the Australasian Code or in Guide 7. All of these definitions of "ore" or "reserves" require that the mineralized material be economically recoverable. "Resources" under the Australasian Code would be classified as "Mineralization" under the definitions of National Policy No. 2-A, and are used to describe mineralized material that cannot at that time be said to be economically recoverable. Under Guide 7, mineralization not meeting the definition of reserves is referred to as "mineralized material" or "Other Mineralization." The resource definitions used herein are used solely in order to maintain the consistency of the disclosure regarding Santa Elina's Properties to its Shareholders in connection with their consideration of the Merger. Assuming the Merger is consummated, Echo Bay will in the future describe its interests in these properties in accordance with National Policy No. 2-A and Guide 7.

   The following demonstrates pictorially the relationships between the various categories of mineral resource reporting used in the Australasian
Code:




                             [GRAPH APPEARS HERE]

   The information contained herein for Santa Elina is reported according to the Australasian Code.

                            METRIC CONVERSION TABLE

                                                                             MULTIPLY
   TO CONVERT                           TO METRIC MEASUREMENT UNIT           BY
   ----------                           --------------------------           --------
   Acre................................ Hectares............................  0.404686
   Miles............................... Kilometres..........................  1.609344
   Ounces (troy)....................... Kilograms........................... 0.0311035
   Ounces (troy)....................... Grams...............................   31.1035
   Pounds.............................. Kilograms...........................  0.453592
   Tons................................ Tonnes..............................  0.907185
   Troy ounces/ton..................... Grams/tonne.........................   34.2857
   Yards............................... Metres..............................    0.9144

                        MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES

   THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF SANTA ELINA FOR USE AT THE MEETING TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ATTACHED NOTICE OF MEETING. It is expected that the solicitation will be by courier primarily, but proxies may also be solicited personally by regular employees of Santa Elina. Santa Elina is considering hiring a dealer to act as a soliciting dealer in respect of the solicitation of proxies. The amount payable would be included in the estimate of Santa Elina's expenses described herein.

   Santa Elina may also pay brokers or other persons holding Santa Elina Common Shares, or in their own names or in the names of nominees, for their reasonable expenses of sending proxies and proxy material to beneficial owners and obtaining their proxies.

   No person is authorized to give any information or to make any representations other than those contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized.

APPOINTMENT AND REVOCATION OF PROXIES

   Shareholders have received with this Circular a form of proxy for the Meeting. The persons named in the enclosed instrument appointing proxy are directors, officers or nominees of Santa Elina.

   A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM AND ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY. Such right may be exercised by striking out the names of the persons designated in the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the Secretary of Santa Elina, c/o Montreal Trust Company of Canada, 151 Front Street West, 8th Floor, Toronto, Ontario, for receipt on or before 4:30 p.m. on the last business day preceding the day of the Meeting or any adjournment thereof at which the proxy is to be used, or delivering it to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof prior to the time of voting. A proxy should be executed by the Shareholder or his attorney duly authorized in writing or, if the Shareholder is a corporation, by an officer thereof or an attorney thereof duly authorized.

   The board of directors of Santa Elina has fixed April 23, 1996, as the record date, being the date for the determination of the registered holders of securities entitled to receive notice of the Meeting.

   A Shareholder forwarding the enclosed proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the Shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business then the space opposite the item is to be left blank. The shares represented by the proxy submitted by a Shareholder will be voted in accordance with the directions, if any, given in the proxy.

   A Shareholder who has given a proxy may revoke it at any time insofar as it has not been exercised. This includes any proxy given in response to the Management Information Circular dated April 24, 1996. A proxy may be revoked, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy, by instrument in writing (including a later dated proxy) executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a body corporate by an officer or attorney thereof duly authorized and deposited either with Santa Elina, as the case may be, at any time up to and including the last business day preceding the day of the Meeting at which the proxy is to be used or with the Chairman of such Meeting on the date of the Meeting and upon either of such deposits the proxy is revoked. A proxy may also be revoked in any other manner permitted by applicable law.

   Any proxy given in response to the Management Information Circular dated April 24, 1996, unless revoked as set forth above, will be voted in the manner described below.

VOTING OF PROXIES

   The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the Shareholders appointing them. IN THE ABSENCE OF SUCH DIRECTION, SUCH SHARES

WILL BE VOTED FOR THE PASSING OF THE SANTA ELINA MERGER RESOLUTION. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of the printing of this Circular, management of Santa Elina knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. HOWEVER, IF ANY OTHER MATTERS WHICH ARE NOT KNOWN TO MANAGEMENT OF SANTA ELINA SHOULD PROPERLY COME BEFORE THE MEETING THE PROXY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES.

VOTING SECURITIES

   As at the date hereof 135,130,521 Santa Elina Common Shares are issued and outstanding. Each Santa Elina Common Share entitles the holder thereof to one vote on all matters to be acted upon at a meeting of Shareholders.

   All holders of record of Santa Elina Common Shares as of the time of the Meeting are entitled either to attend and vote in person the shares held by them or, provided a completed and executed proxy shall have been delivered to Santa Elina within the time specified in the attached Notice of Meeting, to attend and vote thereat by proxy the shares held by them.

   The Merger is a "related party transaction" within the meaning of OSC Policy 9.1 and QSC Policy Q-27. As the consideration for the Merger is shares, the Santa Elina Merger Resolution must also be confirmed by the holders of not less than two-thirds of the votes cast by Minority Shareholders at the Meeting. The Santa Elina Common Shares held by each of Kendall, Echo Bay and Sercor will not be counted for this purpose.

   Reference is made to the heading "Voting Securities and Principal Holders Thereof" for disclosure pertaining to principal Shareholders.

                                  THE MERGER

MEETING OF SHAREHOLDERS

   The Meeting has been called to consider and, if thought advisable, to pass, with or without variation, the Santa Elina Merger Resolution approving and adopting the Merger Agreement. Subject to the approval of the Meeting, as a result of the Merger, Santa Elina and Kendall will merge and continue as one corporation. After the redemption of the Redeemable Preference Shares, Kendall will be equally owned by Echo Bay and Sercor.

VOTES REQUIRED FOR THE MERGER

   In order for the Merger to be effective, the Merger must be approved by a resolution of the Shareholders passed by the affirmative votes of at least a majority of the Santa Elina Common Shares, represented in person or by proxy at the Meeting. As Sercor and Echo Bay have agreed to vote in favour of the Merger, this approval is assured. The Merger is a "related party transaction" within the meaning of OSC Policy 9.1 and QSC Policy Q-27. As the consideration for the Merger is shares, the Santa Elina Merger Resolution must also be confirmed by not less than two-thirds of the votes cast by Minority Shareholders at the Meeting. For this purpose, the Santa Elina Common Shares held by each of Kendall, Echo Bay and Sercor will not be counted. See "Voting Securities and Principal Holders Thereof".

   UNLESS OTHERWISE INDICATED, PROXIES IN THE ENCLOSED FORM WILL BE VOTED FOR THE APPROVAL OF THE SANTA ELINA MERGER RESOLUTION ON ANY BALLOT REQUESTED OR REQUIRED BY LAW.

TERMS OF THE MERGER

   The Merger is to be carried out pursuant to the Act and, subject to obtaining the requisite shareholder and regulatory approval and the filing of Articles of Merger, will become effective on the Effective Date.

   Prior to the completion of the Merger, Sercor, the controlling shareholder of Santa Elina, shall have sold to Echo Bay 23,479,185 Santa Elina Common Shares, constituting 17% of the outstanding shares of Santa Elina, and as consideration for such sale, Echo Bay shall have issued to Sercor 3,520,118 Echo Bay Common Shares pursuant to this Circular. The share exchange ratio is the same as that made available to the Minority Shareholders in the Merger.

   In order to facilitate Echo Bay's acquisition of a 50% ownership interest in Santa Elina, Echo Bay and Sercor established Kendall and, immediately prior to the Merger becoming effective, each of Echo Bay and Sercor will transfer all of their respective Santa Elina Common Shares to Kendall in consideration for Kendall Common Shares.

   The Effective Date of the Merger is anticipated to be on or before July 16, 1996. On the Effective Date, Santa Elina and Kendall will merge and continue as one corporation under the name Kendall Gold Corporation. On the Effective
Date:

  (a) each 6.67 Santa Elina Common Shares (other than those held by Kendall) will be converted into one Redeemable Preference Share of Kendall, which will immediately be redeemed without shareholder action on a one-for-one basis for Echo Bay Common Shares;

  (b) each Kendall Common Shareholder will receive one Redeemable Preference Share of Kendall for each 2.167 Kendall Common Shares held (although the Kendall Common Shareholders have agreed to waive any right they may have to receive Redeemable Preference Shares);

  (c) the Santa Elina Common Shares held by Kendall will be cancelled; and

  (d) the Kendall Common Shares shall otherwise be unaffected by the Merger and shall remain outstanding in the hands of the Kendall Common Shareholders.

   Upon the Merger becoming effective and after the redemption of the Redeemable Preference Shares, Kendall will be equally owned by Echo Bay and Sercor.

   IN THE EVENT THAT A SHAREHOLDER, OTHER THAN A DISSENTING SHAREHOLDER, FAILS TO DELIVER AND SURRENDER TO THE DEPOSITARY AT THE LOCATION SET FORTH IN THE TRANSMITTAL FORM ENCLOSED WITH THIS CIRCULAR SHARE CERTIFICATES REPRESENTING SUCH SHAREHOLDER'S SANTA ELINA COMMON SHARES BEFORE THE CLOSE OF BUSINESS ON JULY 16, 1996 (OR SUCH LATER DATE UPON WHICH THE MERGER OCCURS), SUCH SHAREHOLDER WILL BE DEEMED TO HAVE RECEIVED ONE REDEEMABLE PREFERENCE SHARE FOR EACH 6.67 SANTA ELINA COMMON SHARES HELD.

   The share provisions attaching to each of the Redeemable Preference Shares require Kendall to redeem all of such shares held by persons other than persons who are also Kendall Common Shareholders (being Echo Bay and Sercor) on a one-for-one basis for Echo Bay Common Shares immediately upon the Effective Date. This redemption will take place without any shareholder action. As such, Santa Elina Shareholders will not receive share certificates representing the Kendall Redeemable Preference Shares, no market will develop for such shares, and the Santa Elina Shareholders will not have any direct investment in Kendall other than during the transitory period during which the Redeemable Preference Shares are deemed to be outstanding.

   The share ownership structures applicable to Santa Elina and Kendall currently, immediately prior to the Merger and immediately following the Merger are as follows:

                            CURRENT STRUCTURE

                             [GRAPH APPEARS HERE]

                       IMMEDIATELY PRIOR TO MERGER

                             [GRAPH APPEARS HERE]

                       IMMEDIATELY FOLLOWING MERGER

                             [GRAPH APPEARS HERE]

   The acquisition transaction has been structured in this fashion in order to: (i) avoid the complexities and uncertainty which would be associated with Echo Bay making a partial bid for 50% of the Santa Elina Common Shares with Sercor being required to tender only a portion of its shares to such a bid;
(ii) facilitate and organize the ongoing business relationship between Echo Bay and Sercor upon completion of the acquisition, including in the event the acquisition does not proceed by way of the Merger; (iii) comply with applicable laws of the British Virgin Islands, and in particular to ensure the procedural fairness of the acquisition transaction to all Santa Elina Shareholders, and (iv) facilitate tax planning for the parties involved in the transaction.

REASONS FOR THE MERGER

   Management of Santa Elina considers the Merger to be advantageous to Shareholders for a number of reasons. Echo Bay and Santa Elina have been in discussions for some time regarding the possibility of a merger, and Echo Bay has previously discussed with Santa Elina the possibility of increasing its stake in Santa Elina to a 50% ownership interest. Santa Elina agreed to such a proposal on the condition that the Shareholders would participate on the same basis as Sercor in the transaction. The Merger will result in the Shareholders continuing to participate in Santa Elina through their ownership of Echo Bay Common Shares, and will also result in Kendall being sufficiently capitalized to continue with Santa Elina's exploration and development programs as a result of the aggregate cash $25,000,000 investment being made by Echo Bay and Sercor through subscriptions for Kendall Common Shares in connection with the transaction. The Merger is advantageous in that the Shareholders, through Echo Bay, will have the Santa Elina assets managed by a larger mining company with greater resources and with expertise in the development and operation of mineral properties. Santa Elina investigated obtaining new capital but such an approach would have been prohibitively dilutive to the Shareholders at the prevailing Santa Elina Common Share price at the time in question. Moreover, the Shareholders will also benefit from the additional assets held by Echo Bay, and are expected to be less subject to the risks associated with a junior mining company holding a properties portfolio primarily in one country, as is currently the case.

  Beginning in 1994, Echo Bay determined that it would be advisable to pursue a growth strategy which focused on exploration and development internationally. The transaction exemplifies Echo Bay's strategic plan of significantly increasing gold reserves and gold production through strategic alliances with exploration companies such as Santa Elina holding land positions on some of the world's major gold belts. It is anticipated that the combined skills and resources of Echo Bay and Santa Elina will enable a number of Santa Elina's gold properties to realize their full potential sooner than would have been possible without the combination. Echo Bay anticipates a sufficiently large increase in other gold mineralization from Santa Elina's properties by year end 1996 to offset any dilution in other gold mineralization per share caused by the issuance of Echo Bay Common Shares in the transaction. In the longer term, the transaction allows the shareholders of both Echo Bay and Santa Elina to benefit from any increases in reserves of the Santa Elina properties through the ownership of Echo Bay Common Shares. Based on the foregoing, Echo Bay's board of directors believes that the Merger is in the best interests of Echo Bay and its shareholders.

BACKGROUND TO AND PURPOSE OF THE MERGER

   Santa Elina and Echo Bay have been in discussions for some time with respect to the possibility of a merger of the two companies and Echo Bay's interest in increasing its stake in Santa Elina to a 50% ownership interest.
In early 1996, Echo Bay expressed to Santa Elina its desire to increase its position by acquiring outstanding shares in Santa Elina. Echo Bay, being interested in acquiring 50% of Santa Elina, commenced negotiations with Santa Elina and Sercor in connection with the value of Santa Elina, the proposed share exchange ratio and the manner of effecting such a transaction. On April 9, 1996, Santa Elina and Echo Bay announced that they had entered into an agreement with Sercor and Paulo C. de Brito ("de Brito"), the controlling shareholder of Sercor, pursuant to which Echo Bay would increase its direct and indirect ownership interest in Santa Elina from 7% to 50% through a series of transactions, including the Merger. A definitive Merger Agreement contemplating the Merger as described herein has been entered into between Santa Elina and Kendall. Echo Bay, Sercor, de Brito and Kendall have entered into a share subscription and purchase agreement (the "Share Subscription and Purchase Agreement") pursuant to which Echo Bay will acquire 23,479,185 Santa Elina Common Shares from Sercor in exchange for 3,520,118 Echo Bay Common Shares and Echo Bay and Sercor will capitalize Kendall with their Santa Elina Common Shares and in the aggregate cash amount of $25,000,000 to facilitate the Merger. Each of Echo Bay and Sercor have advanced to Santa Elina
$2,500,000 of this amount, which is intended to be converted to a capital contribution to Kendall following the Merger. The Share Subscription and Purchase Agreement also contemplates the entering into of a unanimous shareholder agreement among Echo Bay, Sercor, Kendall, de Brito and his spouse to govern the affairs of Kendall following the Merger. It also provides that if for any reason it is not possible to effect the Merger, whether due to the failure of the Minority Shareholders to approve the Merger or otherwise, certain alternate transactions will be implemented to allow Echo Bay and Sercor to provide financing for the ongoing capital requirements of Santa
Elina and which will result in Echo Bay indirectly owning a 50% interest in Santa Elina. These alternate transactions could include Echo Bay and Sercor causing Kendall to make a securities exchange take-over bid for all of the issued and outstanding Santa Elina Common Shares not owned at that time by Kendall for consideration equivalent to that proposed under the Merger. If, pursuant to the bid, Kendall does not acquire sufficient Santa Elina Common Shares to result in Kendall holding at least 90% of all issued and outstanding Santa Elina Common Shares and in order to ensure that Santa Elina has sufficient working capital to fund its business, Echo Bay, Sercor and Kendall shall use their best efforts to cause Santa Elina to make a rights offering to all shareholders of Santa Elina for rights to subscribe for $25,000,000 aggregate dollar amount of additional Santa Elina Common Shares. In connection with such rights offering, Kendall would provide a standby commitment pursuant to which Kendall would purchase all Santa Elina Common Shares not otherwise purchased pursuant to the rights offering. If, upon completion of any one of the alternate transactions described above, Kendall holds at least 90% but less than 100% of all of the issued and outstanding Santa Elina Common Shares, Kendall shall propose to compulsorily acquire the remaining Santa Elina Common Shares not then owned by Kendall pursuant to the provisions of the Act. The following details the background resulting in the proposals contemplated in the Merger Agreement and the Share Subscription and Purchase Agreement.

   Representatives of Santa Elina first contacted Echo Bay in December 1993 to discuss a potential joint venture with Echo Bay involving Santa Elina's mining properties and the possibility of Echo Bay becoming a minority shareholder in Santa Elina. During February 1994, representatives of Santa Elina and Echo Bay met several times to discuss and review Santa Elina's business and prospects, and Echo Bay conducted a due diligence examination of Santa Elina. In May 1994, representatives of Santa Elina and Echo Bay met again to discuss the terms of the proposed joint venture and Echo Bay's purchase of Santa Elina Common Shares. In July 1994, Sercor completed the sale (following certain adjustments) of 5,000,000 Santa Elina Common Shares, representing approximately 5% of the then outstanding shares, to Echo Bay at a price of $2.00 per share.

   After Santa Elina completed its initial public offering in December 1994, Echo Bay continued its due diligence review of the proposed joint venture, which review included a visit by Echo Bay to Santa Elina's Brazilian properties and an investigation of Santa Elina's business and its prospects by Echo Bay and its advisors.

   On August 30, 1995, representatives of Santa Elina met with Echo Bay's representatives at Echo Bay's offices in Denver, Colorado to discuss the results of Echo Bay's due diligence and the terms of the Chapada property joint venture. At that meeting, Santa Elina's management inquired about the possibility of an additional investment by Echo Bay in Santa Elina Common Shares. Echo Bay indicated that it would be interested in making such an investment within certain parameters. Negotiations with respect to the Chapada property joint venture and Echo Bay's purchase of additional Santa Elina Common Shares then ensued. At the conclusion of the August 30 meeting Santa Elina and Echo Bay agreed, subject to the approval of their respective boards of directors, on the terms of the Chapada property joint venture and Echo Bay's additional investment in Santa Elina Common Shares. Following the approval of the two transactions by their respective boards of directors in September of 1995, Santa Elina sold 4,000,000 Santa Elina Common Shares, representing approximately 3% of the then outstanding shares, to Echo Bay at a price of $2.50 per share on September 22, 1995 for which Echo Bay also received an option to acquire a 50% interest in the Chapada property (the amount of $1.25 per share of the purchase price has been accounted for by Santa Elina to acquire the option). See "Santa Elina Gold Corporation - Joint Venture Arrangements."

   In November 1995, Echo Bay and Santa Elina personnel engaged in further discussions with respect to a definitive joint venture agreement for the Chapada property. In December 1995, Echo Bay technical services personnel visited the Chapada and Fazenda Nova properties to conduct further due diligence with respect to Santa Elina's development plans for those properties, and on December 7 and 8, 1995 Echo Bay and Santa Elina personnel met in Sao Paulo for a Chapada joint venture meeting and an update on Santa Elina's other properties.

   On January 16, 1996, Echo Bay's management met in New York with Santa Elina's management to discuss Santa Elina's long-term objectives and the funding requirements of its mining projects other than the Chapada mine. The discussions were for information purposes only and no specific decisions were made.

   On January 27, 1996, Paulo C. de Brito, the controlling shareholder of Sercor, met with Richard C. Kraus, the President and Chief Executive Officer of Echo Bay, at Echo Bay's offices in Denver. At that meeting, the participants discussed various financing alternatives for Santa Elina, including the possibility of Echo Bay's purchase of a portion of Sercor's Santa Elina Common Shares and an offer to purchase the Santa Elina Common Shares held by the other Shareholders on similar terms.

   On January 29, 1996, Echo Bay began its due diligence review of Santa Elina. Also on January 29, 1996, Echo Bay sent a written proposal to Sercor, which proposal contemplated the purchase by Echo Bay of 50% of Sercor's interest in Santa Elina and an option to purchase Sercor's remaining interests in Santa Elina. Representatives of Sercor and Echo Bay then met on February 1, 1996 to discuss Echo Bay's proposal as well as alternative acquisition structures, each with the objective of creating a privately held, jointly controlled, Santa Elina. At the February 1 meeting, the parties also discussed post-acquisition corporate governance and management of Santa Elina.

   On February 2, 1996, John L. Azlant, Echo Bay's Senior Vice President, Business Development sent a letter to Sercor outlining Echo Bay's understanding of the proposed transaction. This letter was followed by several telephone conversations between Mr. de Brito and Mr. Kraus to discuss various aspects of the acquisition, and by a letter dated February 5, 1996 from Mr. Kraus to Mr. de Brito. Among the issues discussed was the offering price to Santa Elina's public shareholders, post-acquisition management and an option to purchase Sercor's remaining interests in Santa Elina.

   At a regularly scheduled meeting held on February 14, 1996, Echo Bay's board of directors was informed of Echo Bay's discussions with Sercor about a possible acquisition of a portion of Sercor's interest in Santa Elina and the proposed offer to purchase the Santa Elina Common Shares held by the public. At the February 14 meeting, Echo Bay's management described Santa Elina's assets and a range of possible values for those assets, as well as the timing and stages of a possible acquisition. Echo Bay's board of directors authorized Echo Bay's management to proceed with negotiations with Sercor and Santa Elina.

   On February 15, 1996, representatives of Santa Elina, Sercor and Echo Bay, together with their respective financial and legal advisors, met in Toronto to discuss the possible acquisition by Echo Bay of a portion of Sercor's interest in Santa Elina and an offer to purchase the Santa Elina Common Shares held by the public. Also, on February 16, 1996, there was another Chapada joint venture meeting, which was conducted by telephone. On February 22, 1996, Mr. Azlant advised Mr. de Brito on the status of Echo Bay's review of the proposed transactions.

   On February 16, 1996, Echo Bay engaged the investment banking firm of Nesbitt Burns Inc. to assist Echo Bay in evaluating Santa Elina and in structuring an acquisition proposal. Nesbitt Burns' engagement did not contemplate the preparation of a fairness or other valuation opinion. On March 7, 1996, Echo Bay completed its due diligence review of Santa Elina and reported the results of its review to Nesbitt Burns. Between March 12 and March 15, 1996, representatives of Sercor and Echo Bay engaged in several discussions about various aspects of the proposed acquisition, including pricing, corporate governance and post-acquisition management. On March 25, 1996, Echo Bay's management advised the Echo Bay board of directors about the status and proposed terms of the Santa Elina transactions.

   On March 1, 1996, Santa Elina's board of directors met to discuss the Echo Bay proposals in general, and determined that it would be prudent to form a special committee to consider the proposals as there would likely be some related party aspect with the involvement of Sercor. The Independent Committee so formed first met on March 4, 1996 and then met again on March 19, 1996 to interview a number of investment dealers.

   On March 25 and 26, 1996, representatives of Sercor and Echo Bay met in the offices of Cassels Brock & Blackwell to negotiate the terms of the acquisition of a portion of Sercor's interest in Santa Elina and the terms of an offer to purchase the Santa Elina Common Shares held by the public. These negotiations continued on April 4 and April 5, 1996 in Denver, Colorado.

   On April 9, 1996, Echo Bay's board of directors met to consider the proposed Share Subscription and Purchase Agreement, the Merger Agreement and the transactions contemplated thereby. Echo Bay's management presented the terms of the Share Subscriptions and Purchase Agreement and the Merger Agreement and the financial aspects of the acquisition transactions. After extensive consideration of the acquisition of a portion of Sercor's interest in Santa Elina and the Merger, Echo Bay's board of directors unanimously approved the execution and delivery of the Share Subscription and Purchase Agreement and the Merger Agreement and the consummation of the transactions contemplated thereby.

   On April 9, 1996, the Independent Committee and the board of directors of Santa Elina also met to consider the Merger Agreement and the Merger contemplated therein. The Independent Committee met with RBC DS and, based on the latter's advice, recommended the Merger to the board of Santa Elina. The board considered the recommendation of the Independent Committee and authorized Santa Elina to enter into the Merger.

  After Santa Elina's board of directors approved the transactions at the April 9, 1996 meeting, a joint press release was issued by Santa Elina and Echo Bay announcing Echo Bay's agreement to increase its ownership interest in Santa Elina from 7% to 50% pursuant to the terms of the Share Subscription and Purchase Agreement and the Merger Agreement.

   On April 17, 1996, representatives of Sercor and Echo Bay met in Denver, Colorado to discuss the final terms of an unanimous shareholder agreement among Sercor, Echo Bay, Kendall, Mr. de Brito and his spouse.

   On April 19, 1996, following a conference call in which the final terms of the agreements were negotiated, Sercor, Echo Bay, Kendall, de Brito and Santa Elina executed the Share Subscription and Purchase Agreement, to which was attached the final version of the unaminous shareholders agreement, and Kendall and Santa Elina executed the Merger Agreement.

   On April 23, 1996, Santa Elina's board of directors received the final report of the Independent Committee and considered and approved the original Management Information Circular and the Merger Agreement.

   On June 17, 1996, Santa Elina's board of directors approved this Circular.

   See also "The Merger - The Independent Committee".

CONDITIONS TO THE MERGER BECOMING EFFECTIVE

   The conditions to the Merger are contained as conditions in the Merger Agreement. The Merger is conditional upon, among other things:

  (i) the Merger being approved by the Shareholders as discussed under the heading "Votes Required for the Merger";

  (ii) there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

    (A) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Merger or any other transactions contemplated in the Merger Agreement;

    (B) results in a judgment or assessment of material damages, directly or indirectly, relating to the transactions contemplated in the Merger Agreement; or

    (C) prohibits Santa Elina's or Kendall's ownership or operation of all or any material portion of the business or assets of Santa Elina or compels Santa Elina or Kendall to dispose of or hold separately all or any portion of the business or assets of Kendall or Santa Elina;

  (iii) all consents, approvals and authorizations, regulatory or otherwise (including third party approvals and consents and the effectiveness of the Registration Statement filed with the Securities and Exchange Commission) required or necessary in connection with the Merger shall have been obtained on terms and conditions satisfactory to Santa Elina and Kendall, acting reasonably;

  (iv) holders of not more than 7.5% of the issued and outstanding Santa Elina Common Shares shall have exercised rights of dissent in relation to the Merger;

  (v) the representations and warranties contained in the Merger Agreement being true as of the Effective Date as if made on and of such date and the performance of the covenants required to be performed under the Merger Agreement;

  (vi) the delivery of legal opinions by counsel to each of Santa Elina and Kendall in the form required under the Merger Agreement;

  (vii) all outstanding options or warrants to acquire any securities of Santa Elina shall have been cancelled to the satisfaction of Kendall, except for the warrants held by Sercor; and

  (viii) the Echo Bay Common Shares shall have been validly issued and all necessary documents and proceedings shall have been filed and taken and all other legal requirements shall have been fulfilled under the laws of each of the provinces of Canada and of the United States, and no filing of any other document or taking of any other proceedings in such jurisdictions shall be required in respect of the delivery of the Echo Bay Common Shares upon the redemption of the Redeemable Preference Shares or, except in respect of control persons or insiders, or affiliates of Santa Elina, Sercor or Echo Bay, in respect of the first trade of the Echo Bay Common Shares by the holders thereof in compliance with applicable securities laws.

   Santa Elina and Kendall will obtain an opinion of British Virgin Islands counsel that the Merger has been effected pursuant to section 76 of the Act.

OTHER PRINCIPAL PROVISIONS

   Certain other principal provisions of the Merger Agreement and certain ancillary agreements may be summarized as follows:

  (i) Santa Elina and Kendall will merge and continue as one corporation under the name "Kendall Gold Corporation" effective as of the Effective Date;

  (ii) upon completion of the Merger, the memorandum and articles of the merged corporation will be the memorandum and articles of association of Kendall until repealed or amended;

  (iii) there shall be a minimum of three and a maximum of ten directors of Kendall and the size of the initial board of directors of Kendall shall be eight, four of whom shall be representatives of Echo Bay and four of whom shall be representatives of Sercor;

  (iv) there will be no restrictions on the business which Kendall will be authorized to carry on;

  (v) Echo Bay, Sercor, Kendall, de Brito and his spouse have agreed that Kendall will be the exclusive legal entity through which any of the aforementioned parties hold any mining properties or ancillary interests, other than the direct 17% interest held by de Brito and his spouse in the Santa Elina subsidiaries, in Brazil and Bolivia. If the board of directors of Kendall rejects or cannot agree on the acquisition of a new property or related interest, such property or interest shall not be acquired by Kendall and none of the aforementioned parties shall acquire any interest, directly or indirectly, in such property;

  (vi) the options to acquire Santa Elina Common Shares pursuant to the Santa Elina Stock Option Plan will be cancelled in exchange for the issuance of up to 50,535 Echo Bay Common Shares;

  (vii) Santa Elina must be satisfied that on the Effective Date of the Merger, the Echo Bay Common Shares to be received by former Shareholders of Santa Elina will be listed and posted for trading on the Toronto and American stock exchanges and generally not subject to resale restrictions;

  (viii)  if, prior to the Effective Date, the Merger Agreement is terminated:

          (a) by Kendall, then Santa Elina shall pay $2,000,000 to Kendall in respect of its third party costs;

          (b) by Santa Elina, then Kendall shall pay $500,000 to Santa Elina in respect of its third party costs; and

  (ix)    the Merger must be completed on or before July 31, 1996.

TIMING

   It is anticipated that the Effective Date of the Merger will be on or before July 16, 1996.

EXCHANGE OF SHARE CERTIFICATES

   Upon the Merger becoming effective, former Shareholders of Santa Elina are requested to exchange their share certificates by delivering or mailing their share certificates, together with a letter of transmittal as included with this Circular, to the Depositary, Montreal Trust Company of Canada. Shareholders may forward the letter of transmittal and the share certificates to the Depositary at the time that they return the proxy included with this Circular, on the basis that if the Merger is not approved, the share certificates and the letter of transmittal will be returned to Shareholders who have forwarded such certificates to the Depositary. No share certificates will be issued for the Redeemable Preference Shares of Kendall. Certificates representing the Santa Elina Common Shares will be deemed to represent the Redeemable Preference Shares received on the Merger and, immediately thereafter, the Echo Bay Common Shares to be received upon the redemption of the Redeemable Preference Shares, provided that a Shareholder has, prior to the close of business on July 16, 1996 (or such later date upon which the Merger occurs), delivered and surrendered to the Depositary all share certificates representing such Shareholder's Santa Elina Common Shares together with a transmittal form duly completed and executed in accordance with the instructions on such form. Within two Business Days following the Effective Date, Kendall shall cause the Depositary to send certificates to such Shareholder representing the number of Echo Bay Common Shares such Shareholder is entitled to receive upon redemption of the Kendall Redeemable Preference Shares.

   If a Shareholder (other than a Dissenting Shareholder) fails to deliver and surrender to the Depositary all share certificates representing such Shareholder's Santa Elina Common Shares together with a transmittal form duly completed and executed in accordance with the instructions on such form prior to the close of business on July 16, 1996 (or such later date upon which the Merger occurs), such Shareholder will only be entitled to receive the certificates representing the Echo Bay Common Shares issuable upon conversion of the Santa Elina Common Shares and redemption of the Redeemable Preference Shares following the delivery and surrender by such Shareholder to the Depositary of all of such share certificates.

   In the event that a Shareholder wishes to have a new certificate issued by Echo Bay in a name other than that appearing on the face of any existing certificate, the certificate delivered or mailed to the Depositary must be endorsed by such Shareholder and the signature must correspond in every respect with the name of the holder appearing on the face of such certificate and must be guaranteed by a Canadian chartered bank, a Canadian trust company or a firm having membership in a recognized stock exchange or in some other manner satisfactory to the Depositary.

STOCK OPTION PLAN

   The Santa Elina Stock Option Plan will terminate upon the Merger becoming effective and all outstanding options will be cancelled. Holders of the options will receive up to a total of 50,535 Echo Bay Common Shares as consideration for the cancellation of the options. Reference is made to the heading "Santa Elina Stock Option Plan" for disclosure pertaining to the Santa Elina Stock Option Plan.

THE INDEPENDENT COMMITTEE

   On March 1, 1996, the board of directors of Santa Elina appointed the Independent Committee consisting of Messrs. Paulo R. De Castro, Christopher M.
T. Thompson (Chairman) and The Honourable Michael H. Wilson, none of whom is an officer, employee or insider of Santa Elina, except by virtue of being a director thereof, or of Sercor or Echo Bay. None of the members of the Independent Committee will benefit from the outcome of the Merger in any manner different than all of the Shareholders of Santa Elina other than Echo Bay or Sercor or their respective associates and affiliates (the "Minority").

   The responsibilities of the Independent Committee were: (i) to receive details of the proposed transaction; (ii) to supervise the preparation of any valuation required under applicable securities laws or regulatory policies;
(iii) to negotiate any revisions to the structure, terms or conditions of the proposed transaction if thought appropriate by the Independent Committee; (iv) to consider and advise the board of directors as to what recommendation should be made to Shareholders concerning the proposed transaction; and (v) to review and monitor the implementation of any such transaction approved by the board of directors. The Independent Committee was authorized by the board of directors to engage, at the expense of Santa Elina, such professional advisors as the Independent Committee considered appropriate to assist it in carrying out its responsibilities.

   The Independent Committee appointed Borden & Elliot as independent legal counsel to the Independent Committee and, following the interview of a number of investment advisors, engaged RBC Dominion Securities Inc. as independent financial advisor to the Independent Committee. The Independent Committee engaged RBC DS to prepare a valuation of the Santa Elina Common Shares and of the consideration to be received therefor in the Merger by the Shareholders in accordance with applicable securities regulatory requirements and to provide an opinion as to the fairness, from a financial point of view, of the proposed Merger to the Minority. The terms of RBC DS's engagement are contained in an engagement letter dated as of March 22, 1996. In engaging RBC DS, the Independent Committee, based in part on representations made to it by RBC DS, concluded that RBC DS was independent of Santa Elina, Sercor and Echo Bay and was qualified to provide the required valuation and fairness opinion.

   Before formally engaging RBC DS, the Independent Committee considered, with the assistance of its legal counsel and Cassels Brock & Blackwell, counsel for Santa Elina and Sercor, Mr. Wilson's affiliation and business relationship with RBC DS to determine whether such relationship would impact upon his or RBC DS's independence for the purpose of carrying out their respective responsibilities. Mr. Wilson is currently a Vice-Chairman, director and shareholder of RBC Dominion Securities Limited, an affiliate of RBC DS, and provides advisory services to RBC DS from time to time through an international advisory business. The Independent Committee concluded that, despite Mr. Wilson's affiliation and business relationship with RBC DS, the retention of RBC DS as its financial advisor would not compromise the independence of Mr. Wilson or RBC DS in the circumstances and that his membership on the Independent Committee is desirable based on the following considerations: (i) the process by which the Independent Committee selected its financial advisor, which involved interviewing three investment banking firms; (ii) the

Independent Committee's assessment of RBC DS's qualifications and independence from Santa Elina, Sercor and Echo Bay; (iii) Mr. Wilson's financial knowledge and expertise and his knowledge of Santa Elina's business and affairs; (iv) the fact that Mr. Wilson's shareholding in RBC DS's affiliate is de minimis and that he will receive no direct financial benefit from RBC DS's engagement; and (v) Mr. Wilson's independence from Sercor and Echo Bay.

   In the course of its deliberations, the Independent Committee had four formal meetings. These meetings are summarized below. In addition, certain members of the Independent Committee participated in discussions, at various times, with representatives of Santa Elina and Echo Bay regarding the proposed terms, structure and timing of the Merger and the provisions of the proposed Merger Agreement.

   At a meeting held on March 19, 1996, the Independent Committee discussed the role of an independent financial advisor and met with and received presentations from three investment banking firms, including RBC DS. At this meeting the Independent Committee decided to retain RBC DS as its financial advisor. RBC DS was verbally engaged by the Independent Committee on March 21, 1996 and instructed to commence its valuation review.

   The Independent Committee met again on April 4, 1996 to confirm the appointment of its legal counsel and its financial advisor and to discuss the mandate of the Independent Committee, guidelines prepared by counsel to assist the Independent Committee in carrying out its mandate and initial drafts of the Merger Agreement and related documentation. At this meeting the Independent Committee received a progress report from RBC DS on the valuation work performed by it to date and the remaining work required to be completed by it. RBC DS also discussed the scope of its valuation review and investigations, its valuation approach and the valuation methodologies that were being used by it to value Santa Elina's different assets and liabilities, as well as the methodology being used to value the Echo Bay Common Shares proposed to be offered as consideration in the Merger.

   On April 6, 1996, the Chairman of the Independent Committee met with a representative of Echo Bay to discuss the Independent Committee's comments on the provisions of the draft Merger Agreement and the terms of the Merger.

   At a meeting of the Independent Committee held on April 9, 1996, RBC DS presented its interim report of its valuation of Santa Elina, including its views as to the fair market value of the Santa Elina Common Shares, and market trading and liquidity analysis of the Echo Bay Common Shares. This presentation included a detailed discussion of RBC DS's valuation analysis of each of Santa Elina's assets and liabilities, including valuation methodologies, key assumptions and sensitivities and alternative valuation approaches considered by RBC DS. The Independent Committee also reviewed with RBC DS issues affecting the fairness of the proposed Merger and received
RBC DS's advice on the fairness of the proposed Merger terms. RBC DS also advised the Independent Committee as to what was needed to be done in order for RBC DS to be able to finalize its formal valuation report and fairness opinion. The Independent Committee also reviewed with its legal and financial advisors a revised draft of the Merger Agreement and considered further possible revisions thereto.

   At its April 9, 1996 meeting, the Independent Committee also discussed and formulated its conclusions and recommendations for presentation to the board of directors of Santa Elina at a meeting of the board of directors to be held later that day. The Independent Committee unanimously concluded that the proposed Merger would be fair to the Minority and in the best interests of Santa Elina and unanimously recommended that Santa Elina enter into the Merger Agreement in the form ultimately settled between Santa Elina and Echo Bay. This recommendation was expressed to be conditional upon: (i) the provisions of the final form of the Merger Agreement being no less advantageous, in any material respect, to Santa Elina and the Minority than those contained in the most recent draft version of this agreement reviewed by the Independent Committee; and (ii) RBC DS delivering its formal valuation report and fairness opinion to Santa Elina confirming the interim conclusions and advice of RBC DS as discussed with the Independent Committee. The Independent Committee further unanimously recommended that the board of directors recommend that Shareholders vote in favour of the proposed Merger.

   The Independent Committee received the formal valuation report and fairness opinion and the final form of the Merger Agreement on April 23, 1996 and delivered its final report to the board of directors of Santa Elina recommending that Shareholders vote in favour of the proposed Merger. See "Report and Recommendation of the Independent Committee".

REPORT AND RECOMMENDATION OF THE INDEPENDENT COMMITTEE

   On April 9, 1996, the Independent Committee delivered its interim report to the board of directors and on April 23, 1996 the Independent Committee delivered its final report to the board of directors. In its final report, the Independent Committee unanimously concluded that the Merger is fair to the Minority and in the best interests of Santa Elina and unanimously recommended that the board of directors recommend that Shareholders vote in favour of the Merger.

   In reaching its conclusion and recommendation to the board of directors, the Independent Committee considered and relied upon, among other things, the following:

  1. the results of the formal valuation of the Santa Elina Common Shares and Echo Bay Common Shares prepared by RBC DS;

  2. the opinion of RBC DS as to the fairness, from a financial point of view, of the Merger and the reasons specified therefor in RBC DS's fairness opinion;

  3. that the Merger must be approved by not less than two-thirds of the votes cast by Minority Shareholders at the Meeting;

  4. the Committee's understanding that Minority Shareholders who oppose the Merger may, upon compliance with certain conditions, dissent in respect of the Santa Elina Merger Resolution in accordance with the applicable provisions of the Act and be entitled to be paid the fair value of their Santa Elina Common Shares under such statutory provisions; and

  5. the Committee's knowledge of the financial condition, results of operations, business, properties, plans and prospects of Santa Elina and in particular the substantial capital investment that will be required by Santa Elina to develop its mining properties and Santa Elina's prospects for raising such funds on acceptable terms in the absence of the Merger.

   In view of the wide variety of factors which it considered in its assessment of the proposed Merger, the Independent Committee found it impractical to, and therefore did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its conclusion. However, the Independent Committee was most influenced by the factors referred to in items 1, 2 and 5 above.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF SANTA ELINA

   The board of directors of Santa Elina, based upon the unanimous recommendation of the Independent Committee and the reasons specified therefor, including the formal valuation and fairness opinion provided by RBC DS, and based upon the reasons enumerated under "Reasons for the Merger", has determined that the proposed Merger is in the best interests of Santa Elina and its Shareholders and recommends that Shareholders vote in favour of the Merger.

   This recommendation was made by resolution of the board of directors of Santa Elina with Mr. Paulo C. de Brito (who together with his spouse, owns all of the outstanding shares of Sercor) and Mr. John L. Azlant (who is a senior officer of Echo Bay) declaring their interest in the proposed Merger and refraining from voting on the resolution.

   The Santa Elina properties are at an early stage of development and its board believes that the properties may have a potential eventual value that exceeds the price offered by Echo Bay pursuant to the Merger. Notwithstanding the foregoing, given the current stage of development and the information available on the properties, the terms of the Merger are considered fair at this time. Santa Elina's ability to realize on any potential future value would depend on the significant capital required to develop the properties, on Santa Elina's ability to access such capital, and on the terms at which such capital is available. Given Santa Elina's current financial position, the Santa Elina board believes that it may be difficult for Santa Elina to independently access the capital required to develop the properties.

VALUATIONS AND FAIRNESS OPINION

   The Valuations and Fairness Opinion is dated April 23, 1996 and is attached as Schedule III to the Circular.

   RBC DS was formally contacted by the Independent Committee regarding a potential advisory assignment on or about March 4, 1996 and was verbally engaged by the Independent Committee on March 21, 1996. Under the terms of an engagement agreement effective as of March 22, 1996 between Santa Elina and RBC DS, RBC DS agreed to prepare a valuation of the Santa Elina Common Shares, a valuation of the Echo Bay Common Shares to be received as consideration and to provide its opinion as to the fairness of the Merger, from a financial point of view, to the Minority.

   RBC DS is one of the largest investment banking firms in Canada with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC DS has experience in transactions involving valuation and fairness opinions of private and publicly traded Canadian companies, including recent transactions to which OSC Policy 9.1 and QSC Policy Q-27 were applicable. The form and content of the Valuations and Fairness Opinion have been approved by a committee of the directors of RBC DS, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

   None of RBC DS, its associates or affiliates is an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of Echo Bay, Sercor or Santa Elina or any of their respective associates or affiliates (collectively the "Interested Parties"). Except as advisor to the Independent Committee, neither RBC DS nor any of its affiliates is an advisor to any of the Interested Parties in respect of the Merger. RBC DS has not, in the 24 months preceding the commencement of its engagement by the Independent Committee, acted as lead or co-lead underwriter of securities of any Interested Party or any of its principal security holders or its affiliates, associates or related persons. RBC DS does not have any understanding, agreement, arrangement or commitment with respect to any future business involving any of the Interested Parties. However, RBC DS may, in the future, seek or be provided with assignments from one or more of the Interested Parties. Fees payable to RBC DS in connection with its engagement by the Independent Committee are not dependent, in whole or in part, on the conclusions reached in the Valuations and Fairness Opinion or the successful completion of the Merger.

   RBC DS is receiving a fee of Cdn$300,000 for the performance of its services under the engagement letter. In addition, RBC DS will also be reimbursed for its reasonable out-of-pocket expenses and will be indemnified by Santa Elina under certain circumstances.

   In preparing the Valuations and Fairness Opinion, RBC DS, among other things, reviewed public and non-public information concerning Santa Elina and Echo Bay; conducted site visits of Santa Elina's major properties; held discussions with senior management of Santa Elina, Echo Bay and Sercor, auditors and legal counsel of Santa Elina and accounting advisors and legal counsel to Echo Bay, and received certificates from officers of Santa Elina and Echo Bay as to the accuracy and completeness of certain information provided to RBC DS. RBC DS also reviewed such other financial market, corporate and industry information and conducted such other investigations and analysis as RBC DS considered necessary or appropriate in the circumstances. RBC DS was not, to the best of its knowledge, denied access by Santa Elina, Echo Bay or Sercor to any information required by RBC DS.

   For purposes of RBC DS's valuation of the Santa Elina Common Shares, "fair market value" is defined as the highest price expressed in terms of money or money's worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm's length, where neither party is under any compulsion to act and without any downward adjustment to reflect the lack of liquidity of the Santa Elina Common Shares or to reflect the fact that the Santa Elina Common Shares owned by persons other than Echo Bay or Sercor, do not form part of a controlling interest.

   RBC DS reviewed whether any distinctive material value might accrue to Echo Bay or Sercor through the acquisition of all the outstanding Santa Elina Common Shares as contemplated by the Merger. In RBC DS's view, special benefits which would accrue to Echo Bay and Sercor, assuming the completion of the Merger, relate principally to the avoidance of "public company" costs of Santa Elina. The estimated public company cash costs to Santa Elina are approximately $1,000,000 per year. These costs were not included in the estimated cash costs associated with the operations of Santa Elina and therefore the savings of these costs after the completion of the Merger were reflected by RBC DS in the determination of the fair market value of the Santa Elina Common Shares.

   As the vast majority of Santa Elina's assets consist of exploration and mining assets, RBC DS concluded that the net asset value approach was the most appropriate methodology for determining the value of the Santa Elina Common Shares. This approach allows for the separate assessment of all assets and liabilities in a manner most appropriate to the nature of the particular asset or liability. The approach was derived by applying appropriate valuation methods to each of Santa Elina's assets and liabilities. As a test of the net asset value range obtained, RBC DS reviewed comparable prior property transactions.

   For the Sao Vicente operating mine, the Sao Francisco and Chapada properties and the Guapore hydroelectric project, RBC DS utilized the discounted cash flow ("DCF") approach to determine the appropriate range of the present value of the assets. The DCF approach takes into account the amount, timing and relative certainty of projected costs related to the project's capital expenditures and the future revenue generated by, and the operating costs required by, the completed facility. In completing their DCF analysis on the mining interests of Santa Elina and the Guapore hydroelectric project, RBC DS did not rely on any single series of expected cash flows but performed a variety of sensitivity analyses based on ranges of copper and gold prices and recoveries, capital and operating costs, discount rates and income tax assumptions.

   For the Fazenda Nova property, where there was insufficient information to carry out a DCF calculation, RBC DS determined the value of the property by applying a range of multiples per ounce of gold to Santa Elina's resource estimates for the property. Santa Elina's portfolio of land was valued by RBC DS based on a review of the market capitalization of certain publicly traded junior exploration companies and a comparison of their relative permitted land positions, geological structures, previous mining activity and geographic location. Santa Elina's 64% interest in Arauco Resources Corporation was valued at its current market price and the current assets and all liabilities of Santa Elina were valued at book value as at December 31, 1995.

   Based on the assumptions, limitations and analysis in its Valuations and Fairness Opinion, RBC DS is of the opinion that the fair market value of the Santa Elina Common Shares, as of April 23, 1996, is in the range of $1.75 to $2.15 per Santa Elina Common Share.

   For purpose of RBC DS's valuation of the Echo Bay Common Shares, "fair market value" is defined as the highest price expressed in terms of money or money's worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm's length, where neither party is under any compulsion to act. The market trading analysis approach adopted by RBC DS to determine the fair market value of the Echo Bay Common Shares to be received by the Minority necessarily reflects the liquidity of such shares as well as the fact that such shares trade as a minority interest.

   In determining the fair market value of the Echo Bay Common Shares, RBC DS relied on the market trading analysis approach. RBC DS considered this approach to be the most appropriate indicator of the fair market value of the Echo Bay Common Shares due to the following factors: (i) the Minority will exert no control over Echo Bay and hence would have no ability to, on their own, achieve a premium to the market price of the Echo Bay Common Shares; (ii) given the substantial market capitalization of Echo Bay, RBC DS does not anticipate that the issuance by Echo Bay of the approximately 5.3 million new Echo Bay Common Shares to the Minority and the additional approximately 3.5 million new Echo Bay Common Shares to Sercor will have a material effect on the price of Echo Bay Common Shares; (iii) the Echo Bay Common Shares are well followed by analysts and trade on a comparable basis and in a manner consistent with other major mining resource companies; and (iv) Echo Bay Common Shares are highly liquid.

   Based on the closing price of Echo Bay Common Shares on April 22, 1996 (the last trading day prior to the date of RBC DS's valuation) RBC DS determined that the value per Santa Elina Common Share based on the 6.67 to 1 exchange ratio under the Merger is $1.95. Based on the closing price of Echo Bay Common Shares on April 9, 1996 (the last trading day prior to the announcement of the Merger), the value per Santa Elina Common Share based on the 6.67 to 1 exchange ratio under the offer is $2.09. Based on the average closing price of Echo Bay Common Shares for the 20 trading day period ending April 22, 1996, the value per Santa Elina Common Share is $2.03. All such dollar amounts in this paragraph are stated in U.S. dollars.

   In considering the financial fairness of the proposed Merger to the Minority, RBC DS considered the following:

  (a) the fair market value of the Echo Bay Common Shares to be received by the Minority is within the range of fair market values of the Santa Elina Common Shares as determined by RBC DS;

  (b) the implied offer price under the Merger represents a 20% to 29% premium over the closing price of Cdn$2.19 per Santa Elina Common Share on The Toronto Stock Exchange on April 9, 1996 (being the last day on which the shares traded prior to the announcement of the proposed Merger), which is within the range of premiums paid in similar transactions reviewed by RBC DS;

  (c) the relative liquidity of the Santa Elina Common Shares and the Echo Bay Common Shares; and

  (d) RBC DS's view of the future business prospects of Santa Elina as a standalone entity, which it that it is possible that Santa Elina would be unable to fully realize the net asset value of its underlying properties.

   Based upon the assumptions, limitations and analysis in its Valuations and Fairness Opinion, RBC DS is of the opinion that, as at the date of RBC DS's valuation, the Merger is fair, from a financial point of view, to the Minority.

   The foregoing is only a summary of the Valuations and Fairness Opinion, the assumptions and analysis underlying the Valuations and Fairness Opinion should be considered as a whole. SHAREHOLDERS ARE URGED TO READ THE VALUATIONS AND FAIRNESS OPINION IN ITS ENTIRETY. There are no other valuations or appraisals in respect of Santa Elina, its material assets or the Santa Elina Common Shares made in the 24 months preceding the date of this Circular that are known to Santa Elina, its directors or senior officers.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the "Tax Act") of the Merger as described herein to Shareholders of Santa Elina.

   This summary is based upon and takes into account the current provisions of the Tax Act and the current regulations thereunder (the "Regulations"), all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Amendments"), and Santa Elina's understanding of the current administrative practices published by Revenue Canada, Customs, Excise and Taxation ("RCT"). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor, except as specifically noted herein, does it not take into account tax laws or considerations of any province or territory of Canada or any jurisdiction outside Canada. Moreover, there can be no assurance that the Amendments will be enacted as proposed or that the Tax Act, the Regulations or administrative practices of RCT, respectively, will not change, in a manner which will affect the tax consequences of the transactions to Santa Elina or the Shareholders.

   This summary is restricted to those Shareholders of Santa Elina who, for purposes of the Tax Act, are resident in Canada, deal at arm's length with Santa Elina, and hold their shares as capital property. A share will generally be capital property to a shareholder unless it is held in the course of carrying on a business of trading or dealing in securities, has been acquired in a transaction or transactions considered to be an adventure in the nature of trade, or is a mark-to-market property of certain financial institutions. This summary does not apply to a Shareholder who, either alone, or together with related persons, owns at least 10% of the Santa Elina Common Shares.

   THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POTENTIALLY RELEVANT CANADIAN FEDERAL INCOME TAX CONSIDERATIONS AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. THEREFORE, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

   DISSENTING SHAREHOLDERS

   The consequences under the Tax Act to a Shareholder who dissents from the Merger and who receives a payment for his or her shares are discussed below.

   The receipt by a Dissenting Shareholder of a cash payment from Santa Elina or Kendall, respectively, equal to the fair value of his or her common shares will generally be treated as proceeds of disposition of the subject shares for capital gains purposes. Consequently, such a Dissenting Shareholder would realize a capital gain (capital loss) to the extent that the proceeds of disposition the Shareholder receives for the share exceed (are exceeded by) the Shareholder's adjusted cost base thereof.

   Any capital loss arising on exercise of dissent rights by a corporate Shareholder of Santa Elina will be reduced by dividends received on the subject shares where the period of ownership of such shares was less than 365 days or where the corporate holder (together with persons with whom it did not deal at arm's length) held more than 5% of the issued shares of any class of Santa Elina at the time the dividends were received.

   MERGER

   Upon the Merger, Santa Elina will be merged into Kendall with Kendall being the surviving corporation. All of the assets and liabilities of Santa Elina will become assets and liabilities of the surviving corporation. In addition, all of the shares of Santa Elina will become shares of the surviving corporation. For purposes of the comments in the next paragraph, it is assumed that Santa Elina and Kendall (both before and after the Merger) are resident in the same jurisdiction.

   Unless a Shareholder elects otherwise, the Shareholder will not realize a capital gain or a capital loss on the Merger. The aggregate cost base of the Redeemable Preference Shares received by a Shareholder of Santa Elina as a result of the Merger will be equal to the aggregate adjusted cost base of the shares of Santa Elina that are exchanged by virtue of the Merger.

   Upon the redemption by Kendall of the Redeemable Preference Shares (which will occur immediately after the effective time of the Merger without any shareholder action) and the payment of the Echo Bay Common Shares, a Shareholder will be considered to have disposed of the Redeemable Preference Shares for proceeds equal to the value of the Echo Bay Common Shares so received. Consequently, the Shareholder would realize a capital gain (capital loss) to the extent that the proceeds of disposition the Shareholder receives for the share exceed (are exceeded by) the Shareholder's adjusted cost base thereof.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general summary of the principal United States federal income tax consequences of the Merger to Shareholders of Santa Elina. This summary is based on (i) the Internal Revenue Code of 1986, as amended
(the "Code"), judicial decisions, existing and proposed Treasury regulations, Revenue Rulings, and other administrative pronouncements, changes to any of which after the date of this Circular could apply on a retroactive basis and affect the tax consequences described herein, and (ii) in part, on the facts and agreements as described in this Circular and certain representations made to counsel by Santa Elina.

   This summary is restricted to those Shareholders of Santa Elina who, for purposes of income taxation under the Code, are citizens or residents of the United States or U.S. corporations, deal at arm's length with Santa Elina, and hold their shares as a capital asset (collectively, "U.S. Shareholders"). This summary does not apply to non-U.S. Shareholders who own their interests in Santa Elina in connection with the conduct of a trade or business in the United States. Shares of stock are generally a capital asset unless they are held by the taxpayer as stock in trade, inventory, or property held primarily for sale to customers in the ordinary course of trade or business (generally applicable to a dealer in securities).

   THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POTENTIALLY RELEVANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS, DOES NOT ADDRESS STATE TAX ASPECTS AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. THEREFORE, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING IN PARTICULAR, THE EFFECT OF ANY FOREIGN, U.S. STATE OR LOCAL TAX LAWS.

   NON-DISSENTING SHAREHOLDERS

 The Merger

   A U.S. Shareholder who participates in the Merger should be treated for U.S. federal income tax purposes as exchanging his or her Santa Elina Common Shares for Echo Bay Common Shares received in redemption of the Redeemable Preference Shares of Kendall. Because the Merger will not qualify as a tax-free reorganization under the Code, the exchange of Santa Elina Common Shares for Echo Bay Common Shares will be a taxable exchange for U.S. Federal income tax purposes. Accordingly, a U.S. Shareholder who participates in the Merger generally should recognize capital gain (or loss) equal to the difference between the fair market value of the Echo Bay Common Shares received and his or her adjusted basis, as determined under U.S. federal income tax law, in the Santa Elina Common Shares surrendered in the Merger. Any such gain or loss recognized should be long-term capital gain if at the time of the Merger the U.S. Shareholder has held the Santa Elina Common Shares for more than one year. At present, long-term capital gains of individuals are subject to a 28% maximum tax rate (as compared with 39.6% for ordinary income), but the deduction of capital losses is subject to limitation.

   A U.S. Shareholder who participates in the Merger will take a basis in the Echo Bay Common Shares received equal to their fair market value on the date of the Merger.

   The Merger will not satisfy the requirements of any of the various types of tax-deferred reorganizations permitted under the Code. First, the Merger will not qualify as a reorganization described in Section 368(a) (1) (A) of the Code because such reorganizations are limited to U.S. state-law mergers and Santa Elina is a British Virgin Islands corporation. Second, the Merger will not qualify as a reorganization described in Sections 368(a)(1)(B) and

368(a)(1)(C) of the Code because Echo Bay will not own 80% of the Kendall stock immediately before or after the Merger. Third, the Merger will not qualify as a reorganization described in Section 368(a)(1)(D) of the Code because stock of Echo Bay, rather than Kendall, will be received by Santa Elina Shareholders participating in the Merger. In order to facilitate the economics of the business arrangement as described above at "The Merger-Terms of the Merger," notably that the Minority Shareholders receive freely tradeable Echo Bay Common Shares and that Echo Bay desires to acquire only 50% of Santa Elina, the Merger has been structured in a manner that results in a taxable exchange for U.S. Federal income tax purposes.

 Ownership of Echo Bay Common Shares

   Dividends on Echo Bay Common Shares paid to citizens or residents of the U.S. or to U.S. corporations (including any Canadian federal income tax withheld) generally will be subject to U.S. federal income tax as ordinary income. Such dividends will not be eligible for the deduction for dividends received by corporations (unless such corporation owns by vote and value at least 10% of the stock of the company, in which case a portion of such dividend may be eligible for such deduction).

   U.S. corporations, U.S. citizens and U.S. residents will generally be entitled, subject to certain limitations, to a credit against their U.S. federal income tax for Canadian federal income taxes withheld from such dividends. Taxpayers may claim a deduction for such taxes if they do not elect to claim such tax credit. However, no deduction for foreign taxes may be claimed by an individual taxpayer who does not itemize deductions. Under certain limited circumstances, non-resident aliens and foreign corporations will be subject to U.S. federal income taxation at graduated rates upon dividends or gain with respect to their Echo Bay Common Shares (and may be entitled to such tax credit or such deduction), if such income or gain is treated as effectively connected with the conduct of the recipient's trade or business within the United States.

   Echo Bay believes that it is not a "passive foreign investment company" (a "PFIC") for United States federal income tax purposes. However, if Echo Bay were, or were to become, a PFIC, some or all United States shareholders would be required to include in their taxable income certain undistributed amounts of Echo Bay's income, or, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain "excess distributions," defined as including gain on the sale of stock of a PFIC.

   Any United States person who owns 5% or more in value of the stock of Echo Bay may be required to file IRS Form 5471 with respect to Echo Bay and its non-United States subsidiaries to report certain acquisitions or dispositions of stock of Echo Bay.

   DISSENTING SHAREHOLDERS

   A U.S. Shareholder who dissents from the Merger generally will recognize capital gain (or loss) equal to the difference between the cash payment received for his or her Santa Elina Common Shares and his or her adjusted basis, as determined under U.S. federal income tax law, in the Santa Elina Common Shares for which the Shareholder exercised dissenter rights. Any gain or loss recognized should be treated as long-term capital gain (or loss) if at the time of the Merger the U.S. Shareholder has held the Santa Elina Common Shares for more than one year. As discussed above, long-term capital gains of individuals may be subject to more favorable rates than ordinary income, but the deduction of capital losses is subject to limitation.

DISSENTING SHAREHOLDERS' RIGHTS

   A dissenting shareholder of Santa Elina is entitled to payment of the fair value of his Santa Elina Common Shares upon dissenting from the Merger pursuant to section 83 of the Act. The following summary is qualified in its entirety by the provisions of section 83 of the Act, the text of which is set forth as Schedule IV to this Circular.

   A shareholder who desires to exercise his dissent right must give to Santa Elina, before the Meeting, or at the Meeting but before the vote, written objection ("Objection") to the Merger. The Objection must include a statement that the Shareholder proposes to demand payment for his shares if the Merger is completed. Within 20 days immediately following the Meeting, if the Merger is approved, Santa Elina must give written notice (the "Notice") of such approval to each Shareholder who submitted an Objection, except those Shareholders who voted for the Merger. A Shareholder to whom Santa Elina was required to give Notice who elects to dissent must, within 20 days immediately following the date on which the Notice is given, give to Santa Elina a written notice (the "Dissenter's Notice") of his decision to elect to dissent. The Dissenter's Notice must include (a) his name and address; (b) the number of shares in respect of which he dissents; and (c) a demand for payment of the fair value of his shares. A Shareholder who dissents must do so in respect of all shares that he holds in Santa Elina. Upon giving the Dissenter's Notice, the Shareholder ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares.

   Within seven days immediately following the date of the expiration period within which Shareholders may give a Dissenter's Notice or within seven days immediately following the Effective Date, whichever is later, Santa Elina or, Kendall if the Merger has been completed, must make a written offer to each dissenting Shareholder to purchase his shares at a specified price which such company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, Santa Elina making the offer and the dissenting Shareholder agree upon the price to be paid for his shares, Santa Elina shall pay to the Shareholder the amount in money upon the surrender of the certificates representing the shares. If Santa Elina and a dissenting Shareholder fail, within the period of 30 days referred to above, to agree on the price to be paid for the shares owned by the Shareholder, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply: (a) Santa Elina and the dissenting Shareholder shall each designate an appraiser; (b) the two designated appraisers shall designate a third appraiser; (c) the three appraisers shall fix the fair value of the shares owned by the dissenting Shareholder as of the close of business on the day prior to the date of the Meeting, excluding any appreciation or depreciation directly or indirectly incurred by the action or proposal from which the Shareholder dissents, and that value is binding on Santa Elina and the dissenting shareholder for all purposes; and (d) Santa Elina shall pay to the Shareholder the amount in money upon the surrender by him of the certificates representing his shares.

   The enforcement by a Shareholder of his entitlement under section 83 of the Act excludes the enforcement by the Shareholder of a right to which he might otherwise be entitled by virtue of his holding Santa Elina Common Shares, except that section 83 does not exclude the right of the shareholder to institute proceedings to obtain relief on the ground that the Merger is illegal.

   THE ABOVE IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE ACT, WHICH ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDERS WISHING TO AVAIL THEMSELVES OF SUCH SHAREHOLDER'S RIGHTS UNDER THOSE PROVISIONS SEEK SUCH SHAREHOLDER'S OWN LEGAL ADVICE, AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE ACT MAY PREJUDICE SUCH SHAREHOLDER'S RIGHT OF DISSENT.

U.S. SECURITIES REGISTRATION

   Echo Bay has agreed to register the Echo Bay Common Shares to be received by Shareholders of Santa Elina in the Merger and related transactions under the Securities Act. This Circular constitutes the prospectus of Echo Bay included within its Registration Statement filed with the Securities and Exchange Commission. See "Available Information." It is a condition to the obligations of the parties to consummate the Merger that the Registration Statement be declared effective by the Securities and Exchange Commission, the effect of which will be that the Minority Shareholders will receive Echo Bay Common Shares without restriction on resale. See "Resale of Echo Bay Common Shares by Santa Elina Affiliates".

ACCOUNTING TREATMENT

   As the transaction will result in the current shareholders of Echo Bay retaining a majority of Echo Bay Common Shares, the transaction will be accounted for as a purchase of an additional 43% interest in Santa Elina by Echo Bay. Echo Bay's total interest in Santa Elina will be 50% when added to its existing 7% interest. Santa Elina will be consolidated into Echo Bay using the proportionate consolidation method, as Echo Bay and Sercor will jointly control Santa Elina. Under the proportionate consolidation method, 50% of Santa Elina's assets, liabilities, revenues and expenses will be included in the consolidated financial statements of Echo Bay.

FEES AND EXPENSES

   Each of Santa Elina, Kendall, Echo Bay and Sercor is responsible for its own expenses incurred in connection with the completion of the Merger. Assuming that the Effective Date is on or about July 16, 1996, the estimated costs and fees of Santa Elina in connection with the Merger, including, without limitation, financial advisors' fees, filing fees, legal and accounting fees (including legal advisors to the Independent Committee) and soliciting dealer fees are estimated to be approximately $1,100,000 and the estimated costs and fees of Echo Bay in connection with the Merger, including, without limitation, financial advisors' fees, filing fees and legal and accounting fees are estimated to be approximately $1,000,000.

COMPARATIVE RIGHTS OF SANTA ELINA AND ECHO BAY SHAREHOLDERS

   As a result of the Merger, the Shareholders of Santa Elina will become shareholders of Echo Bay and the rights of all such former Santa Elina Shareholders will thereafter be governed by the constating documents of Echo Bay and the Canada Business Corporations Act. The rights of the Santa Elina Shareholders are presently governed by the constating documents of Santa Elina and the Act. The following summary, which does not purport to be a complete statement of the general differences between the rights of the shareholders of Santa Elina and Echo Bay, sets forth certain differences between the constating documents of Santa Elina and Echo Bay. This summary is qualified in its entirety by reference to the full text of each such document. Shareholders wishing to obtain copies of such documents should contact Santa Elina in order to request copies of the constating documents of either or both of Santa Elina and Echo Bay.

   Both Santa Elina and Kendall are incorporated under the corporate laws of the British Virgin Islands, and the Merger will take place in accordance with the laws of that jurisdiction. Echo Bay is incorporated under the laws of Canada. The discussion below is intended only as a guide to some of the material differences between the British Virgin Islands International Business Companies Act (the "Act") and the Canada Business Corporations Act
(the "CBCA"). Shareholders should seek their own legal counsel in the respective jurisdictions to address any specific legal questions arising from the Merger.

   Shareholder Approvals

   Under the Act, shareholders of common shares of Santa Elina or Kendall are entitled to vote as one class and each whole share carries one vote. Shareholders may also vote by proxy or by appointment of a voting trustee to vote the affected shares at any meeting of shareholders. Shareholders of Echo Bay are also entitled under the CBCA to one vote for each common share, and may vote in person, or by proxy.

   Notice of Shareholder Business

   A notice of a shareholder meeting is required to be sent by Santa Elina or Kendall no less than seven days prior to that meeting, to all voting shareholders appearing on the register of the corporation on the date of that notice. The Articles of Santa Elina and Kendall provide that notice of a meeting may be waived by the vote of an absolute majority of the shareholders. A quorum is achieved for Santa Elina or Kendall when one-third or more of the holders of each class or series of shares is present or otherwise accounted for. Under the CBCA and the By-laws of Echo Bay, a notice of any meeting of voting shareholders must be sent no more than 50 days and no less than 21 days prior to the meeting, to all shareholders appearing on the register as at a record date as set by the directors, which may be no less than 21 days prior to the meeting. Quorum is reached by attendance of a majority of the voting shares. A shareholder may waive notice, but neither the notice nor the quorum requirements may be waived in respect of a shareholder by the directors or other shareholders.

   Power to Call Special Meetings

   Under the Act and the Articles of Santa Elina and Kendall, shareholders holding 50% or more of the voting shares of the corporation may require the directors to call a meeting of shareholders. Under the CBCA, a holder of more than 5% of the common shares of Echo Bay may requisition a meeting of shareholders. If that meeting is not called within 21 days, the shareholder may call the meeting on his own authority. No equivalent provision exists under the Act.

   Voting Requirements

   Under the Act, amendment of the By-laws of Santa Elina or Kendall and approval of a plan of merger or consolidation may be authorized by a simple majority of shareholders of outstanding shares voting as a class or series. A fundamental change such as a merger under the CBCA requires authorization by a special resolution of the shareholders of Echo Bay, also voting as a separate class or series, of not less than two-thirds of the votes cast.

   Election of Directors

   Under the Act, directors may be elected either by the shareholders or, if the company's Articles or Memorandum permits, by other directors, for such terms as the directors may determine. A director may be removed by a resolution of the shareholders or of the directors, as the Articles or Memorandum permits. The Articles of Santa Elina and Kendall provide that a director may hold office until his death, resignation or removal, or the election of his successor. Under the CBCA, directors of Echo Bay may only be elected by the voting shareholders, and for a term of no more than three years. The By-laws of Echo Bay provide that directors are elected for one-year terms, or until their replacements are elected. A director may be removed by an ordinary resolution of the voting shareholders.

   Shareholder Rights Plan

   Echo Bay has adopted a shareholder rights plan. Under this plan, if any person or group were to announce an intention to acquire, or were to acquire, 20% or more of Echo Bay's Common Shares without complying with the conditions of a "permitted bid," then the owners of each common share (other than the acquiring person or group) would become entitled to exercise a right to buy one additional common share at 50% of the lowest share price on The Toronto Stock Exchange during the prior 90 days. The plan expires in 2004, subject to reconfirmation by shareholders in 1999.

   A "permitted bid," which does not trigger the entitlement to acquire shares under the plan, is one that complies with applicable securities law in all jurisdictions where at least 5% of Echo Bay's Common Shares are owned; is made to all shareholders for all outstanding shares; is open for a minimum of 60 days; takes up no shares until at least 66 2/3% of the outstanding shares have been tendered to the bid, including those owned by the acquiring person or group; and meets certain other conditions.

   Santa Elina does not have a shareholder rights plan in place.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

   Kendall plans to continue the operations of Santa Elina after the Merger essentially in the same manner as they have been conducted by Santa Elina. Kendall expects that Santa Elina's Brazilian management will remain with Kendall following the Merger. Kendall will continue to operate the Santa Elina operations out of Sao Paulo, Brazil and Bolivia. Certain functions relating to Santa Elina's financial reporting will be centralized in Echo Bay's Colorado offices. The board of directors of Kendall will be comprised of eight directors. Initially, each of Echo Bay and Sercor will be entitled to nominate four representatives to the board.

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT

   The Merger Agreement may be amended by the written agreement of Santa Elina and Kendall (or in the case of a waiver, by written instrument of the party giving the waiver) without further notice to or authorization on the part of their respective shareholders, provided that the number of Redeemable Preference Shares that the Shareholders shall have the right to receive on the Merger, and the provisions attaching to the Redeemable Preference Shares (including, without limitation, the number of Echo Bay Common Shares issuable upon redemption of each Redeemable Preference Share), may not be reduced without the approval of the Shareholders given in the same manner as required for the approval of the Merger. The Merger Agreement has twice been amended to extend the dates provided for therein.

   The Merger Agreement may be terminated at any time prior to the Effective Date if, notwithstanding the best efforts of Santa Elina, the Shareholders do not approve the Merger in accordance with the requirements of applicable laws, policies and regulations, or if, notwithstanding the best efforts of Santa Elina and Kendall, the Merger has not become effective on or before July 31, 1996. If the Merger Agreement is terminated prior to the Effective Date by Kendall, then Santa Elina shall pay $2,000,000 to Kendall in respect of its third party costs, and if the Merger Agreement is terminated during such period by Santa Elina, then Kendall shall pay $500,000 to Santa Elina in respect of its third party costs.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   Shareholders should be aware that certain officers, directors and employees of Santa Elina have certain interests in the Merger that are different from the interests of Shareholders generally. Sercor will immediately prior to the Merger sell to Echo Bay 23,479,185 Santa Elina Common Shares (or 17% of its 67% interest) in exchange for 3,520,118 Echo Bay Common Shares (which is the same ratio offered to the Shareholders). On the incorporation of Kendall, each of Sercor and Echo Bay will hold a 50% interest in Kendall, comprised of Kendall Common Shares. Upon the completion of the Merger, Sercor and Echo Bay will hold Kendall Common Shares whereas the Minority Shareholders will hold Redeemable Preference Shares (which will be redeemed for Echo Bay Common Shares). As discussed below under "Santa Elina Gold Corporation", Paulo C. de Brito and his family, who control Sercor, will continue to hold a direct 17% interest in the subsidiaries of Santa Elina upon completion of the Merger, such that the Santa Elina subsidiaries will be owned 83% by Kendall and 17% by the de Brito family. Upon completion of the Merger, all outstanding options or warrants to acquire any securities of Santa Elina will be cancelled except for certain warrants held by Sercor. In addition, Echo Bay will issue up to 50,535 Echo Bay Common Shares in exchange for cancellation of the 1,193,333 outstanding options on Santa Elina Common Shares. Lastly, employment arrangements will be entered into between Kendall and certain officers, directors and employees of Santa Elina, including
Mr. de Brito, following completion of the Merger. The terms of these arrangements have not been finalized.

NO SOLICITATION

   Sercor has agreed that during the period ending no later than July 31, 1996, it will not enter into any agreement, or take part directly or indirectly, through representatives, advisors or agents or otherwise, in any discussions or negotiations or provide any information to any third party relating to any acquisition or disposition of any assets of Santa Elina, its subsidiaries or Sercor (except for transactions in the ordinary course of business), or the issue or transfer of any securities of Santa Elina, its subsidiaries or Sercor, or any proposal to offer to purchase outstanding shares, amalgamate, merge or effect a merger or other business combination of Santa Elina, its subsidiaries or Sercor with one or more corporations or entities.

                        PRO FORMA FINANCIAL INFORMATION

   Shareholders are referred to Schedule VI attached to this Circular for the pro forma financial statements of Echo Bay, assuming completion of the transactions culminating in the Merger as of and for the three months ended March 31, 1996 and for the year ended December 31, 1995.

   The pro forma condensed consolidated balance sheet and statement of earnings are based upon the audited financial statements of Echo Bay and Santa Elina as of and for the year ended December 31, 1995, and the unaudited financial statements of Echo Bay and Santa Elina as of and for the three months ended March 31, 1996, adjusted to reflect Echo Bay increasing its ownership from 7% to 50% of the outstanding Santa Elina Common Shares. Each Shareholder of Santa Elina other than Echo Bay and Sercor will receive one Echo Bay Common Share for each 6.67 Santa Elina Common Shares held. Echo Bay will purchase 23,479,185 Santa Elina Common Shares from Sercor in exchange for 3,520,118 Echo Bay Common Shares, which is the same ratio offered to the public shareholders. In addition, Echo Bay will issue up to 50,535 Echo Bay Common Shares in exchange for cancellation of the 1,193,333 outstanding options on Santa Elina Common Shares. Upon consummation of the transactions, Echo Bay will have issued 8,830,934 Echo Bay Common Shares and Echo Bay and Sercor will each own 50% of Santa Elina. As the transaction will result in the current shareholders of Echo Bay retaining a majority of Echo Bay Common Shares, the pro forma transaction has been accounted for as a purchase of 43% of Santa Elina by Echo Bay. Echo Bay's total interest in Santa Elina will be 50% when added to its existing 7% interest. Santa Elina has been consolidated into Echo Bay using the proportionate consolidation method, as Echo Bay and Sercor will jointly control Santa Elina. Under the proportionate consolidation method, 50% of Santa Elina's assets, liabilities, revenues and expenses will be included in the consolidated financial statements of Echo Bay.

   The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Echo Bay and Santa Elina which are included elsewhere in this Circular.

                                 RISK FACTORS

   Shareholders of Santa Elina should carefully consider the information set forth below, as well as that set forth under, and cross-referred to in, the section of Echo Bay's Form 10-K for the year ended December 31, 1995 (which is attached hereto as Schedule VII and incorporated by reference herein) entitled "Risk Factors" and appearing on page 5 thereof.

   Speculative Investments

   The Santa Elina Common Shares should be considered speculative due to the nature of its early stage of involvement in the business of exploration, development and production of mining properties. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of management of Santa Elina, Kendall and Echo

Bay. The success of Santa Elina, Kendall and Echo Bay depends upon a number of factors, such as the marketability of, and prices for, gold, silver and copper, competition with companies having greater resources, the operational, project development and production risks involved in mineral exploration and development and the regulation of the mining industry by various levels of government.

   Environmental and Other Regulatory Requirements

   Existing and possible future environmental legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities of Santa Elina, Kendall and Echo Bay, the extent of which cannot be predicted. Regulatory requirements and environmental standards are subject to constant evaluation and may be significantly increased, which could significantly adversely affect the business of those companies. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations and to affect development decisions with respect to exploration and development properties.

   Exploration and Mining Risks

   The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs. Santa Elina, Kendall and Echo Bay have relied and may continue to rely upon consultants and others for construction and operating expertise. The economics of developing gold and other mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuant mineral markets, costs of mining and processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. In order to commence exploitation of certain properties held by Santa Elina under exploration permits it is often necessary for the companies to apply for mining concessions. Further, a certain minimum amount of work must be done in order to maintain an exploration permit on a Brazilian property.

   Mineral Prices

   Factors beyond the control of mining companies may affect the marketability of gold or any other minerals discovered. Mineral prices have fluctuated widely in international markets, particularly in recent years. The effect of these factors cannot accurately be predicted.

   Uninsured Risks

   The companies in which Santa Elina, Kendall or Echo Bay have interests may become subject to liability for pollution or other hazards against which they cannot insure or against which they may elect not to insure because of high premium costs or other reasons. The payment of such liabilities would reduce the funds available for exploration and mining activities.

   Political and Other Risks

   Santa Elina's and Echo Bay's mining interests outside Canada and the United States host economic reserves of silver, gold and other minerals, but factors such as political instability, expropriation of property, opposition and harassment from local miners, or governmental regulation may prevent or restrict mining of any such deposits or repatriation of profits. Santa Elina currently has mining interests in Brazil and, to a lesser extent, Bolivia. Echo Bay's current mining activities outside Canada and the United States are in Mexico, the Philippines and, through its agreements with Santa Elina, Brazil and Bolivia. It is also conducting exploration in various countries in South America and West Africa, either directly or through strategic relationships.

   Reserve and Resource Estimation and Gold and Other Mineral Recoveries

   There is a degree of uncertainty attributable to the estimation of ore reserves and corresponding ore grades to be mined or dedicated to future production. This uncertainty is substantially magnified with respect to mineralization classified as "resources" or "other mineralization". Until the ore is actually mined and processed, ore reserves, estimates of resources or other mineralization and ore grades must be considered as estimates only. In addition, the quantity of ore reserves may vary depending on mineral prices and changes in costs. Any material change in reserves, resources, ore grades or stripping ratios may affect the economic viability of the projects. In addition, there can be no assurance that gold and other mineral recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or in production scale processing. Shareholders should also be aware that Santa Elina has historically classified non-reserve mineralization as resources. Under Securities and Exchange Commission regulations, Echo Bay reports its non-reserve mineralization as "other mineralization." Further, Echo Bay prepares its reserve reports in accordance with the Canadian Securities Administrators' National Policy Statement No. 2-A, as opposed to the Australasian Code for Reporting of Identified Mineral Resources and Ore Reserves which has been utilized by Santa Elina, and future reporting of Santa Elina's mineral resources and reserves will be required to meet the standards set forth in National Policy Statement No. 2-A.

   Operating History

   Santa Elina has limited operating history in the mining business. The Shareholders must rely upon the ability, expertise, judgment, discretion, integrity and good faith of Santa Elina's management. Echo Bay has a longer history of mining activity, having been incorporated and operating mines profitably since 1964, although its experience has been focused on North America. Both companies have undertaken aggressive exploration and acquisition programs internationally in the last two years, with the result that both companies reported net losses in 1995. There is no assurance that these losses will not continue, nor that these exploration activities and acquisitions will be profitable. Both companies anticipate that the completion of existing exploration and development projects will require additional funding. There can be no assurance that such funds will be available at terms acceptable to Santa Elina or to Echo Bay or at all. Reference is made to the financial statements of Santa Elina and Echo Bay and the pro forma financial statements of Echo Bay which are attached as Schedules to this Circular.

   Conflicts of Interest

   The directors of Santa Elina and Echo Bay may, from time to time, be directors, officers and shareholders of other natural resource and precious metals exploration and mining companies. For example, John Azlant, a senior vice president of Echo Bay, is a director of Santa Elina. As a result, conflicts may arise between the obligations of these directors to Santa Elina and Echo Bay and to such other companies. See "Interests of Certain Persons in the Transaction." See, also, "Experts" for a description of the relationship of John J. McOuat, President of WGM, to Echo Bay.

   Enforcement of Civil Liabilities and Governing Law

   Santa Elina and Kendall are British Virgin Islands companies. All or a substantial portion of their assets, or those of any of their subsidiaries, are or may be located outside Canada. In addition, certain of the directors and officers of Santa Elina and Kendall and certain of the experts named in this Circular are residents of Brazil, the British Virgin Islands or the United States and all or a substantial portion of the assets of such persons are or may be located outside Canada. As a result, it may be difficult or not possible for investors to effect service of process within Canada upon such persons or to enforce against them judgments obtained in Canadian courts, including judgments predicated upon the civil liability provisions of the securities laws of Canada. In addition, the laws of the British Virgin Islands governing corporations are similar to but differ in some respects from Canadian laws governing Canadian corporations. See also, "Enforcement of Certain Obligations."

   Inflation and Currency Risks

   Santa Elina and Echo Bay hold mining interests in several countries, including Brazil, Bolivia, Chile, Peru, Guyana, Mexico, Niger, Burkina Faso and the Philippines, which historically have had unstable currencies as a result of inflation, currency controls or other reasons. Although the production resulting from such mining interests is generally sold in US dollars, both companies are vulnerable to the effects of inflation in their operations in certain countries, and profitability levels may be eroded by unfavourable exchange rates. None of the countries in which the companies hold mineral interests restrict the repatriation of profits, other than through the requirement to register such distributions. While recent years have seen a generally positive trend toward lowering inflation and stabilizing exchange rates in these countries, there is no assurance that governments will continue with current economic policies or that inflation will be lower than it has been historically.

                         SANTA ELINA GOLD CORPORATION

SANTA ELINA AND ITS SUBSIDIARIES

   Santa Elina was incorporated under the laws of the British Virgin Islands on April 17, 1990 under the name Woodbine Limited by registration of its Memorandum and Articles of Association with the Registrar of International Business Companies of the British Virgin Islands and changed its name to its present name on March 31, 1994. The registered office address of Santa Elina is located at Arawak Chambers, Road Town, Tortola, British Virgin Islands. The head and principal office of Santa Elina is located at Av. Juscelino Kubitschek, 1830, Torre 3, Sao Paulo, SP, Brazil.

   Santa Elina's principal subsidiary, Mineracao Santa Elina was formed in 1976 and since then has operated as a private company in the business of exploring and developing gold mining properties in Brazil. Mineracao Santa Elina also provides management and technical expertise to other Santa Elina subsidiaries and affiliates, including Mineracao Maraca, which owns properties in Brazil, Compania Minera, which has a number of mineral properties in Bolivia, and Arauco, with a portfolio of properties in Chile.

   The following chart indicates the corporate structure of Santa Elina and its equity and voting position in various companies, as well as the respective jurisdictions under the laws of which each such company was organized.


             Santa Elina Gold Corporation (British Virgin Islands)


     -------------------------------------------------------------

                            [GRAPH APPEARS HERE]

   Santa Elina is controlled by Sercor, which owns 91,044,445 Santa Elina Common Shares resulting in a 67% interest. Mr. Paulo de Brito, the Chairman, President and Chief Executive Officer of Santa Elina, is a director and the controlling shareholder of Sercor.

   Santa Elina holds 86,535,262 voting common shares and 351,416,675 non-voting preference shares of Mineracao Santa Elina representing 49% of the voting common shares and 100% of the non-voting preference shares, or 83% of the total outstanding shares of Mineracao Santa Elina. One-third of all of the issued and outstanding shares of Mineracao Santa Elina are common shares and the balance are preference shares. Mr. de Brito and his spouse hold 89,700,638 voting common shares of Mineracao Santa Elina representing 51% of the voting common shares and 17% of the total outstanding shares of Mineracao Santa Elina. Preference shares of Mineracao Santa Elina are entitled to a priority on dividends and other distributions, including on dissolution.

   Santa Elina carries on its business in Bolivia through its wholly-owned subsidiary Compania Minera.

   Santa Elina also holds 16,400 voting common shares and 66,600 non-voting preference shares of Mineracao Maraca representing 49% of the voting common shares and 100% of the non-voting preference shares, or 83% of the total outstanding shares, of Mineracao Maraca. Mr. Paulo de Brito and his spouse hold the remaining 17,000 voting common shares of Mineracao Maraca representing 51% of the voting common shares and 17% of the total outstanding shares of Mineracao Maraca.

   Santa Elina holds 5,395,279 Class A common shares of Arauco, representing 38% of the outstanding voting Class A common shares of Arauco. Arauco is a reporting issuer in British Columbia, is listed on the Vancouver Stock Exchange and has property interests in Chile.

   The Brazilian subsidiaries of Mineracao Santa Elina and Mineracao Maraca are wholly-owned except for one subsidiary which is 51% owned by Mineracao Santa Elina. See "Description of Properties - Other Mato Grosso Properties".

   The Properties are held by Mineracao Santa Elina and Compania Minera and their subsidiaries. Mineracao Maraca holds the Chapada property through a wholly-owned subsidiary. See "Description of Properties".

   BUSINESS AND PROPERTIES

   Santa Elina invests in and holds interests in mining properties in Brazil, Bolivia and Chile through a number of subsidiaries and other companies in which it maintains a significant share position.

   The Properties are comprised of the Santa Elina Gold Belt, the Chapada property, the Fazenda Nova project, the Inaja project, the Jaragua project, the Sao Paulo project and certain other areas in Brazil and in Bolivia and Chile. In total, the Properties represent more than 11,000,000 hectares of mineral claims at various stages of gold exploration and development in the states of Mato Grosso, Para, Amazonas, Sao Paulo, Rondonia, Mato Grosso do Sul and Goias, Brazil and in Bolivia and Chile. The Santa Elina Gold Belt is the largest of the Properties, extending into four States in Brazil and into Bolivia, and includes the Sao Vicente mine and the Sao Francisco deposit, the most developed area of the belt, and certain alluvial deposits.

   The map below shows Santa Elina's principal mining properties.

   As at March 26, 1996, the following permits and concessions have been obtained or applied for in respect of the Properties:

   NATURE OF CLAIMS                                              NO. OF HECTARES
   ----------------                                              ---------------
   Mining Concessions(/1/)......................................       51,799
   Exploration Permits..........................................      339,599
   Applications for Prospecting(/2/)............................   11,500,000

- --------
(1) Mining concessions have been granted for the Sao Vicente mine and the Chapada property. Exploration of the Sao Francisco deposit is at an advanced stage and a mining concession is expected to be issued within a few months.
(2) Of the 11,500,000 hectares, applications for prospecting relating to 5,400,000 hectares have recently been submitted. Santa Elina normally has access to the records of DNPM and ascertains that there are no prior claims before applications for prospecting are submitted, thereby assuring the accuracy of the applications and the likelihood that exploration permits will be granted. Santa Elina does not believe that there are prior claims in respect of these applications. However, Santa Elina did not ascertain whether or not prior claims existed in respect of these recent applications before submitting them.

   The larger Brazilian portion of the Santa Elina Gold Belt is held by Mineracao Santa Elina and its wholly-owned or controlled subsidiaries and the smaller Bolivian portion is held by Compania Minera. The number of hectares of mineral claims on the Santa Elina Gold Belt, including applications for prospecting, now exceeds 5,000,000 hectares. The Santa Elina Gold Belt is located about 1,750 kilometres northwest of Sao Paulo and 80 kilometres east of the Bolivian border and extends in the south into Bolivia. The Santa Elina Gold Belt includes the Sao Vicente mine located approximately 50 kilometres northwest of Pontes e Lacerda and approximately 400 kilometres northwest of Cuiaba, the Sao Francisco property located approximately 40 kilometres southeast of Sao Vicente and certain other properties along the approximately 900 kilometre length of the belt. Mining concessions have been granted for the Sao Vicente property and are in the process of being granted for the Sao Francisco property.

   The Chapada property is a 75,000 hectare pre-feasibility stage property held by Mineracao Maraca directly and indirectly. A mining concession in respect of 3,000 hectares of the Chapada property has been granted. Mineracao Maraca also owns the land that comprises part of the mining concession which is located northwest of Brazilia. In consideration of Mr. de Brito's and his spouse's contribution of the entire working interest in the Chapada property to Mineracao Maraca, Mr. de Brito and his spouse have a carried interest in Mineracao Maraca and are not required to contribute to the development of the Chapada property by Mineracao Maraca.

   The company that owns the Fazenda Nova property was purchased by Santa Elina in January 1995. Six gold prospects have been identified at the property, which is located 200 kilometres from the state capital of Goiania.

   Santa Elina also holds interests in mining properties in Chile through its interest in Arauco.

   Santa Elina actively pursues business opportunities relating to the acquisition, exploration and development of mineral properties in Brazil and elsewhere in South America.

   Santa Elina considers its most important projects to be the Sao Vicente mine, the Chapada property, the Sao Francisco deposit and the Fazenda Nova project.

DESCRIPTION OF PROPERTIES

   WGM has prepared a number of reports on the Santa Elina Properties. Much of the following information has been abstracted from the WGM Report.

   THE SANTA ELINA GOLD BELT

   Description of Belt

   The Santa Elina Gold Belt is the largest component of the Properties. The Santa Elina Gold Belt is located in four states of Brazil beginning about 1,750 kilometres northwest of Sao Paulo and extending in the south into Bolivia and re-entering Brazil.

   The Santa Elina Gold Belt includes the Sao Vicente mine located approximately 90 kilometres north-northwest of Pontes e Lacerda and 500 kilometres northwest of Cuiaba and the Sao Francisco property located approximately

40 kilometres southeast of Sao Vicente and certain other properties along the approximately 900 kilometre length of the belt. Mining concessions have been granted for the Sao Vicente property and are in the process of being obtained for the Sao Francisco property.

   History of the Area

   Mining expeditions in the Mato Grosso area by Portuguese explorers date back to the 1700s. Gold was discovered in the Sao Vicente area in 1720. Over the next century until 1830, the Sao Vicente area became one of the most important gold producers in the Portuguese settlements, second only to Minas Gerais State. At its height, the population of the Sao Vicente area was 20,000 inhabitants who were involved predominantly in gold mining activity. The area has many mining and town site ruins discovered by Mineracao Santa Elina.

   During this period, gold production was routinely forwarded to Portugal. Official recorded gold production from the area during the period 1720 to 1830 is estimated at 60 to 70 tonnes. Historically, official recorded production would have represented a small amount of actual production and Santa Elina believes that actual production from the Sao Vicente area for that period significantly exceeded official recorded production.

   Mineracao Santa Elina became interested in the placer gold potential of the Sao Vicente area in 1976 after researching historical records which showed earlier gold production and conducting airphoto reconnaissance interpretation which identified alluvial targets. By January 1977, Mineracao Santa Elina had staked what was eventually to become the Sao Vicente mine and thereafter gradually increased its holdings in the district over the following two years. In 1983, Mineracao Santa Elina brought its first portable gravity separation plant contained on a dredge into the area. By 1990, three dredges were in operation. Placer gold production totalled approximately 75,000 ounces during the period 1985 to 1992. During evaluation of the source of the placer gold, the Sao Vicente and Sao Francisco deposits were discovered.

   Location and Access

   Access to the Santa Elina Gold Belt in Mato Grosso State is via Cuiaba, the capital of Mato Grosso State, having a population of more than 400,000. There are daily commercial jet flights to Cuiaba from Sao Paulo and Rio de Janeiro and other major Brazilian cities. Access from Cuiaba is by fixed-wing aircraft to a paved strip at Sao Vicente mine. This is a 1,250 metre long asphalt runway which facilitates small jet aircraft. The nearby Sao Francisco property is also accessible by air using an all-weather gravel strip at the site.

   There is also good road access from Cuiaba to Sao Vicente and Sao Francisco. Pontes e Lacerda, with a population of approximately 40,000, is accessible by paved highway from Cuiaba. A paved road runs alongside the gold belt to within about 40 kilometres of Sao Vicente from Pontes e Lacerda. Access is year-round, and freight and other materials can be brought in relatively inexpensively.

   Regional Geology

   The regional geological setting for the Sao Vicente mine, the Sao Francisco property, and numerous other gold occurrences that comprise the Santa Elina Gold Belt is the Aguapei Mobile and Mafic Arc Belt. This belt separates the Archean Amazon Craton to the east from the Proterozoic Paragua Craton to the west. The belt extends for more than 600 kilometres in a north-northwest direction, and is characterized by a prominent ridge composed of a 1,200 metre thick sequence of Proterozoic clastic sediments known as the Aguapei Group. The Aguapei Group is the host rock for the gold mineralization, and is predominantly metamorphosed conglomerates, sandstones and shales. Southward along the belt, the lower part of the Aguapei Group contains interbedded volcanic rock.

   The Aguapei Group overlies the central part of the Brazilian Precambrian Shield. This part of the shield contains volcanic and sedimentary formations surrounded by older igneous rocks. Prolonged erosion of these older rocks was accompanied by the development of basins in which were deposited the Aguapei sediments. These sediments were later subjected to northwest-southwest compressional forces that folded the eastern edge resulting in the ridge paralleling the axis of the belt. Faulting, fracturing and shearing have also developed parallel to and across the fold axis.

   Mineralization

   The known bedrock gold deposits and occurrences in Mato Grosso are separated into two districts - the Sao Vicente/Borda district and the Pontes e Lacerda district. In the Sao Vicente/Borda district, gold mineralization in the folded Aguapei Group metasediments occurs in shear zones that are filled with sericite and subordinate quartz along the bedding planes and in quartz veins filling fractures that cut the bedding planes. Free gold occurs in a size range from microscopic to nuggets measuring several millimetres in diameter. Gold also occurs as laminations along the shear planes and within limonite boxworks after pyrite and arsenopyrite. In the Lavrinha area of the Pontes e Lacerda district, gold mineralization is often associated with low angle shear zones and also occurs in millimetric to centrimetric quartz veins within sulphide horizons within the meta-arenites.

   SAO VICENTE MINE

   Geology

   The host rocks of the Sao Vicente mine are metamorphosed sandstones within the lower formation of the Aguapei Group. Interbedded metamorphosed conglomerates are present and their surface exposure serves as a guide for geologic mapping of the host rock.

   The formation is tightly folded and steeply dipping on either side of an axis which plunges to the northwest. Gold bearing quartz is associated with shearing and fracturing. This occurrence includes small veins within and across the bedding planes, and larger silicified breccias within the fracture zones.

   Mineralization

   At Sao Vicente gold mineralization occurs for more than 1,000 metres in two parallel northwest trending zones along the flanks of a fold. Free gold is common and is visible as grains, some up to 10 millimetres in diameter. Gold is principally associated with quartz and pyrite.

   A mineral estimate was prepared by Mineracao Santa Elina in September 1995, using a specific gravity of 2.65 and cutoff grades of 0.3 and 0.35 g Au/t. This estimate totals 10.44 million tonnes at a grade of 0.88 g Au/t. Re-evaluation of the deposit with study of variograms suggests vertical continuity rather than the stacked lenses of mineralization in earlier models. Vertically dipping structural domains are now recognized, which, though not fully tested, seem appropriate for the control of gold mineralization at the mine. Management has since re-evaluated the deposit and has concluded that the deposit contains a resource of 9.99 million tonnes at a grade of 0.805 g Au/t.

   Sections and drillholes are 25 metres apart over most of the mineralization; a spacing of 50 metre sections is used on the fringes. There is no need for closer spaced drilling in WGM's opinion.

   At costs, mining grade and metallurgical recovery experienced in 1995, the Sao Vicente operation was not profitable, resulting in WGM reclassifying such reserves as mineralization. This mineralization is appropriately classified as reserves if Mineracao Santa Elina continues to achieve the throughput, lower operating costs and improved recovery as it has in 1996 at current gold prices.

   Mining

   The Sao Vicente mine commenced production in November 1992 at a rate of 1,500 tonnes of gold-bearing material per day from material grading approximately 1.0 g Au/t from a small open pit. Production increased to 3,000 tonnes per day in early 1993 and is presently about 125,000 to 150,000 tonnes of gold-bearing material per month from an open pit and newly built treatment plant.

   Since start-up in November 1992, the Sao Vicente mine has produced approximately 87,000 ounces of gold as at February 1996. During such period,
4.8 million tonnes of gold-bearing material were processed at a recovered grade of 0.56 g Au/t.

   The Sao Vicente operation is a truck and shovel/loader operation with the gold-bearing material trucked to the primary crusher and the waste dumped into a valley to the west of the deposit. The material is drilled and blasted before loading. An additional shovel has recently been added to the mine equipment fleet which will allow production to achieve a rate of 5,000 tonnes per day as well as catching up on waste removal.

   Mineracao Santa Elina performs all mining operations except for blasting which is done by a third party. Mineracao Santa Elina mine geologists utilize assays of blast-hole samples for grade control and to upgrade mine planning.

   The information on the Sao Vicente deposit is based on 23,557 metres of mostly diamond drilling (from a total of 197 drillholes) and information resulting from exposures in the open pit mine.

   Processing Plant

   The first process plant installed at Sao Vicente consisted of the jig section of a dredge previously used for gold recovery from placers. The circuit included four stages of jigging with the tailings of the first stage pumped to the tailings pond.

   The efficiency of that plant was impossible to establish since only blasthole assays and gold production data was available. Using the blasthole assays of the material mined over an 18 month period indicated that approximately 81% of the gravimetric gold in the feed was recovered, and the overall recovery, was approximately 58%.

   Data collected by WGM during a site visit at the end of 1993 indicated that an effort must be made to improve the gold recovery. A number of approaches were discussed with the Mineracao Santa Elina staff aimed at increasing the gold recovery at minimum cost, including crushing to minus 1/4", screening the crushed material at 10 mesh, grinding the plus 10 mesh in a rod mill to minus 10 mesh and combining the ground product with the minus 10 mesh screen undersize. This minus 10 mesh material is pumped to a cyclone to produce a separation at 65 mesh. The plus 65 mesh material sent to the jig plant and the minus 65 mesh material sent to flotation to recover a gold concentrate. The flotation concentrate is sent to a Knelson concentrator to recover free gold with the Knelson tailings sent to cyanidation to recover the remainder of the gold.

   Based on preliminary test results, Mineracao Santa Elina adopted this approach, as it appeared, based on Brazilian economics, to give the best gold recovery at the lowest cost. WGM recommended at that time that this flowsheet be tested in a pilot plant to confirm the assumptions.

   A plant was designed and built and put into operation early in 1995 using this proposed circuit with some minor modification. The operating results indicated that the majority of the gold losses are in the jig tailings and an additional 7% in the flotation tailings. It has been suggested by WGM to the Mineracao Santa Elina personnel that further testing should be carried out to improve recovery.

   The process plant gold recoveries in 1995 were in the range of 65% to 70% but recent modifications to the grinding and flotation circuits have increased recoveries to about 75%.

   Ancillary Facilities and Infrastructure

   A modern town site at the Sao Vicente operation houses approximately 600 people of whom approximately 150 to 200 are employees. Facilities include permanent offices, housing for the staff and workers, mess halls, repair shops, a primary school, laboratories, a polyclinic and a diesel electric power generating facility. Since approval has been received by Mineracao Santa Elina to develop its hydroelectric site, plans have been formulated for power from the National grid to be brought to the mine and town sites. Modern communications are available by telephone, facsimile and radio.

   A 1,250 metre paved runway is at the site to accommodate small executive jets. Charter aircraft are used for travel to Cuiaba, where frequent jet service to Sao Paulo and Rio de Janeiro may be obtained. A 4.5 megawatt diesel power plant is currently installed at the property.

   Included in the ancillary facilities is a refinery to handle the jig concentrate from the gravity recovery plant and gold from electrowinning and a laboratory to analyze drill cores, blast hole samples and process plant feed samples. A laboratory using acid dissolution and atomic absorption has been built near the process plant to handle metallurgical samples. A fully-equipped pilot plant is available at the site so that testing for gravity recovery of gold from the ores can be carried out.

   SAO FRANCISCO PROPERTY

   Geology

   The Sao Francisco deposit occurs in the same formation as the Sao Vicente mine. Similar folding, faulting, shearing and fracturing of the host rocks occurred. The principal difference is that the Sao Francisco deposit occurs over a larger area with broad folds that can be traced over several kilometres.

   Mineralization

   The gold mineralization at Sao Francisco is similar to that at Sao Vicente with occurrences as disseminations and laminations, and with pyrite in quartz veins. Four sets of vein systems have been identified. Higher grade mineralization is present in a structural trap in the centre of the deposit, referred to in the WGM Report as Body 2. The main body of mineralization is referred to in the WGM Report as Body 1, which is lower grade. Surficial gold mineralization is more extensive than the bedrock mineralization.

   Surficial mineralization is estimated to be 1.9 million tonnes of measured resources at a grade of 0.76 g Au/t. With respect to bedrock mineralization, WGM's review of the Sao Francisco data indicates that Body 1 contains approximately 20 million tonnes of indicated resources grading 0.8 g Au/t and Body 2 contains approximately 2 million tonnes of mineralization grading approximately 4.2 g Au/t (undiluted).

   The foregoing information has been obtained from the WGM Report. Management is continually evaluating the properties, and more current information may therefore be available since the date of the WGM Report. Management has provided this updated information to RBC DS, and such updated information has been included in the Valuations and Fairness Opinion prepared by RBC DS and attached as Schedule III to this Circular. See Schedule III for further particulars.

   Proposed Mining

   The Sao Francisco deposit is currently at an advanced stage of exploration and no mining has been carried out to date. Exploration has included trenching, diamond drilling and a 62 metre long decline for bulk sampling. It is assumed that the high grade lenses of Body 2 would be extracted by underground mining, and that the mineralization of Body 1 would be extracted by open pit mining.

   To date only limited test work has been carried out on the Sao Francisco material, all from drill core samples, but a bulk sample is being obtained for further testing.

   Results from testing to date indicate that a combination of gravity separation, flotation and cyanidation will be required to recover the gold. Santa Elina has developed a preliminary flowsheet consisting of primary grinding in a semi-autogenous (SAG) grinding mill, followed by gravity separation on Reichart cones, with the cone concentrate upgraded to a final concentrate using jigs and tables. The cone tailings would be treated by flotation and the gold would be recovered from the flotation concentrate by cyanidation.

   A final report has been submitted and approved by the DNPM, which has facilitated application for a mining concession which is expected to be granted with respect to four exploration permits covering about 40,000 hectares when a production decision is made.

   Ancillary Facilities and Infrastructure

   Only an exploration camp exists at the Sao Francisco site. The site is 40 kilometres southeast of Sao Vicente and most of the travel between Sao Vicente and Sao Francisco is by air. A dirt airstrip has been built to accommodate travel between the sites.

   It is anticipated that if and when Sao Francisco is put into production, the personnel will be bused from Pontes e Lacerda, approximately 60 kilometres to the southeast of Sao Francisco. The infrastructure at Sao Francisco would be limited and would consist of administration and maintenance facilities in addition to the process plant and support services for the mining operation. Process water will probably have to be pumped to the facilities from the adjoining valley as sufficient water is not available at the Sao Francisco location. Water from the valley is in ample supply.

   HYDROELECTRIC POWER PROJECT

   Mineracao Santa Elina has completed an in-house prefeasibility study which establishes the viability of developing a 60 megawatt hydroelectric power plant which will generate power for the Sao Vicente mine and future operations at Sao Francisco.

   Mineracao Santa Elina has received approval from the Government of Brazil and the environment agency of Mato Grosso State to proceed with a 43 megawatt hydroelectric power project and has received tenders for the engineering and construction of this project. The completion and operation of the project will reduce operating costs at all the mining operations of Mineracao Santa Elina in Brazil. It is expected that the power generated from the project will be sold to a local power utility in exchange for power for use by Mineracao Santa Elina. There may be excess power sold to the local utility to generate additional revenue for Mineracao Santa Elina.

   A site has been located on the Guapore River, approximately 60 kilometres east of Pontes e Lacerda. The site is on the Guape farm which is owned by Mr. Paulo de Brito's family. The hydroelectric project has been fully engineered by an independent Brazilian engineering company specializing in the development of hydroelectric power projects.

   Mineracao Santa Elina intends to start construction on the plant in late 1996 and start up the plant in December 1998. Additional financing may be needed to pay for construction of the plant which Mineracao Santa Elina intends to raise as needed. The land for the project will either be purchased from the de Brito family or leased on a long-term basis in either case for a nominal amount.

   Total costs to construct the plant are presently estimated to be approximately $42,000,000.

   Mineracao Santa Elina has also received indications from CEMAT, the local power utility, that it would be prepared to purchase the power and to build the necessary power lines to connect the CEMAT grid to both properties prior to completion of the power project.

   ADDITIONAL GOLD OCCURRENCES IN THE SANTA ELINA GOLD BELT

   In addition to the Sao Vicente mine and Sao Francisco deposit, there are an estimated 50 other known bedrock and placer gold occurrences within the Santa Elina Gold Belt that Mineracao Santa Elina holds either through mining concessions, exploration permits or applications for prospecting or pursuant to agreements with third parties.

   Several of these areas have been in limited production by garimpeiros who are unlicensed miners in Brazil. Santa Elina estimates that garimpeiro production in these areas is 2 to 3 tonnes of gold per annum. During the past year, garimpeiro activity has decreased considerably (due to exhaustion of the easily mined mineralization) so that the total annual production is now probably less than one tonne.

   The following is a brief description of several of these gold occurrences.

   Esperanca

   The Esperanca property is located approximately 8 kilometres from the Sao Vicente mine. Early Portuguese workings evidence an area of mineralization estimated at 500 metres in length and 300 metres in width. Mineracao Santa Elina has conducted initial mapping, soil sampling, trenching and drilling. Gold values obtained from additional sampling and drilling of quartz veins in Aguapei Group rocks suggest that gold enrichment in the upper 10 to 20 metres is apparent. Additional work is planned.

   6(degrees) Braco

   The 6(degrees) Braco property is located approximately 13 kilometres from the Sao Vicente mine.

   Early Portuguese workings evidence an area of mineralization estimated at 300 metres in length and 100 metres in width. Initial exploration by Mineracao Santa Elina by panning, trenching and drilling suggests that the area dimensions are 600 metres in length by 300 metres in width. Additional exploration including ground geological and geochemical surveys of 10,000 hectares has been conducted by Echo Bay as contemplated in the Echo Bay Agreement in Principle. See "Joint Venture Agreements."

   Carneiro

   The Carneiro property is situated 44 kilometres north of Pontes e Lacerda and 3 kilometres from the Sao Francisco property. It has been worked by garimpeiros and gold mineralization is seen in a shear zone in basement graphitic schists.

   Tuneis

   The Tuneis property is located 2 kilometres from the Sao Francisco property on the western edge of the Serra Sao Vicente. A total of 11 old Portuguese mining adits have been located over a distance of 250 to 300 metres extending 60 to 70 metres into the hillside. Waste dumps left by the Portuguese miners exhibit abundant quartz vein material. Santa Elina geologists believe the old adits may have been developed to access a vertical gold-bearing quartz vein in a shear zone.

   Torre

   The Torre property is situated 2 kilometres from Pontes e Lacerda on a low ridge which rises 150 metres. The mineralization is hosted by silicified meta-arenites of the Aguapei Group which have been locally intensely folded. Gold-bearing veins cut the sediments. An estimated 15 garimpeiros are presently mining this property at 12 excavations where gold is processed by crushing and sluicing. No detailed exploration has been conducted on the property.

   Ernesto/Minopar

   Located about 12 kilometres southwest of Pontes e Lacerda, this is another gold occurrence in Aguapei Group metasediments. Former garimpeiro workings cover an area measuring approximately one square kilometre. No detailed information is available.

   Serra do Caldeirao

   The Serra do Caldeirao properties are located 28 kilometres from Pontes e Lacerda in the Caldeirao Range. Four areas of past and present garimpeiro activity have been noted by Mineracao Santa Elina for exploration. Two of these areas of previous workings are a square kilometre each. Mineracao Santa Elina has placed a high priority on exploration of this area as the extent of the previous workings suggests the possibility of a significant gold occurrence.

   Serra Salto Do Aguapei

   Gold occurrences are also evident further south of Pontes e Lacerda along the Serra Salto Do Aguapei. These occurrences include the Pau-a-Pique whose operations are situated 53 kilometres south of Pontes e Lacerda and can be accessed by a 33 kilometre good secondary dirt road. The southern continuation of the Serra Do Caldeirao, Serra Pau-a-Pique consist of Aguapei Group-Fortuna Formation meta-sediments.

   Mineralization is found along a fault zone that extends for 450 metres in a northwesterly direction. Portuguese mining activity dating from the 18th Century is reported to occur at the top of the ridge to the northwest. Open pit workings on the property extend for 600 metres and follow a 10 metre wide, high grade pyritic core. The gold occurs in vertical, 1 to 10 centimetre wide quartz veins with pyrite. Material is presently mined and processed by garimpeiros at the site and gold is recovered by amalgamation with mercury.

   Other Mato Grosso Properties

   The GP 1 to GP 7 properties are located 40 to 70 kilometres south by southeast of Pontes e Lacerda. They were initially discovered by a major multinational mining company in the 1980's during an exploration program in the Archean greenstone belts for volcanic-hosted copper and gold deposits and were acquired by Mineracao Santa Elina from Mineracao Manati S.A. (an indirect subsidiary of The RTZ Corporation PLC.). Exploration work including some drilling has been carried out. Additional drilling and soil sampling will be necessary to determine the extent of the mineralization. Mineracao Santa Elina owns 51% of the shares of the subsidiary that holds the GP 1 to GP 7 properties. The remaining 49%, which is owned by Mineracao Manati S.A., may be repurchased pursuant to an option held by Mineracao Santa Elina.

   Sao Vicente Ridge

   The initial exploration targets for Mineracao Santa Elina in the Santa Elina Gold Belt were the placer deposits in the rivers draining the Sao Vicente Ridge. Prospecting started in 1978 on the Guapore River, a headwater tributary of the Amazon River system and progressed upstream on the Galera River. The exploration program initially involved prospecting by test pits and all the tributaries of the Galera River were sampled at 500 metre intervals. The placer gold is concentrated in a gravel horizon directly overlying the bedrock surface, with the thicker alluvial cover above the gravel horizon generally barren, or containing sub-economic amounts of gold. Both the gravel horizon and the overlying alluvial material were panned for their gold content.

   All gold bearing streams draining into the Galera River were drilled at 25 metre intervals along parallel cross-lines spaced at 500 metres to 600 metres along the stream course. Holes were drilled 0.5 metres into the bedrock.

   Alluvial mining began in 1983 and the operations were progressively increased until three large dredges, two with a capacity of 100,000 cubic metres per month were operated variously from July 1988 to March 1991. Recoveries based on this operating experience ranged from 114% to 118% of the measured resources. Using a cutoff value of 0.08 g Au/cubic metre, and $1.00/cubic metre operating cost for the entire alluvial column, the following table outlines the Mineracao Santa Elina remaining reserve alluvial estimates:

                      SAO VICENTE RIDGE ALLUVIAL DEPOSITS

                   RESERVE ESTIMATE BY MINERACAO SANTA ELINA

                      (CUTOFF GRADE 0.08 AU/CUBIC METRE)

                                                         WITH STRIPPING
                        WITHOUT STRIPPING             WASTE: ORE RATIO 2:1
                  ----------------------------- --------------------------------
                  VOLUME
                   (000      GRADE    CONTAINED   VOLUME      GRADE    CONTAINED
RESERVE CATEGORY   M/3/)  (G AU/M/3/)  AU (KG)  (000 M/3/) (G AU/M/3/)  AU (KG)
- ----------------  ------- ----------- --------- ---------- ----------- ---------
Proved .........   65,000    0.139      9,000     21,700      0.397      8,600
Probable .......   37,700    0.120      4,500     12,600      0.339      4,300
                  -------    -----     ------     ------      -----     ------
TOTAL...........  102,700    0.132     13,500     34,300      0.376     12,900
                  =======    =====     ======     ======      =====     ======

   Additional mineralization, without stripping, of 132,700,000 cubic metres at a grade of 0.098 g Au/cubic metre or at a waste to ore stripping ratio of
2.2 to 1 equal to 41,500,000 cubic metres at a grade of 0.293 g Au/cubic metre has also been estimated. WGM reviewed the methodology of the estimates and is in agreement with the estimates.

   The above analysis assumes a gold price of $400 per ounce.

   CHAPADA PROPERTY

   The Chapada Project is one of Santa Elina's major mineral assets. The property consists of mining claims covering 75,000 hectares, of which the company has obtained a mining concession in respect of 3,000 hectares. Chapada is a copper-gold project located in west-central Goias State, approximately 320 kilometres north of Goiania, the state capital. Access to the project is via 8 kilometres of graded unpaved road from the state highway GO-08. A railroad is also under construction about 30 kilometres from the property. Several small towns, Alto Horizonte, Campinorte, S. Teresina de Goias and Compos Verdes are located within 50 kilometres of the project. Water is readily available from the Rio dos Bois River south of the project, and electricity is available from the national grid. The Chapada prospect was discovered in 1974 by a subsidiary of a major mining company, through follow up of a stream sediment geochemical anomaly.

   Geology and Mineralization

   The Chapada deposit is hosted by upper Proterozoic volcano-sedimentary rocks known as the Mara Rosa Sequence. The Mara Rosa Sequence occurs as a north-east trending belt between the Archean rocks of the Sao Francisco and Guapore Cratons. The schistose rocks are intruded by massive amphibolite of uncertain age and by Upper Proterozoic tonalite stocks. All of the rocks have been deformed by at least three metamorphic-tectonic events, which produced the strong foliation and folding. Mineralization consists of disseminated chalcopyrite and pyrite, typically at a ratio of 1:4. Magnetite is abundant locally. Native gold occurs as very fine grains, on the surface of pyrite grains and as inclusions in chalcopyrite.

   Mineral Resources and Ore Reserves

   The Chapada deposit has been defined over a length of 2,000 metres, a width of 400 metres and a thickness of 12 to 60 metres. The depth of mineralization ranges up to 150 metres. The data available for estimation of grade and tonnage of the Chapada deposit include 24,693 metres of drilling from 221 vertical drillholes, 201 vertical soil drillholes totalling 2,836 metres, and samples from 92 metres of vertical shaft and 110 metres of crosscuts. The deposit database contains a total of 35,917 samples. Added to this are 7,300 samples from 416 recently completed overburden drillholes. Drillholes are on 100 x 100, and 50 x 100 metre spacing. Overburden holes are on 50 x 100 metre spacing.

   Between 1979 and 1981, several estimates of the mineable reserves of the deposit were completed. Most of the estimates were made by block kriging of the grade based on 50 x 50 x 10 metre blocks followed by floating cone open pit planning using the Surface Mine Planning System.

   In 1994, WGM completed an independent estimate of the mineable reserves of the Chapada deposit. The results were very close to the estimate previously made by a major mining company, being 103 million tonnes with an average grade of 0.429% copper and 0.398 g Au/t and a waste to ore ratio of 1.26. A final feasibility study relating to the Chapada deposit has not been completed. Management believes that the Chapada deposit contains a mineable reserve as noted above; however, until completion of the final feasibility study, the Chapada deposit may appropriately be classified as a measured and indicated resource.

   The objective of the recent overburden drilling program was to evaluate the potential for gold in the overburden (soil and saprolite) at Chapada. Based on the data available in August 1995, Mineracao Maraca exploration estimated that within the proposed open pit area there is an indicated resource of 7.7 million tonnes with an average grade of 0.33% copper and 0.53 g Au/t. Metallurgical testwork is required before it can be determined whether this material can be mined and processed at a profit.

   Previous work at Chapada by others has focused largely on delineation and evaluation of the Chapada deposit itself. Since acquisition of the property, Mineracao Maraca has also focused effort on the evaluation of the exploration potential of the deposit, the immediate surrounding area and the region.

   Based on a review of the existing drilling data, Mineracao Maraca geologists have identified three areas of mineralization or potential mineralization which could potentially increase the reserves of the Chapada deposit by 90 to 100 million tonnes, although there can be no assurance that this will occur.

   The above analysis assumes a gold price of $400 per ounce and a copper price of $1.00 per pound.

   Metallurgy

   Metallurgical test work was carried out at Chapada in 1979 to 1981 during a prefeasibility study conducted by others. The testwork consisted of laboratory scale tests on drill core composites in 1979 to 1980 and pilot plant scale tests on bulk samples collected from underground in 1980 to 1981. These were followed by additional bench scale tests on drill core composites with a higher gold content.

   Test results indicate that the copper is readily recoverable by flotation with expected recoveries of 90% of the contained copper. The gold reports to the copper concentrate with gold content of the concentrate directly related to the gold/copper ratio of the feed.

   Comparison of the pilot plant and later bench scale tests showed that metal recoveries are sensitive to the degree of oxidation of the ore. The Chapada ore zone is generally divided into two ore types; oxidized (saprolite) and sulphide (bedrock).

   In the 1995 prefeasibility study on the Chapada project, Mineracao Maraca used copper recoveries of 90.0 to 91.4% and gold recoveries of 70.0 to 79.3%. Mineracao Maraca is in the process of conducting tests on the gold bearing saprolite. Initial results of cyanide leach tests indicated low gold recoveries but high cyanide consumption due to the high copper content of the feed. Additional tests are in progress to evaluate the applicability of flotation.

   Mining

   A major mining company developed a preliminary open pit mine plan for the Chapada deposit in 1981 based on a production rate of 8.4 million tonnes of ore per year.

   In June 1995 Mineracao Maraca issued a new mining plan based on a production rate of 10 million tonnes per year. The pit plan was based on a bench height of 10 metres with 25 metre wide ramps at a maximum grade of 10%. The final pit would have 20 metre benches with 15 metre berms and a pit slope of 45(degrees).

   WGM reviewed the previous mine plan and the suggested changes recently proposed by Mineracao Maraca and believes that the plan and proposed equipment are appropriate for the development scenario planned for the deposit. Mineracao Maraca is now projecting a production rate of 15 million tonnes a year (42,750 tonnes per day). In WGM's economic analysis, adjustments were made to the capital and operating costs to reflect the increased equipment requirements.

   Capital and Operating Costs

   Economic evaluation of the Chapada project was first carried out in 1982 by others using the project design created in 1981. In 1995, Mineracao Maraca prepared an economic evaluation using current costs for capital items and operating cost estimates based on experience at the Sao Vicente mine.

   Based on WGM's review of the Mineracao Maraca estimates WGM adjusted the capital and operating costs for the Chapada project assuming that only the sulphide ore will be mined and processed, producing a copper concentrate. The oxide capping will be stockpiled separately from the mine waste for possible later reclamation and processing. Capital and operating cost estimates are based on a production rate of 10 million tonnes per year at an average waste to ore ratio of approximately 1.6:1. Mineracao Maraca is now projecting a production rate of 15 million tonnes a year (42,750 tonnes per day). WGM agrees that the increased production rate is warranted given the exploration potential of the area and the high probability that additional reserves will be defined.

                          CHAPADA COPPER-GOLD PROJECT

                             CAPITAL COST ESTIMATE
                 (PRODUCTION RATE 10 MILLION TONNES PER YEAR)

                                                                         COST
DESCRIPTION                                                            ($000S)
- -----------                                                            --------
Mine Pre-production................................................... $  8,477
Mine Equipment........................................................   32,040
Process Facilities....................................................   38,905
Utilities.............................................................   19,630
Plant Construction....................................................   17,970
Engineering and Construction Management...............................   19,450
                                                                       --------
TOTAL.................................................................  136,472
Contingency (15%).....................................................   20,528
                                                                       --------
TOTAL................................................................. $167,000
                                                                       ========

                          CHAPADA COPPER-GOLD PROJECT

                            OPERATING COST ESTIMATE
                 (PRODUCTION RATE 10 MILLION TONNES PER YEAR)

                                                               ANNUAL  COST PER
                                                                COST     TONNE
                                                                 $ X   PROCESSED
DESCRIPTION                                                     1,000      $
- -----------                                                    ------- ---------
Mining........................................................ $ 9,174   $0.92
Sulphide Processing...........................................  19,382    1.93
Utilities.....................................................     853    0.09
General and Administration....................................   3,800    0.38
Reclamation...................................................     300    0.03
                                                               -------   -----
TOTAL......................................................... $33,509   $3.35
Contingency (10%).............................................   3,351    0.34
                                                               -------   -----
TOTAL......................................................... $36,860   $3.69
                                                               =======   =====

   The results of WGM's preliminary economic analysis shows that the Chapada project is a viable, profitable project at the copper prices analyzed. WGM has recommended that a bankable feasibility study be prepared as soon as possible to confirm these results.

   The foregoing information has been obtained from the WGM Report. Management is continually evaluating the properties, and more current information may therefore be available since the date of the WGM Report. Management has provided this updated information to RBC DS, and such updated information has been included in the Valuations and Fairness Opinion prepared by RBC DS and attached as Schedule III to this Circular. See Schedule III for further particulars.

   Echo Bay has been granted an option to acquire a 50% interest in the Chapada property. See "Joint Venture Agreements".

   FAZENDA NOVA PROJECT

   Property, Location And Description

   The Fazenda Nova project included exploration of an area covering some 45,000 square kilometres in southwestern Goias State, Brazil. Mineracao Santa Elina chose to conduct exploration in Goias State because of favourable geology, known mineral occurrences, well developed infrastructure and the general lack of previous systematic exploration in the area.

   The project area is located 200 kilometres by road from the state capital of Goiania. Access to the area is by paved highway, and locally by graded unpaved roads. An airstrip capable of handling light planes is located at the town of Fazenda Nova, which has a population of 7,000 people. The area is crossed by the Rio Clara and Rio dos Piloes rivers. Electric power is readily available from the national grid.

   The property consists of 23 mining claims in three separate blocks covering 23,000 hectares. The property is owned by Mineracao Bacilandia, a Brazilian company. Mineracao Santa Elina purchased 100% of the company in January 1995. The final purchase agreement was signed on March 20, 1995. Total consideration to be paid to the former owners of the company is $9,000,000. The purchase price is based on one of the claims containing minimum "proven reserves" of
2.7 tonnes of gold. In the event that "proven reserves" for such claim are less than 2.7 tonnes, at Mineracao Santa Elina's option, the purchase price is to be reduced proportionately or such particular claim is to be returned to the seller. Mineracao Santa Elina made an initial payment of $500,000 upon signing the purchase agreement. A second payment of $500,000 was made in December 1995, and four subsequent payments of $2,000,000 are due on December 14, 1996 through 1999 if Mineracao Santa Elina chooses to retain its interest in the claim.

   Two of the claims were acquired from Metago, the Goias State mining company. Metago retains a 2% net smelter royalty interest in mineral production from the claims. The remaining 21 claims were acquired from Western Mining Corporation ("WMC"), which retains a 2% net smelter royalty on production from those claims.

   The surface rights to two farms covering the Lavrinha and Vital prospects have been leased from local land owners. These leases have rentals equivalent to $500 per month. Mineracao Santa Elina has also applied for mining claims covering the areas between and surrounding the existing claims. Under Brazilian law the land owners will also receive a 1% net smelter royalty on mineral production from their properties.

   Since the acquisition of the property by Mineracao Santa Elina, work has focused on recompilation and evaluation of the extensive data set acquired with the WMC claims and an aggressive delineation drilling program at the Lavrinha prospect.

   Regional Geology And Mineralization

   The Fazenda Nova project area is underlain mainly by Precambrian rocks with minor Paleozoic rocks, in four lithologic-tectonic domains. Bedrock exposures in the area are few. Weathering commonly extends to depths of up to 50 metres with extensive saprolite formation. At surface, a lateritic soil profile with a pisolitic or stone line horizon is developed to a depth of five to six metres.

   The most prominent geological feature in the area is the northwest trending Fazenda Nova-Israelandia-Maipora lineament. This is a major regional structural feature consisting of a five to 10 kilometre wide zone of cataclastic rocks, mainly strongly foliated mylonite. The lineament forms the boundary between a domain of gneissic rocks to the east and a volcano-sedimentary sequence to the west.

   The eastern part of the project area is underlain mainly by gneissic rocks. These rocks consist of undifferentiated gneiss, granite gneiss and migmatite of uncertain age. They are intruded by upper Precambrian, post tectonic granite plutons and overlain to the east by metasedimentary rocks of the Proterozoic Araxa Group.

   The western part of the project area, including most of the known gold prospects, is underlain by northwest trending, interlayered acid and mafic metavolcanic and metasedimentary rocks of the Proterozoic Amorinopolis Group. The layered rocks are known locally as the Jaupaci sequence and are intruded by small to large plutons of upper Precambrian granite. Bodies of mafic to ultramafic rock of uncertain age and origin occur within the metavolcanic sequence.

   The fourth structural lithologic group in the area comprises Devonian detrital sedimentary rocks of the Parana Basin Group which overlie the Precambrian rocks to the south and east.

   The project area has received comparatively little mineral exploration attention. A low grade (0.92% Cu and 0.3 g Au/t) copper-gold prospect was discovered about 180 kilometres west of Fazenda Nova in 1974. The Ipora alluvial gold-diamond deposit to the south was developed in the late 1980's. In 1989, WMC discovered the Jenipapo gold deposit to the north, and mined some 400,000 tonnes of oxide ore at a grade of 10 g Au/t from 1990 to 1991.

   Based on its experience with Jenipapo, WMC conducted regional and follow up exploration in the Fazenda Nova area in 1991. This program focussed on gold in the Jaupaci sequence and delineated the prospects later acquired indirectly by Mineracao Santa Elina.

   Within the prospect area, exploration by WMC and later by the current owner has delineated six gold prospects, Lavrinha, Vital, Veadhinho-Hamilton, Bastos, Guarda-Mor and Salto. All of the prospects were defined through a regional heavy mineral concentrate ("HMC") survey, followed up by detailed HMC sampling, soil sampling, ground geophysics and scout drilling. The exploration efforts are currently focussed on the Lavrinha project which, in the opinion of WGM, has the potential to be a mineable gold deposit. The current program focuses not only on delineation of the deposit but also on the development of an exploration model which can be used in the evaluation of other prospects in the area.

   LAVRINHA GOLD PROSPECT

   General

   The Lavrinha Prospect, located 8 kilometres west of Fazenda Nova is the most advanced prospect in the project area. The prospect was discovered through WMC's 1991-92 regional exploration program. HMC samples from streams at Lavrinha contained 65 to 180 gold grains per 10 litres of sample. Follow up soil sampling on a 100 by 50 metres grid defined two gold anomalies, known as Valfrido and Vital, with values of up to 380 parts per billion ("ppb") Au. Both anomalies, defined by soil samples containing greater than 100 ppb Au, measured 200 by 300 metres.

   WMC followed up with the soil anomalies with 157 auger drillholes totalling 1,153 metres; and 20 reverse circulation drillholes totalling 1,157 metres. The holes at Valfrido intercepted significant gold mineralization, with intercepts of up to 19 metres at 6.44 g Au/t. WMC estimated that the Lavrinha mineralized zone, contained 235,000 tonnes of mineralization at a grade of
3.93 g Au/t. The drillholes at Vital intercepted several subparallel gold bearing veins with widths of one to two metres.

   WMC discontinued exploration in the area due to a land tenure conflict, since resolved. Mineracao Bacilandia continued work at Lavrinha and was awarded a temporary mining permit by Metago in 1993. It then developed a small, open-pit heap-leach gold operation which mined gold-bearing saprolite for thirteen months in 1993 and 1994. A total of 100,000 tonnes of material was mined at a cutoff grade of 1.5 g Au/t and a head grade of 2.2 g Au/t. Gold recovery in the heap leach was reportedly only 40 to 50% breakdown of the material mined.

   After the acquisition, Mineracao Santa Elina decided to suspend the mining operation and focus efforts on delineation of additional gold mineralization. An auger drilling program comprising 460 holes totalling 2,800 metres was completed. Core drilling started in February 1995, and by the end of August, 20 holes totalling 2,600 metres had been completed. An additional 5,000 metres of core drilling is planned. All drillholes are sampled over their entire length and analyzed for gold by fire assay at Nomos laboratory in Rio de Janeiro. Mineracao Santa Elina is currently conducting an in-house feasibility study in order to reach a production decision on Lavrinha in late 1996.

   Geology And Mineralization

   The Lavrinha prospect is underlain by northwest trending metavolcanic rocks of Proterozoic Jaupaci sequence. The bedrock lithologies comprise weakly metamorphosed dacitic and mafic volcanic rocks. Small stocks of tonalite intrude the layered rocks to the north and south of the mineralized zone.

   Primary mineralization at Lavrinha consists of fine grained free gold in the 2 to 10 micron size range. The gold is commonly associated with fine grained arsenopyrite but only occasionally occurs as inclusions in arsenopyrite. Geochemically there is a good correlation between arsenic and gold, with arsenic values typically 1,000 times gold values. Locally the arsenopyrite is altered to escordite. Where this has occurred gold values are generally lower. Arsenopyrite and gold most commonly occur in and are associated with carbonate-quartz veinlets.

   The specific gravity of primary (bedrock) mineralization, based on measurements of core samples, is 2.7. The density of the saprolite is 1.8 with a moisture content of 6.6%. Shallow weathered laterite and saprolite mined from the pit, to a depth of six to ten metres had a density of 1.68.

   Mineral Resources

   The Lavrinha zone is at the advanced prospect stage of exploration. WMC estimated that the mineralized zone contained 235,000 tonnes of material with an average grade of 3.93 g Au/t. However this estimate addressed only a small part of the weathered portion of the mineralized zone as defined by shallow Reverse Circulation ("RC") drilling.

   Drilling has delineated low grade gold mineralization (greater than 0.3 g Au/t) over an area of 150 by 400 metres, to a depth of 130 metres. Within the mineralized zone there are two northeast trending zones of higher grade (greater than 1.0 g Au/t) mineralization. Mineracao Santa Elina plans to complete a grade tonnage estimate for the deposit as a part of the feasibility study.

   WGM prepared a resource estimate for the Lavrinha deposit as follows:

                             FAZENDA NOVA PROJECT
                 LAVRINHA PRELIMINARY RESOURCE ESTIMATE BY WGM
                           (CUTOFF GRADE 0.3 G AU/T)

                                                                         GRADE
                                                               TONNES   (G AU/T)
                                                              --------- --------
INDICATED RESOURCES
Saprolite High Grade.........................................   800,000   2.6
Bedrock High Grade........................................... 1,500,000   2.2
Saprolite Low Grade..........................................   800,000   0.7
Bedrock Low Grade............................................ 1,100,000   0.8
                                                              ---------   ---
TOTAL INDICATED RESOURCES.................................... 4,200,000   1.6

   WGM estimates that the Lavrinha deposit contains indicated resources totalling 4.2 million tonnes at an average grade of 1.6 g Au/t, and additional mineralization of 1.2 million tonnes at an average grade of 1.0 g Au/t.

   The foregoing information has been obtained from the WGM Report. Management is continually evaluating the properties, and more current information may therefore be available since the date of the WGM Report. Management has provided this updated information to RBC DS, and such updated information has been included in the Valuations and Fairness Opinion prepared by RBC DS and attached as Schedule III to this Circular. See Schedule III for further particulars.

   Exploration Potential

   The Lavrinha mineralized zone has been defined over a length of 350 to 400 metres. The northern and southern limits and the depth extent of the mineralization have not been determined.

   Potential exists for the discovery of additional mineralization to the north and south and below the presently known deposit. Over most of the length of the mineralized zone, the deposit is open at depth. Additional deeper drilling below the known mineralization has the potential to add to the resource base of the deposit.

   Metallurgy

   Mineracao Santa Elina is in the process of conducting metallurgical tests on one saprolite and two bedrock drill core composite samples. Testwork indicates that the best gold recoveries are obtained when the saprolite ore is agglomerated in a trommel.

   VITAL

   The Vital gold prospect is located 750 metres southeast of Lavrinha deposit. It is considered to be a part of the overall Lavrinha prospect area but is discussed separately here as it may represent a distinct mineralized zone.

   Vital was discovered by WMC through regional HMC sampling. HMC samples from the Vital area contain from 50 to greater than 450 gold grains per 10 litres of sample. Follow up soil sampling defined an anomaly, with gold values greater than 100 ppb, measuring 250 by 300 metres directly on strike (north 20(degrees) west) with the Lavrinha soil anomaly. The shape of the greater than 100 ppb anomaly suggests the possibility of northwest and east north east trending sources. The sampling program shows gold values of greater than 1.0 g Au/t gold in both the stone line horizon and the underlying saprolite forming three parallel northwest trending zones.

   WMC drilled 11 reverse circulation drillholes at Vital. The holes ranged from 40 to 80 metres in depth and were drilled at 40 metres spacing on three east-west lines. Ten of the holes intercepted showed mineralization grading greater than 1 g Au/t. The better intercepts occur in the upper part of the holes. Deeper intercepts are general only one metre in width.

   Mineracao Santa Elina has drilled four core holes totalling 297 metres at Vital. The core hole results were similar to the RC results. The holes intercepted a number of narrow gold-bearing shear zones, one to two metres wide with grades of 2 to 8 g Au/t gold.

   Ground geophysical data for Vital has been reinterpreted in order to guide further exploration. The ground magnetic data shows both northwest and northeast trending structures with a third possible east-west structure. Radiometric data is dominated by northwest trends. Vital is located at the intersection of three structures as is Lavrinha. Mineracao Santa Elina plans to further evaluate the geochemical, geophysical and drilling data prior to drilling additional holes. WGM has reviewed the exploration data on Vital and feels that the prospect definitely warrants further drilling. This work should be deferred until a better understanding of the controls on mineralization is developed from the work at Lavrinha.

   Veadinho-Hamilton

   Veadinho and Hamilton are two gold prospects located 12 kilometres west northwest of Fazenda Nova town and about 4 kilometres north of the Lavrinha prospect. The prospects are covered by five mining claims which were acquired from WMC. The prospects were identified by WMC through regional and detailed HMC sampling. Follow up work at each prospect comprised detailed HMC sampling, grid soil sampling and ground magnetic and radiometric surveys.

  (a) Veadinho. The Veadinho prospect consists of a 7 kilometres long HMC anomaly in three separate streams. Gold colors in HMC samples range from 50 to greater than 400 grains per 10 litres. The distribution of the gold grains suggests a north northwest-striking source for the anomaly with a possible second north-east-trending source just north of the village of Bacilandia.

    Gold values in soils are generally low with a background of greater than 2 ppb gold and anomalous values in the 2 to 10 ppb range. Only a few samples contain greater than 10 ppb gold. This contrasts with Lavrinha-Vital and other prospects in the Fazenda Nova area were gold in soil values of greater than 100 parts per million are often found. This relatively low gold expression may be due to geomorphology. The Veadinho area is low lying and swampy and may have a less well developed soil profile than other areas. The weakly anomalous soil gold values do occur in a north north west-trending zone which is along strike from the Lavrinha-Vital soil anomaly.

  (b) Hamilton. The Hamilton prospect consists of a 7 kilometres long east northeast-trenching gold in HMC anomaly located south and east of Veadinho. Gold in HMC samples range from 50 to 595 grains per 10 litres. The distribution of the gold values suggests an east northeast-trending source for the anomaly. Gold values in soil are low as at Veadinho.

   Mineracao Santa Elina's work at Veadinho-Hamilton to date has consisted of review and compilation of geological and geochemical data and a reinterpretation of the ground geophysical data. Further work on the prospects is planned as the resources become available.

   WGM has reviewed the exploration data on Veadinho and Hamilton and feels that both are good gold prospects which warrant further work. Given the poor representivity of soil sampling it may be advisable to test the use of auger drilling as a tool for identification of drill targets.

   BASTOS

   The Bastos gold prospect is located 8 kilometres southeast of the Lavrinha prospect and 6 kilometres southwest of Fazenda Nova town. The prospect is covered by two mining claims which were acquired from WMC.

   The prospect was discovered in 1991 by HMC sampling. Reconnaissance HMC samples contain 20 to 300 gold grains per 10 litres of sample and defined a north north west-trending anomaly some 8 kilometres long. WMC carried out detailed HMC sampling, soil sampling, and ground magnetic and radiometric surveys to follow up the HMC anomaly.

   The soil sampling defined three anomalous zones on strike along north 10-20(degrees) west. Anomalous values were defined as greater than 40 ppb gold, although significant parts of the anomalies exceed 100 ppb gold. The anomaly is open to the south.

   WMC completed nine shallow scout RC holes on the southern two soil anomalies, two on the central anomaly and seven on the southernmost anomaly. The holes ranged from 29 to 35 metres in depth and were drilled to the east at -50(degrees) along east-west lines.

   The two holes drilled on the central anomaly were barren. Four of the holes drilled on the southern anomaly intercepted mineralization grading greater than 1 g Au/t. The majority of the intercepts are one metre in width with grades of 1.3 to 5.4 g Au/t gold. The best intercept is in hole BCC-63 at the south end of the prospect which intercepted two zones, 2 metres at 2.5 g Au/t and 6 metres at 3.07 g Au/t. WGM feels that the Bastos prospect warrants further exploration.

   GUARDA-MOR

   The Guarda-Mor gold prospect is located 16 kilometres south southwest of the Lavrinha prospect, 23 kilometres southwest of Fazenda Nova town and 5 kilometres west of the village of Israelandia. The prospect is covered by 7 mining claims which were acquired from WMC, who retain a 2% NSR royalty interest.

   The prospect was discovered by WMC in 1991 through regional HMC sampling. HMC samples in the area contain 46 to 215 grains of gold per 10 litres in a 9 kilometre long anomaly. Follow up work consisting of grid soil sampling, magnetometer and radiometric surveys followed by RC drilling was completed in 1991 to 92.

   The prospect is underclaim by north to northwest trending metavolcanic rocks of the Jaupaci Group.

   The distribution of gold in the HMC samples suggests a north to north-northeast trending source with a second possible source trending east-west to east-northeast. The soil sampling delineated two anomalies. The eastern anomaly measures 2 kilometres long and trends north-south to north-northeast, with values in the 10 to 30 ppb gold range. The second anomaly, located to the southwest consists of two clusters of anomalies samples over a length of
1.5 kilometres. The general trend of the southwest anomaly is northeast, with values of 100 to greater than 200 ppb gold.

   WMC drilled 38 RC holes on the two parts of the southwest soil anomaly.

   At the northern part of the anomaly, five of the nine holes intercepted gold mineralization. Most of the intercepts were one metre of 1 to 3 g Au/t. The best intercept was 8 metres at 5.45 g Au/t in hole BCC-42. The drilling data suggest that the mineralization occurs erratically in a zone 4 to 8 metres thick which dips to the east at 45(degrees).

   At the southern part of the anomaly, 12 to 29 holes intercepted mineralization. The intercepts were typically one metre in width with grades ranging from 1 to 11 g Au/t. The best intercepts were in holes BCC-49 with 3 metres at 4.7 g Au/t; BCC-27 with 4 metres at 1.41 g Au/t; BC-47 with one metre at 11.58 g Au/t. The data in BCC-22 and BCC-49 indicate a mineralized zone 4 to 6 metres in width which dips to the east at 80(degrees).

   WMC concluded that the gold mineralization at Guarda-Mor occurs in north-south silicified shear zones and quartz veins with associated carbonate and sericite alteration and oxidized sulphides. WMC estimates that Guarda-Mor contains mineralization of 200,000 tonnes at a grade of 2.0 g Au/t.

   Mineracao Santa Elina's work at Guarda-Mor has consisted of review of the WMC data and reinterpretation of the geophysical data. Additional exploration is planned but has been deferred while efforts are concentrated at Lavrinha.

   SALTO

   The Salto gold prospect is the southernmost prospect in the Fazenda Nova project area. The prospect is located 23 kilometres south south-west of the Lavrinha prospect, 26 kilometres southwest of the town of Fazenda Nova and 8 kilometres south of the village of Israelandia.

   The Salto prospect was identified by WMC through regional HMC sampling in 1991. HMC samples in the Salto area contain 90 to 220 gold grains per 10 litres of sample. The anomalous HMC samples define a 5 kilometres long northeast trending zone which extends to the south beyond the limits of Mineracao Santa Elina's claims. The area is underlain by Jaupaci Group metavolcanic rocks and granitic intrusives.

   WMC carried out only limited follow up exploration at Salto. Soil sampling, ground magnetometer and gamma ray spectrographic surveys were completed over a
1.8 by 2.0 kilometres area. The soil sampling identified three anomalies with values greater than 50 ppb gold. All three anomalies are located at the intersection of northeast and west to northwest trending structures identified from the geophysical data.

   Mineracao Santa Elina's work at Salto has consisted of recompilation of the WMC geologic and geochemical data and reprocessing and interpretation of the WMC ground geophysical data. Mineracao Santa Elina has applied for additional mining claims around the Salto anomaly. Additional exploration work is planned for the Salto prospect but has been deferred pending completion of the detailed work at Lavrinha. WGM reviewed the data on the Salto prospect and feels that the results are sufficiently positive to support further exploration.

   OTHER MINERACAO SANTA ELINA PROJECTS

   While Mineracao Santa Elina has concentrated most of its efforts on the Santa Elina Gold Belt, it has also been active in several other areas of Brazil, including Archean greenstone belts. A brief summary of some of these projects is outlined below. Such projects will be funded as cash flows from operations or arrangements with third parties permit.

   INAJA PROJECT

   The Inaja Project is located in southeast Para State, an important farming and agricultural area in north central Brazil. Access is by paved highway and secondary gravel road approximately 100 kilometres east of the city of Santana do Araguaia.

   The area is underlain by an Archean greenstone belt comprising a volcanic-sedimentary sequence of the Xingu Complex. Locally, geological units include ultramafics and mafic intrusives, acid volcanics and sedimentary sequences. Placer gold is common in the area and 5 placer mines operated during the 1980's.

   Mineracao Santa Elina has completed and WGM has reviewed an exploration program relating to the placer potential of the property. The program outlined indicated resources totalling 8,850,000 cubic metres grading 152 grams of gold per cubic metre.

   Bedrock gold mineralization at Inaja comprises vertical quartz vein systems in schists and banded iron formation. Veins occasionally reach 1 metre in width but are highly variable. Grades of up to of 10 g Au/t are reported and gold is associated with base metal sulphides.

   Mineracao Santa Elina presently controls more than 68,000 hectares of mineral rights in the Inaja project area.

   SAO PAULO PROJECT

   The Sao Paulo Project is an early stage exploration project located in the Nazare Paulista area north of the city of Sao Paulo.

   The Portuguese commenced mining in the area in the 1600's from a metamorphosed volcanic-sedimentary sequence. Modern exploration has been limited to a relatively small program in 1984 including drillholes. The best intercept was 0.5 metres of 7.1 g Au/t.

   Mineracao Santa Elina obtained the property in 1986 and will conduct further exploration once its claims have been approved. Mining claim applications covering an additional 20,500 hectares are being reviewed for approval.

   JARAGUA PROJECT

   Mineracao Santa Elina has applied for 135 mining claims covering 135,000 hectares near the town of Jaragua in Goias State in central west Brazil. Gold production by the Portuguese is recorded to have occurred in the Pirineus greenstone belt. Mineracao Santa Elina plans to complete reconnaissance stream sediment and HMC sampling in the area in 1996.

   AMAZONAS PROPERTY

   Mineracao Santa Elina has 375,615 hectares of properties under application in Amazonas State, however follow up work on the properties has been deferred in favour of work elsewhere.

   BOLIVIA

   The Aguapei Mobile Belt and Mafic Arc continues south of Pontes e Lacerda and eventually enters Bolivia. Compania Minera holds 14 claim blocks along this extension, totalling 114,396 hectares.

BRAZILIAN CORPORATE MATTERS

   Santa Elina holds voting common shares and non-voting preference shares of Mineracao Santa Elina and Mineracao Maraca, which exist as corporations under the laws of Brazil.

   RIGHT OF FIRST REFUSAL

   Shareholders of Brazilian corporations have an inherent right of first refusal to subscribe for shares in proportion to the number of shares that they own. A shareholder is also entitled to renounce or assign his right of first refusal. If a subscription right should be renounced, the other shareholders of the company may subscribe for and purchase more shares than their proportionate shareholding in the company would entitle them to subscribe for and purchase.

   PREFERENCE SHARES

   Classes of shares and the number of shares which are issuable are established pursuant to the by-laws of a Brazilian corporation. Common shares are entitled to vote on any matters brought before the shareholders. Preference shares are non-voting but have a priority in the distribution of dividends, the repayment of capital and any other distribution that is made to shareholders. The number of preference shares issuable may not at any time exceed two times the number of common shares issued and outstanding.

   A minimum dividend, which may be established by the company, must be paid on the preference shares. Holders may elect to receive the right to vote if no dividend is paid on the preference shares for a three year period. The entitlement to vote expires after the payment of the dividend is made. If any dividend is declared on the common shares, a dividend of at least the same amount must be declared on the preference shares.

   The preference shares of Mineracao Santa Elina and Mineracao Maraca are non-voting, non-convertible, fully participating shares.

FINANCIAL STATEMENTS

   CAPITALIZATION

   The following table sets forth the capitalization of Santa Elina as at March 31, 1996 and December 31, 1995, before giving effect to the Merger:

                                                                  OUTSTANDING AT
                                                   OUTSTANDING AT  DECEMBER 31,
                                        AUTHORIZED MARCH 31, 1996      1995
                                        ---------- -------------- --------------
   Debt(/1/)...........................        --   $14,087,000    $ 7,343,000
   Obligations under Capital Leases....        --     1,844,000      2,124,000
   Other Liabilities...................        --     3,022,000      3,333,000
   Minority Interest(/2/)..............        --       662,000        691,000
   Common Shares(/3/).................. Unlimited    46,545,000     46,545,000
   Deficit.............................             (25,978,000)   (22,509,000)
                                                    -----------    -----------
   Total Capitalization:...............             $40,182,000    $37,527,000
                                                    ===========    ===========

- -------
(1) Does not include "Bank Indebtedness" of $2,538,000 which is represented by a 30 day line of credit at December 31, 1995, and was refinanced with an unsecured 91 day term loan on March 4, 1996.

(2) Santa Elina's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. Had the consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States, minority interest would have been reduced by $2,050,000 at December 31, 1995 and March 31, 1996. See also note 13 to Santa Elina's annual consolidated financial statements for the year ended December 31, 1995 and note 5 to its quarterly consolidated financial statements for the period ended March 31, 1996.

(3) Excludes outstanding Common Share Purchase Warrants, stock options and a share purchase warrant entitling the holders thereof to acquire 1,063,854, 1,193,333 and 6,556,526 Common Shares, respectively (see notes to annual consolidated financial statements for the year ended December 31, 1995).

   SELECTED FINANCIAL INFORMATION

   The following information is drawn from the financial statements of Santa Elina contained in Schedule V attached to this Circular.

   Readers should review the financial statements in their entirety for complete financial information relating to Santa Elina. This information is presented in accordance with accounting principles generally accepted in Canada unless otherwise indicated.

                                            MARCH 31,          DECEMBER 31,
                                         -----------------  -------------------
                                          1996      1995      1995    1994(/2/)
                                         -------  --------  --------  ---------
                                         (thousands of U.S. dollars, except
                                                 for per share data)
EARNINGS STATEMENT DATA(1)
Revenue................................. $ 2,494  $    789  $  7,180   $ 6,401
Net loss................................ $(3,469) $ (2,861) $(15,419)  $(7,090)
Loss per share.......................... $ (0.03) $  (0.02) $  (0.12)  $ (0.07)
BALANCE SHEET DATA(1)
Total assets............................ $52,038  $ 49,648  $ 52,370   $59,152

- -------

(1) This information should be read in conjunction with Santa Elina's audited annual consolidated financial statements and unaudited interim consolidated financial statements and accompanying notes.

  Santa Elina's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. Had the consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States, total assets at December 31, 1994 would be reduced by $957,000. See also note 13 to Santa Elina's annual consolidated financial statements for the year ended December 31, 1995 and its quarterly consolidated financial statements for the period ended March 31, 1996.
(2) The selected financial information presented above is for the period from April 1, 1994 to December 31, 1994 after the reorganization of Santa Elina on March 31, 1994 (the "Reorganization"). Prior to the Reorganization, Santa Elina was comprised of several mining and non-mining subsidiaries and therefore comparative consolidated statements of operations and deficit have not been prepared.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  GENERAL

   During 1995 Santa Elina completed the construction of the new Sao Vicente mill, finished a drilling program and reserve study at Sao Vicente, concluded the exploration drilling program at Sao Francisco, and added significantly to Santa Elina's land position.

   In addition, Santa Elina continued the exploration of the gold potential in the overburden at the Chapada copper-gold reserve and entered into an option agreement with Echo Bay on the property which included the financing of the final feasibility study for Chapada.

   The new mill at Sao Vicente commenced operations in February 1995, and metallurgical recovery of gold at the plant remained below 65% through much of the year. Budgeted gold recovery was 75%. Based on internal test work and on the advice of a metallurgical consultant, a number of process modifications have been made and in the first quarter recovery averaged just below 75%. Some further improvement was experienced beginning in May 1996 when screening of the primary jig tailings of the plant was implemented. The new plant produced 20,401 ounces of gold during 1995. Costs at Sao Vicente were high because of the low recovery, and averaged $474 per ounce during 1995. Based on the drilling results at Sao Vicente, a new, phased mining plan is being implemented. This, together with proposed changes in the mining equipment and further modifications to the mill, is expected to result in increased annual throughput and gold production, and reduced operating costs. Implementation of these changes will require additional capital expenditure at Sao Vicente of approximately $4,500,000.

   The initial drilling program at Sao Francisco has been concluded and Santa Elina has prepared a preliminary feasibility study for this project. Mining and geological consultants have confirmed much of Santa Elina's work. Santa Elina and its consultants concur that exploration work elsewhere on the Santa Elina Gold Belt has led to the development of a geologic model which points to the likely occurrence of gold mineralization at depth at Sao Francisco, and Santa Elina plans to explore this concept. Santa Elina has focused primarily on its existing exploration projects during 1995. In addition, however, Santa Elina has continued to prepare for the increased level of exploration activity expected in Brazil. Preliminary exploration has led to the dropping of several small land holdings;

however, the overall increase in Santa Elina's applications for prospecting has increased Santa Elina's land position to in excess of 12,000,000 hectares. The most prospective of Santa Elina's land additions during 1995 is the Fazenda Nova project. Early drilling results at this property are very encouraging.

   During 1995, Santa Elina entered into an agreement with Echo Bay wherein Santa Elina received $10,000,000 from a private placement of 4,000,000 Santa Elina Common Shares and Echo Bay received an option to acquire a 50% interest in the Chapada project. $5,000,000 of the proceeds of the placement were committed to be spent on a final feasibility study on the development of Chapada. Santa Elina's drilling program indicates that the overburden at Chapada contains gold, and metallurgical studies are being undertaken to determine if this can be recovered economically. Additional drilling at Chapada is expected to increase the copper-gold reserve.

   Arauco, which is owned 38% by Santa Elina, did not report significant successful results from its Chilean exploration program. Arauco has closed its office in Santiago but is continuing its own exploration program. Arauco recently entered into an earn in agreement on its Guindo property with Cheni Resources Inc. and may pursue additional agreements on its properties.

   The Brazilian currency, the Real, continues to be strong against the U.S. dollar and this has resulted in some cost increases after taking local inflation into account. The long run prospects for the Brazilian economy and for improved financing terms in Brazil should offset these cost increases. All of Santa Elina's revenues are derived from the sale of gold, and significant fluctuations in the price of gold will affect Santa Elina's profitability. See "Risk Factors".

   RESULTS

   For the quarter ended March 31, 1996, Santa Elina recorded a loss of $3,500,000 or $0.03 per share.

   Corporate administration costs were $1,300,000 for the quarter compared with $1,000,000 for the quarter ended March 31, 1995.

   Revenues from the sale of gold for the quarter were $2,500,000 compared with $800,000 for the quarter ended March 31, 1995. During the quarter, Santa Elina sold 6,540 ounces of gold at an average realized price of $395. Santa Elina does not, and at this point does not intend to make use of forward sales or other hedging programs.

   For the year ended December 31, 1995, Santa Elina recorded a loss of $15,400,000 or $0.12 per share.

   Major factors contributing to the 1995 loss were the delay of the start-up of the new plant and attaining full production at the Sao Vicente mine, as well as the high cost of Brazilian debt during the first and second quarters of the year, which was replaced by lower cost financing only during the second half of the year.

   Corporate administration costs were $4,800,000 for the year ended December 31, 1995 compared with $2,300,000 for the nine month period ended December 31, 1994 (1994 corporate administration costs reflected reclassification of $1,200,000 of mine level administration costs to mining operating costs). The difference reflects not only the full year 1995 but also increased costs relating to investor relations following Santa Elina's initial public offering and increased costs for site visits by potential joint venture partners, potential lenders and outside consultants.

   Revenues from the sale of gold for the year ended December 31, 1995 were $7,200,000 compared with $6,400,000 for the nine month period ended December 31, 1994. Santa Elina sold 19,663 ounces of gold in 1995 (compared to 18,190 ounces for the nine months ended December 31, 1994) at an average realized net price of $380. Santa Elina does not, and at this point has no intention to, make use of forward sales or other hedging programs.

   LIQUIDITY AND FINANCING

   Cash used in operating activities by Santa Elina for the quarter ended March 31, 1996 was $2,500,000. Cash, net of bank indebtedness, of Santa Elina as of March 31, 1996 was $5,500,000.

   Consolidated bank indebtedness at March 31, 1996 was $14,100,000, comprised of $11,200,000 of short term loans incurred at Mineracao Santa Elina level in Brazil and $2,900,000 at the corporate level. At the end of the quarter there was also outstanding a $1,400,000 loan from a minority shareholder.

   Cash used in operating activities by Santa Elina for the year ended December 31, 1995 was $12,600,000. Cash, net of bank indebtedness, in Santa Elina as of December 31, 1995 was $3,500,000.

   Consolidated bank indebtedness at December 31, 1995 was $9,900,000, comprised of $7,400,000 of short term loans incurred by Mineracao Santa Elina in Brazil and a short term revolving line of credit of $2,500,000 incurred by Santa Elina. At year end there was also outstanding a $2,000,000 loan from a related party who is a minority shareholder of Santa Elina.

   Included in other liabilities on Santa Elina's balance sheet are $3,300,000 of negotiated long term Brazilian Government social contribution charges, to be paid over the next six years. During 1995, bank indebtedness was reduced by $1,500,000. During the second half of 1995, most of the borrowings at the Mineracao Santa Elina level were renegotiated for lower interest bearing credit facilities.

   In July 1995, a related party (a minority shareholder) extended a $3,000,000 loan to Santa Elina, of which $2,000,000 was still outstanding at year end.

   Realizing that additional financing would be required by Santa Elina to meet its obligations and maintain its level of exploration activity, during 1995 Santa Elina started negotiations with financial institutions to obtain credit facilities to provide longer term liquidity.

   At the same time Santa Elina engaged itself in discussions on selling a partial or whole interest in one or more of its exploration properties.

   In October 1995, Santa Elina received $10,000,000 from a private placement with Echo Bay of 4,000,000 Santa Elina Common Shares and an option to Echo Bay to acquire 50% of the Chapada copper-gold project. Of the $10,000,000 raised, $5,000,000 was used for general working capital and $5,000,000 is committed to produce and complete a third party bankable feasibility study on Chapada.

   The recoverability of the amounts shown as mining interests and the ability of Santa Elina to meet its obligations when they become due is dependent on its success in obtaining further financing and on the success of its operations.

   The proposed Merger of Santa Elina with Kendall will result in the addition of the necessary equity and financing needed for its continued operation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

   DESCRIPTION OF SHARE CAPITAL

   The authorized share capital of Santa Elina is fixed at $20,000,000, does not vary with the number of shares issued or outstanding, and consists of an unlimited number of Santa Elina Common Shares without par value. A total of 135,130,521 Santa Elina Common Shares are presently issued and outstanding.

   The holders of Santa Elina Common Shares are entitled to one vote per share at all meetings of Santa Elina. The Santa Elina Common Shares are entitled to dividends, when and if declared by the directors of Santa Elina, and to the distribution of the residual assets of Santa Elina in the event of the liquidation, dissolution or winding-up of Santa Elina.

   PRINCIPAL SHAREHOLDERS

   The following table sets forth the name of every person or company who, to the knowledge of Santa Elina, owned of record or beneficially, directly or indirectly, more than 10% of the voting securities of Santa Elina as at May 31, 1996. Each person's ownership is of record and beneficial.

                                                                   PERCENTAGE OF
                                                                    SANTA ELINA
                                     NUMBER OF       PERCENTAGE OF COMMON SHARES
                                    SANTA ELINA       SANTA ELINA  AFTER GIVING
                                   COMMON SHARES     COMMON SHARES EFFECT TO THE
NAME AND ADDRESS                       OWNED             OWNED        MERGER
- ----------------                   -------------     ------------- -------------
Sercor Limited
Bank of Nova Scotia Building
Georgetown, Grand Cayman
Cayman Islands....................  91,044,445(/1/)        67%           50%

- -------
(1) Sercor also holds a share purchase warrant entitling it to acquire at any time prior to September 25, 2000 up to 6,556,526 Santa Elina Common Shares at $1.50 per share.

   The present directors and senior officers of Santa Elina, other than Mr. de Brito, as a group, beneficially own, directly or indirectly 1,488,472 Santa Elina Common Shares or 1.1% of the issued and outstanding Santa Elina Common Shares. Mr. de Brito is the controlling shareholder of Sercor, holding 96.7% of the outstanding common shares of that company.

   ESCROWED SHARES

   Pursuant to an agreement (the "Escrow Agreement") dated as of December 12, 1994 between Montreal Trust Company of Canada (the "Escrow Agent"), Sercor and Santa Elina, 56,731,000 Santa Elina Common Shares (the "Escrowed Shares") owned directly or indirectly by Sercor were placed on deposit with the Escrow Agent. The Escrow Agent has released 8,104,000 Escrowed Shares to date, and the balance of the Escrowed Shares will be released as follows: (a) 8,104,000 Santa Elina Common Shares and 16,208,000 Santa Elina Common Shares will be released on each of the second and third anniversary dates of the initial escrow contribution, respectively; and (b) 24,315,000 Santa Elina Common Shares will be released immediately upon Santa Elina attaining cumulative cash flow per Santa Elina Common Share exceeding $0.75 in any five year period or in equal annual instalments over a three year period upon Santa Elina attaining a 2% return on equity in any one year. The Escrowed Shares may otherwise be released from escrow with the consent of The Toronto Stock Exchange. The Escrowed Shares cannot be given as security or disposed of without the prior consent of the applicable securities commissions and other regulatory authorities. If the Merger is successful, Sercor intends to make an application to The Toronto Stock Exchange to release the Escrowed Shares from escrow. The Toronto Stock Exchange has agreed to consent to the release of the shares upon consummation of the Merger.

SHAREHOLDER AGREEMENTS

   MINERACAO SANTA ELINA

   Mineracao Santa Elina has entered into a shareholder agreement with Mr. Paulo de Brito, his spouse and Santa Elina providing, among other matters, that Mr. de Brito and his spouse may not sell or otherwise transfer their shares to a person who or company which is not resident in Brazil and that the by-laws of Mineracao Santa Elina may not be amended to remove or add any provision that would have the effect of threatening the ownership, exercise or existence of any mining claim held by Mineracao Santa Elina. Santa Elina believes that these prohibitions protect both it and Mineracao Santa Elina from risks arising from the transfer of effective control of Mineracao Santa Elina to a non-Brazilian resident should such transfer ever occur.

   The shareholder agreement also provides that Santa Elina has the authority to transact ordinary course business on behalf of Mineracao Santa Elina provided that Mr. de Brito continues to control a majority of the Santa Elina Common Shares. Mr. de Brito and his spouse have agreed to vote their shares in favour of any proposal or matter, other than a fundamental change relating to Mineracao Santa Elina, that is made by Santa Elina. These provisions will terminate if Mr. de Brito and his spouse directly or indirectly hold less than a majority of the Santa Elina Common

Shares. Mr. de Brito and his spouse have agreed that they will cause Sercor not to sell Santa Elina Common Shares if the effect of doing so would be that Sercor will hold less than a majority of the Santa Elina Common Shares outstanding unless alternative comparable arrangements acceptable to Santa Elina are entered into.

   The shareholder agreement further provides for certain anti-dilution protections. If any shareholder does not contribute additional capital as needed, and it would not otherwise be possible to issue shares to the other shareholders who are prepared to contribute, the non-contributing shareholder will be deemed to have subscribed for his shares (so as to not be diluted) and the subscription amount will be a receivable due to the company. However, the non-contributing shareholder's shares may, at the option of the contributing shareholder, also be sold if the contribution to additional capital is not made.

   The shareholder agreement further provides that no shareholder shall act in a manner that is adverse in interest to the other shareholders including effecting a transfer of shares that could result in the loss of mining claims.

   MINERACAO MARACA

   Santa Elina and Mr. de Brito and his spouse have also entered into a shareholder agreement relating to Mineracao Maraca on substantially the same terms and conditions as those contained in the Mineracao Santa Elina shareholder agreement. However, the Mineracao Maraca shareholder agreement also provides that in consideration of Mr. de Brito and his spouse renouncing their subscription rights for the shares subscribed for by Santa Elina, thereby allowing Santa Elina to acquire 83% of the total outstanding shares of Mineracao Maraca, Mr. de Brito and his spouse will hold a carried interest toward Mineracao Maraca's future capital requirements. The effect of doing so is that Mr. de Brito and his spouse need not contribute further capital in Mineracao Maraca as and when capital is contributed to Mineracao Maraca by Santa Elina and shares are issued in the future. Mr. de Brito and his spouse will be deemed to have paid for future share purchases in Mineracao Maraca so as to prevent their shareholding in Mineracao Maraca from being diluted.

DIRECTORS AND OFFICERS

   The names, municipalities of residence, positions with Santa Elina and principal occupations of the present directors and officers during the past five years are as follows:

NAME AND MUNICIPALITY OF
RESIDENCE                 POSITION HELD              PRINCIPAL OCCUPATION
- ------------------------  -------------              --------------------
Paulo C. de Brito(/1/)..  Chairman of the Board,     President of Santa Elina since
 Sao Paulo, Brazil        Director, President and    March 1994, prior thereto,
                          Chief Executive Officer    President of Mineracao Santa
                                                     Elina since 1988
John K.                   Director and Chief         Senior officer of Santa Elina
 Hammes(/2/)(/3/).......  Operating Officer          since June 1994; prior thereto,
 Madison, New Jersey                                 senior banker and Vice-President
                                                     of a United States bank
Juvenal Mesquita Filho..  Director and Vice-         President, Mineracao Santa Elina
 Sao Paulo, Brazil        President                  since 1994; Managing Director of
                                                     Mineracao Santa Elina since 1988
Luiz A.P. Barreto.......  Director and Vice-         Director, Legal Affairs,
 Sao Paulo, Brazil        President, Corporate and   Mineracao Santa Elina since 1988
                          Legal Affairs
Robert R. Beebe(/3/)....  Director                   Consultant since 1991; Vice-
 Tucson, Arizona                                     President and Senior Vice-
                                                     President, Homestake Mining
                                                     Company from 1986 to 1991; Vice-
                                                     President, Newmont from 1981 to
                                                     1986
William Meyer...........  Director                   President, Teck Exploration Ltd.
 Vancouver, British                                  and Vice-President, Exploration,
 Columbia                                            Teck Corporation

NAME AND MUNICIPALITY OF
RESIDENCE                 POSITION HELD              PRINCIPAL OCCUPATION
- ------------------------  -------------              --------------------
Paulo R. Castro(/3/)....  Director                   Managing Partner, R.C.
 Rio de Janeiro, Brazil                              Consultores Associados (economics
                                                     consulting firm); Chairman of the
                                                     Board, SR Rating (credit rating
                                                     agency)
John L. Azlant..........  Director                   Senior Vice-President - Corporate
 Denver, Colorado                                    Development, Echo Bay since 1993;
                                                     prior thereto, Chief Financial
                                                     Officer of Pegasus Gold
The Honourable Michael    Director                   Businessman and consultant since
 Wilson.................                             1993; prior thereto, Minister of
 Toronto, Ontario                                    Finance and other ministries for
                                                     the Canadian Government
Christopher Thompson....  Director                   Managing director of Emerging
 Denver, Colorado                                    Markets Gold Fund and Castle
                                                     Group
Laercio B.                Vice-President Chief       Senior officer of Santa Elina
 Teixeira(/4/)..........  Financial Officer          since September 1994, prior
 New York, New York                                  thereto, senior officer of
                                                     certain Brazilian banks since
                                                     prior to 1988
Marcos A. Paro..........  Vice-President,            Director of Geology, Mineracao
 Sao Paulo, Brazil        Exploration                Santa Elina since prior to 1988
Antenor F. Silva Jr.....  Vice-President, Operations Senior officer of Santa Elina
 Sao Paulo, Brazil                                   since September 1994; prior
                                                     thereto, President, Paulo Abib
                                                     Engenharia S.A. (engineering
                                                     firm) since prior to 1988
Peter Marrone...........  Secretary                  Partner, Cassels Brock &
 Toronto, Ontario                                    Blackwell (law firm) since
                                                     January 1996; prior thereto,
                                                     consulting partner, Cassels Brock
                                                     & Blackwell since August 1994;
                                                     prior thereto, partner, Holden
                                                     Day Wilson (law firm) since
                                                     February 1992; prior thereto,
                                                     associate, Holden Day Wilson
Robert Muffly...........  Assistant Secretary        Partner, Becker, Glynn, Melamed &
 New York, New York                                  Muffly (law firm)

- -------
Notes:
(1) Mr. de Brito is a Brazilian businessman who has built up and run a number of Brazilian companies. For example, Mr. de Brito founded Cotia Comercio Exportacao e Importacao S.A., operating as Cotia Trading, which he built up to be Brazil's largest trading company.
(2) Prior to joining Santa Elina, Mr. Hammes was with a major United States bank in New York where he was the Chief Mining Engineer and a Senior Credit Officer. He holds a PhD in Mineral Engineering from the University of Minnesota School of Mines.
(3) Member of the audit committee.
(4) Mr. Teixeira was a director of a Brazilian bank in New York prior to joining Santa Elina. Mr. Teixeira holds an MBA from Harvard and has over 20 years of corporate finance experience.

   There may be a minimum of 1 and a maximum of 10 directors. The size of the board is presently fixed at 10 directors.

   No director, officer or promoter of Santa Elina has been the subject of any penalties or sanctions by a court or securities regulatory authority relating to trading in securities, the promotion, formation or management of a publicly traded company or involving theft or fraud.

   Santa Elina provides a limited indemnity to its directors and officers for any loss they might incur in the proper conduct of the business of Santa Elina.

EXECUTIVE COMPENSATION

   COMPENSATION OF DIRECTORS

   Santa Elina's policy provides that each director who is not an officer of Santa Elina is entitled to receive an annual fee of $20,000, a fee of $500 for each meeting attended, and reimbursement of expenses incurred to attend meetings. Since December 30, 1994 $146,328 (including reimbursement of expenses) has been paid to the directors for services rendered by them.

   EXECUTIVE COMPENSATION

   No remuneration was paid to officers or employees of Santa Elina from its date of incorporation to June 1994. Santa Elina then commenced the payment of remuneration. Santa Elina currently has 7 executive officers. The aggregate cash compensation paid to these officers during the 12-month period ending December 31, 1995 was $1,185,250. Each executive officer has executed an employment agreement with Santa Elina. Such employment agreements are for a term of four years commencing on various dates in June and August 1994 and do not provide for any payment or compensation in the event of a change of control of Santa Elina.

   SUMMARY COMPENSATION TABLE

   The following table sets forth information concerning the annual compensation payable to those persons (the "Named Executive Officers") who are the chief executive officer of Santa Elina (or the individual who will act in a similar capacity) and the other four most highly compensated executive officers of Santa Elina during Santa Elina's two most recently completed fiscal years, for services to be rendered in all capacities to Santa Elina and its subsidiaries for such fiscal year:

                                                                      LONG TERM
                                    ANNUAL COMPENSATION(/1/)        COMPENSATION
                              ------------------------------------- -------------
                                                                     SECURITIES
NAME AND PRINCIPAL                                   OTHER ANNUAL   UNDER OPTIONS    ALL OTHER
POSITION                 YEAR SALARY ($) BONUS ($) COMPENSATION ($)  GRANTED (#)  COMPENSATION ($)
- ------------------       ---- ---------- --------- ---------------- ------------- ----------------
                                                   (common shares)
Paulo C. de Brito        1995  240,000      Nil          Nil               Nil          Nil
 Chairman of the Board,  1994  240,000      Nil          Nil               Nil          Nil
 President and Chief
 Executive Officer
John K. Hammes           1995  216,000      Nil          Nil               Nil          Nil
 Chief Operating Officer 1994  216,000      Nil          Nil           200,002          Nil
Juvenal Mesquita Filho   1995  158,000      Nil          Nil               Nil          Nil
 Vice-President          1994  120,000      Nil          Nil           133,333          Nil
Luiz A.P. Barreto        1995  145,000      Nil          Nil               Nil          Nil
 Vice-President
  Corporate              1994  110,000      Nil          Nil           133,333          Nil
 and Legal Affairs
Laercio B. Teixeira      1995  210,000      Nil          Nil               Nil          Nil
 Vice-President and      1994  210,000      Nil          Nil           133,333          Nil
 Chief Financial Officer

- -------
(1) Compensation for certain executive officers for the 1994 fiscal year began to accrue on July 1, 1994.

   PENSION PLANS

   No pension or retirement benefit plans have been instituted by Santa Elina and none are proposed at this time.

SANTA ELINA STOCK OPTION PLAN

   Santa Elina may grant incentive stock options to its directors, officers and employees for the purchase of unissued Santa Elina Common Shares in accordance with the Santa Elina Stock Option Plan adopted in 1994 and the policies of applicable securities regulatory authorities and stock exchanges. The Santa Elina Stock Option Plan provides that

2,000,000 Santa Elina Common Shares may be granted thereunder and options may be granted with terms of up to 10 years. No insider may hold any options to acquire more than 5% of the outstanding Santa Elina Common Shares and the maximum number of Santa Elina Common Shares that may be acquired by all insiders may not exceed 10% of the outstanding Santa Elina Common Shares. No stock options were granted by Santa Elina prior to September 23, 1994.

   The following 1,193,333 stock options are presently outstanding to various directors and officers of Santa Elina pursuant to the Santa Elina Stock Option
Plan:

                         NUMBER OF SANTA ELINA EXERCISE PRICE
NAME OF INDIVIDUAL         COMMON SHARE(/1/)        ($)         GRANT DATE(/2/)
- ------------------       --------------------- -------------- -------------------
Luiz A.P. Barreto.......        133,333         1.50           September 26, 1994
Laercio B. Teixeira.....        133,333         1.50           September 26, 1994
John K. Hammes..........        200,002         1.50           September 26, 1994
Juvenal Mesquita Filho..        133,333         1.50           September 26, 1994
Marcos A. Paro..........        133,333         1.50           September 26, 1994
Antenor F. Silva Jr. ...        133,333         1.50           September 26, 1994
Jose L. Beraldo.........        133,333         1.50           September 26, 1994
Patrick J. Burns........        133,333         1.50           September 26, 1994
Christian F. Baiz III...         60,000         1.35           March 27, 1995

- -------
(1) 40% vested immediately and the balance vest in 15% increments on the first, second, third and fourth anniversaries of the date of their grant.
(2) Stock options expire five years from the date of their grant.

   If the Merger is successful, the Santa Elina Stock Option Plan will be terminated and all of the outstanding options granted pursuant thereto will be terminated. Up to 50,535 Echo Bay Common Shares will be issued to holders of the Santa Elina stock options upon such termination.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

   None of the present directors, senior officers or principal shareholders of Santa Elina and no associate or affiliate of any of them has any material interest in any transaction within the past three years or in any proposed transaction which has materially affected or will materially affect Santa Elina, other than as referred to in this Circular.

PRICE RANGE AND TRADING VOLUMES OF SANTA ELINA COMMON SHARES

   The following table sets forth the high and low sale prices and volume of sales of the Santa Elina Common Shares, as reported by The Toronto Stock Exchange, for the periods indicated:

                                                HIGH (CDN$) LOW (CDN$)  VOLUME
                                                ----------- ---------- ---------
1995
April..........................................    2.00        1.50      398,600
May............................................    2.20        1.80    1,922,220
June...........................................    2.35        1.90      206,055
July...........................................    2.10        1.90      207,800
August.........................................    1.95        1.55      428,600
September......................................    1.90        1.80      132,189
October........................................    1.82        1.50       48,367
November.......................................    1.60        1.00       13,600
December.......................................    1.50         .75      138,200
1996
January........................................    2.00        1.85      298,000
February.......................................    2.00        1.85      284,700
March..........................................    2.50        1.90      683,900
April .........................................    3.00        2.00    3,256,330
May............................................    2.75        2.50      325,385
June (to June 17)..............................    2.55        1.50        7,000

   The closing price per Santa Elina Common Share on The Toronto Stock Exchange on April 9, 1996, the date prior to the date that the proposed Merger was announced to the public, was Cdn$2.19. The closing price per Santa Elina Common Share on The Toronto Stock Exchange on June 17, 1996 was Cdn$1.50.

PRIOR SALES

   The following Santa Elina Common Shares have been issued since the incorporation of Santa Elina:

                        ISSUE PRICE
                        (PER SHARE)        DATE
             NUMBER     ----------- ------------------
                     2        --    April 17, 1990(/1/)
            99,999,998        --    June 3, 1994(/2/)
                66,667    $0.001    September 23, 1994(/3/)
             3,600,000    $ 1.50    October 5, 1994(/4/)
            11,400,000    $ 1.50    December 30, 1994(/5/)
            15,000,000    $ 1.50    December 30, 1994(/6/)
             1,063,854    $ 1.50    January 3, 1995(/7/)
             4,000,000    $ 2.50    September 22, 1995(/8/)
           135,130,521

- -------
(1) Issued to Sercor on incorporation.
(2) Issued to Sercor pursuant to a stock split.
(3) Issued to a director for nominal consideration upon exercise of a stock option on the day of its grant.
(4) Issued to Sercor. Sercor had borrowed money from a major United States bank and used a portion of the borrowings to purchase 3,600,000 Santa Elina Common Shares. The proceeds received by Santa Elina were then used to repay a loan to that bank owed by Mineracao Santa Elina.
(5) Issued pursuant to the initial public offering of Santa Elina.
(6) Issued in connection with the exercise of 15,000,000 special warrants of Santa Elina issued pursuant to a private placement.
(7) Issued in connection with the exercise of 159,578 special warrants of Santa Elina issued in connection with its purchase of common shares of Arauco.
(8) Issued in connection with a $10,000,000 private placement for 4,000,000 Santa Elina Common Shares and an option to acquire a 50% interest in Santa Elina's Chapada property.
(9) A share purchase warrant to acquire 6,556,526 Santa Elina Common Shares at $1.50 per share until September 25, 2000 has been issued by Santa Elina to Sercor.
(10) 159,578 common share purchase warrants to acquire 1,063,854 Santa Elina Common Shares at an exercise price of $1.50 per share expired on January 30, 1996.

DIVIDEND POLICY

   Santa Elina has not paid any dividends on its outstanding Santa Elina Common Shares and has no current intention to declare dividends on the Santa Elina Common Shares in the foreseeable future. Any decision to pay dividends on its Santa Elina Common Shares in the future will be dependent upon the financial requirements of Santa Elina to finance future growth, the financial condition of Santa Elina and other factors which the board of directors of Santa Elina may consider appropriate in the circumstances. There is no withholding tax on dividends or capital gains in the British Virgin Islands.

LEGAL PROCEEDINGS

   Santa Elina and its subsidiaries are engaged in routine litigation incidental to their business. This litigation is not believed by Santa Elina's management to be material to Santa Elina.

MATERIAL CONTRACTS

   Except for contracts entered into in the ordinary course of business, the only contracts entered into by Santa Elina within the two years prior to the date hereof or which will be entered into in connection with the Merger and which can reasonably be considered as being presently material are the following:

  (a) the letter agreement dated April 9, 1996 among Santa Elina, Sercor, Paulo C. de Brito and Echo Bay wherein it was agreed that Echo Bay would acquire a 50% interest in Santa Elina in a share exchange transaction, subject to regulatory approvals and approval by two-thirds of the Minority Shareholders of Santa Elina;

  (b) the Merger Agreement between Santa Elina and Kendall effective as of April 9, 1996, as amended, referred to under "The Merger";

  (c) the shareholder agreements referred to under "Shareholder Agreements";

  (d) the Escrow Agreement referred to under "Escrowed Shares";

  (e) the Echo Bay Agreement in Principle and the Echo Bay Purchase Agreement referred to under "Echo Bay Agreements";

  (f) the share purchase agreement whereby Mineracao Santa Elina acquired all of the shares of Mineracao Bacilandia in January 1995 referred to under "Fazenda Nova Project"; and

  (g) the Echo Bay Subscription/Option Agreement referred to under "Echo Bay Agreements".

   The above contracts and the WGM Report will be available for inspection from the date hereof to the date of the Meeting at the offices of Cassels Brock & Blackwell, Scotia Plaza, Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2.

JOINT VENTURE ARRANGEMENTS

   Echo Bay Agreements

   As at June 6, 1994, Santa Elina, Echo Bay and Sercor entered into an agreement in principle (the "Echo Bay Agreement in Principle") and a purchase agreement (the "Echo Bay Purchase Agreement"). Pursuant to the Echo Bay Purchase Agreement, Echo Bay purchased from Sercor 6,666,667 Santa Elina Common Shares at the issue price of the special warrants offered by Santa Elina pursuant to its private placement for gross proceeds of $10,000,000. Sercor waived its right to repurchase the Santa Elina Common Shares sold to Echo Bay at the original issue price in consideration of Echo Bay returning to Sercor 1,666,667 Santa Elina Common Shares; therefore, the purchase price for each Santa Elina Common Share purchased by Echo Bay from Sercor was $2.00 per share.

   Pursuant to the Echo Bay Agreement in Principle, Echo Bay and Santa Elina also agreed that Echo Bay would conduct an exploration programme on the Sao Vicente/6(degrees) Braco property in the Santa Elina Gold Belt for a period of up to three years. Echo Bay has the option to acquire a 50% joint venture interest in the property upon completion of a feasibility study relating to the property, at a purchase consideration determined pursuant to a formula dependent upon the proven and probable reserves of the ore body on the property less its exploration expenditures.

   On September 22, 1995, Santa Elina and Echo Bay entered into a subscription agreement (the "Echo Bay Subscription/Option Agreement") whereby Echo Bay subscribed for 4,000,000 Santa Elina Common Shares for an aggregate purchase price of $10,000,000 and Santa Elina granted to Echo Bay the option to acquire a 50% joint venture interest in the Chapada property. The parties agreed to enter into a definitive option agreement, and further agreed that in the event that the terms of the definitive option agreement could not be settled (other than the option exercise price which has been agreed upon), such matters would be settled by arbitration under the UNCITRAL Arbitration Rules. Of the proceeds received in connection with the private placement, the parties agreed that $5,000,000 would be applied toward the preparation of a feasibility study relating to the Chapada property and the balance would be used for general working capital of Santa Elina. Pursuant to the agreement between the parties, Echo Bay will have the right to acquire 50% of Chapada within 18 months from the date of closing of the private placement, so long as a feasibility study has been completed, at which point Echo Bay would have 60 days to accept. If the study is not completed within 18 months, Echo Bay's right to acquire the 50% interest in Chapada would be extended an additional six months, for a total period of 24 months. Echo Bay would be required to pay to Santa Elina (or its successors and assigns) as the consideration to exercise the option and thereby acquire a 50% interest in the Chapada property $25 per ounce of gold and $0.02 per pound of copper on proven and probable reserves on the property as determined in the future feasibility study, and if additional reserves are discovered later, Echo Bay will pay Santa Elina a net smelter return royalty of 3.5% on Echo Bay's portion of the revenue from Chapada after the initial reserves in the feasibility study are depleted.

   Rio Algom Agreement

   Santa Elina and Rio Algom Limited ("Rio") entered into an agreement dated December 16, 1994 (the "Rio Agreement") pursuant to which Rio held a right of first opportunity entitling Rio to elect to participate in the exploration and development of a land parcel on the Santa Elina Gold Belt, not exceeding 10,000 hectares, held by

Santa Elina on terms presented by Santa Elina from time to time. The right of first opportunity would expire on the earlier of Rio's election to participate in respect of the proposed parcel of land, or a transaction being completed with a third party in respect of such parcel of land, and 450 days from the date of the Rio Agreement. Further, Rio had a one-time right for the same period to select any 10,000 hectare land parcel on the Santa Elina Gold Belt for further exploration and development and was entitled to substitute alternative selected land parcels for a period of three years from the date of the Rio Agreement. In addition, Rio has a right of first opportunity to participate in the exploration and development of targets primarily prospected for base metals on a joint venture basis with Santa Elina.

AUDITORS, REGISTRAR AND TRANSFER AGENT

   The auditors of Santa Elina are KPMG Peat Marwick Thorne, Chartered Accountants, Suite 3300, Commerce Court West, Toronto, Ontario, M5L 1B2.

   The registrar and transfer agent for the Santa Elina Common Shares is Montreal Trust Company of Canada at its principal office in the City of Toronto.

                              ECHO BAY MINES LTD.

   Echo Bay mines, processes and explores for gold and silver. Its interest in operating properties is set out below (all are operated by Echo Bay):

                                                                      PERCENTAGE
                                                                      OWNERSHIP
MINE                                    LOCATION                       INTEREST
- ----                                    --------                      ----------
McCoy/Cove............................. Nevada, U.S.A.                   100%
Round Mountain......................... Nevada, U.S.A.                    50%
Lupin.................................. Northwest Territories, Canada    100%
Kettle River........................... Washington, U.S.A.               100%

   In 1995, Echo Bay produced a total of 754,762 ounces of gold at an average cash operating cost of $229 per ounce. Effective January 1, 1996, Echo Bay adopted the "Gold Institute Production Cost Standard" for reporting production costs on a per ounce basis. This standard defines cash operating costs as those costs directly associated with the mining and milling of gold and silver, adjusted for such items as inventories and mining costs relating to future production. 1995 costs have been restated to conform with the new standard. 1995 silver production was 11,905,806 ounces.

   In 1995, Echo Bay reported a net loss of $50.1 million. Operating earnings in 1995 were $33.5 million on revenues of $360.7 million. 1995 results reflect increased operating costs per ounce (principally due to mining lower grade ores), significantly increased exploration and development property expenses, and increased environmental expenses related to reclamation at the former Sunnyside mine in Colorado. Exploration and development properties expenses increased to $69.8 million in 1995 reflecting Echo Bay's expanded international search for new gold reserves and production.

   For the three months ended March 31, 1996, Echo Bay produced a total of 161,246 ounces of gold at an average cash operating cost of $261 per ounce. Silver production was 1,175,057 ounces.

   For the three months ended March 31, 1996, Echo Bay reported a net loss of $16.2 million and an operating loss of $2.6 million on revenues of $67.8 million. The results reflect lower precious metals sales and increased operating costs per ounce (principally due to mining lower grade ores), partially offset by the elimination of preferred stock dividends and higher prices realized.

   Over the past several years, Echo Bay has significantly expanded its search for new gold reserves and production, particularly outside Canada and the United States. Echo Bay's international growth strategy emphasizes strategic alliances with exploration companies holding land positions on some of the world's major gold belts. Echo Bay added five development properties during 1995: Paredones Amarillos, Mexico (60% interest), Chapada, Brazil (holds an option to acquire a 50% interest), Kingking, Philippines (holds an option to acquire a 75% interest), and Aquarius (100% interest) and Ulu (100% interest) in Canada. Echo Bay also continued work at the Alaska-Juneau development project, Alaska (100% interest). At December 31, 1995, Echo Bay's proven and probable ore reserves totaled 10,983,000 ounces of gold and 62,913,000 ounces of silver. In addition, Echo Bay reported other mineralization of 343.1 million tons at a grade of 0.027 ounces of gold per ton, 6.8 million tons at a grade of 0.65 ounces of silver per ton, and 225.5 million tons at a grade of 0.46% copper. Considerable further information respecting Echo Bay's ore reserves and other mineralization is found in Echo Bay's report on Form 10-K which is attached hereto as Schedule VII.

   Echo Bay is incorporated under the laws of Canada. No shareholder is known to own more than 5% of the Echo Bay Common Shares. The principal executive offices of Echo Bay are located at Suite 1000, 6400 South Fiddlers Green Circle, Englewood, Colorado, 80111 - 4957.

   The annual report on Form 10-K of Echo Bay for the year ended December 31, 1995 and its quarterly report on Form 10-Q for the three months ended March 31, 1996 are attached hereto as Schedule VII and IX, respectively and form an integral part of this Circular. The Proxy Statement, or Management Proxy Circular, of Echo Bay referred to in such Form 10-K and attached hereto as
Schedule VIII is also an integral part hereof.

RECENT DEVELOPMENTS

   Other than the transaction described in this Circular, there are no material recent developments since Echo Bay's report on Form 10-Q was filed on May 15, 1996.

CAPITALIZATION

   The following table sets forth the cash and short-term investments and capitalization of Echo Bay as of March 31, 1996 and December 31, 1995, and as adjusted to give effect to the Merger. This information is derived from the March 31, 1996 financial statements of Echo Bay included in Schedule IX attached to this Circular, the December 31, 1995 financial statements of Echo Bay included in Schedule VII attached to this Circular and the pro forma statements included in Schedule VI attached to this Circular, and should be read in conjunction with such financial statements and the notes thereto.

                                           MARCH 31, 1996     DECEMBER 31, 1995
                                        --------------------- -----------------
                                         ACTUAL   AS ADJUSTED      ACTUAL
                                        --------  ----------- -----------------
                                            (in thousands of U.S. dollars)
Cash and cash equivalents.............. $149,981   $151,190       $185,843
                                        ========   ========       ========
Current portion of gold and other
 financings(/1/)....................... $ 35,833   $ 42,877       $ 41,135(/2/)
                                        ========   ========       ========
Gold and other financings(/1/)......... $114,373   $114,373       $111,679
Common shareholders' equity
 Common shares(/3/)....................  623,577    746,106        618,965
 Deficit...............................  (31,265)   (31,265)       (15,109)
 Foreign currency translation..........  (14,832)   (14,832)       (15,004)
                                        --------   --------       --------
                                         577,480    700,009        588,852
                                        --------   --------       --------
                                        $691,853   $814,382       $700,531
                                        ========   ========       ========

- -------
(1) Includes gold and silver loans and currency loans with swaps to create the effect of gold and silver loans. These obligations are expected to be repaid from Echo Bay's future production. Gold loans consist of bullion borrowed from financial institutions and immediately sold in the open market for cash. The borrowed bullion is repaid over time from mine production. The interest rate on bullion loans is and historically has been low (under 2%). At December 31, 1995, total unused credit facilities were $81.6 million.

(2) The capitalization data has been prepared on the basis of Canadian generally accepted accounting principles which require the remeasurement of gold loans to reflect gold prices at the balance sheet date. If the data had been prepared on the basis of United States generally accepted accounting principles, gold loans would not have been remeasured and the current portion of gold and other financings would have been $33.3 million, $40.4 million and $38.9 million at March 31, 1996, as adjusted at March 31, 1996 and at December 31, 1995, respectively.

(3) Common shares outstanding are 130,497,801, 139,328,735 and 129,880,804 at
    March 31, 1996, as adjusted at March 31, 1996 and at December 31, 1995, respectively.

SELECTED FINANCIAL INFORMATION

   The following table is derived in part from Echo Bay's annual audited consolidated financial statements included in its Form 10-K and Echo Bay's quarterly unaudited consolidated financial statements included in its Form 10-
Q. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. In all material respects, they conform with principles generally accepted in the United States (except as described in footnote 1 to this table and note 12 to Echo Bay's annual consolidated financial statements included in its Form 10-K and note 8 to Echo Bay's quarterly consolidated financial statements included in its Form 10-Q). This information should be read in conjunction with the audited consolidated financial statements and the notes thereto.

SELECTED FINANCIAL DATA(/1/)

                            THREE MONTHS
                                ENDED
                              MARCH 31,           YEAR ENDED DECEMBER 31
                            --------------  ------------------------------------
                             1996    1995    1995    1994   1993   1992    1991
                            ------  ------  ------  ------ ------ ------  ------
                            (millions of U.S. dollars, except for gold price
                                          and per share data)
EARNINGS STATEMENT DATA
Revenue...................  $ 67.8  $ 84.2  $360.7  $377.6 $366.5 $312.4  $315.6
Average gold price
 realized per ounce.......  $  397  $  385  $  388  $  387 $  360 $  357  $  392
Net earnings (loss)(/2/)..  $(16.2) $(11.7) $(50.1) $  8.0 $  3.6 $(31.7) $  6.8
Earnings (loss) per common
 share(/2/)...............  $(0.12) $(0.10) $(0.43) $ 0.07 $ 0.03 $(0.30) $ 0.07
BALANCE SHEET DATA
Total assets..............  $848.9  $863.6  $871.2  $881.7 $990.5 $936.6  $875.0
Gold, silver and currency
 financings...............  $150.2  $133.4  $152.8  $132.7 $217.4 $220.1  $233.7
OTHER DATA
Cash dividends paid per
common share..............     --      --   $0.075  $0.075 $0.075 $0.075  $0.075

- -------

(1) This information should be read in conjunction with Echo Bay's audited consolidated financial statements and accompanying notes which are part of its Form 10-K that is attached hereto as Schedule VII and its Form 10-Q that is attached hereto as Schedule IX. Contingencies are described in note 16d to Echo Bay's annual consolidated financial statements included in its Form 10-K and note 10 to Echo Bay's quarterly consolidated financial statements included in its Form 10-Q.
  Echo Bay's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. Had the consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States, certain selected financial data would be disclosed as follows:

                              THREE MONTHS
                             ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                            ------------------- -----------------------------------------
                              (millions of U.S. dollars, except for per share data)
                              1996      1995     1995     1994    1993    1992     1991
                            --------- --------- -------  ------- ------- -------  -------
   Net earnings (loss)..... $  (15.5) $  (11.7) $ (46.5) $   7.3 $   8.5 $ (31.7) $   6.8
   Earnings (loss) per
    common share........... $  (0.12) $  (0.10) $ (0.40) $  0.07 $  0.08 $ (0.30) $  0.07
   Total assets............ $  877.0  $  867.8  $ 892.8  $ 885.9 $ 990.5 $ 936.6  $ 875.0

  See also note 12 to Echo Bay's annual consolidated financial statements included in its Form 10-K and note 8 to Echo Bay's quarterly consolidated financial statements included in its Form 10-Q.

(2) At December 31, 1992, Echo Bay wrote down its investment in Kettle River by $14.9 million ($0.14 per share) and wrote off $3.2 million ($0.03 per share) in two exploration properties.

                  DESCRIPTION OF ECHO BAY SHARE CAPITAL

GENERAL

  The authorized share capital of Echo Bay consists of an unlimited number of Echo Bay Common Shares, without par value, of which 130,497,801 were outstanding on March 31, 1996, and an unlimited number of preferred shares, issuable in series, none of which is currently outstanding.

COMMON SHARES

  The holders of Echo Bay Common Shares have one vote for each share held of record and are not entitled to cumulative votes for the election of directors. Each Echo Bay Common Share is entitled to participate equally in such dividends as may be declared by the Board of Directors of Echo Bay out of funds legally available therefor and is entitled to share equally in any distribution to holders of Echo Bay Common Shares on liquidation. The holders of Echo Bay Common Shares have no preemptive, conversion or redemption rights. Each outstanding Echo Bay Common Share is fully paid and nonassessable. See "The Merger--Comparative Rights of Santa Elina and Echo Bay Shareholders" for a further description of the Echo Bay Common Shares.

PREFERRED SHARES

  The Board of Directors of Echo Bay may issue preferred shares from time to time in one or more series, subject to the provisions of the Articles of Incorporation of Echo Bay. When any Echo Bay preferred shares are outstanding, the preferred shares shall, with respect to priority in payment of dividends or in the distribution of assets in the event of the liquidation, dissolution or winding up of Echo Bay, be entitled to preference over the outstanding Echo Bay Common Shares.

          RESALE OF ECHO BAY COMMON SHARES BY SANTA ELINA AFFILIATES

   The Echo Bay Common Shares to be issued to the Shareholders will be freely transferable, except that under United States law Echo Bay Common Shares received by persons who may be deemed to be "affiliates" of Santa Elina, as that term is defined in SEC Rule 405, may only be sold by such persons (i) outside of the United States in accordance with SEC Rule 904 and (ii) in the United States in accordance with the provisions of Rule 145, pursuant to an effective registration statement under the Securities Act of 1933, or in transactions exempt from registration thereunder. SEC Rule 405 defines an affiliate as any person that directly or indirectly controls, is controlled by, or is under common control with the person specified.

                                 LEGAL MATTERS

   Certain Canadian legal matters relating to Santa Elina and Sercor have been passed upon by Cassels Brock & Blackwell, Toronto, Ontario. Cassels Brock & Blackwell prepared and passed upon the discussion concerning Canadian tax matters.

   The validity of the Echo Bay Common Shares being offered hereby will be passed upon for Echo Bay by Milner Fenerty, Edmonton, Alberta. Milner Fenerty has, in addition, reviewed the statements made herein as to the enforceability in Canada of liabilities under the Federal securities laws of the United States and has reviewed the statements made herein as to Canadian tax matters. Davis, Graham & Stubbs LLP, Denver, Colorado, reviewed the statements made herein as to United States tax matters.

   As of June 17, 1996, Mr. Robert L. Leclerc, Q.C., the Chairman of the Board of Directors of Echo Bay and a partner of Milner Fenerty, owned 10,000 Echo Bay Common Shares and held options to acquire 181,400 Echo Bay Common Shares.

   At June 17, 1996, partners and associates of Milner Fenerty, as a group, beneficially owned, directly or indirectly, less than 1% of the Echo Bay Common Shares.

   Mr. Peter Marrone, the Secretary of Santa Elina, is a partner of Cassels Brock & Blackwell. At June 17, 1996, partners and associates of Cassels Brock & Blackwell did not beneficially own, directly or indirectly, any Santa Elina Common Shares and or Echo Bay Common Shares.

                                    EXPERTS

   The consolidated financial statements of Echo Bay included in the annual Report on Form 10-K for the year ended December 31, 1995 are attached hereto and are incorporated herein by reference and have been so included and incorporated in reliance on the report of Ernst & Young, Chartered Accountants, which report is given on their authority as experts in auditing and accounting.

   Santa Elina's ore reserves as of December 31, 1995, have been calculated by Santa Elina and verified by Santa Elina's external geological consultant, WGM. WGM has also prepared the WGM Report, which forms the source of much of the disclosure included herein with respect to Santa Elina's Properties. Such information is presented upon the authority of such firm as experts in geology. Mr. John F. McOuat is President of WGM and has served as a member of the board of directors of Echo Bay since 1989. As of June 17, 1996, Mr. McOuat owns 2,791 Echo Bay Common Shares, and holds options to acquire 9,600 Echo Bay Common Shares.

   The consolidated financial statements of Santa Elina as of December 31, 1995 are included herein in reliance on the report of KPMG Peat Marwick Thorne, independent auditors, which report is given on their authority as experts in auditing and accounting.

                              DIRECTORS' APPROVAL

   The contents of this Circular and the sending thereof has been approved by the board of directors of Santa Elina. The information relating to Kendall and Echo Bay contained in this Circular is based upon information supplied by the management of Kendall and Echo Bay and has not been verified by Santa Elina or any of its officers and directors. Santa Elina assumes no responsibility for the accuracy or completeness of such information, nor any omission on the part of either Kendall or Echo Bay to disclose facts or events which may affect the accuracy of any such information.

Dated this    day of June, 1996.

By Order of the
Board of Directors of
SANTA ELINA GOLD CORPORATION

(signed)
Secretary

                               INDEX TO SCHEDULES

                                                                            PAGE
                                                                            ----
SCHEDULE I - MERGER AGREEMENT.............................................    1
SCHEDULE II - SANTA ELINA MERGER RESOLUTION...............................    1
SCHEDULE III - VALUATIONS AND FAIRNESS OPINION............................    1
SCHEDULE IV - EXCERPT FROM INTERNATIONAL BUSINESS COMPANIES ACT RESPECTING
 DISSENTERS RIGHTS........................................................    1
SCHEDULE V - CONSOLIDATED FINANCIAL STATEMENTS OF SANTA ELINA GOLD
 CORPORATION
Auditors' Report..........................................................    1
Consolidated Balance Sheets at December 31, 1995 and 1994.................    2
Consolidated Statement of Operations and Deficit for the Year Ended
 December 31, 1995
 and the nine month period from April 1, 1994 to December 31, 1994........    3
Consolidated Statements of Changes in Financial Position for the Year
 Ended December 31, 1995
 and the nine month period from April 1, 1994 to December 31, 1994........    4
Notes to Consolidated Financial Statements................................    5
Notice to Reader..........................................................   10
Consolidated Balance Sheets (unaudited) at March 31, 1996 and December 31,
 1995.....................................................................   11
Consolidated Statement of Operations (unaudited) for the Three Months
 Ended March 31, 1996 and 1995............................................   12
Consolidated Statements of Changes in Financial Position (unaudited) for
 the Three Months Ended March 31, 1996 and 1995...........................   13
Notes to Consolidated Financial Statements (unaudited)....................   14
SCHEDULE VI - PRO FORMA FINANCIAL STATEMENTS OF ECHO BAY MINES LTD.
Compilation Report of Independent Chartered Accountants...................    2
Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996.......    3
Pro Forma Condensed Consolidated Statement of Earnings for the Three
 Months Ended March 31, 1996..............................................    4
Pro Forma Condensed Consolidated Statement of Earnings for the Year Ended
 December 31, 1995........................................................    5
Notes to the Pro Forma Condensed Consolidated Balance Sheet and Statements
 of Earnings..............................................................    6
SCHEDULE VII - ANNUAL REPORT ON FORM 10-K OF ECHO BAY MINES LTD.,
 INCLUDING
 CONSOLIDATED FINANCIAL STATEMENTS
Management's Responsibility for Financial Reporting.......................   63
Report of Independent Chartered Accountants...............................   64
Consolidated Statement of Earnings for the Three Years Ended December 31,
 1995.....................................................................   65
Consolidated Balance Sheet at December 31, 1995 and 1994..................   66
Consolidated Statement of Retained Earnings for the Three Years Ended
 December 31, 1995........................................................   67
Consolidated Statement of Cash Flow for the Three Years Ended December 31,
 1995.....................................................................   68
Summary of Significant Accounting Policies................................   69
Notes to Consolidated Financial Statements................................   73
SCHEDULE VIII - ECHO BAY MINES LTD. MANAGEMENT PROXY CIRCULAR IN
 CONNECTION WITH ITS 1996 ANNUAL SHAREHOLDER MEETING......................    1

                                                                          PAGE
                                                                          ----
SCHEDULE IX - QUARTERLY REPORT ON FORM 10-Q OF ECHO BAY MINES LTD.,
 INCLUDING UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS...................   1
Consolidated Statement of Earnings for the Three Months Ended March 31,
 1996 and 1995...........................................................   3
Consolidated Balance Sheet at March 31, 1996 and December 31, 1995.......   4
Consolidated Statement of Cash Flow for the Three Months Ended March 31,
 1996 and 1995...........................................................   5
Consolidated Statement of Retained Earnings (Deficit) for the Three
 Months Ended March 31,
 1996 and 1995...........................................................   5
Notes to Interim Consolidated Financial Statements.......................   6

                                   SCHEDULE I

                                MERGER AGREEMENT

                                MERGER AGREEMENT

                          SANTA ELINA GOLD CORPORATION

                                      AND

                            KENDALL GOLD CORPORATION

                               TABLE OF CONTENTS

                                   ARTICLE 1

                                 INTERPRETATION

 1.1 Definitions...........................................................    5
 1.2 Articles and Headings.................................................    6
 1.3 Meaning of Expressions................................................    7
 1.4 Extended Meaning......................................................    7
 1.5 Date for Any Action...................................................    7
 1.6 Currency..............................................................    7
 1.7 Statutes..............................................................    7
 1.8 Exhibits..............................................................    7

                                   ARTICLE 2

                                   THE MERGER

 2.1 Meeting...............................................................    7
 2.2 Merger................................................................    7
 2.3 Effective Date........................................................    7

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

 3.1 Mutual Representations and Warranties.................................    8
 3.2 Representations and Warranties of Kendall.............................   10
 3.3 Representations and Warranties of Santa Elina.........................   10

                                   ARTICLE 4

                                   COVENANTS

 4.1 Mutual Covenants......................................................   12
 4.2 Covenants of Santa Elina..............................................   13
 4.3 Covenants of Kendall..................................................   14
 4.4 Other Covenants.......................................................   15

                                   ARTICLE 5

                                   CONDITIONS

 5.1 Mutual Conditions.....................................................   15
 5.2 Kendall Conditions....................................................   16
 5.3 Santa Elina Conditions................................................   17

                                   ARTICLE 6

                                  TERMINATION

 6.1 Termination by Either Party...........................................   19
 6.2 Effect of Termination.................................................   19
 6.3 Break Fees............................................................   19

                                   ARTICLE 7

                                   AMENDMENT

 7.1  Amendment............................................................  19

                                   ARTICLE 8

                                    GENERAL

 8.1  Expenses.............................................................   20
 8.2  Notices..............................................................   20
 8.3  Disclosure...........................................................   21
 8.4  Time of Essence......................................................   21
 8.5  Entire Agreement.....................................................   21
 8.6  Further Assurances...................................................   21
 8.7  Governing Law........................................................   21
 8.8  Execution in Counterparts............................................   21
 8.9  Waiver...............................................................   21
 8.10 Enurement and Assignment.............................................   21
 8.11 Subsidiary Covenants.................................................   22
 EXHIBIT 1 - Plan of Merger.................................................  23
 EXHIBIT 2 - Mineral Interests and de Brito Interests.......................
 EXHIBIT 3 - Echo Bay Representations and Warranties........................  27

                               MERGER AGREEMENT

              THIS AGREEMENT made as of the 9th day of April,
              1996

Between:

              SANTA ELINA GOLD CORPORATION, a company
              incorporated under the International Business
              Companies Ordinance of the British Virgin
              Islands ("Santa Elina")

                                      and

              KENDALL GOLD CORPORATION, a company incorporated under the International Business Companies
              Ordinance of the British Virgin Islands
              ("Kendall").

WHEREAS:

  A. Kendall and Santa Elina wish to merge and therefore wish to carry out certain transactions on the basis hereinafter set forth;

  B. the Parties hereto intend to carry out the transactions contemplated herein by way of a merger under the provisions of the International Business Companies Ordinance of the British Virgin Islands; and

  C. the Parties hereto have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such merger.

   NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as set forth below.

                                   ARTICLE 1

                                INTERPRETATION

1.1Definitions

   In this Agreement, including the recitals hereto but excluding the Exhibits hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set out below.

   "AGREEMENT" means this merger agreement together with any amendments hereto made from time to time.

   "ARTICLES OF MERGER" means the articles of merger in respect of the Merger required by the IBCO to be executed and submitted to the Registrar after approval of the Plan of Merger by the directors and members of each Party.

   "BUSINESS DAY" means, with respect to any action to be taken, any day, other than Saturday, Sunday or a statutory holiday in the place where such action is to be taken.

   "DE BRITO INTERESTS" means the following interests owned by Paulo C. de Brito and Angela M. G. de Brito in precious and base metal mining companies and related projects, all as more particularly described in Exhibit 2 to this
Agreement:

     51% of the voting common shares, or 17% of the total outstanding shares of Mineracao Santa Elina, and

     51% of the voting common shares, or 17% of the total outstanding shares of Mineracao Maraca.

   "ECHO BAY" means Echo Bay Mines Ltd., a corporation incorporated under the Canada Business Corporations Act.

   "ECHO BAY SHARES" means 5,260,281 common shares of Echo Bay held or to be held by Kendall.

   "EFFECTIVE DATE" means the date set out in the Certificate of Merger issued by the Registrar.

   "ENCUMBRANCE" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest or trust, royalty, carried, working, participation or net profits interest, or any other third party interest, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

   "IBCO" means the International Business Companies Ordinance, Cap. 291, of the British Virgin Islands, as amended from time to time.

   "INFORMATION CIRCULAR" means the information circular and proxy materials to be sent to the Santa Elina Common Shareholders in connection with the Santa Elina Meeting.

   "KENDALL COMMON SHAREHOLDERS" means the holders of Kendall Common Shares being Echo Bay and Sercor.

   "KENDALL COMMON SHARES" means the common shares of Kendall.

   "KENDALL COUNSEL" means Milner Fenerty, barristers and solicitors.

   "KENDALL PREFERRED SHARES" means the non-voting redeemable preferred shares of Kendall.

   "MERGER" means the merger under the provisions of section 76 of the IBCO, on the terms and conditions set forth in the Plan of Merger.

   "MINERAL INTERESTS" means all of the interests owned by Santa Elina in precious and base metal mining companies and related projects, including those set out below, and as more particularly described in Exhibit 2 to this
Agreement:

     49% of the voting common shares and 100% of the non-voting preference shares, or 83% of the total outstanding shares of Mineracao Santa Elina, which in turn owns:

           100% of the Sao Vicente property,

           100% of the Sao Francisco property,

           100% of the hydroelectric power project on the Guapore River,

           99.9% of Mineracao Bacilandia, which in turn owns 100% of the Fazenda Nova property,

           99.9% of the following companies: Mineracao Aguapei, Mineracao Arapua, Mineracao Marajoara, Mineracao Marina and Mineracao Silvana, and

           51% of Mineracao Paloma,

     49% of the voting common shares and 100% of the non-voting preference shares, or 83% of the total outstanding shares of Mineracao Maraca, which in turn owns:

           99.9% of Mineracao Alonte, which in turn owns 100% of the Chapada property (subject to a 50% option in favour of Echo Bay), and

           100% of the Fazenda Genipapo surface,

     100% of Santa Elina Gold Ltd.,

     100% of Compania Minera, which in turn owns interests in properties in Bolivia, and

     62% of the voting common shares of Arauco Resources Corporation, a company under the laws of British Columbia and listed on the Vancouver Stock Exchange.

   "PARTIES" means Santa Elina and Kendall, and "Party" means one of the Parties.

   "PLAN OF MERGER" means the plan of merger which is annexed as Exhibit 1 and any amendment or variation thereto made in accordance with section 7.1.

   "REGISTRAR" means the Registrar of Companies under the IBCO.

   "SANTA ELINA COMMON SHAREHOLDERS" means the holders of Santa Elina Common Shares.

   "SANTA ELINA COMMON SHARES" means the common shares of Santa Elina.

   "SANTA ELINA COUNSEL" means Cassels Brock & Blackwell, barristers and solicitors.

   "SANTA ELINA FINANCIAL STATEMENTS" means the audited financial statements and related notes thereto of Santa Elina for its fiscal year ended December 31, 1995.

   "SANTA ELINA MEETING" means the meeting of the Santa Elina Common Shareholders contemplated by section 2.1.

   "SANTA ELINA SHAREHOLDER AGREEMENTS" means the shareholder agreements dated as of August 3, 1994 among Paulo C. de Brito, Angela Maria Guaspari de Brito and Santa Elina and each of Mineracao Maraca Industria e Comercio S.A. and Mineracao Santa Elina Industria e Comercio S.A. in respect of the de Brito Interests.

   "SERCOR" means Sercor Limited, a corporation incorporated under the laws of the Cayman Islands.

   "SHARE SUBSCRIPTION AND PURCHASE AGREEMENT" means the share subscription and purchase agreement dated as of the date hereof among Echo Bay, Sercor Limited and Kendall.

   "SUBSIDIARY" means a company more than 50% of whose total outstanding shares of all classes are owned by another company.

1.2 Articles and Headings

   The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. A reference to an article or a section number shall, unless otherwise stated, be a reference to an article or section of this Agreement.

1.3 Meaning of Expressions

   "Herein", "hereof" or "hereunder" and similar expressions when used in a section shall be construed as referring to the whole Agreement and not that section only.

1.4 Extended Meaning

   In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, words importing gender shall include all genders and words importing a person shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental board, agency or instrumentality thereof).

1.5 Date for Any Action

   In the event that the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 Currency

   Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America.

1.7 Statutes

   References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder.

1.8 Exhibits

   The following exhibits which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof:

   Exhibit 1 - Plan of Merger

   Exhibit 2 - Mineral Interests and de Brito Interests

   Exhibit 3 - Echo Bay Representations and Warranties

                                   ARTICLE 2

                                  THE MERGER

2.1 Meeting

   As soon as reasonably practicable, but in any event not later than May 31, 1996, Santa Elina shall call and hold a meeting of the Santa Elina Common Shareholders for the purpose of considering and, if deemed advisable, approving the Merger.

2.2 Merger

   Subject to the fulfilment of the conditions set forth in Article 5, Kendall and Santa Elina shall deliver to the Registrar Articles of Merger and such other documents as may be required to give effect to the Merger.

2.3 Effective Date

   The Merger shall become effective on the Effective Date, which shall be not more than five Business Days after the date of the Santa Elina Meeting unless otherwise agreed to in writing by the Parties.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

3.1 Mutual Representations and Warranties

    Each Party to this Agreement represents and warrants to the other Party, and acknowledges that such other Party is relying upon such representations and warranties in connection with the matters contemplated by this Agreement, that:

    (a) it (and each of its Subsidiaries, if any) is duly incorporated and organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease its property and assets and to carry on any business now conducted by it and is duly qualified in all material respects to carry on business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary;

    (b) it has the corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

    (c) the execution and delivery of this Agreement by it and the completion of the transactions contemplated hereby and provisions hereof and thereof do not and will not:

        (i) result in the breach of, or violate any term or provision of its memorandum, articles or other governing documents,

        (ii) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which it is a party or by which it or its property is bound and which is material to it, or result in the creation of any material Encumbrance upon any of its assets under any such agreement, instrument, license, permit, authority or otherwise, or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority, or

        (iii) subject to receipt of necessary regulatory approvals, violate or contravene any provision of any law or regulation or any judicial or administrative award, judgment or decree applicable and known to it (after due inquiry), where such violation or contravention would have a material adverse affect on it or could reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement or the Plan of Merger;

    (d) there are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting it (or any of its Subsidiaries, if any), at law or in equity, before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic or foreign, of any kind, nor are there any existing facts or conditions which may reasonably be expected to be a proper basis for any such action, suit, proceeding or investigation, which in any case would prevent or hinder the consummation of the transactions contemplated by this Agreement or the Plan of Merger or which could reasonably be expected to materially adversely affect its business, financial condition, operations, prospects, properties, assets or affairs;

    (e) it has no agreements of any nature to acquire any Subsidiary, or to acquire or lease any other business operations out of the ordinary course;

    (f) its minute books and the minute books of its Subsidiaries, if any, are true and correct in all material respects and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof and to its knowledge there are no shareholder agreements among its shareholders, except in respect of Kendall, the shareholder agreement to be entered into pursuant to the Share Subscription and Purchase Agreement, and except in respect of Santa Elina, the existing shareholder agreements among Santa Elina, Paulo C. de Brito and Angela
        M. G. de Brito governing the affairs of Mineracao Santa Elina Industria e Comercio S.A. and Mineracao Maraca Industria e Comercio S.A.;

    (g) since December 31, 1995 in the case of Santa Elina and since its date of incorporation in the case of Kendall, it (and each of its Subsidiaries, if any) has:

      (i) not amended its memorandum, articles or other governing documents and there are no resolutions or proceedings pending for any amendment thereto except as may be desirable in respect of the transactions contemplated by this Agreement,

      (ii) conducted its business in all material respects in the ordinary course of business consistent with normal industry practice except for the retaining of any financial and other advisors relating to the business combination of Kendall with Santa Elina and the fees and expenses resulting therefrom and this Agreement,

      (iii) not suffered any material adverse change, financial or otherwise, in its business, financial condition, operations, prospects, properties, assets, liabilities or affairs nor have there been any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto (other than changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of precious and base metals),

      (iv) not made any change in its accounting policies and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained,

      (v) maintained in effect salary and other compensation levels in accordance with its then existing salary administration program and has not authorized or paid or agreed to pay any bonus or similar payment to any officer or director or person providing to it services similar in nature to employment services, or made any material change in respect of employment or contract terms, as the case may be and is not presently indebted to any of its present or former shareholders, directors or officers in any material respect,

      (vi) not declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital, and

      (vii) not entered into or committed to enter into any agreement with a non-arm's length person;

  (h) in all material respects, it has duly and timely filed, in proper form, returns in respect of taxes under the tax legislation of any country, province, state or other jurisdiction having jurisdiction over its affairs or any of its Subsidiaries (if any), for all prior periods in respect of which such filings have heretofore been required, and all taxes shown thereon and all taxes now owing have been paid or accrued on its books and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return for any period, it is not aware of any contingent tax liabilities or any grounds for reassessment, there are no material assessments or reassessments pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority and it has withheld from each payment made to any of its directors, officers and employees and former directors, officers and employees the amount of all taxes (including, without limitation, income tax) and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority within the time required under any applicable tax legislation;

  (i) it and each of its Subsidiaries, if any, is not:

      (i) in breach or violation of any term or provision of its memorandum, articles or other governing documents,

      (ii) in breach or violation of any material term or provision of, or in default under any agreement, instrument, license, permit or authority to which it is a party or by which it or any of its property is bound and which is material to it, or

      (iii) in violation or contravention of any provision of any law or regulation or any judicial or administrative award, judgment or decree applicable to it, where such violation or contravention could reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement or the Plan of Merger or which could reasonably be expected to materially adversely affect its business, financial condition, operations, prospects, properties, assets or affairs;

  (j) the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or the Plan of Merger will not result in its having to pay any fee to any person other than, in the case of Santa Elina, RBC Dominion Securities Inc., in the case of Kendall, Nesbitt Burns Inc., and in both Parties case, lawyers, accountants and other professional advisors; and

  (k) it has filed all reports and other documents required to be filed pursuant to applicable securities legislation and, as of their respective dates, such reports and documents disclose all material facts (as defined in the Securities Act (Ontario)) relating to its business and financial affairs required to be disclosed in such reports and documents.

3.2 Representations and Warranties of Kendall

   Kendall represents and warrants to and in favour of Santa Elina as follows, and acknowledges that Santa Elina is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

  (a) the authorized capital of Kendall consists of 100,000,000 Kendall Common Shares and 37,500,000 Kendall Preferred Shares;

  (b) the aggregate number of Kendall Common Shares presently issued and outstanding is 20 and, pursuant to the Share Subscription and Purchase Agreement, as at the Effective Date, will be 32,500,000 and there are no Kendall Preferred Shares presently issued or outstanding and, except as provided under the Share Subscription and Purchase Agreement or under or as a consequence of the Merger, no person has any agreement or option or any right or privilege (whether by law, preemptive right, contract or otherwise) capable of becoming an agreement, option or right for the purchase, subscription, allotment or issuance of any unissued securities of Kendall;

  (c) the Echo Bay Shares issuable upon redemption by Kendall of the Kendall Preferred Shares shall on the Effective Date be duly authorized and validly issued as fully paid and non-assessable and shall on such date be tradeable by the recipients of such shares (other than control persons, insiders and affiliates of Santa Elina, Sercor and Echo Bay) without restriction by Canadian and United States securities laws pursuant to an available exemption or an order or pursuant to a prospectus, registration statement or other filing in compliance with applicable securities laws;

  (d) it is not a resident of Canada for tax purposes;

  (e) the execution and delivery of this Agreement and the completion of the transactions contemplated herein and in the Plan of Merger have been duly approved by its board of directors and this Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms; and

  (f) as of the dates as of which the information is given, the information respecting Kendall and Echo Bay to be set out in the Information Circular for the Santa Elina Meeting shall be true and complete in all material respects and shall not contain any misrepresentation (as defined in the Securities Act (Ontario)).

3.3 Representations and Warranties of Santa Elina

   Santa Elina represents and warrants to and in favour of Kendall as follows and acknowledges that Kendall is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

  (a) the authorized capital of Santa Elina consists of an unlimited number of Santa Elina Common Shares;

  (b) the aggregate number of Santa Elina Common Shares presently issued and outstanding (other than an aggregate of 1,193,333 Santa Elina Common Shares which may be issued after the date hereof upon the exercise of options granted under Santa Elina's employee stock option plan and an aggregate of 6,556,526 Santa Elina Common Shares which may be issued after the date hereof upon the exercise of warrants granted by Santa Elina to Sercor) is 135,130,521 and except in respect of the aforementioned employee stock option plan and warrants, no person has any agreement or option or any right or privilege (whether by law, preemptive right, contract or otherwise) capable of becoming an agreement, option or right for the purchase, subscription, allotment or issuance of any unissued securities of Santa Elina;

  (c) the Santa Elina Financial Statements have been prepared in accordance with generally accepted accounting principles applicable in Canada on a consistent basis with prior periods (except as stated therein) and present fairly the financial position of Santa Elina as of the dates provided therein and the results of its operations and the changes in financial position for the periods then ended;

  (d) all filings made by it or its Subsidiaries under which they have received or are entitled to government incentives have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid or previously accrued on its accounts to be recovered or disallowed;

  (e) there has been no material adverse change in its mining assets from those described in its current independent engineering reports provided by it to Kendall or its shareholders, except as may have occurred through normal production or otherwise as a result of transactions in the ordinary course of business;

  (f) it and its Subsidiaries hold and are legally entitled to hold such right and title to the assets used in connection with its business, including but not limited to the Mineral Interests, as may be required for the carrying on of its business in accordance with normal industry practice and its interests in such assets in the aggregate are not subject to any material reduction by a right of conversion or other alteration or election in favour of a third party;

  (g) under any and all applicable laws and regulations it or its
      Subsidiaries:

  (i) are legally entitled to hold its interests directly or indirectly in the Mineral Interests and it or its Subsidiaries are the recorded holders and beneficial owners of all of its interests, as identified herein, in the mineral rights comprising or contained in the Mineral Interests free and clear of all material Encumbrances,

      (ii) to the extent possible under applicable laws, holds all necessary surface and subsurface rights in respect of or related to the Mineral Interests, and

      (iii) have secured all required permits or other governmental or regulatory approvals in respect of mining, milling and related operations currently being conducted for the Mineral Interests and all such permits or approvals are in good standing and will continue to be in good standing at the Effective Date and there are no notices of material violations that have been received in respect thereof;

  (h) to the best of its knowledge (after due inquiry), except to the extent that such violation does not have a material adverse effect on its business, financial condition, operations, prospects, properties, assets or affairs (on a consolidated basis):

      (i) it (and each of its Subsidiaries) is in compliance in all material respects with all applicable environmental laws,

      (ii) it (and each of its Subsidiaries) has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants in compliance in all material respects with all applicable environmental laws,

      (iii) there have been no unrectified spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes on any of the real property owned or leased by it (or any of its Subsidiaries) or under their respective control,

      (iv) there have been no unrectified releases, deposits or discharges, in violation of applicable environmental laws, of any hazardous or toxic substances, contaminants or wastes to the earth, air or into any body of water or any municipal or other sewer or drain water system by it (or its Subsidiaries),

      (v) no orders, directions, or notices have been issued and remain outstanding pursuant to applicable environmental laws relating to its (and its Subsidiaries') business or assets,

      (vi) neither it nor its Subsidiaries has failed to report to the proper governmental authority the occurrence of any event which is required to be so reported by any applicable environmental laws, and

      (vii) it (and each of its Subsidiaries) holds all licenses, permits and approvals required under applicable environmental laws in connection with the operation of its business and the ownership and use of its assets, all such licenses, permits and approvals are in full force and effect, and except for notifications and conditions of general application to assets of the type owned by it, neither it nor its Subsidiaries has received any notification pursuant to any applicable environmental laws that any work, repairs, construction or capital expenditures are required to be made by it as a condition of continued compliance with any applicable environmental laws, or any license, permit or approval issued pursuant thereto, or that any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated;

  (i) except for employment agreements with Chris Baiz, Luiz A. P. Barreto, Jose Beraldo, Paulo de Brito, Patrick Burns, Juvenal Mesquita Filho, John Hammes, Marcos Paro, Antenor Silva and Laercio Teixeira, it is not a party to any written employment, service or pension agreement;

  (j) the execution and delivery of this Agreement and the completion of the transactions contemplated herein and in the Plan of Merger have been duly approved by its board of directors and this Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms;

  (k) it is a reporting issuer under the securities laws of each of the provinces of Canada, and to the best of its knowledge is not in default of any requirement of such securities laws and it is in compliance in all material respects with the by-laws, rules and regulations of The Toronto Stock Exchange, being the only exchange upon which the Santa Elina Common Shares are listed;

  (l) it is not a resident of Canada for tax purposes;

  (m) as of the dates as of which the information is given, the information respecting Santa Elina to be set out in the Information Circular for the Santa Elina Meeting shall be true and complete in all material respects and shall not contain any misrepresentation (as defined in the Securities Act (Ontario)); and

  (n) it is not required to file reports pursuant to sections 13 or 15(a) of the U.S. Securities Exchange Act of 1934, as amended.

                                   ARTICLE 4

                                   COVENANTS

4.1 Mutual Covenants

   Each of the Parties to this Agreement covenants and agrees that, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, it (and its Subsidiaries, if any):

  (a) will use its best efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in article 5 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to complete the Merger, including using its best efforts:

    (i) to obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts,

    (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable laws or regulations, and

    (iii) to effect all necessary registrations and filings and submissions of information requested by governmental authorities required to be effected by it in connection with the Merger,

    and it will use its best efforts to cooperate with the other Party to this Agreement in connection with the performance by it of its obligations hereunder;

  (b) will continue to make available and cause to be made available to the other Party to this Agreement, its agents and advisors, as soon as possible, all documents and agreements in any way relating to or affecting its business, financial condition, operations, prospects, properties, assets and affairs, and such other documents or agreements as may be necessary to enable such other Party to effect a thorough investigation of its business, properties and financial status, except where it is contractually precluded from making such document or agreement available, in which case it shall cooperate with the other Party in securing access to any such documentation not in its possession or under its control;

  (c) will continue to make available and cause to be made available to Nesbitt Burns Inc. and RBC Dominion Securities Inc., as soon as possible, all documents and agreements in any way relating to or affecting its business, financial condition, operations, prospects, properties, assets and affairs, and such other documents or agreements as may be necessary to enable Nesbitt Burns Inc. and RBC Dominion Securities Inc. to effect a thorough investigation of its business, properties and financial status and so as to permit RBC Dominion Securities Inc. to deliver its valuation and fairness opinion regarding the transaction contemplated hereby;

  (d) will not, except for transactions in the ordinary course of business and as required in the course of prudent mining operations, sell, dispose of, transfer, convey, surrender, release or abandon, or create or assume any material Encumbrance on or in respect of, the whole or any material part of its assets other than chattels that are replaced by equivalent property or consumed in operations and other than any liens arising as a result of operations under agreements affecting the assets;

  (e) will maintain insurance on and in respect of its assets in like kind to, and in an amount not less than the amount of, insurance in respect of the assets in effect on the date hereof;

  (f) will, in all material respects, conduct itself so as to keep the other Party to this Agreement fully informed as to the decisions required with respect to the most advantageous methods of exploring, operating and producing from its assets;

  (g) other than the entering into of the unanimous shareholder agreement contemplated by the Share Subscription and Purchase Agreement or as contemplated in the specific circumstances described in section 4.1(i) hereof, will not enter into any transaction not in the ordinary course of its business as hereinbefore conducted and will use all reasonable efforts to preserve intact its present business organization, licenses and permits;

  (h) will not declare or pay any dividends or make any other distribution or repay, other than in the ordinary course of business, any material outstanding indebtedness;

  (i) will not enter into any agreement, or take part directly or indirectly, through representatives, advisors or agents or otherwise, in any discussions or negotiations or provide any information to any third party relating to any acquisition or disposition of any assets (except for transactions in the ordinary course of business) or the issue or transfer of any of its securities or any proposal to offer to purchase its outstanding shares, amalgamate, merge or effect a merger of itself (or its Subsidiaries, if any) with one or more corporations or entities, except as provided for in this Agreement and the Plan of Merger; provided that the foregoing shall not prevent its board of directors from responding as required by law (including pursuant to the rules or policies of any applicable securities regulatory authority) to any unsolicited submission or proposal regarding any acquisition or disposition of assets or any unsolicited proposal to amalgamate, merge or effect a merger or other business combination or any unsolicited acquisition proposal generally or making any disclosure to its shareholders with respect thereto which in the judgment of its board of directors or upon the written opinion of its counsel is required under such applicable law;

  (j) will not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or, except as contemplated in the specific circumstances described in section 4.1(i) hereof, which might, directly or indirectly, interfere with or adversely affect the consummation of the Merger;

  (k) will not issue, authorize or propose the issuance of, or purchase or propose the purchase of any shares or any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, except pursuant to the Merger or pursuant to rights, options or agreements outstanding on the date hereof and in accordance therewith; and

  (l) will not disclose to any person, other than to their officers, directors, key employees and professional advisors, any confidential information relating to each other, except information disclosed in the Information Circular, required to be disclosed by law or otherwise known to the public.

4.2 Covenants of Santa Elina

   Santa Elina covenants and agrees that, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

  (a) it will, in a timely and expeditious manner, and in any event not later than April 30, 1996, prepare (in consultation with Kendall and its counsel) and file an Information Circular in all jurisdictions where the same is required to be filed and mail the same to the Santa Elina Common Shareholders and its directors and auditors in accordance with laws applicable to Santa Elina, Kendall, Echo Bay and the transaction, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

  (b) it will, in a timely and expeditious manner:

      (i) convene the Santa Elina Meeting and distribute copies of this Agreement (or a written summary thereof prepared by Santa Elina in form and substance reasonably satisfactory to Kendall), in each case subject to and in compliance in all material respects with all applicable legal requirements,

      (ii) provide notice to Kendall of the Santa Elina Meeting and allow Kendall's representatives to attend the Santa Elina Meeting, and

      (iii) conduct the Santa Elina Meeting in accordance with the articles of Santa Elina and any instrument governing such meeting, as applicable, and as otherwise required by law;

  (c) in a timely and expeditious manner, it will prepare (in consultation with Kendall) and file any amendments or supplements to the Information Circular and mail the same to the Santa Elina Common Shareholders and its directors and auditors in accordance with applicable law, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

  (d) it will, prior to the Merger, take all necessary actions to have any outstanding options or warrants (other than the warrants of Santa Elina held by Sercor) to acquire any of its securities cancelled and, in this regard, shall use its best efforts to enter into an agreement, on a basis acceptable to Kendall, with each holder of outstanding options whereby the holders of such options will surrender their options to Kendall for cancellation (it being acknowledged that it will be acceptable to Kendall if such option holders agree to accept a total of a maximum of 50,535 common shares of Echo Bay as consideration for the surrender of all such options);

  (e) it will, together with Kendall, and subject to the approval of the Merger at the Santa Elina Meeting and satisfaction or waiver of the conditions precedent to its obligations set forth in article 5, forthwith, but in any event not later than June 3, 1996, file Articles of Merger with the Registrar in order for the Merger to become effective on or before June 3, 1996, provided that nothing shall require Santa Elina to consent to any modification of this Agreement, the Merger or Santa Elina's obligations hereunder which is materially adverse to it;

  (f) it will, except for non-substantive communications with security holders, forthwith furnish to Kendall a copy of each notice, letter, report, schedule or other document or communication delivered, filed or received by Santa Elina in connection with the Merger, the Santa Elina Meeting and any other meeting of Santa Elina security holders or class of security holders which all such holders, as the case may be, are entitled to attend, including, without limitation, any filings under applicable laws and any dealings with regulatory agencies in connection with the transactions contemplated herein;

  (g) it will make other necessary filings and applications under applicable laws and regulations required on the part of Santa Elina in connection with the transactions contemplated herein and take all action necessary to be in compliance with such laws and regulations; and

  (h) it will use its best efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon.

4.3 Covenants of Kendall

    Kendall covenants and agrees that, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, it:

  (a) will not make any changes in its share capital that would adversely affect the value of the Kendall Preferred Shares to be issued to the Santa Elina Common Shareholders in connection with the Merger;

  (b) will provide to Santa Elina in a timely and expeditious manner all information as may be reasonably requested by Santa Elina or is required by applicable law with respect to Kendall and its business and properties for inclusion in the Information Circular or in any amendments or supplements to the Information Circular complying in all material respects with all applicable legal requirements on the date of mailing thereof;

  (c) will, together with Santa Elina, and subject to the approval of the Merger at the Santa Elina Meeting and satisfaction or waiver of the conditions precedent to its obligations set forth in article 5, forthwith, but in any event not later than June 3, 1996, file Articles of Merger with the Registrar in order for the Merger to become effective on or before June 3, 1996, provided that nothing shall require Kendall to consent to any modification of this Agreement, the Merger or Kendall's obligations hereunder which is materially adverse to it;

  (d) will, on the Effective Date, issue Kendall Preferred Shares to those persons entitled thereto pursuant to the Merger and redeem, in accordance with their terms, the Kendall Preferred Shares held by all of the holders thereof other than Echo Bay and Sercor;

  (e) will, on the Effective Date, transfer common shares of Echo Bay to the holders of the outstanding options for Santa Elina Common Shares, provided that acceptable agreements providing for the surrender and cancellation of such options have been entered into on or prior to the Effective Date, all as contemplated by section 4.2(d);

  (f) will make all other necessary filings and applications under applicable laws and regulations required in connection with the transactions contemplated herein and take all action necessary to be in compliance with such laws and regulations; and

  (g) will use its best efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon.

4.4 Other Covenants

   The Parties agree that, subject to any limitations imposed by the IBCO, all rights of indemnification in favour of present or former directors and officers of Santa Elina with respect to actions taken in their capacities as directors or officers of Santa Elina prior to the Effective Date in effect on the date hereof and in any indemnification agreement between any of such directors or officers and Santa Elina in effect as of the date hereof shall survive the Merger and continue in full force and effect. Santa Elina and its successors, including, without limitation, upon completion of the Merger, Kendall, shall maintain, or cause to be maintained, Santa Elina's current director and officer liability insurance policy or an equivalent policy, in either case on terms and conditions no less advantageous to the present or former directors and officers of Santa Elina than those contained in the policy in force on the date hereof, for all present and former directors and officers of Santa Elina covering claims made prior to or within three years after the Effective Date. The provisions of this section 4.4 are intended to be for the benefit of, and shall be enforceable by, each present or former director and officer of Santa Elina and their respective estates, heirs and legal representatives.

                                   ARTICLE 5

                                  CONDITIONS

5.1 Mutual Conditions

   The obligations of Kendall and Santa Elina to complete the transactions contemplated hereby are subject to fulfilment of the following conditions on or before the Effective Date or such other time as is specified below:

  (a) resolutions shall have been passed at the Santa Elina Meeting, duly approving the Merger, with or without amendment, by the requisite majorities of persons entitled or required to vote thereon pursuant to the IBCO, Ontario Securities Commission Policy Statement No. 9.1 and any other applicable legal or regulatory requirements;

  (b) the Articles of Merger relating to the Merger shall be in form and substance satisfactory to Kendall and Santa Elina, acting reasonably;

  (c) there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

    (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Merger or any other transactions contemplated herein,

    (ii) results in a judgment or assessment of material damages, directly or indirectly, relating to the transactions contemplated herein, or

       (iii) prohibits Santa Elina's or Kendall's ownership or operation of all or any material portion of the business or assets of Santa Elina or compels Santa Elina or Kendall to dispose of or hold separately all or any portion of the business or assets of Kendall or Santa Elina;

   (d) Kendall and Santa Elina shall have obtained all consents, approvals and authorizations, regulatory or otherwise (including third party approvals and consents and a declaration of effectiveness of the U.S. registration statement), required or necessary in connection with the transactions contemplated herein on terms and conditions satisfactory to Kendall and Santa Elina, acting reasonably; and

   (e) holders of not more than 7.5% of the issued and outstanding Santa Elina Common Shares shall have exercised rights of dissent in relation to the Merger approved at the Santa Elina Meeting.

   The foregoing conditions are for the mutual benefit of Kendall and Santa Elina and may be waived, in whole or in part, by Kendall and Santa Elina at any time. If any of the said conditions precedent shall not be complied with or waived on or before the date required for the performance thereof, either Kendall or Santa Elina may, rescind and terminate this Agreement by written notice to the other Party and receive the amount payable to it, if any, pursuant to section 6.3.

5.2 Kendall Conditions

    The obligation of Kendall to complete the transactions contemplated herein is subject to the fulfilment of the following conditions on or before the Effective Date or such other time as specified below:

    (a) the representations and warranties made by Santa Elina in this Agreement shall be true as of the Effective Date as if made on and as of such date and Santa Elina shall have provided to Kendall a certificate of two senior officers of Santa Elina certifying such accuracy on the Effective Date and Kendall shall have no knowledge to the contrary;

    (b) Santa Elina shall have provided Kendall with opinions of Santa Elina Counsel reasonably satisfactory to Kendall dated the Effective Date (or such other date as Kendall and Santa Elina may agree) and addressed to Kendall and Kendall Counsel to the effect that:

        (i) Santa Elina and each of its Subsidiaries is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease its property and assets and to carry on any business now conducted by it and is registered in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such registration necessary,

        (ii) Santa Elina has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder,

        (iii) all necessary proceedings, corporate, regulatory or otherwise, of Santa Elina have been taken to fully, validly and effectively authorize this Agreement and the transactions contemplated herein, including the Merger, the performance by Santa Elina of its obligations hereunder and the execution and delivery by Santa Elina of this Agreement and all documents delivered pursuant hereto,

        (iv) the execution and delivery by Santa Elina of this Agreement and all documents delivered pursuant hereto, the performance by Santa Elina of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein will not result in the breach of or violate any term or provision of the memorandum, articles or other governing documents of Santa Elina,

        (v) this Agreement has been duly executed and delivered by Santa Elina and this Agreement and all documents delivered pursuant to the terms hereof are valid and binding obligations of Santa Elina enforceable against it in accordance with their respective terms, subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief) and subject to the effectiveness of provisions providing rights of indemnity or exculpating a party or persons from a liability or a duty otherwise owed which may be limited by law, and

        (vi) Santa Elina is a reporting issuer under the securities laws of each of the provinces of Canada and is not on the list of defaulting issuers maintained by any such jurisdictions.

        In giving such opinion, Santa Elina Counsel may rely, in respect of matters governed by the laws of any jurisdiction other than the Province of Ontario or the laws of Canada applicable therein upon the opinion of local counsel in such other jurisdiction provided that Santa Elina Counsel has no reason to believe that the opinion of such local counsel is one upon which Santa Elina Counsel cannot properly rely, and, in respect of matters of fact, upon certificates of senior officers of Santa Elina or any other appropriate persons;

    (c) Santa Elina shall have complied with its covenants herein and shall have provided to Kendall a certificate of two senior officers of Santa Elina certifying that Santa Elina has complied with its covenants herein and Kendall shall have no knowledge to the contrary;

    (d) before giving effect to the transactions contemplated by this Agreement, there shall have been no material adverse change, financial or otherwise, in the business, financial condition, operations, prospects, properties, assets or affairs, of Santa Elina or any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto (other than changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of precious or base metals), and which shall include the commencement of one or more actions by a shareholder or shareholders of Santa Elina against Santa Elina and/or its directors, which in Kendall's sole judgment, acting reasonably, is material, or any decision by a securities regulatory authority to commence action against Santa Elina and/or its directors, provided that, without limitation, any change or changes (other than changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of precious or base) in or in respect of the Santa Elina assets reducing the aggregate value thereof by more than $5 million shall be deemed to be a material adverse change;

    (e) Kendall shall be reasonably satisfied that immediately prior to the Effective Date (i) the aggregate number of Santa Elina Common Shares issued and outstanding is 135,130,521 and (ii) no person has any agreement or option or any right or privilege (whether by law, preemptive right, contract or otherwise) capable of becoming an agreement, option or right for the purchase, subscription, allotment or issuance of any unissued securities of Kendall (including any agreements relating to employee options and warrants, which shall have been cancelled prior to the Effective Date) other than the warrants for the acquisition of Santa Elina Common Shares held by Sercor; and

    (f) all outstanding options or warrants other than the warrants for the acquisition of Santa Elina Common Shares held by Sercor to acquire any securities of Santa Elina shall have been cancelled to the satisfaction of Kendall.

    The foregoing conditions precedent are for the benefit of Kendall and may be waived, in whole or in part, by Kendall in writing at any time. If any of the said conditions shall not be complied with or waived by Kendall on or before the date required for their performance then Kendall may rescind and terminate this Agreement by written notice to Santa Elina and receive the amount payable to it, if any, pursuant to section 6.3.

5.3 Santa Elina Conditions

    The obligation of Santa Elina to complete the transactions contemplated herein is subject to fulfilment of the following conditions on or before the Effective Date or such other time as specified below:

    (a) the representations and warranties made by Kendall in this Agreement shall be true as of the Effective Date as if made on and as of such date and Kendall shall have provided to Santa Elina a certificate of two senior officers of Kendall certifying such accuracy on the Effective Date and Santa Elina shall have no knowledge to the contrary;

    (b) on the date hereof and again on the Effective Date (or such other date as Kendall and Santa Elina may agree) Echo Bay shall have provided to Santa Elina a certificate of two senior officers of Echo Bay making certain representations and warranties in the form attached hereto as
        Exhibit 3 and Santa Elina shall have no knowledge to the contrary;

    (c) Kendall shall have provided Santa Elina with opinions of Kendall Counsel reasonably satisfactory to Santa Elina dated the Effective Date (or such other date as Kendall and Santa Elina may agree) and addressed to Santa Elina and Santa Elina Counsel to the effect that:

        (i) each of Kendall and Echo Bay is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease its property and assets and to carry on any business now conducted by it and is registered in such jurisdictions in which the nature of its business or the property or assets owned or leased by it makes such registration necessary,

    (ii) Kendall has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder,

    (iii) all necessary proceedings, corporate, regulatory and otherwise, of Kendall have been taken to fully, validly and effectively authorize this Agreement and the transactions contemplated, herein including the Merger, the performance by Kendall of its obligations hereunder and the execution and delivery by Kendall of this Agreement and all documents delivered pursuant hereto,

    (iv) the execution and delivery by Kendall of this Agreement and all documents delivered pursuant hereto, the performance by Kendall of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein will not result in the breach of or violate any term or provision of the memorandum, articles or other governing documents of Kendall,

    (v) this Agreement has been duly executed and delivered by Kendall and this Agreement and all documents delivered pursuant to the terms hereof are valid and binding obligations of Kendall enforceable against it in accordance with their respective terms, subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and the discretionary nature of certain remedies (including specific performance and injunctive relief) and subject to the effectiveness of provisions providing rights of indemnity or exculpating a party or persons from a liability or a duty otherwise owed which may be limited by law,

    (vi) all necessary corporate action has been taken by Kendall to validly issue the Kendall Preferred Shares and to redeem the Kendall Preferred Shares in exchange for the Echo Bay Shares; and

    (vii) the Echo Bay Shares have been validly issued and all necessary documents and proceedings have been filed and taken and all other legal requirements have been fulfilled under the laws of each of the provinces of Canada and of the United States, and no filing of any other document or taking of any other proceedings in such jurisdictions is required in respect of the delivery of the Echo Bay Shares upon the redemption of the Kendall Preferred Shares or, except in respect of control persons or insiders, or affiliates of Santa Elina, Sercor or Echo Bay, in respect of the first trade of the Echo Bay Shares by the holders thereof in compliance with applicable securities laws.

    In giving such opinion, Kendall Counsel may rely, in respect of matters governed by the laws of any jurisdiction other than the Province of Alberta or the laws of Canada applicable therein upon the opinion of local counsel in such other jurisdiction provided that Kendall Counsel has no reason to believe that the opinion of such counsel is one upon which Kendall Counsel cannot properly rely, and, in respect of matters of fact, upon certificates of senior officers of Kendall or any other appropriate persons;

(d) Kendall shall have complied with its covenants herein, shall have provided to Santa Elina a certificate of two senior officers of Kendall certifying that Kendall has complied with its covenants herein and Santa Elina shall have no knowledge to the contrary; and

(e) before giving effect to the transactions contemplated by this Agreement, there shall have been no material adverse change, financial or otherwise, in the business, financial condition, operations, prospects, properties, assets or affairs of Kendall or Echo Bay or any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto (other than changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of precious and base metals).

  The foregoing conditions precedent are for the benefit of Santa Elina and may be waived in whole or in part by Santa Elina in writing at any time. If any of the said conditions shall not be complied with or waived by Santa Elina on or before the date required for the performance thereof, Santa Elina may rescind and terminate this Agreement by written notice to Kendall and receive the amount payable to it, if any, pursuant to section 6.3.

                                   ARTICLE 6

                                  TERMINATION

6.1 Termination by Either Party

   Notwithstanding any other rights contained herein, either Party to this Agreement may terminate this Agreement at any time prior to the Effective Date, upon notice to the other Party but without further notice to, or action on the part of, its security holders:

  (a) if, notwithstanding the best efforts of Santa Elina, the Santa Elina Common Shareholders do not approve the Merger in accordance with the requirements of applicable laws, policies and regulations; or

  (b) if, notwithstanding the best efforts of each Party giving notice and provided that such Party is not in breach or default of any of the provisions hereof, the Merger has not become effective on or before June 30, 1996.

6.2 Effect of Termination

   Upon the termination of this Agreement pursuant to this article 6, no Party shall have any liability or further obligation to the other Party hereunder, except as specifically provided in section 6.3.

6.3 Break Fees

  (a) If this Agreement is properly terminated by Kendall for any reason, including, without limitation, pursuant to section 6.1 or as a result of a material breach or default of Santa Elina under this Agreement, Santa Elina shall pay to Kendall the sum of $2,000,000, which amount, it is acknowledged by the Parties, is approximately equal to the third party costs incurred by Kendall in connection with the transactions contemplated herein.

  (b) If this Agreement is properly terminated by Santa Elina as a result of a material breach or default of an obligation of Kendall under this Agreement, or as a result of a material breach or default of Echo Bay in respect of the representations and warranties of Echo Bay contained in its certificates provided pursuant to subsection 5.3(b), Kendall shall pay to Santa Elina the sum of $500,000, which amount, it is acknowledged by the Parties, is approximately equal to the third party costs incurred by Santa Elina in connection with the transactions contemplated herein.

  (c) For greater certainty, the Parties acknowledge that if the Agreement is terminated under the circumstances contemplated by both sections 6.3(a) and 6.3(b), each of the sums payable under such sections shall be paid (resulting in a net payment to Kendall of the sum of $1,500,000).

  (d) Notwithstanding any other provisions of this Agreement, the provisions of this section 6.3 shall survive any termination of this Agreement.

                                   ARTICLE 7

                                   AMENDMENT

7.1 Amendment

   This Agreement may, at any time and from time to time before or after the holding of the Santa Elina Meeting, be amended by written agreement of the Parties hereto (or in the case of a waiver, by written instrument of the Party giving the waiver) without further notice to or authorization on the part of their respective shareholders, and any such amendment may, without limitation:

  (a) change the time for performance of any of the obligations or acts of the Parties hereto;

  (b) waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

  (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties hereto; or

  (d) waive compliance with or modify any conditions precedent herein contained,

provided that, notwithstanding the foregoing, the number of Kendall Preferred shares which the Santa Elina Common Shareholders shall have the right to receive on the Merger and the provisions attaching to the Kendall Preferred Shares (including, without limitation, the number of Echo Bay Shares issuable upon redemption of each Kendall Preferred Share), may not be reduced without the approval of the Santa Elina Common Shareholders given in the same manner as required for the approval of the Merger.

                                   ARTICLE 8

                                    GENERAL

8.1 Expenses

   Except as otherwise provided for herein, each Party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby.

8.2 Notices

   Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to any other Party shall be in writing and may be given by sending same by facsimile transmission or by hand delivery to a responsible person addressed to the Party to whom the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day and, if not, on the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery, in which case it shall be deemed to have been given and received on the next Business Day.

   The address for service of each of the Parties hereto shall be as follows:

  if to Kendall:

    645 - 5th Avenue
    Suite 500
    New York, New York 10022

    Attention:  President
    Facsimile:  (212) 207-3607

  with a copy to:

    Milner Fenerty
    30th Floor, Fifth Avenue Place
    237 - 4th Avenue S.W.
    Calgary, Alberta
    T2P 4X7

    Attention:  David Robottom
    Facsimile:  (403) 268-3100

  if to Santa Elina:

    645 - 5th Avenue
    Suite 500
    New York, New York 10022

    Attention:  President
    Facsimile:  (212) 207-3607

  with a copy to:

    Cassels Brock & Blackwell
    Scotia Plaza
    Suite 2100, 40 King Street West
    Toronto, Ontario
    M5H 3C2

    Attention:  Peter Marrone
    Facsimile:  (416) 360-8877

8.3  Disclosure

     It is acknowledged that Santa Elina and Echo Bay, given its interest in this Agreement, have obligations as public issuers to make an immediate announcement of the execution and delivery of this Agreement and the transactions contemplated by it. Both Santa Elina and Echo Bay shall consult with each other and give each other the opportunity to comment on the text of any announcement proposed to be made by it in this regard. Other than as specified herein, neither of the Parties hereto shall make any public announcement or disclosure concerning the execution of this Agreement or the transactions contemplated hereby to any Party without the prior written consent of the other Party hereto unless, in the written opinion of counsel, such Party is compelled by law to do so, and then only with prior written notice to the other Parties.

8.4  Time of Essence

     Time shall be of the essence in this Agreement.

8.5  Entire Agreement

     This Agreement constitutes the entire agreement between the Parties hereto and cancels and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

8.6  Further Assurances

     Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.7  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Ontario. Each Party hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

8.8  Execution in Counterparts

     This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one instrument.

8.9  Waiver

     No waiver by any Party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

8.10 Enurement and Assignment

     This Agreement shall enure to the benefit of and be binding upon the Parties hereto and respective successors and assigns. This Agreement may not be assigned by either Party hereto without the express prior written consent of the other Party hereto.

8.11 Subsidiary Covenants

  To the extent any representations, warranties, covenants or agreements contained herein relate, directly or indirectly, to a Subsidiary of any Party, each such provision shall be construed as a covenant by such Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

  IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.


                                       KENDALL GOLD CORPORATION

                                                     John L. Azlant
                                       Per: __________________________________


                                       Per: __________________________________

                                       SANTA ELINA GOLD CORPORATION

                                                    Paulo C. de Brito
                                       Per: __________________________________

                                   EXHIBIT 1

                           PLAN OF MERGER INVOLVING
                           KENDALL GOLD CORPORATION
                                      AND
                         SANTA ELINA GOLD CORPORATION

                             DATED APRIL  . , 1996

                    AND MADE PURSUANT TO SECTION 76 OF THE
                THE INTERNATIONAL BUSINESS COMPANIES ORDINANCE
                       (CAP. 291 BRITISH VIRGIN ISLANDS)

                                   ARTICLE 1

                                INTERPRETATION

1.1 Definitions

   In this Plan, unless the context otherwise requires, defined terms shall have the following meanings:

   "ARTICLES OF MERGER" means the articles of merger in respect of the Merger required by the IBCO to be sent to the Registrar.

   "BUSINESS DAY" means, with respect to any action taken, any day, other than a Saturday, Sunday or statutory holiday in the place where such action is to be taken;

   "COMMON SHAREHOLDERS" means the holders of Kendall Common Shares;

   "DEPOSITARY" means The Montreal Trust Company of Canada, at its principal office in Toronto, Ontario, as the registrar and transfer agent of the Santa Elina Common Shares;

   "EFFECTIVE DATE" means the date set out in the Certificate of Merger issued by the Registrar;

   "IBCO" means The International Business Companies Ordinance (British Virgin Islands, Cap. 291);

   "KENDALL" means Kendall Gold Corporation, a company incorporated under and subject to the provisions of the IBCO;

   "KENDALL COMMON SHARES" means the common shares of Kendall as constituted on the date hereof;

   "KENDALL PREFERRED SHARES" means the non-voting redeemable preferred shares of Kendall as constituted on the date hereof;

   "MERGER" means the merger contemplated by this Plan, or any amendment or variation hereto, pursuant to section 76 of the IBCO;

   "MINORITY SHAREHOLDERS" means the holders of Santa Elina Common Shares other than Kendall;

   "MINORITY SHARES" means the Santa Elina Common Shares beneficially owned by Minority Shareholders immediately preceding the Effective Date;

   "PLAN" means this plan, as amended or supplemented from time to time, and "hereby", "hereof", "herein", "hereunder", "herewith" and similar terms refer to this Plan and not to any particular provision of this Plan;

   "REGISTRAR" means the Registrar of Companies under the IBCO;

   "SANTA ELINA" means Santa Elina Gold Corporation, a company incorporated under and subject to the provisions of the IBCO; and

   "SANTA ELINA COMMON SHARES" means the common shares of Santa Elina as constituted on the date hereof.

1.2 Interpretation Not Affected by Headings

   The division of this Plan into articles, sections, subsections and paragraphs and the insertion of headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

1.3 Article References

   Unless the contrary intention appears, references in this Plan to an article, section, subsection, paragraph, exhibit or schedule by number or letter or both refer to the article, section, subsection, paragraph, exhibit or schedule, respectively, bearing that designation in this Plan.

1.4 Number

   In this Plan, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include any individual, partnership, firm, trust, body corporate, joint venture, government, governmental body, agency or instrumentality, unincorporated body of persons or association.

1.5 Date for Any Action

   In the event that the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 Legislation

   References in this Plan to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7 Currency

   Reference in this Plan to sums of money are expressed in lawful money of the United States of America.

                                   ARTICLE 2

                              EFFECT OF THE PLAN

2.1 Constituent Companies

   The constituent companies to this Plan are Kendall and Santa Elina. Kendall shall be the surviving company upon the Merger becoming effective.

2.2 Binding Effect

   The Plan shall be binding upon all Santa Elina Common Shareholders, Kendall Common Shareholders, Santa Elina and Kendall upon the filing of the Articles of Merger with the Registrar.

2.3 Participating Classes of Shares

  (a) The authorized capital of Santa Elina consists of an unlimited number of Santa Elina Common Shares and the aggregate number of Santa Elina Common Shares presently issued and outstanding is 135,130,521.
      The holders of the Santa Elina Common Shares shall be entitled to vote such shares in respect of the Merger as a class.

  (b) The authorized capital of Kendall consists of 100,000,000 Kendall Common Shares and 37,500,000 Kendall Preferred Shares, the aggregate number of Kendall Common Shares presently issued and outstanding is 32,500,000 and there are no Kendall Preferred Shares presently issued and outstanding. The holders of the Kendall Common Shares shall be entitled to vote such shares in respect of the Merger as a class.

2.4 Effect of Merger

   Upon the Merger becoming effective, the separate corporate existence of Santa Elina shall cease and Kendall shall become the owner, without other transfer, of all the rights and property of the constituent companies and Kendall shall become subject to all liabilities, obligations and penalties of the constituent companies.

2.5 Entire Plan to be Effective

   Subject to section 2.1, Articles of Merger shall be filed with the Registrar with the purpose and intent that none of the provisions of this Plan shall become effective unless all of the provisions of this Plan shall have become effective.

2.6 Effect on Memorandum and Articles

   The Memorandum and Articles of Association of Kendall as in effect at the time the Merger becomes effective shall be the Memorandum and Articles of Association of Kendall until the same shall be altered or amended or until a new Memorandum and Articles of Association are adopted as provided therein.

                                   ARTICLE 3

                                    MERGER

3.1 Events of Merger

   On the Effective Date, each of the events set out below shall occur and be deemed to occur without further act or formality:

  (a) each 6.67 Santa Elina Common Shares held by a Minority Shareholder shall be converted into one Kendall Preferred Share;

  (b) each Kendall Common Shareholder will receive one Kendall Preferred Share for each 2.167 Kendall Common Shares held;

  (c) the Kendall Common Shares shall otherwise be unaffected by the Merger and shall remain outstanding in the hands of the Kendall Common Shareholders; and

  (d) the Santa Elina Common Shares held by Kendall shall be cancelled by Santa Elina without any repayment of capital in respect thereof.

                                   ARTICLE 4

                     OUTSTANDING CERTIFICATES AND PAYMENTS

4.1 Outstanding Certificates

   After the Effective Date, certificates formerly representing Santa Elina Common Shares shall represent only the right to receive one Kendall Preferred Share from Kendall for each 6.67 Santa Elina Common Shares which a former Santa Elina Common Shareholder is entitled to receive after giving effect to article 3, subject to compliance with the requirements set forth in this article 4.

4.2 Replacement Certificates

   As soon as practicable after the Effective Date, Kendall shall forward or cause to be forwarded to each holder of Santa Elina Common Shares (other than those Santa Elina Common Shareholders who have exercised their dissent rights) at the address of such holder as it appears in the relevant share register of Santa Elina, a letter of transmittal containing, among other things, instructions for obtaining delivery of the Kendall Preferred Shares pursuant to this Plan. Such holder of Santa Elina Common Shares shall be entitled to receive certificates representing the Kendall Preferred Shares upon delivering the certificate formerly representing such holder's Santa Elina Common Shares to the Depositary or as the Depositary may otherwise direct and in accordance with the instructions contained in the letter of transmittal. Such certificate shall be accompanied by the letter of transmittal, duly completed, and such other documents as the Depositary may reasonably require.

4.3 Registration

   The Depositary shall register the Kendall Preferred Shares in the name of such shareholder or as otherwise instructed in the letters of transmittal, and shall deliver such Kendall Preferred Shares as each such holder may direct in such letter of transmittal, as soon as practicable after receipt by the Depositary of such documents.

4.4 Prior Redemption

   If, prior to the Kendall Preferred Shares being delivered and registered pursuant to sections 4.2 and 4.3 above, all or any of the Kendall Preferred Shares are redeemed by Kendall in accordance with their terms, Kendall and the Depositary shall be relieved of their respective obligations under sections
4.2 and 4.3 in respect of the Kendall

Preferred Shares so redeemed, and Kendall and the Depositary shall treat the certificates formerly representing the Santa Elina Common Shares as representing the Kendall Preferred Shares and the former register of the Santa Elina Common Shares as being the register for the Kendall Preferred Shares for all purposes of such redemption.

4.5 Rights Extinguished

   After the Effective Date, the Santa Elina Common Shareholders shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Santa Elina Common Shares other than Kendall Preferred Shares which they are entitled to receive pursuant to this Plan.

4.6 Fractional Shares

   No fractional Kendall Preferred Shares will be issued. In the event that the exchange ratios referred to herein would in any case otherwise result in a shareholder being entitled to a fractional Kendall Preferred Share, Kendall shall, in lieu of delivering any certificate in respect of such fractional interest, satisfy such fractional interest by paying to such shareholder an amount equal (computed to the nearest cent) to the fraction of the Kendall Preferred Share that would otherwise be required to be issued multiplied by U.S. $13.34. In calculating such fractional interests, all Santa Elina Common Shares registered in the name of or beneficially held by each Santa Elina Common Shareholder or the nominee of such Santa Elina Common Shareholder shall be aggregated.

                                   ARTICLE 5

                          SHAREHOLDER DISSENT RIGHTS

5.1 Dissenting Shareholders

   Santa Elina Common Shareholders who have given a demand for payment which remains outstanding on the Effective Date in accordance with the rights of dissent in respect of the Plan granted under the IBCO and who:

  (a) are ultimately entitled to be paid for the Santa Elina Common Shares in respect of which they dissent in accordance with the provisions of the IBCO, whether by acceptance of an offer or by an appraisal pursuant to the IBCO, shall be deemed to have transferred such Santa Elina Common Shares to Santa Elina for cancellation on the Effective Date; or

  (b) are ultimately not so entitled to be paid for the Santa Elina Common Shares in respect of which they dissent for any reason, shall not be, or be reinstated as, shareholders of Santa Elina but for purposes of receipt of consideration shall be treated as if they had participated in this Plan on the same basis as a non-dissenting Santa Elina Common Shareholder and such holders shall accordingly be entitled to receive Kendall Preferred Shares as such non-dissenting holders are entitled to receive on the basis determined in accordance with article 3 and shall be deemed to have transferred such Santa Elina Common Shares to Santa Elina for cancellation;

but in no case shall Kendall or Santa Elina be required to recognize such persons as shareholders of Santa Elina after the Effective Date.

                                   ARTICLE 6

                                  AMENDMENTS

6.1 Amendment

   Santa Elina and Kendall may at any time and from time to time before the Effective Date, vary, amend, modify or supplement this Plan if each of Santa Elina and Kendall determine that such variation, amendment, modification or supplement would not be prejudicial to the interests of Santa Elina Common Shareholders under this Plan, provided that, notwithstanding the foregoing, the exchange ratio of Kendall Preferred Shares for Santa Elina Common Shares may not be amended without the approval of the Santa Elina Common Shareholders given in the same manner as required for the approval of the Merger.

                                   EXHIBIT 2

                               MINERAL INTERESTS
                                      AND
                              DE BRITO INTERESTS
  (COMPLETE EXHIBIT AVAILABLE AT THE OFFICES OF SANTA ELINA GOLD CORPORATION)

                                   EXHIBIT 3

  TO THE MERGER AGREEMENT DATED AS OF APRIL  . , 1996 BETWEENSANTA ELINA GOLD
                   CORPORATION AND KENDALL GOLD CORPORATION.

                              ECHO BAY MINES LTD.

                        REPRESENTATIONS AND WARRANTIES

   Echo Bay represents and warrants to Santa Elina Gold Corporation ("Santa Elina"), and acknowledges that Santa Elina is relying upon such representations and warranties in connection with the matters contemplated by the merger agreement (the "Agreement") between Kendall Gold Corporation ("Kendall") and Santa Elina, that:

  1. it (and each of its subsidiaries) is duly incorporated and organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease its property and assets and to carry on any business now conducted by it and is duly qualified in all material respects to carry on business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary;

  2. it has the corporate power and authority to perform its obligations relating to the Agreement;

  3. the execution and delivery of the Agreement by Kendall and the completion of the transactions contemplated thereby and provisions thereof do not and will not:

    (a) result in the breach of, or violate any term or provision of its memorandum, articles or other governing documents,

    (b) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which it is a party or by which it or its property is bound and which is material to it, or result in the creation of any Encumbrance upon any of its assets under any such agreement, instrument, license, permit, authority or otherwise, or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority, or

    (c) subject to receipt of necessary regulatory approvals, violate or contravene any provision of any law or regulation or any judicial or administrative award, judgment or decree applicable and known to it (after due inquiry), where such violation or contravention would have a material adverse affect on it or could reasonably be expected to prevent or hinder the consummation of the transactions contemplated by the Agreement or the Plan of Merger;

  4. there are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting it (or any of its Subsidiaries), at law or in equity, before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic or foreign, of any kind, nor are there any existing facts or conditions which may reasonably be expected to be a proper basis for any such action, suit, proceeding or investigation, which in any case would prevent or hinder the consummation of the transactions contemplated by the Agreement or the Plan of Merger or which could reasonably be expected to materially adversely affect its business, financial condition, operations, prospects, properties, assets or affairs;

  5. since December 31, 1995, it (and each of its Subsidiaries) has:

    (a) except in the case of Echo Bay Ontario Ltd., not amended its memorandum, articles or other governing documents and there are no resolutions or proceedings pending for any amendment thereto except as may be desirable in respect of the transactions contemplated by the Agreement;

    (b) conducted its business in all material respects in the ordinary course of business consistent with normal industry practice except for the retaining of any financial and other advisors relating to the business combination of Kendall with Santa Elina and the fees and expenses resulting therefrom and the entering into of a share purchase and subscription agreement and unanimous shareholder agreement relating thereto;

    (c) not suffered any material adverse change, financial or otherwise, in its business, financial condition, operations, prospects, properties, assets, liabilities or affairs nor have there been any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto (other than changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of precious and base metals), provided that, for greater certainty, Echo Bay has advised Santa Elina of the preliminary results of its production being 165,000 ounces of gold and 1,100,000 ounces of silver for the first quarter ended March 31, 1996 (compared to 182,826 ounces of gold and 2,700,000 ounces of silver for the first quarter ended March 31, 1995);

      (d) not made any change in its accounting policies and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained; and

      (e) not declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital, other than dividends declared and paid in the normal course in accordance with Echo Bay's current dividend payment practices;

   6. except as set out in Schedule A hereto, it has duly and timely filed, in all material respects, in proper form, returns in respect of taxes under the tax legislation of any country, province, state or other jurisdiction having jurisdiction over its affairs or any of its Subsidiaries, for all prior periods in respect of which such filings have heretofore been required, and all taxes shown thereon and all taxes now owing have been paid or accrued on its books and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return for any period, it is not aware of any contingent tax liabilities or any grounds for reassessment, there are no material assessments or reassessments pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority and it has withheld from each payment made to any of its directors, officers and employees and former directors, officers and employees the amount of all taxes (including, without limitation, income tax) and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority within the time required under any applicable tax legislation;

  7.  it and each of its Subsidiaries is not:

      (a) in breach or violation of any term or provision of its memorandum, articles or other governing documents,

      (b) in breach or violation of any material term or provision of, or in default under any agreement, instrument, license, permit or authority to which it is a party or by which it or any of its property is bound and which is material to it, or

      (c) in violation or contravention of any provision of any law or regulation or any judicial or administrative award, judgment or decree applicable, where such violation or contravention could reasonably be expected to prevent or hinder the consummation of the transactions contemplated by the Agreement or the Plan of Merger or which could reasonably be expected to materially adversely affect its business, financial condition, operations, prospects, properties, assets or affairs;

  8. the consummation of the transactions contemplated by the Agreement or the Plan of Merger will not result in its having to pay any fee to any person other than Nesbitt Burns Inc., lawyers, accountants and other professional advisors;

  9. the authorized capital of Echo Bay consists of an unlimited number of common shares;

  10. the aggregate number of Echo Bay common shares presently issued and outstanding (other than an aggregate of 3,774,761 Echo Bay common shares which may be issued after the date hereof upon the exercise of options granted under Echo Bay's employee stock option plan and an aggregate of 120,200 Echo Bay common shares which may be issued after the date hereof upon the exercise of options granted under Echo Bay's director equity plan) is 130,499,226 and, except in respect of the aforementioned employee stock option plan and director equity plan and except as provided under the Share Subscription and Purchase Agreement or under or as a consequence of the Merger, no person has any agreement or option or any right or privilege (whether by law, preemptive right, contract or otherwise) capable of becoming an agreement, option or right for the purchase, subscription, allotment or issuance of any unissued securities of Echo Bay;

  11. the Echo Bay Shares issuable upon redemption by Kendall of the Kendall Preferred Shares shall, on the Effective Date, be duly authorized and validly issued as fully paid and non-assessable and shall, pursuant to applicable securities laws in Canada and the United States and subject to receipt of necessary regulatory approvals or orders, on such date be tradeable by the recipients of such shares (other than control persons, insiders and other affiliates of Santa Elina, Sercor and Echo Bay) pursuant to an available exemption or an order or pursuant to a prospectus, registration statement or other filing in compliance with applicable securities laws;

  12. as of the dates as of which the information is given, the information respecting Echo Bay to be set out in the Information Circular for the Santa Elina Meeting shall be true and complete in all material respects and shall not contain any misrepresentation (as defined in the Securities Act (Ontario));

  13. the audited financial statements of Echo Bay for the fiscal year ended December 31, 1995 have been prepared in accordance with generally accepted accounting principles applicable in Canada on a consistent basis with prior periods (except as stated therein) and present fairly in all material respects the financial position of Echo Bay as of the dates provided therein and the results of its operations and the changes in financial position for the periods then ended;

  14. the completion of the transactions contemplated in the Agreement and in the Plan of Merger have been duly approved by Echo Bay's board of directors;

  15. it is a reporting issuer under the securities laws of each of the provinces of Canada and its common shares have been duly and properly registered under the U.S. Securities Act of 1933, and to the best of its knowledge it is not in default of any requirement of Canadian or United States securities laws and it is in compliance in all material respects with the by-laws, rules and regulations of The Toronto Stock Exchange and the American Stock Exchange, being the primary exchanges upon which its common shares are listed; and

  16. it has complied with its covenants contained in the certificate of Echo Bay dated April 9, 1996.

   Defined terms used in this certificate shall have the meanings given to such terms in the Agreement.

   The representations and warranties set forth in this certificate are given for the sole benefit of Santa Elina as contemplated by subsections 5.3(b) and 6.3(b) of the Agreement, any liability of Echo Bay to Santa Elina in connection with this certificate and any other certificate provided by Echo Bay to Santa Elina shall be strictly limited to the amount of $500,000 less any amount paid by Kendall to Santa Elina pursuant to subsection 6.3(b) of the Agreement, it being understood that Santa Elina shall be limited to recovering $500,000 in the aggregate for breaches of representations, warranties or covenants by Kendall or Echo Bay under the Agreement, this certificate and any other certificate provided by Echo Bay to Santa Elina, and the representations and warranties set forth herein shall terminate and be of no further force or effect upon the earlier of the termination of the Agreement or completion of the Merger.

   IN WITNESS WHEREOF Echo Bay has executed this certificate as of the . day of . , 1996.

                                      ECHO BAY MINES LTD.
                                      Per: ____________________________________

                                  SCHEDULE A

   Echo Bay and its subsidiaries have granted the following statute waivers:

  (a) Echo Bay indefinitely extended the statute applicable to its 1987 Canadian corporate income tax return, but is taking steps to revoke the waiver;

  (b) the State of Colorado has asked Echo Bay Exploration Inc. and Echo Bay Management Inc. for extensions until September 20, 1996 of the statutes applicable to state use tax returns and wage withholding tax returns for all periods from 3/93 to 2/96. Echo Bay will grant these requests.

   The State of Colorado has also asked for an extension until September 20, 1996 of the statutes applicable to the state income tax returns of Echo Bay Finance Corp. for tax years 1992 through 1996. Echo Bay is not prepared to grant this request at this time because it is premature. A Canadian GST auditor has also requested a waiver for all of Echo Bay's 1992 GST returns, but Echo Bay will not likely agree to provide one.

   Revenue Canada has proposed a reassessment with respect to Echo Bay's 1991 corporate income tax return which, if successful, would add Cdn. $33 million of taxable income. Echo Bay plans to appeal the reassessment.

                                  SCHEDULE II

                         SANTA ELINA MERGER RESOLUTION

                   SPECIAL RESOLUTION OF THE SHAREHOLDERS OF
                         SANTA ELINA GOLD CORPORATION

   WHEREAS the Corporation has entered into a merger agreement made as of April 9, 1996 (the "Merger Agreement") with Kendall Gold Corporation ("Kendall"), a company equally owned by Echo Bay Mines Ltd. and Sercor Limited, pursuant to which the Corporation has agreed to merge with Kendall (the "Merger") and to continue under the name of Kendall Gold Corporation ("KGC");

   AND WHEREAS the terms of the Merger are described in the Merger Agreement, a copy of which is attached to the Management Information Circular of the Corporation dated April 24, 1996 provided to all shareholders of the Corporation, and whereas the Merger Agreement provides that, among other things, each 6.67 common shares of the Corporation will be converted into one redeemable preference share of KGC upon completion of the Merger, and that such shares shall then be redeemed in exchange for common shares of Echo Bay Mines Ltd. on a one-for-one basis;

   AND WHEREAS the board of directors has reviewed the recommendations of the independent committee of the board, which has reviewed the terms of the Merger and the valuations and fairness opinion provided by the appointed financial advisor, among other documents, and concluded that the Merger is in the best interests of the Corporation and its shareholders, such that the board of directors has recommended that the shareholders of the Corporation vote in favour of the Merger;

   AND WHEREAS the shareholders of the Corporation wish to authorize the Corporation to enter into the Merger with Kendall and, further, wish to provide additional authorities to the Corporation;

   NOW THEREFORE BE IT RESOLVED THAT:

   1. The entering into of the Merger Agreement by the Corporation is hereby approved, ratified and confirmed and the terms of the Merger as described therein are hereby approved, ratified, confirmed and adopted;

   2. The Corporation be and it is hereby authorized and directed to complete the Merger as described in the Merger Agreement with such amendments or variations as may be considered necessary or desirable pursuant to the authorities given herein;

   3. The board of directors of the Corporation be and they are hereby authorized and directed to amend or vary the terms of the Merger with Kendall, to terminate or suspend the Merger with Kendall or the other transactions involving Kendall described in the Merger Agreement, as may be required;

   4. The board of directors be and they are hereby authorized, directed and empowered to carry out all of the foregoing without any further action on the part of the shareholders of the Corporation;

   5. Any one director or officer of the Corporation be and he is hereby authorized and directed to do any and all acts and things as may be considered necessary or desirable in order to give effect to the foregoing; and

   6. Any one director or officer of the Corporation be and he is hereby authorized and directed to execute, whether under the corporate seal of the Corporation or otherwise, and deliver any and all agreements and documents as may be considered necessary or desirable in order to give effect to the foregoing.

                                  SCHEDULE III

                        VALUATIONS AND FAIRNESS OPINION

                                                   RBC Dominion Securities Inc.
                                                                    P.O. Box 21
                                                           Commerce Court South
                                                       Toronto, Ontario M5L 1A7
                                                       Telephone (416) 864-4000
[RBC DOMINION SECURITIES LOGO APPEARS HERE]
- -------------------------------------------------------------------------------
STRICTLY PRIVATE AND CONFIDENTIAL
                                                       April 23, 1996

The Special Committee of the Board of Directors
Santa Elina Gold Corporation
645 Fifth Avenue
Fifth Floor
New York, New York 10022

Dear Sirs:

   RBC Dominion Securities Inc. ("RBC DS") understands that Echo Bay Mines Ltd. ("Echo Bay") and Sercor Ltd. ("Sercor"), through Kendall Gold Corporation ("Kendall"), a special purpose investment company owned equally by each of Echo Bay and Sercor, has proposed to merge Santa Elina Gold Corporation ("Santa Elina") into Kendall. Under the merger, all shareholders of Santa Elina other than Echo Bay or Sercor and their respective associates and affiliates (the "Minority Shareholders") will receive one redeemable preference share of Kendall for each 6.67 common shares of Santa Elina (the "Common Shares"). Each redeemable preference share of Kendall will be redeemed for one common share of Echo Bay immediately following completion of the merger. The merger and subsequent preference share redemption are referred to herein as the "Offer". Prior to completion of the Offer, Sercor will sell 23,479,185 of its 91,044,445 Common Shares to Echo Bay in exchange for Echo Bay common shares on the basis of one Echo Bay common share for each 6.67 Common Shares. The terms of the Offer are more fully described in the Management Information Circular (the "Circular") to be dated on or about April 24, 1996 to be mailed to all holders of Common Shares in connection with the Offer.

   The Board of Directors of Santa Elina (the "Board") has appointed a special committee of independent directors (the "Special Committee") to review the Offer and to make a recommendation to the Board in respect of the Offer. The Special Committee has retained RBC DS to prepare a valuation of the Common Shares (the "Santa Elina Valuation"), a valuation of the Echo Bay common shares received as consideration (the "Echo Bay Valuation" and collectively with the Santa Elina Valuation, the "Valuations") and to provide its opinion as to the fairness of the Offer, from a financial point of view, to the Minority Shareholders (the "Fairness Opinion").

   RBC DS understands that the Offer will constitute a "related party transaction" and a "going private transaction" within the meaning of Ontario Securities Commission Policy Statement No. 9.1 and Quebec Securities Policy No. Q27 (the "Policies").

ENGAGEMENT

   The Special Committee initially contacted RBC DS regarding a potential advisory assignment in March, 1996 and RBC DS was verbally engaged by the Special Committee on March 21, 1996. The terms of the engagement are set out in an agreement between Santa Elina and RBC DS (the "Engagement Agreement") which was executed effective as of March 22, 1996.

   The terms of the Engagement Agreement provide that RBC DS is to be paid a fee of Can$300,000 for providing the Valuations and the Fairness Opinion and for general financial advice in connection with the Offer. RBC DS will also be reimbursed for its reasonable out-of-pocket expenses and will be indemnified by Santa Elina in certain circumstances.

                                                     Member of Royal Bank Group

RELATIONSHIP WITH INTERESTED PARTIES

    None of RBC DS, its associates or affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the "Act")) of Echo Bay, Sercor or Santa Elina or any of their respective associates or affiliates. RBC DS has not provided any financial advisory services or participated in financings involving Santa Elina, Echo Bay or Sercor or any of their respective associates or affiliates, within the past two years. There are no understandings, agreements or commitments between RBC DS and Echo Bay, Sercor or Santa Elina or any of their respective associates or affiliates, with respect to any future business dealings. RBC DS may in the future, in the ordinary course of our business, perform financial advisory or investment banking services for Santa Elina, Echo Bay, Sercor or any of their respective associates or affiliates. The compensation of RBC DS in connection with the Offer does not depend in whole or in part on the conclusions reached in the Valuations or Fairness Opinion or the successful completion of the Offer.

    RBC DS acts as a trader and dealer, both as principal and agent, in all major North American financial markets and as such may have had and may in the future have positions in the securities of Santa Elina or Echo Bay and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it receives compensation. As an investment dealer, RBC DS conducts research on securities and may, in the ordinary course of its business, be expected to provide research reports and investment advice to its clients on investment matters.

CREDENTIALS OF RBC DOMINION SECURITIES

    RBC DS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Valuations and Fairness Opinion expressed herein represent the opinions of RBC DS and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

SCOPE OF REVIEW

    In connection with our Valuations and Fairness Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

    (i) the most recent draft of the Management Information Circular (the "Circular") dated April 20, 1996;

    (ii) audited financial statements of Santa Elina for the five years ended December 31, 1995;

    (iii) Annual Information Form of Santa Elina for the year ended December 31, 1994 and Notice of Annual Meeting of Shareholders and Management Proxy Circular for Santa Elina dated May 12, 1995;

    (iv) the initial public offering prospectus for Santa Elina dated December 19, 1994;

    (v) the letter agreement dated April 9, 1996 between Sercor, Paulo de Brito (Chairman, Chief Executive and majority shareholder of Sercor), Santa Elina and Echo Bay;

    (vi) the most recent draft dated April 19, 1996 of the Unanimous Shareholder Agreement between Echo Bay, Sercor, Paulo de Brito, Angela Maria Guaspari de Brito and Kendall;

    (vii) the most recent draft dated April 21, 1996 of the Merger Agreement between Santa Elina and Kendall and the most recent draft dated April 9, 1996 of the Share Subscription and Purchase Agreement between Sercor, Paulo de Brito, Echo Bay and Kendall;

    (viii) unaudited operating statements for Santa Elina's main operating subsidiaries (Mineracao Santa Elina and Mineracao Maraca) for the two years ended December 31, 1995;

    (ix) life of mine forecasts, prepared by Santa Elina management, for Santa Elina's major properties;

    (x) technical data on all of Santa Elina's properties including in-house feasibility studies on Chapada and Sao Francisco and operating information on Sao Vicente;

    (xi) site visits to Santa Elina's major properties (Sao Vicente, Sao Francisco and Chapada) and discussions with Santa Elina geologists and mine site engineers;


                [LOGO OF RBC DOMINION SECURITIES APPEARS HERE]

   (xii) Watts, Griffis, McQuat Limited report on each of Santa Elina's major properties except Fazenda Nova dated November 1994 and updated in December 1995;

   (xiii) discussions with Santa Elina independent engineers Watts, Griffis, McQuat Ltd.;

   (xiv)   income tax returns of Santa Elina for 1994;

   (xv) audited financial statements of Echo Bay for the five years ended December 31, 1995;

   (xvi) Annual Information Forms, Notices of Annual Meetings of Shareholders and Management Proxy Circulars for Echo Bay for the four years ended December 31, 1994;

   (xvii)  1996 - 1998 budgets and forecasts for Echo Bay;

   (xviii) discussions with senior management of Santa Elina, Echo Bay and Sercor;

   (xix) discussions with Santa Elina's auditors and accounting advisors to Echo Bay concerning their review of Santa Elina's financial statements and tax position;

   (xx)    discussions with Santa Elina's and Echo Bay's legal counsel;

   (xxi) public information relating to the business, operations, financial performance and stock trading history of Echo Bay;

   (xxii) public information relating to the business, operations, financial performance and stock trading history of Santa Elina, Arauco Resources Corporation ("Arauco") and other selected public companies;

   (xxiii) public data with respect to other transactions of a comparable nature considered by us to be relevant;

   (xxiv) representations contained in certificates addressed to us dated as of the date hereof from the senior officers of Santa Elina and Echo Bay respectively; and

   (xxv) such other information, investigations and analyses as we considered necessary or appropriate in the circumstances.

   RBC DS has not, to the best of its knowledge, been denied access by Santa Elina, Echo Bay or Sercor to any information required by RBC DS.

ASSUMPTIONS AND LIMITATIONS

   We have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, from a draft of the Circular dated April 20, 1996 or provided to us by Santa Elina, Echo Bay and Sercor and their respective subsidiaries, affiliates, and advisors, or otherwise pursuant to the Engagement Agreement. The Valuations and Fairness Opinion are conditional upon such completeness, accuracy and fair presentation and upon the draft of the Circular dated April 20, 1996 being the same in all material respects as the Circular that is mailed to the holders of Common Shares. Subject to the exercise of professional judgment and except as required by the Policies or expressly described herein, we have not attempted to verify independently the accuracy or completeness of any of such information, data, advice, opinions and representations. Certain senior officers of Santa Elina have represented to us, in a certificate delivered as of the date hereof, among other things, that (i) the material information, data and other material (financial or otherwise) (the "Information") provided orally by, or in the presence of, a senior officer of Santa Elina or in writing by Santa Elina or any of its subsidiaries or their respective agents to RBC DS relating to Santa Elina or any of its subsidiaries or the Offer for the purpose of preparing the Valuations and Fairness Opinion was, at the date the Information was provided to RBC DS, and is, except as has been disclosed to RBC DS, complete, true and correct in all material respects, and did not and, except as has been disclosed to RBC DS, does not contain any untrue statement of a material fact in respect of Santa Elina, its subsidiaries or the Offer and did not and does not omit to state a material fact in respect of Santa Elina, its subsidiaries or the Offer necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and that, (ii) since the dates on which the Information was provided to us, except as disclosed in writing to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Santa Elina or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuations and Fairness Opinion. Certain senior officers of Echo Bay have made substantially identical representations to us regarding Echo Bay and its subsidiaries and affiliates in a certificate delivered as of the date hereof.

                [LOGO OF RBC DOMINION SECURITIES APPEARS HERE]

   In preparing the Valuations and Fairness Opinion, RBC DS has made several other assumptions, including that all of the conditions required to implement the Offer will be met, that the Offer will proceed as described, and substantially within the time frames specified in the Circular, and that the disclosure provided or incorporated by reference in the Circular with respect to Santa Elina or Echo Bay, their respective subsidiaries and affiliates and the Offer is accurate in all material respects. Further, we have assumed that there are no material contingent liabilities of Santa Elina or Echo Bay or any of their respective subsidiaries or affiliates except as disclosed to us.

   The Valuations and Fairness Opinion are rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Santa Elina and Echo Bay, and their respective subsidiaries or affiliates, as they were reflected in the information and documents reviewed by RBC DS and as they were represented to RBC DS in discussions with management of Santa Elina, Echo Bay or Sercor. In our analyses and in connection with the preparation of the Valuations and Fairness Opinion, we have made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved with the Offer. The Valuations and Fairness Opinion are not intended to be and do not constitute a recommendation to any shareholder of Santa Elina as to whether or not such shareholder should vote in favour of the Offer.

   The Valuations and Fairness Opinion have been provided for the use of the Special Committee and may not be used or relied upon by any other person without the express prior written consent of RBC DS. We hereby consent to the appending of the Valuations and Fairness Opinion, in their entirety, to the Circular and to any references to the Valuations and Fairness Opinion in the Circular made in compliance with the Policies and applicable law. RBC DS is providing the Valuations and Fairness Opinion as of the date hereof and subject to the Policies, RBC DS disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuations and Fairness Opinion which may come or be brought to RBC DS' attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Valuations and Fairness Opinion after the date hereof, RBC DS reserves the right to change, modify or withdraw either of the Valuations or the Fairness Opinion.

   RBC DS believes that our analyses must be considered as a whole and that selecting portions of our analyses or the factors considered by us, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuations and Fairness Opinion. The preparation of a valuation and fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

   UNLESS OTHERWISE NOTED ALL DOLLAR VALUES EXPRESSED HEREIN ARE IN US DOLLARS.

OVERVIEW OF SANTA ELINA

   Santa Elina is a Brazilian based gold exploration and mining company incorporated under the laws of the British Virgin Islands, with approximately
11.8 million hectares of mineral claims at various stages of exploration and development through its subsidiaries in Brazil, Bolivia and Chile. The head and principal office of Santa Elina is located in New York. Santa Elina's principal subsidiary, Mineracao Santa Elina, was formed in 1976 and since then has operated as a private company in the business of exploring and developing gold mining properties in Brazil.

   Santa Elina's main properties are listed below by subsidiary:

SUBSIDIARY                 PERCENTAGE OWNERSHIP PROPERTIES
- ----------                 -------------------- ----------
Mineracao Santa Elina.....          83%(/1/)    Sao Vicente (operating mine)
                                                Sao Francisco (exploration)
                                                Guapore (hydroelectric project)
                                                Fazenda Nova (exploration)
                                                Santa Elina gold belt (licences)
Mineracao Maraca..........          83%(/2/)    Chapada (exploration)
Arauco (listed on VSE)....          64%         Exploration properties in Chile
CIA Minera S. Vicente.....         100%         Bolivian extension of gold belt

- -------
(1) Paulo de Brito, the majority shareholder of Sercor, has a 17% equity holding in Mineracao Santa Elina.
(2) Paulo de Brito, the majority shareholder of Sercor, has a 17% equity holding in Mineracao Maraca. Under the agreement with Mr de Brito, Santa Elina has agreed to fund all the development costs of Mineracao Maraca, until the start up of production of the Chapada Property. Echo Bay has an option on 50% of the Chapada property (at an agreed price per ounce of gold and per pound of copper).

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                                       4

Sao Vicente Mine

   Santa Elina commenced hard rock mining at the Sao Vicente Mine in November, 1992 following placer mining using dredges on the river beds below the current open pit operations. Host rocks are steeply dipping, isoclinally folded meta-arenites with interbedded meta-conglomerates. Gold mineralization occurs in two parallel, northwest trending zones for more than 1,000 metres. The gold is in quartz filled shear zones associated with pyrite and arsenopyrite, sericiate and minor chlorite.

   The Sao Vicente Mine is a truck and shovel operation with a four stage crusher and a plant consisting of a jig circuit and a flotation circuit. The company is currently mining at a rate of 4,500 t/d with 75% of the ore going to the jig circuit and 25% to the flotation circuit. Low recoveries combined with high infrastructure costs have limited the mine to operating at close to a break-even.

   The mine's resource as calculated by Santa Elina is as follows:

             TONNES                     GRADE       CONTAINED
             (000'S)                   (G AU/T)    GOLD OUNCES
             -------                   --------    -----------
             9,990..................    0.805        258,555

Chapada Property

   The Chapada Property consists of 3,000 hectares of mining claims. The property is underlain by upper Proterozoic volcano-sedimentary rocks that have been metamorphosed to the amphibolite facries and consist of biotitle-kyanite schists and amphibolites. The schistose rocks have been intruded by amphibolites and tonaelites. Mineralization consists of disseminated chalcopyrite and pyrite with native gold occurring as fine grains on the surface of pyrite grains and as inclusions in chalcopyrite.

   Previous work was carried out on the Chapada Property by Eluma Ltd., Inco Ltd., Noranda Inc., and Parsons Engineering Ltd and included: 221 diamond drillholes totaling 24,693 metres; 201 auger holes totaling 2,836 metres; a 92 metre vertical shaft and 110 metres of crosscuts. In 1995, Santa Elina drilled 416 overburden holes for a total of 6,600 metres. The company analysed 7,300 samples for gold.

   Between 1979 and 1981 eight reserve studies were conducted by various parties. The tonnages ranged between 92 million tonnes and 137 million tonnes, the copper grade between 0.400% and 0.467% and the gold grade between 0.383 g Au/t and 0.450 g Au/t (only six studies analysed for gold). In 1981, Noranda developed a mining plan based on 8.4 million tonnes per year. Santa Elina's "in-house" feasibility study used a mining rate of 15 million tonnes per year based on a reserve of 200 million tonnes and a capital cost of US$200 million.

   Santa Elina is conducting a $5 million feasibility study on the Chapada Property which is to be completed in the second half of 1997.

Sao Francisco Property

   The Sao Francisco Property is similar in geology to the Sao Vicente Mine. The host rocks are meta-arenites with intercalated meta-pelites. Folding consists of open anticlines and synclines with limbs dipping at 45(degrees) to 60(degrees). The host rock contains fractures that have been quartz filled in proximity to shear zones. Three main sets of quartz veins have been identified - 1) dipping SW and parallel to bedding and foliation; 2) dipping NE and crosscutting the first set; 3) horizontal and crosscutting the other two sets. Pyrite equals less than one percent but there is a good correlation between pyrite and gold.

   Santa Elina carried out trenching between 1985 and 1988 at 200 metre intervals over 1.5 km of the mineralized zone. Twenty one vertical rotary holes were drilled in 1990 along the trenches. Diamond drilling commenced in April 1995 and 166 holes totaling 36,000 metres were completed. The drillholes are spaced 25 metres apart on sections 100 metres apart. Santa Elina also completed a 62 metre decline for bulk sampling.

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                                       5

   Based on the work to date Santa Elina has calculated the following resource:

                                                     TONNES    GRADE   CONTAINED
                                                              (G AU/T)  OUNCES
                                                   ---------- -------- ---------
   Upper zone..................................... 20,761,000   0.9      600,745
   Lower zone.....................................  8,314,800   3.8    1,015,844

   Santa Elina's "in-house" feasibility study uses gravimetric and dump leaching to recover the gold.

Fazenda Nova Property

   The Fazenda Nova Property consists of 1.4 million hectares including two mining permits. Previous work on the property was done by a Brazilian company, Matega, and Western Mining of Australia. Matega mined 100,000 tonnes of saprolitic material and deposited 50,000 tonnes of this material on a heap to recover 50 kg of gold. The recovery was low at 50%. Western Mining carried out stream sediment sampling and geophysics and identified six targets displaying anomalous soil geochemical results. Western Mining drilled three targets and encountered primary ore.

   The regional geologic setting is Proterozoic volcano-sedimentary rocks in a gneissic basement and three volcano sedimentary remnants have been identified on the 1.4 million hectares. The Fazenda Nova occurrence is in the eastern most remnant. Santa Elina has identified three other targets in addition to the Fazenda Nova occurrence. Local geology consists of relatively unaltered dacitic volcanics intruded by altered diorite sills. Gold occurs in the diorites in association with arsenopyrite and carbonate alteration.

   Santa Elina commenced drilling the Fazenda Nova occurrence in February, 1995 and has completed 65 diamond drill holes totaling 8,000 metres and 997 auger holes totaling 5,600 metres. Recent estimates by Santa Elina geologists are as follows:

   Oxide ore       330,000 ounces (to a depth of 60 metres)
   Sulphide ore    250,000 ounces (60-155 metres)

Undeveloped Acreage

   Santa Elina had land which was claimed or under application totaling approximately 11.8 million hectares. The land is in seven states of Brazil with the bulk being in the states of Rondonia, Mato Grosso and Goias. Of the
11.8 million hectares, approximately 181,000 hectares are covered by exploration permits and approximately 52,000 hectares are covered by mining permits (including those properties detailed above). Santa Elina's land position is not static as it adds or drops claims reflecting the prospective nature of the individual claims.

Guapore Hydro Electric Project

   Santa Elina has received licences to build, own and operate a hydro-electric power project on the Guapore River. The facility is scheduled to be constructed in 1996, and will provide power both for Santa Elina's mining operations and for sale to Electrobras, the state electricity distribution company. Santa Elina has received turn-key lump sum bids for the engineering procurement and construction of the proposed facility from several international consortia.

OVERVIEW OF ECHO BAY

   Echo Bay is a large gold producer with three mines in the United States and one in Canada. Echo Bay's share of production for 1995 was 750,000 ounces of gold, an 8% decrease from 1994, and 11,900,000 ounces of silver. The 100% owned McCoy/Cove mine in Nevada produced 310,000 ounces of gold and 11,900,000 ounces of silver at a cash cost of $222 per ounce of gold in 1995. Echo Bay's other Nevada mine is the 50% owned Round Mountain mine where Echo Bay's share of gold production in 1995 was 172,000 ounces of gold at a cash cost of $200 per ounce. In Washington State, Echo Bay's 100% owned Kettle River mine produced 100,000 ounces of gold in 1995 at a cash cost of $237 per ounce. Echo Bay's mine in Canada is the 100% owned Lupin mine in the Northwest Territories.

                [LOGO OF RBC DOMINION SECURITIES APPEARS HERE]

Production in 1995 was 172,000 ounces of gold at a cash cost of $303 per ounce. As at December 31, 1995 Echo Bay's share of proven and probable gold reserves at producing mines was 7,500,000 ounces. McCoy/Cove had reserves of 1,500,000 ounces of gold and 63,000,000 ounces of silver. Echo Bay's share of reserves at Round Mountain was 5,000,000 ounces and at Kettle River and Lupin the gold reserves were 330,000 ounces and 685,000 ounces respectively. Echo Bay added 6,400,000 ounces to the category of other mineralization in 1995 bringing the total to 9,400,000 ounces.

   Echo Bay's strategic focus is on gold and on proving up large reserves. To this end Echo Bay has embarked on a number of strategic alliances with explorationists and entrepreneurial companies with land positions on some of the major gold belts of the world.

   Echo Bay's 130 million outstanding common shares are widely held and actively traded on both The Toronto Stock Exchange and The American Stock Exchange. No shareholder holds more than 5% of Echo Bay's common shares. The average daily volume traded on the TSE and Amex of Echo Bay's common shares for 1995 and 1996 was 1,003,551.

HISTORICAL FINANCIAL DATA

   Historical financial data of Santa Elina and Echo Bay are set forth in the Circular.

TRADING VOLUMES AND PRICING RANGES

   Trading volumes and pricing ranges of the Common Shares and Echo Bay common shares are set forth in the Circular.

DEFINITION OF FAIR MARKET VALUE

   For purposes of the Santa Elina Valuation, fair market value is defined as the highest price expressed in terms of money or money's worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm's length, where neither party is under any compulsion to act, and without any downward adjustment to reflect the lack of liquidity of the Common Shares or to reflect the fact that the Common Shares owned by persons other than Echo Bay or Sercor, do not form part of a controlling interest.

   For purposes of the Echo Bay Valuation, fair market value is defined as the highest price expressed in terms of money or money's worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm's length, where neither party is under any compulsion to act. Since the market trading analysis approach was adopted to determine the fair market value of the Echo Bay common shares to be received by the Minority Shareholders, fair market value of the Echo Bay common shares necessarily reflects their liquidity as well as the fact that such shares trade as a minority interest.

SANTA ELINA VALUATION

Valuation Methodology

   The vast majority of Santa Elina's assets consist of exploration and mining assets. As a result, we concluded that the net asset value approach was the most appropriate methodology for determining the value of the Common Shares. This approach allows for the separate assessment of all assets and liabilities in a manner most appropriate to the nature of the particular asset or liability. As a test of the net asset value range obtained we reviewed comparable prior transactions and the gold and copper acquisition price implied.

   For the Sao Vicente operating mine and the Sao Francisco and Chapada properties and for the Guapore hydroelectric project, RBC DS has utilized the discounted cash flow ("DCF") approach to determine the appropriate range of the present value of the assets. The DCF approach takes into account the amount, timing and relative certainty of projected cash costs related to the project's capital expenditures and the future revenue generated by, and the operating costs required by, the completed facility. The DCF approach requires that certain assumptions be made regarding, among other things, future cash costs, commodity prices and discount rates. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing a range of values.

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                                       7

   In completing our DCF analyses on the mining interests of Santa Elina, we did not rely on any single series of expected cash flows but performed a variety of sensitivity analyses based on ranges of copper and gold prices and recoveries, capital and operating costs, discount rates and income tax assumptions. The results of these sensitivity analyses are reflected in our value ranges.

Sao Vicente Mine

   RBC DS has reviewed the production and capital and operating costs estimates developed by Santa Elina management for the Sao Vicente Mine. RBC DS discussed the basis on which the estimates were prepared with management to assess the reasonableness of the estimates, and made adjustments to the estimates as RBC DS deemed appropriate. The only adjustment of a material nature was the reduction in the operating costs over the life of the mine by 10% to reflect discussions with Santa Elina management on their current cost reduction plans. RBC DS did not develop independent production or operating cost estimates. As the Sao Vicente Mine is currently operating at close to a break-even level, the reserves are classified as a measured resource due to the quality of ore encountered and the economic cost of extraction.

   In order to project the revenues generated by the resource, RBC DS utilized a realised gold price of $400/ounce. The appropriate real after tax discount rate to apply to the projected cash flows was derived with reference to the stage of development of the Sao Vicente Mine and the operating performance to date. Based on the foregoing, we determined the real after-tax discount rate to be 5% - 7%. A summary of the base case cashflow forecasts used by RBC DS with respect to the Sao Vicente Mine is included in Appendix A.

   Based upon and subject to the foregoing, we have concluded that the fair market value of Santa Elina's interest in the Sao Vicente Mine using the DCF approach, as of the date hereof, is in the range of $5 million to $6 million.

Chapada Property

   RBC DS has relied on production and capital and operating costs estimates developed by Santa Elina management for the Chapada Property. RBC DS has discussed the basis on which the estimates have been prepared with management to assess the reasonableness of the estimates, and found such estimates to be reasonable. RBC DS did not develop independent production or capital and operating cost estimates for the Chapada Property. Echo Bay has an option to buy 50% of Santa Elina's interest in the Chapada Property at a copper price of $0.02/lb and a gold price of $25/ounce. Our valuation assumes that this option is exercised by Echo Bay in accordance with its terms. The Chapada deposit has been classified as a measured resource.

   In order to project the revenues generated by the resource, RBC DS utilized a realised copper price of $1.05/pound and a realised gold price of $400/ounce. The appropriate real after tax discount rate to apply to the projected cash flows was derived with reference to the revenue split between gold and copper, the stage of development and the certainty of future cash flows from the Chapada Property. Based on the foregoing, we determined the real after-tax discount rate to be 9% - 11%. A summary of the base case cashflow forecasts used by RBC DS with respect to the Chapada Property is included in Appendix B.

   Based upon and subject to the foregoing, we have concluded that the fair market value of Santa Elina's interest in the Chapada Property using the DCF approach, as of the date hereof, is in the range of $102 million to $111 million.

Sao Francisco Property

   RBC DS has relied on production, capital and operating costs estimates developed by Santa Elina management for the Sao Francisco Property. RBC DS has discussed the basis on which the estimates, have been prepared with management to assess the reasonableness of the estimates, and found such estimates to be reasonable. RBC DS did not develop independent production or capital and operating cost estimates. The Sao Francisco Property is classified as a measured resource.

   In order to project the revenues generated by the resource, RBC DS utilized a realised gold price of $400/ounce. The appropriate real after tax discount rate to apply to the projected cash flows was derived with reference to the uncertainty regarding the economic recovery of the ore and the stage of development of the Sao Vicente Property.

                [LOGO OF RBC DOMINION SECURITIES APPEARS HERE]

Based on the foregoing, we determined the real after-tax discount rate to be 5% - 7%. A summary of the base case cashflow forecasts used by RBC DS with respect to the Sao Francisco Property is included in Appendix C.

   Based upon and subject to the foregoing, we have concluded that the fair market value of Santa Elina's interest in the Sao Francisco Property using the DCF approach, as of the date hereof, is in the range of $79 million to $91 million.

Fazenda Nova Property

   The Fazenda Nova Property is at an early exploration stage and as such has been classified as an inferred resource. Due to the limited information available on the property, RBC DS decided that it was not appropriate to carry out a DCF calculation. RBC DS relied on resource estimates prepared by Santa Elina management and discussions on the basis upon which the estimates were prepared to assess the reasonableness of the estimates. In determining a value for the property RBC DS applied a multiple of between $20/ounce of gold and $30/ounce of gold to reflect the quality of the ore body and the level of development currently achieved.

   Based upon and subject to the foregoing, we have concluded that the fair market value of Santa Elina's interest in the Fazenda Nova Property using a multiple approach on the indicated resource, as of the date hereof, is in the range of $19 million to $29 million.

Undeveloped Acreage

   Santa Elina has an extensive portfolio of land. In establishing the value of the land, RBC DS considered the fact that all but approximately 230,000 hectares of Santa Elina's land was under application and reviewed recent publicly traded junior exploration companies with land positions in Brazil. RBC DS determined that there are no reliable multiples that can be utilized to determine a value of undeveloped acreage. Instead RBC DS conducted a review of publicly traded junior exploration companies with land positions in Brazil (such as Ambrex Mining Corporation, Brazilian Resources Inc. and Madison Energy Corporation). RBC DS reviewed the market capitalization of these companies relative to their permitted land positions, the geological structures, previous mining activity and geographic location and determined a relative valuation of Santa Elina's undeveloped acreage. RBC DS particularly considered the prospective nature of Santa Elina's portfolio and the relative amount of exploration completed to arrive at a value range. Third party transactions involving undeveloped acreage commonly do not involve cash buyouts but instead are structured as joint ventures or option agreements whereby money is to be spent on exploration over a number of years. Based upon and subject to the foregoing, we have concluded that the fair market value of Santa Elina's undeveloped acreage, as of the date hereof, is in the range of $25 million to $45 million.

Guapore Hydro Electric Project

   RBC DS has relied on forecasts of electricity production, the electricity price obtainable and capital and operating costs estimates developed by Santa Elina management for the Guapore Project. RBC DS has discussed the basis on which the estimates have been prepared with management to assess the reasonableness of the estimates, and found such estimates to be reasonable. RBC DS did not develop independent production, price or cost estimates for the Guapore Project.

   The appropriate real after tax discount rate to apply to the equity cash flows of the Guapore Project was derived with reference to an appropriate capital structure, the stage of development of the project, the uncertainty associated with the capital and operating costs and electricity revenue obtained. Based on the foregoing, we determined the real after-tax equity discount rate to be 13.5% - 15%. A summary of the base case cashflow forecasts used by RBC DS with respect to the Guapore Project is included in Appendix D.

   Based upon and subject to the foregoing, we have concluded that the fair market value of Santa Elina's interest in the Guapore project using the DCF approach, as of the date hereof, is in the range of $22 million to $26 million.

Arauco Resources Corporation

   Santa Elina directly owns 64% of the shares of Arauco, a mining exploration company active in Chile and listed on the Vancouver Stock Exchange. Due to the liquidity of this investment and having reviewed the publicly available information, we have valued the investment in Arauco at its current market value of $2.4 million.

                [LOGO OF RBC DOMINION SECURITIES APPEARS HERE]

Other Assets and Liabilities

   Santa Elina's other assets and liabilities were valued at their stated amounts as of December 31, 1995, as outlined in the table below. More recent consolidated financial statements are not available as at the date hereof, however, discussions with Santa Elina management confirmed that no material changes have occurred between December 31, 1995 and the date hereof.

                            ASSETS                                    LIABILITIES
                         ------------                                 ------------
                         ($ millions)                                 ($ millions)
Cash....................     6.0        Bank Debt....................      9.9
Accounts Receivable.....     0.2        Accounts Payable & Accruals..      5.7
Inventory...............     1.6        Shareholder Loan.............      2.0
                             ---        Capital Leases...............      2.1
                             7.9        Other S/T Liabs..............      4.7
                                        Other L/T Liabs..............      3.3
                                                                          ----
                                                                          27.7

Benefits to Sercor or Echo Bay of Acquiring Santa Elina

   In arriving at our opinion of the fair market value of the Common Shares, we reviewed and considered whether any distinctive material value might accrue to Echo Bay or Sercor through the acquisition of all of the outstanding Common Shares as contemplated by the Offer as a result of, among other things, the earlier use of available tax losses, lower income taxes, reduced costs, increased revenues and higher utilization of the subject matter.

   We understand that Santa Elina, Echo Bay or Sercor's tax position will not change materially as a result of completion of the Offer. Special benefits which would accrue to Echo Bay and Sercor assuming the completion of the Offer relate principally to the avoidance of "public company" costs of Santa Elina. The estimated public company cash costs are approximately $1,000,000 per year. These costs were not included in the estimated cash costs associated with the operations of Santa Elina and therefore the savings of these costs after completion of the Offer have been reflected in the determination of the fair market value of the Common Shares.

Net Asset Value Summary

                                  SANTA ELINA
                                NET ASSET VALUE

                                                                   LOW    HIGH
                                                                  ------ ------
                                                                  ($ millions)
ASSETS
Current assets................................................... $  7.9 $  7.9
Proceeds from exercise of options................................    2.1    2.1
Mining Interests
  Chapada (resource).............................................    102    111
  Sao Vicente (resource).........................................      5      6
  Sao Franciso (resource)........................................     79     91
  Fazenda Nova (resource)........................................     19     29
  Undeveloped acreage............................................     25     45
                                                                  ------ ------
Total Mining Interests........................................... $230.0 $282.0
Hydro-electric project...........................................     22     26
                                                                  ------ ------
Total Assets..................................................... $264.5 $320.6
                                                                  ====== ======
LIABILITIES
Current liabilities.............................................. $ 23.5 $ 23.5
Long Term Obligations............................................    4.2    4.2
                                                                  ------ ------
Total Liabilities................................................   27.7   27.7
NET ASSET VALUE.................................................. $236.8 $292.9
                                                                  ====== ======
Common shares outstanding (fully diluted)                          136.5  136.5
Per fully diluted common share (rounded)......................... $ 1.75 $ 2.15

                [LOGO OF RBC DOMINION SECURITIES APPEARS HERE]

Prior Transactions

   In addition to the above net asset value analysis, RBC DS conducted a review of prior property transactions in Latin America completed during the period of 1992 to 1996. Approximately two thirds of these transactions involved the acquisition of at least 50% of a property, and one half involved 100% acquisitions. A list of these prior transactions is included in Appendix E.

   A gold equivalent multiple for Santa Elina was determined by taking the above range of net asset values and subtracting Santa Elina's net non-gold assets and dividing by Santa Elina's share of gold-equivalent ounces which were used in deriving the asset values above. The value range obtained through our net asset value analysis above equates to a gold equivalent multiple of $27/ounce to $35/ounce. Although this is below the average of the transactions reviewed, RBC DS considers this range to be appropriate based on the quality of ore acquired and the level of development of Santa Elina's properties in comparison to the comparable transactions. Based upon and subject to the foregoing, RBC DS concluded that the implied gold multiples based on our net asset value range confirms the reasonableness of the net asset value range.

Prior Valuations

   Certain senior officers of Santa Elina have represented to RBC DS, in a certificate delivered as of the date hereof, among other things, that to the best of their knowledge, information and belief after due inquiry, there are no independent appraisals or valuations or material non-independent appraisals or valuations (as those terms are used in the Policy or subsection 182(1) of the Regulation to the Act) relating to Santa Elina or any of its subsidiaries or any of their respective material assets or liabilities which have been prepared as of a date within the two years preceding the date hereof.

Conclusions

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the fair market value of the Common Shares is in the range of $1.75 to $2.15 per Common Share.

ECHO BAY VALUATION

   Under the Offer, Santa Elina shareholders will receive one Echo Bay common share for each 6.67 Common Shares held, as consideration. In determining the fair market value of the Echo Bay common shares being offered, RBC DS relied on the market trading analysis approach. RBC DS considers the market trading price of Echo Bay common shares to be the most appropriate indicator of the fair market value of the Echo Bay common shares offered under the Offer in view of the following:

  (i) the Minority Shareholders will exert no control over Echo Bay and hence would have no ability to, on their own, achieve a premium to the market price of Echo Bay common shares;

  (ii) Echo Bay will issue approximately 5.3 million new common shares to the Minority Shareholders and an additional 3.5 million new common shares to Sercor, representing in the aggregate approximately 7% of Echo Bay's current common shares outstanding. Given the substantial market capitalization of Echo Bay, RBC DS does not anticipate that the issuance will have a material effect on the share price of Echo Bay;

  (iii) Echo Bay common shares are well followed by analysts and trade on a comparable basis and in a manner consistent with other major mining and resource companies;

  (iv) Echo Bay common shares are highly liquid. Over the three month period from January 9, 1996 to April 9, 1996 (the last trading day prior to the announcement of the Offer) the average daily trading volume of Echo Bay common shares was 1.025 million; and

  (v) In our review of Echo Bay, RBC DS was not made aware of any material information which has not been publicly disclosed which would reasonably be expected to materially affect the market price of the Echo Bay common shares.


                [LOGO OF RBC DOMINION SECURITIES APPEARS HERE]

   Based on the closing price of Echo Bay common shares on April 22, 1996 (the last trading day prior to the date hereof), the value per Common Share based on the 6.67 to 1 exchange ratio under the offer is $1.95. Based on the closing price of Echo Bay common shares on April 9, 1996 (the last trading day prior to the announcement of the Offer), the value per Common Share based on the
6.67 to 1 exchange ratio under the offer is $2.09. Based on the average closing price of Echo Bay common shares for the 20 trading day period ending April 22, 1996, the value per Common Share is $2.03.

FAIRNESS OF THE OFFER

Factors Considered

   In considering the fairness of the Offer, from a financial point of view, to the Minority Shareholders, we considered the fair market value of the Echo Bay common shares to be received by the Minority Shareholders under the Offer compared to the range of fair market value of the Common Shares arrived at in the Santa Elina Valuation. In addition, we considered the premium over recent trading levels represented by the value of the Echo Bay common shares to be received per Common Share under the Offer compared to premiums paid in other transactions in the Canadian market where controlling shareholders successfully acquired publicly traded minority interests, the relative liquidity of the common shares of Santa Elina and Echo Bay, and an analysis of the expected future business prospects of Santa Elina as a standalone entity.

Fair Market Value of the Common Shares as Compared to the Fair Market Value of Echo Bay Common Shares Received as Consideration

   The fair market value of the Common Shares was determined to be in the range of $1.75 to $2.15 per Common Share as described under "Santa Elina Valuation". The fair market value of the Echo Bay common shares to be received as consideration in the Offer is within the range, based on the closing trading price of Echo Bay common shares as of April 22, 1996, as of April 9, 1996 (the last trading day prior to the announcement of the Offer) and for the 20 trading day period ending April 22, 1996.

Comparable Transaction Premiums

   Our review of other transactions in the Canadian equity market where controlling shareholders successfully acquired publicly traded minority interests identified 38 such transactions with a value over $10 million over the past five years. Success was defined as acquiring at least one-half of the minority shares outstanding at the time of the offer. Defining the premium for this purpose as the amount by which the price per share offered under the relevant offer exceeded the closing price of the shares on their principal trading exchange on the day immediately prior to announcement of the offer resulted in premiums as follows:

                                                                    NUMBER OF
                                       HIGHEST LOWEST MEAN  MEDIAN TRANSACTIONS
                                       ------- ------ ----  ------ ------------
Last two years........................    77%    11%   34%    28%       20
Last five years.......................    77%     6%   33%    30%       38

   A list of these prior transactions included in the above table is attached as Appendix F.

   The range of premiums paid in similar transactions is very wide. Although each transaction has its own particular circumstances and direct comparison of any single transaction to the Offer is difficult, we believe that the 38 transactions listed, in the aggregate, provide a useful comparison benchmark. The implied Offer price represents a 20% to 29% premium over the closing price of Can$2.19 (US$1.62) per Common Share on The Toronto Stock Exchange on April 9, 1996, being the last day on which the Common Shares traded prior to the public announcement of Echo Bay's intention to make the Offer (depending on whether the April 9, April 22 or 20 trading day average price for Echo Bay common shares is used). The premium of 20% to 29% is within the range of premiums paid in the transactions reviewed above.

                [LOGO OF RBC DOMINION SECURIITES APPEARS HERE]

Liquidity of Santa Elina Common Shares

   Liquidity in the Common Shares is limited. Over the 320 trading days from the initial public offering of Santa Elina to April 9, 1996 (the last trading day prior to the announcement of Echo Bay's intention to make the Offer), the Common Shares traded an average of 28,400 shares per day. Over this time frame, only 30 blocks of Common Shares in excess of 50,000 traded on The Toronto Stock Exchange. The Offer provides an opportunity to liquidate large positions in Common Shares that is not otherwise available.

Santa Elina as a Standalone Entity

   Santa Elina has been suffering losses at its only producing mine and has been unable to secure long term financing to fund the development of its exploration properties. As a standalone entity, it is possible that Santa Elina would be unable to fully realize the net asset value of its underlying properties.

Conclusion

   Based upon and subject to the foregoing, RBC DS is of the opinion that, as at the date hereof, the Offer is fair, from a financial point of view, to the Minority Shareholders.

                                       Yours very truly,

                                       RBC DOMINION SECURITIES INC.

                [LOGO OF RBC DOMINION SECURITIES APPEARS HERE]

                                      LOGO
                                   APPENDIX A

SAO VICENTE MINE - CASHFLOW ANALYSIS

                         1996      1997      1998      1999      2000     2001
                       --------- --------- --------- --------- --------- -------
Tonnes Mined(/1/)....  1,800,000 1,800,000 1,800,000 1,800,000 1,800,000 990,000
Grade (g/tonne)......       0.75      0.79      0.79      0.79      0.85    0.85
Ounces Produced......     30,383    32,003    32,003    32,003    34,434  18,938
Gross Revenue(/2/)...  $  12,153 $  12,801 $  12,801 $  12,801 $  13,773 $ 7,575
Cash Operating Costs.  $  10,507 $  11,137 $  11,641 $  11,803 $  11,803 $ 5,908
Operating Cashflow...  $   1,646 $   1,664 $   1,160 $     998 $   1,970 $ 1,668
Capital Expenditures.  $     100 $     100 $     100 $     100 $     100 $   100
Pre-tax Cashflow.....  $   1,546 $   1,564 $   1,060 $     898 $   1,850 $ 1,568
Free Cashflow........  $   1,546 $   1,564 $   1,060 $     898 $   1,870 $ 1,568

- --------
(1) Recovery equals 70%.
(2) All dollar amounts expressed in ('000s).

                                   APPENDIX B

CHAPADA PROPERTY - CASHFLOW ANALYSIS

                    1996      1997       1998       1999     2000     2001     2002     2003     2004     2005     2006     2007
                   -------  ---------  ---------  -------- -------- -------- -------- -------- -------- -------- -------- --------
Tonnes Mined.....                                   11,250   15,000   15,000   15,000   15,000   15,000   15,000   15,000   15,000
Grade
   Copper(/1/)...                                  0.00429  0.00434  0.00395  0.00430  0.00462  0.00494  0.00467  0.00405  0.00339
     Gold(/2/)...                                  0.57000  0.49500  0.39600  0.33700  0.29200  0.33200  0.43300  0.43700  0.31500
Copper Concentrate
Tonnes (000's)...                                   146.51   197.63   179.87   195.80   210.38   224.95   212.65   184.42   154.37
Grade   Copper %.                                     0.28     0.28     0.28     0.28     0.28     0.28     0.28     0.28     0.28
     Gold g/t....                                    30.64    26.30    23.12    18.07    14.57    15.50    21.38    24.88    21.43
Metal Production
Copper (000's
 lbs)............                                   90,456  122,014  111,049  120,889  129,886  138,882  131,291  113,861   95,306
Gold    (ozs)....                                  144,317  167,104  133,683  113,766   98,574  112,078  146,174  147,524  106,339
Gross Revenue....                                 $152,706 $194,945 $170,075 $172,440 $175,810 $190,657 $196,325 $178,563 $142,606
Smelting,
 Refining,
 Freight Charges.                                 $ 39,690 $ 52,637 $ 47,306 $ 50,461 $ 53,443 $ 57,363 $ 55,541 $ 48,845 $ 40,325
Net Smelter
 Revenue.........                                 $113,016 $142,319 $122,769 $121,979 $122,366 $133,294 $140,784 $129,718 $102,281
Marketing and
 Royalty Costs ..                                 $  5,029 $  6,333 $  5,463 $  5,428 $  5,445 $  5,932 $  6,265 $  5,772 $  4,552
                                                  -------- -------- -------- -------- -------- -------- -------- -------- --------
Net Revenue                                       $107,986 $135,986 $117,306 $116,551 $116,921 $127,362 $134,519 $123,946 $ 97,730
Cash Operating
 Costs...........                                 $ 41,456 $ 55,275 $ 55,275 $ 55,275 $ 55,275 $ 55,275 $ 55,275 $ 55,275 $ 55,275
Operating
 Cashflow (100%).                                 $ 66,530 $ 80,711 $ 62,031 $ 61,276 $ 61,646 $ 72,087 $ 79,244 $ 68,671 $ 42,455
83% of Cashflow
 to reflect 17%
 carried
 interest........                                 $555,220 $ 66,990 $ 51,486 $ 50,859 $ 51,166 $ 59,833 $ 65,773 $ 56,997 $ 35,237
Capital
 Expenditures....  $ 5,000  $ 100,000  $ 100,000  $  9,000 $    600 $    600 $    600 $    600 $    600 $    600 $    600 $    600
Pre-tax Cashflow.  $(5,000) $(100,000) $(100,000) $ 46,220 $ 66,390 $ 50,886 $ 50,259 $ 50,566 $ 59,233 $ 65,173 $ 56,397 $ 34,637
Social
 Contribution
 Taxes...........                                 $  2,042 $  3,177 $  1,682 $  1,622 $  1,652 $  5,767 $  6,340 $  5,494 $  3,396
Corporate Taxes..                                 $  5,872 $  9,133 $  4,837 $  4,664 $  4,749 $ 16,580 $ 18,226 $ 15,794 $  9,765
                                                  -------- -------- -------- -------- -------- -------- -------- -------- --------
Total Taxes......                                 $  7,914 $ 12,310 $  6,520 $  6,286 $  6,400 $ 22,347 $ 24,566 $ 21,288 $ 13,161
Free Cashflow....  $(5,000) $(100,000) $(100,000) $ 38,306 $ 54,080 $ 44,366 $ 43,974 $ 44,166 $ 36,885 $ 40,607 $ 35,109 $ 21,476
                     2008-
                   2013(/3/)  2014
                   --------- --------
Tonnes Mined.....    15,000    3,750
Grade
   Copper(/1/)...   0.00332  0.00332
     Gold(/2/)...   0.28500  0.28500
Copper Concentrate
Tonnes (000's)...    151.18    37.79
Grade   Copper %.      0.28     0.28
     Gold g/t....     19.79    19.79
Metal Production
Copper (000's
 lbs)............    93,338   23,334
Gold    (ozs)....    96,211   24,053
Gross Revenue....  $136,489  $34,122
Smelting,
 Refining,
 Freight Charges.  $ 39,234  $ 9,808
Net Smelter
 Revenue.........  $ 97,255  $24,314
Marketing and
 Royalty Costs ..  $  4,328  $ 1,082
                   --------- --------
Net Revenue        $ 92,928   23,232
Cash Operating
 Costs...........  $ 55,275  $13,819
Operating
 Cashflow (100%).  $ 37,653  $ 9,413
83% of Cashflow
 to reflect 17%
 carried
 interest........  $ 31,252  $ 7,813
Capital
 Expenditures....  $    600  $(9,000)
Pre-tax Cashflow.  $ 30,652  $16,813
Social
 Contribution
 Taxes...........  $  3,012  $   752
Corporate Taxes..  $  8,660  $ 2,165
                   --------- --------
Total Taxes......  $ 11,672  $ 2,918
Free Cashflow....  $ 18,979  $13,895

- --------
(1) Recovery equals 85%.
(2) Recovery equals 70%.
(3) Plateau production from year 13-18; declines in year 19.

                                      LOGO

                                   APPENDIX C

SAO FRANCISCO PROPERTY - CASHFLOW ANALYSIS

                        1996     1997     1998      1999      2000      2001      2002      2003      2004      2005
                      -------- -------- --------- --------- --------- --------- --------- --------- --------- ---------
Production -
  Gravimetric
Tonnes Mined(/1/)...                    3,690,000 3,690,000 3,690,000 3,690,000 3,690,000 3,690,000 3,690,000 3,690,000
Grade (g/tonne).....                        0.792     0.792     0.923     0.923     1.726     1.726     0.985     0.985
Ounces Produced.....                       75,168    75,168    87,601    87,601   163,813   163,813    93,486    93,486
Production - Dump
 leach
Tonnes Mined(/2/)...                    3,690,000 3,690,000 3,690,000 3,690,000 3,690,000 3,690,000 3,690,000 3,690,000
Grade (g/tonne).....                        0.294     0.294     0.291     0.291     0.291     0.285     0.285     0.285
Ounces Produced.....                       17,440    17,440    17,262    17,262    17,262    16,906    16,906    16,906
Total Ounces
 Produced...........                       92,608    92,608   104,863   104,863   181,075   180,719   110,391   110,391
Gross Revenue(/3/)..                      $37,043   $37,043   $41,945   $41,945   $72,430   $72,288   $44,156   $44,156
Provincial Royalty +
 Smelting/Refining
 Charge.............                      $ 1,111   $ 1,111   $ 1,258   $ 1,257   $ 2,173   $ 2,169   $ 1,325   $ 1,325
                                        --------- --------- --------- --------- --------- --------- --------- ---------
Net Smelter Revenue.                      $35,932   $35,932   $40,687   $40,687   $70,257   $70,119   $42,832   $42,832
Cash Operating
 Costs..............                      $16,375   $17,193   $18,059   $18,059   $20,179   $20,179   $20,179   $20,179
Operating cashflow..                      $19,557   $18,739   $22,628   $22,628   $50,078   $49,940   $22,653   $22,653
Capital
 Expenditures.......   $ 7,600  $22,000   $ 3,000   $   500   $   500   $   500   $   500   $   500   $   500  -$ 3,000
Pre-tax Cashflow....  -$ 7,600 -$22,000   $16,557   $18,239   $22,128   $22,128   $49,578   $49,440   $22,153   $25,653
Social Contribution
 Taxes..............                      $ 1,269   $ 1,203   $ 1,514   $ 1,514   $ 3,710   $ 3,699   $ 1,516   $ 1,516
Corporate Taxes.....                      $ 1,824   $ 1,730   $ 2,177   $ 2,177   $ 5,333   $ 5,318   $ 2,180   $ 2,180
                                        --------- --------- --------- --------- --------- --------- --------- ---------
Total Taxes.........                      $ 3,092   $ 2,933   $ 3,691   $ 3,691   $ 9,044   $ 9,017   $ 3,696   $ 3,696
Free Cashflow.......  -$ 7,600 -$22,000   $13,465   $15,307   $18,437   $18,437   $40,534   $40,423   $18,457   $21,957

- --------
(1) Recovery equals 80%.
(2) Recovery equals 50%.
(3) All dollar amounts expressed in ('000s).

                                   APPENDIX D

GUAPORE HYDROELECTRIC PROJECT - CASHFLOW ANALYSIS

                    1996     1997    1998    1999    2000    2001     2002    2003    2004     2005    2006    2007   2008(/1/)
                  -------- -------- ------- ------- ------- ------- -------- ------- ------- -------- ------- ------- ---------
                                                                    ($ 000'S)
Gross Revenues..                    $13,756 $13,756 $13,756 $13,756 $ 13,756 $13,756 $13,756 $ 13,756 $13,756 $13,756  $13,756
Cash Operating
 Costs..........                    $   597 $   597 $   597 $   597 $    597 $   597 $   597 $    597 $   597 $   597  $   597
Operating
 Cashflow.......                    $13,159 $13,159 $13,159 $13,159 $ 13,159 $13,159 $13,159 $ 13,159 $13,159 $13,159  $13,159
Capital
 Expenditure....  $ 16,816 $ 25,224
Pre-tax
 Cashflow.......  -$16,816 -$25,224 $13,159 $13,159 $13,159 $13,159 $ 13,159 $13,159 $13,159 $143,159 $13,159 $13,159  $13,159
Social
 Contribution...                    $ 1,459 $ 1,471 $ 1,484 $ 1,496 $  1,508 $ 1,521 $ 1,533 $  1,545 $ 1,558 $ 1,570  $ 1,576
Corporation Tax.                    $ 1,104 $ 1,122 $ 1,139 $ 1,157 4  1,175 $ 1,193 $ 1,210 $  1,228 $ 1,246 $ 1,264  $ 1,273
                                    ------- ------- ------- ------- -------- ------- ------- -------- ------- -------  -------
Total Tax.......                    $ 2,563 $ 2,593 $ 2,623 $ 2,653 $  2,683 $ 2,714 $ 2,743 $  2,773 $ 2,804 $ 2,834  $ 2,849
Free Cashflow to
 Project
 (levered)......                    $10,596 $10,566 $10,536 $10,506 $ 10,476 $10,445 $10,416 $ 10,386 $10,355 $10,325  $10,310
Less: Debt
 repayment......                    $ 3,093 $ 3,093 $ 3,093 $ 3,093 $  3,093 $ 3,093 $ 3,093 $  3,093 $ 3,093 $ 3,093  $     0
Less: Interest
 payment........                    $ 1,469 $ 1,314 $ 1,160 $ 1,005 $    851 $   696 $   541 $    387 $   232 $    77  $     0
Free Cashflow to
 Equity.........  -$16,816 -$25,224 $ 6,034 $ 6,159 $ 6,283 $   408 $  6,532 $ 6,656 $ 6,782 $  6,906 $ 7,030 $ 7,155  $10,310

- --------
(1)2008 Cashflow continue for 30 year project life (until 2027)

                                      LOGO

                                   APPENDIX E

                       PRIMARY GOLD PROJECT TRANSACTIONS
                          LATIN AMERICA FROM 1992-1996

                                                                                         PRICE         GOLD          GOLD
                                                                                 %        PAID      EQUIVALENT    EQUIVALENT
    PROPERTY        COUNTRY           SELLER                  BUYER           ACQUIRED (MILLIONS) ACQUIRED (OZ.) GRADE (OZ/ST)
    --------     ------------- -------------------- ------------------------- -------- ---------- -------------- -------------
Yaou-Dorlin      French Guiana BRGM/BHP             Golden Star Resources       100%     $ 6.8       1,708,000       0.100
Aldebaran        Chile         Anglo American Chile Bema Gold                    49%       4.0         794,780       0.020
El Oro           Mexico        Industrias Luismin   All-North Resources          45%       4.5         887,436       0.120
San Antonio de
 Poto            Peru          Minero Peru          Andrade Guiterrez           100%       5.0         949,608       0.006
San Antonio de
 Poto            Peru          Minero Peru          Vegas-Andes                 100%       8.4       1,316,000      0.0007
Lobo             Chile         Cominco Resources    Teck                         50%      15.8       1,650,000       0.060
Diablillos       Argentina     Abra de Minas        Pacific Rim Mining          100%       5.9         603,509       0.110
Bajo de la
 Alumbrera       Argentina     International Musto  MIM                          50%     130.0      12,359,680       0.045
Mercedes         Chile         Aurifera Jeraldo     Minera Aurex                100%       5.5         440,000       0.200
Yaou-Dorlin      French Guiana Golden Star          Cambior                      50%      11.0         854,000      0.0100
La Reyna         Mexico        Aurizon Mines        Cambior                      50%      15.0       1,110,928       0.061
Paredones
 Amarillos       Mexico        Tellis/CIM           Baja Gold                    46%       2.2         149,481       0.055
Bajo de la
 Alumbrera       Argentina     International Musto  Rio Algom/North              50%     364.0      19,148,274       0.046
Diablillos       Argentina     Pacific Rim Mining   Barrick Gold                 10%       1.5          78,134       0.138
Refugio          Chile         Minera Refugio       Amax Gold                    50%      32.7       1,680,000       0.030
Avino            Mexico        Avino/Ysita          Royal Bay                    33%       5.0         229,804       0.125
Las Palmas       Chile         Cominor              North Lily/Int'l Mahogany   100%      10.1         441,080       0.221
Gross Rosebel    Suriname      Grassalco            Golden Star Resources       100%       8.0         319,000       0.058
Kori Kollo       Bolivia       Zeland Mines         Battle Mountain               3%       3.5         137,567       0.064
San Gregorio     Uruguay       Mineracao do Amapa   American Resource           100%      12.0         431,340       0.091
Oro Uno          Venezuela     Minex                Venezuelan Goldfields       100%      53.6       1,820,000       0.140
Gross Rosebel    Suriname      Golden Star          Cambior                      50%       6.0         159,500       0.058
Brasilia         Brazil        APSA                 TVX                          10%      14.0         354,621       0.014
Santa Gertrudis  Mexico        Phelps Dodge         Campbell                    100%      10.0         201,600       0.048
Amelia           Mexico        Walhall Mining       Nord Pacific                 60%       3.9          78,242       0.091
La Colorada      Mexico        Campbell             Eldorado                     30%       5.0          87,750       0.039
Rio Chiquito     Costa Rica    Mallon Resources     Polymet Resources            10%       1.5          21,500       0.108
Andacollo        Chile         Dayton Mining        Malaysia Mining              25%      18.8         258,400       0.034
Faride           Chile         Cerro Dominador      Coeur d'Alene                51%      15.5         119,340         N/A
Santa Rosa       Panama        Greenstone           Repadre Capital               5%       4.3          30,071       0.044
Rio Chiquito     Costa Rica    Mallon Resources     Newmont Mining               51%      16.0          97,698       0.128
El Bronce de
 Petorca         Chile         El Bronce de Petorca Coeur d'Alene                51%      25.4          94,860       0.155
                 $ PAID/OZ
                  OF GOLD
    PROPERTY     EQUIVALENT
    --------     ----------
Yaou-Dorlin        $ 3.98
Aldebaran            5.03
El Oro               5.07
San Antonio de
 Poto                5.27
San Antonio de
 Poto                6.38
Lobo                 9.58
Diablillos           9.78
Bajo de la
 Alumbrera          10.52
Mercedes            12.50
Yaou-Dorlin         12.88
La Reyna            13.50
Paredones
 Amarillos          14.72
Bajo de la
 Alumbrera          19.01
Diablillos          19.20
Refugio             19.46
Avino               21.76
Las Palmas          22.90
Gross Rosebel       25.08
Kori Kollo          25.44
San Gregorio        27.82
Oro Uno             29.45
Gross Rosebel       37.62
Brasilia            39.48
Santa Gertrudis     49.60
Amelia              49.85
La Colorada         56.98
Rio Chiquito        69.77
Andacollo           72.76
Faride             129.88
Santa Rosa         142.99
Rio Chiquito       163.77
El Bronce de
 Petorca           267.76

- --------
Source: Metals Economic Group

                                  APPENDIX F

LAST TWO YEARS

   Target companies consist of: Audrey Resources Inc., Bonar Inc., Brunswick Mining & Smelting Corporation Ltd., LSI Logic Corp. of Canada Inc., SCI Canada Ltd., Ford Motor Co. of Canada Ltd., Prairie Oil Royalties Co. Ltd., Cominco Resources Int. Ltd., Hayes-Dana Inc., DA Stuart Ltd., ISM Information Systems Corp., Cogas Energy Ltd., North Canadian Oils Ltd., TransMountain Pipeline Co., Texaco Canada Inc., and Versa Services Ltd., Alberta Natural Gas, BICC Phillips, Kerr Addison Mines Ltd. and Brenda Mines Ltd..

LAST FIVE YEARS

   Target companies include those in (1) plus Canadian Roxy Petroleum Ltd., Motor Coach Industries Ltd., Goldex Mines Ltd., Simcoe Erie Investors Ltd., Laurentian Group Corp., Scurry Rainbow Oil Ltd., Teledyne Canada Ltd., Minnova Inc., Goodyear Canada Inc., Dundee Capital Inc., GW Utilities Ltd., Precambrian Shield Resources Ltd., Asamera Minerals Inc., Tripet Resources Ltd., Strathfield Oil & Gas Ltd., Campbell Soup Company Ltd., Union Carbide Canada Ltd., and Kelsey-Hayes Canada Ltd.

                [LOGO OF RBC DOMINION SECURITIES APPEARS HERE]

                                  SCHEDULE IV

               EXCERPT FROM INTERNATIONAL BUSINESS COMPANIES ACT
                           RESPECTING DISSENT RIGHTS

83.(1) A member of a company incorporated under this Ordinance is entitled to payment of the fair value of his shares upon dissenting from

       (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

       (b) a consolidation, if the company is a constituent company;

       (c) any sale, transfer, lease, exchange or other disposition of more than 50% of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

           (i) a disposition pursuant to an order of the court having jurisdiction in the matter;

           (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

           (iii) a transfer payment to the power described in subsection (2) of section 9;

       (d) a redemption of his shares by the company pursuant to section 81; and

       (e) an arrangement, if permitted by the court.

  (2) A member who desires to exercise his entitlement under subsection (1) must give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is one required from a member to whom the company did not give notice of the meeting in accordance with this Ordinance or where the proposed action is authorized by written consent of member without a meeting.

  (3) An objection under subsection (2) must include a statement that the member proposes to demand payment for his shares if the action is taken.

  (4) Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company must given written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented to in writing, the proposed action.

  (5) A member to whom the company was required to give notice who elects to dissent must, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice or his decision to elect to dissent, stating

       (a) his name and address;

       (b) the number and classes or series of shares in respect of which he dissents; and

       (c) a demand for payment of the fair value of his shares;

       and a member who elects to dissent from a merger under section 77 must give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the company of the plan of merger or an outline thereof is given to him in accordance with section 77.

  (6) A member who dissents must do so in respect of all shares that he holds in the company.

  (7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

  (8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent; or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company, must make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agreed upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

  (9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

       (a) the company and the dissenting member shall each designate an appraiser;

       (b) the two designated appraisers together shall designate a third appraiser;

       (c) the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorizing the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

       (d) the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

  (10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

  (11) The enforcement by a member of his entitlement under this section excludes the enforcement by a member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

  (12) Only subsection (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 81 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within seven days immediately following the direction given to a company pursuant to section 81 to redeem its shares.

                                   SCHEDULE V

              FINANCIAL STATEMENTS OF SANTA ELINA GOLD CORPORATION

                               AUDITORS' REPORT

The Board of Directors
 Santa Elina Gold Corporation
 Sao Paulo - SP

   We have audited the consolidated balance sheets of Santa Elina Gold Corporation as at December 31, 1995 and 1994 and the consolidated statements of operations and deficit and changes in financial position for the year ended December 31, 1995 and the nine-month period from April 1, 1994 to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1995 and 1994 and the results of its operations and the changes in its financial position for the year ended December 31, 1995 and the nine-month period from April 1, 1994 to December 31, 1994 in accordance with generally accepted accounting principles.

Toronto, Canada                               (Signed) KPMG Peat Marwick Thorne
April 9, 1996                                             Chartered Accountants

                          SANTA ELINA GOLD CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994
                         (In thousands of U.S. dollars)

                                                                1995     1994
                                                               -------  -------
                                    ASSETS
Current assets:
 Cash and short-term investments (note 8)..................... $ 6,035  $18,184
 Accounts receivable and other................................     234      364
 Inventories (note 3).........................................   1,598    1,175
 Due from related parties (note 4)............................      --    2,050
                                                               -------  -------
                                                                 7,867   21,773
Mining interests, net (note 5)................................  44,503   37,379
                                                               -------  -------
                                                               $52,370  $59,152
                                                               =======  =======
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Bank indebtedness............................................ $ 2,538  $    --
 Accounts payable and accrued liabilities.....................   5,656    9,336
 Due to related parties (note 4)..............................   2,001       --
 Debt (note 6)................................................   7,343   11,394
 Obligations under capital leases (note 7)....................   1,215    1,180
 Other liabilities (note 8)...................................   4,699       --
                                                               -------  -------
                                                                23,452   21,910
Other liabilities.............................................   3,333       --
Obligations under capital leases (note 7).....................     909    1,930
Minority interest.............................................     691      957
Shareholders' equity (note 8):
 Capital stock................................................  46,545   41,558
 Deficit...................................................... (22,509)  (7,090)
 Cumulative translation adjustment............................     (51)    (113)
                                                               -------  -------
                                                                23,985   34,355
Commitments and contingencies (notes 12 and 14)
                                                               $52,370  $59,152
                                                               =======  =======

On behalf of the Board:

       (Signed) Paulo C. de Brito               (Signed) John K. Hammes
                Director                                Director

          See accompanying notes to consolidated financial statements.

                          SANTA ELINA GOLD CORPORATION

               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
             Year ended December 31, 1995 and the nine-month period
                    from April 1, 1994 to December 31, 1994
          (In thousands of U.S. dollars except loss per share amounts)

                                                               1995     1994
                                                             --------  -------
Revenues:
 Net sales.................................................. $  7,180  $ 6,401
Expenses:
 Mining operating costs.....................................   10,525    6,877
 Depreciation and depletion.................................    3,609    1,699
 Exploration costs..........................................      285       --
 Corporate administration...................................    4,791    2,332
 Interest...................................................    4,090    3,851
 Other income and expense, net..............................     (492)     569
 Write-off of mining interests..............................      292      371
                                                             --------  -------
                                                               23,100   15,699
                                                             --------  -------
Loss for the period before minority interest................  (15,920)  (9,298)
Minority interest...........................................      501    2,208
                                                             --------  -------
Loss for the period.........................................  (15,419)  (7,090)
Deficit, beginning of period................................   (7,090)  (1,963)
Deficit eliminated (note 8).................................       --    1,963
                                                             --------  -------
Deficit, end of period...................................... $(22,509) $(7,090)
                                                             ========  =======
Loss per share (note 9)..................................... $  (0.12) $ (0.07)
                                                             ========  =======





          See accompanying notes to consolidated financial statements.

                          SANTA ELINA GOLD CORPORATION

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
             Year ended December 31, 1995 and the nine-month period
                    from April 1, 1994 to December 31, 1994
                         (In thousands of U.S. dollars)

                                                                1995     1994
                                                              --------  -------
Cash provided by (used in):
Operating activities:
 Loss for the period......................................... $(15,419) $(7,090)
 Items not affecting cash:
  Depreciation and depletion.................................    3,609    1,699
  Loss on sale of assets.....................................       79       --
  Write-off of mining interests..............................      292      371
  Gain on dilution of investment in subsidiary...............      (37)      --
  Minority interest..........................................     (501)  (2,208)
 Net changes in non-cash operating working capital balances:
  Accounts receivable........................................      132      (20)
  Inventories................................................     (423)    (357)
  Accounts payable and accrued liabilities...................     (348)   4,261
                                                              --------  -------
                                                               (12,616)  (3,344)
Investing activities:
 Mining interests............................................  (11,070) (23,747)
 Acquisitions net of $1,834,000 cash acquired (note 11)......       --   (2,323)
                                                              --------  -------
                                                               (11,070) (26,070)
Financing activities:
 Issue of capital stock (note 8).............................    9,987   43,521
 Minority interest investment in subsidiary..................      272    2,050
 Debt incurred...............................................    8,733   11,394
 Repayment of debt...........................................  (13,085) (18,836)
 Due from related party......................................    4,051    9,044
 Obligations under capital leases............................     (986)     439
                                                              --------  -------
                                                                 8,972   47,612
                                                              --------  -------
Increase (decrease) in cash position during the period.......  (14,714)  18,198
Effect of exchange rate changes on cash......................       27     (113)
Cash position, beginning of period...........................   18,184       99
                                                              --------  -------
Cash position, end of period................................. $  3,497  $18,184
                                                              ========  =======

Cash position is comprised of cash and short-term investments and bank indebtedness.


          See accompanying notes to consolidated financial statements.

                         SANTA ELINA GOLD CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         Year ended December 31, 1995
              (U.S. dollars, tabular dollar amounts in thousands)

GENERAL:

  Santa Elina Gold Corporation is engaged principally, through its subsidiaries, in the exploration, mining and processing of gold in South America. Santa Elina Gold Corporation was incorporated under the laws of the British Virgin Islands.

  The accompanying consolidated financial statements present the financial position, results of operations and changes in financial position of Santa Elina Gold Corporation and its subsidiaries (collectively, the "Company") after the reorganization of the Company on March 31, 1994 (the
  "Reorganization").

1.BASIS OF PRESENTATION:

  The recoverability of the amounts shown for mining interests and the ability of the Company to meet its obligations as they become due is dependent upon the ability of the Company to obtain financing and the success of future operations.

2.SIGNIFICANT ACCOUNTING POLICIES:

  The consolidated financial statements of Santa Elina have been prepared by management in accordance with accounting principles generally accepted in Canada, which, except as described in note 13, conform in all material respects with accounting principles generally accepted in the United States and practices prescribed by the United States Securities and Exchange Commission, in so far as such accounting principles and practices affect the measurement of financial statement amounts and balances.

  (a) Principles of consolidation:

    The consolidated financial statements include the financial statements of Santa Elina Gold Corporation, 83% owned Mineracao Santa Elina Industria e Comercio S.A. ("MSE"), 83% owned Mineracao Maraca Industria e Comercio S.A., 65% owned Arauco Resources Corporation ("Arauco") and various inactive, wholly owned or controlled subsidiaries which hold mineral rights in certain areas containing potential mineral reserves.

  (b) Foreign currency translation:

    The Company's financial statements are presented in U.S. dollars, which is the functional currency of the Company's corporate office and South American operations.

    The Canadian dollar is the functional currency of the Company's Canadian operations, which are translated into U.S. dollars using the current rate method. Under this method, all assets and liabilities are translated at period-end exchange rates, and all revenue and expense items are translated at the average rate of exchange for the period. Exchange differences arising on translation are deferred as a separate component of shareholders' equity.

  (c) Revenue recognition:

    Revenue is recognized when title passes to the customer. Settlement adjustments arising from final determination of metal weights and assays are reflected in sales when received.

  (d) Mining interests:

    Machinery, buildings and equipment are recorded at cost less depreciation which is generally provided on a straight-line basis over the lesser of their useful service lives or the estimated economic life of the mine to which they relate, as follows:

                                                                     ESTIMATED
                                                                    USEFUL LIVES
                                                                    ------------
     Buildings ....................................................     25 years
     Machinery and equipment....................................... 5 - 10 years

    Mineral property acquisition costs and expenditures on mineral exploration programs are recorded at cost and deferred on a property-by-property basis until the commercial viability of the property is determined. Mine development costs are capitalized. When commercial production is achieved, the capitalized costs are depleted using the units-of-production method based on the estimated useful life of the mine. If a property is abandoned, sold, or the net costs to date are determined to be unrecoverable, the accumulated property and exploration costs are removed from the accounts and any gains or losses thereon are included in operations.

    Interest is capitalized on expenditures relating to the construction of major capital assets until the asset is ready for use.

  (e) Inventories:

    Finished goods and concentrates are valued at the lower of average cost and estimated net realizable value. Materials and supplies are valued at the lower of average cost and replacement cost.

3.INVENTORIES:

  Inventories are summarized as follows:

                                                                 1995   1994
                                                                ------ -------
   Finished products and concentrates.......................... $  422 $    --
   Materials and supplies......................................  1,176   1,175
                                                                ------ -------
                                                                $1,598 $ 1,175
                                                                ====== =======

4.DUE TO (FROM) RELATED PARTIES:

                                                                 1995   1994
                                                                ------ -------
   Due to (from) minority shareholders......................... $2,001 $(2,050)
                                                                ====== =======

5.MINING INTERESTS:

                                                  1995                  1994
                                    -------------------------------- ----------
                                             ACCUMULATED
                                            DEPRECIATION     NET        NET
                                     COST   AND DEPLETION BOOK VALUE BOOK VALUE
                                    ------- ------------- ---------- ----------
   Buildings, machinery and
    equipment...................... $34,236    $ 8,105     $26,131    $25,261
   Mining properties and deferred
    mining expenditures............  17,552      1,292      16,260      9,299
   Machinery and equipment under
    capital leases.................   3,308      1,196       2,112      2,819
                                    -------    -------     -------    -------
                                    $55,096    $10,593     $44,503    $37,379
                                    =======    =======     =======    =======

  Interest of $228,000 (1994 - $1,600,000) was capitalized to mining interests on debt to finance the construction of the mill at the Sao Vicente mine.

  Mining properties and deferred mining expenditures relate to the following properties:

                                                                   1995    1994
                                                                  ------- ------
   Sao Vicente................................................... $ 2,459 $2,846
   Sao Francisco.................................................   4,382  1,739
   Fazenda Nova..................................................   2,495    574
   Chapada.......................................................   1,263    701
   Other Brazil..................................................   2,771    920
   Other Chile...................................................   2,890  2,519
                                                                  ------- ------
                                                                  $16,260 $9,299
                                                                  ======= ======

6.DEBT:

                                                                   1995   1994
                                                                  ------ -------
   Citibank N.A.:
    Advances from Export Notes, bearing interest at 11.5% per
     annum, denominated in U.S. dollars, maturing on November
     22, 1996...................................................  $3,039 $    --
    Due on February 14, 1995, bearing interest from 8.9% to 9%
     per annum, effectively denominated in
     U.S. dollars, repaid in full at the maturity date..........      --   1,100
   Unibanco:
    Advances from Export Notes, bearing interest at 14% and 15%
     per annum, denominated in U.S. dollars, maturing on
     February 24, May 20, May 29 and June 18, 1996..............   3,323      --
    30-day revolving loan, bearing interest at 2.5% per month
     plus the Interbank Deposit Certificate rate, denominated in
     local currency, repaid in full on January 23, 1995.........      --   6,194
   Boavista:
    30-day revolving loan, bearing interest at 2.5% per month
     plus the Interbank Deposit Certificate rate, denominated in
     local currency, payable on January 29, 1996................     388      --
    Advances from Export Notes, bearing interest at 15% per
     annum, maturing on January 29, 1996........................     532      --
    Other.......................................................      61   4,100
                                                                  ------ -------
                                                                  $7,343 $11,394
                                                                  ====== =======

7. OBLIGATIONS UNDER CAPITAL LEASES:

  Future minimum capital lease payments by year, and in aggregate, are as follows:

   1996................................................................. $1,537
   1997.................................................................    976
                                                                         ------
   Total minimum lease payments.........................................  2,513
   Less:
    Amount representing interest........................................    389
                                                                         ------
                                                                          2,124
   Less current portion.................................................  1,215
                                                                         ------
                                                                         $  909
                                                                         ======

  Interest expense incurred under capital leases for the period amounted to $539,000 (1994 - $610,000).

8. CAPITAL STOCK:

  The authorized capital consists of an unlimited number of common shares, having no par value.

  Legal stated capital is fixed at $20 million, and does not vary with the number of shares issued or outstanding.

  The deficit of $1,963,000 at March 31, 1994 was eliminated by a directors' resolution effective September 26, 1994 on completion of the private placement of Special Warrants, by a charge to capital stock. Other previously accumulated deficit was eliminated by a directors' resolution concurrent with the Reorganization, against contributed surplus.

                                                NUMBER OF
                                   ------------------------------------
                                     SPECIAL    ACQUISITION   COMMON
                                    WARRANTS     WARRANTS     SHARES    AMOUNT
                                   -----------  ----------- ----------- -------
   Balance, March 31, 1994.......           --         --   100,000,000 $    --
   Private placement of Special
    Warrants.....................   15,000,000         --            --  21,090
   Share options exercised.......           --         --        66,667      --
   Acquisition Warrants issued on
    Arauco acquisition...........           --    159,578            --   1,596
   Common shares purchased by
    controlling shareholder......           --         --     3,600,000   5,400
   Initial public offering.......           --         --    11,400,000  15,435
   Exercise of Special Warrants..  (15,000,000)        --    15,000,000      --
   Exercise of Acquisition
    Warrants.....................           --   (159,578)    1,063,854      --
                                   -----------   --------   ----------- -------
                                            --         --   131,130,521  43,521
   Elimination of deficit........           --         --            --  (1,963)
                                   -----------   --------   ----------- -------
   Balance, December 31, 1994....           --         --   131,130,521  41,558
   Common shares issued..........           --         --     4,000,000   4,987
                                   -----------   --------   ----------- -------
   Balance, December 31, 1995....           --         --   135,130,521 $46,545
                                   ===========   ========   =========== =======

  The Company has received $10,000,000 (less costs of $13,000) in a private placement for 4,000,000 common shares and an option to acquire a 50% interest in the Company's Chapada property. $5,000,000 of the proceeds was used for general working capital purposes, and the Company is committed to spending $5,000,000 of the proceeds on a bankable feasibility study on the property, of which $4,699,000 remains to be spent at December 31, 1995, and is included in cash and short-term investments.

  On September 26, 1994, the Company completed a private placement of 15,000,000 Special Warrants for net proceeds of $21,089,750 after related costs of $1,410,250.

  On December 30, 1994, the Company completed an initial public offering of 11,400,000 common shares for net proceeds of $15,435,475 after related costs of $1,664,525. The initial public offering prospectus also qualified for distribution 15,000,000 common shares issued on the exercise of the 15,000,000 Special Warrants, and 1,063,854 common shares issued on the exercise of the 159,578 Arauco Acquisition Warrants (note 11).

  The Company has issued share purchase warrants to the controlling shareholder, for no consideration, to purchase 6,556,526 common shares at $1.50 per share, exercisable until September 25, 2000.

  Pursuant to the terms of the acquisition of Arauco (note 11), the Company issued Common Share Purchase Warrants to purchase 1,063,854 common shares at $1.50 per share for a period of 13 months from December 30, 1994.

  At December 31, 1995, there were 2,000,000 common shares set aside for issue under the employee share option plan. During 1995, 60,000 share options were granted for a total of 1,193,333 share options outstanding at December 31, 1995 as follows:

                                                             EXERCISE NUMBER OF
   EXPIRY DATE                                                PRICE    SHARES
   -----------                                               -------- ---------
   March 27, 1999...........................................  $1.35      60,000
   September 25, 1999.......................................  $1.50   1,133,333
                                                              -----   ---------
   Total number of shares and weighted average exercise
    price...................................................  $1.50   1,193,333
                                                              =====   =========

9.LOSS PER SHARE:

  Loss per share is based on the weighted average of 132,226,411 (1994 -
   101,262,778) shares outstanding during the year ended December 31, 1995.

10.INCOME TAXES:

  Up to December 31, 1993, the Company's Brazilian operations were exempt from income taxes, as they are located in an incentive area of SUDAM (the Amazon Development Agency). The Company is requesting a further exemption for ten fiscal years beginning in 1994, which, in accordance with the current legislation, will permit it to reduce its future income tax rate from the statutory combined rate of 48% to 29%, and from 30% to 19% after 1995.

  The Company has $15,882,797 of tax losses available for carry forward, which have not been recognized for accounting purposes.

11.ACQUISITIONS:

  On June 30, 1994, the Company subscribed for an 83% interest, comprised of 49% of the voting common shares and 100% of the outstanding non-voting preference shares, in Mineracao Maraca Industria e Comercio S.A. for $500,000. On September 27, 1994, the amount of $580,000 was used to pay the United States dollar equivalent of the subscription amount owed to Mineracao Maraca. The remaining 17% equity interest, represented by 51% of the voting common stock, is a carried interest owned by the controlling shareholders of the Company. The purchase price has been allocated to the mining concessions in Brazil owned by Mineracao Maraca.

  On October 4, 1994, the Company completed the acquisition of 3,394,779 common shares of Arauco from certain of its shareholders for $1,595,781, paid by the issue of 159,578 Acquisition Warrants and 159,578 Common Share Purchase Warrants. The Acquisition Warrants have been exercised for no additional consideration for 1,063,854 common shares. The Common Share Purchase Warrants may be exercised for 1,063,854 common shares, at an exercise price of $1.50 per share for a period of 13 months from December 30, 1994. Concurrently, the Company acquired 2,000,000 Arauco shares from treasury and 2,000,000 Arauco warrants for $1,789,576 (Cdn. $2,400,000).
  The Arauco warrants are exercisable for one Arauco common share each at Cdn. $1.50 until October 4, 1996. The Company has a 65% interest in Arauco, which would increase to 72% if the Arauco Warrants are exercised, on a fully diluted basis. The acquisition of Arauco has been accounted for by the purchase method and consolidated from the acquisition date.

  The net assets acquired of Arauco are as follows:

   Current assets....................................................... $1,236
   Mining interests.....................................................  2,463
   Current liabilities..................................................    (42)
                                                                         ------
   Consideration for interest acquired..................................  3,657
   Less cash acquired...................................................  1,834
                                                                         ------
   Net consideration, net of cash acquired.............................. $1,823
                                                                         ======

12.COMMITMENTS:

  Operating lease:

  The Company is party to an operating lease. Future minimum lease payments under this lease at December 31, 1995 are as follows:

   1996.................................................................... $180
   1997....................................................................  180
   1998....................................................................  180
   1999....................................................................  180
   2000....................................................................  105
                                                                            ----
                                                                            $825
                                                                            ====

13.RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  At December 31, 1994, the company's subsidiary had unpaid subscriptions of $2,050,000 which was recorded as a credit to shareholders' equity in the subsidiary's financial statements under Canadian accounting principles, thus resulting in a credit to minority interest in the consolidated financial statements. Under United States accounting principles, unpaid subscriptions are reflected as a debit to shareholders' equity, and thus accounting for this transaction under United States accounting principles, in the consolidated financial statements, would result in a credit of $2,050,000 in due from related parties and a debit to minority interest of $2,050,000, resulting in a debit balance in minority interest of $1,093,000.

14.CONTINGENCIES:

  The Company has entered into various commitments in the ordinary course of business, including commitments to perform assessment work and other obligations necessary to maintain or protect its interests in mining properties. It also has obligations pursuant to commitments under federal and state environmental, health and safety permits.

    The Company's mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. The Company conducts its operations so as to protect the public health and environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has incurred, and expects to incur in the future, expenditures to comply with such laws and regulations. The Company has recorded a provision for environmental and reclamation obligations based on management's estimate of these costs. Such estimates are, however, subject to change based on negotiations with regulatory authorities, changes in laws and regulations and as new information becomes available.

15. INVESTMENT IN MINERACAO SANTA ELINA:

    The Company's currrent mining operations are substantially carried out by its 83% owned subsidiary Mineracao Santa Elina ("MSE"). Summarized below are the operating revenues and expenses of the mining operations of MSE. Prior to the Reorganization completed on March 31, 1994, MSE was comprised of several mining and non-mining subsidiaries and therefore the mining operations did not constitute a legal or reporting entity for which complete financial statements were prepared.

    The operating revenues and expenses of the mining operations of MSE do not include the allocation of certain revenues, costs and expenses indirectly relating to the business, such as certain corporate administrative expenses, interest income and expenses and income taxes.

                                                             12 MONTHS ENDED
                                                        -------------------------
                                                        DECEMBER 31, DECEMBER 31,
                                                            1994         1993
                                                        ------------ ------------
     Revenue............................................   $ 8,913      $ 9,505
     Expenses:
       Mining operating costs...........................     8,371        9,081
       Depreciation and depletion.......................     2,166        1,505
       General and administrative.......................     3,115        1,507
       Interest.........................................       610          229
       Foreign exchange loss (gain).....................       187       (1,581)
       Loss on disposal of fixed assets.................       101           --
                                                           -------      -------
                                                           (14,550)     (10,741)
                                                           -------      -------
     Excess of operating expenses over revenues.........   $(5,637)     $(1,236)
                                                           =======      =======

16.  SUBSEQUENT EVENT:

     On April 10, 1996, Echo Bay Mines Ltd. ("Echo Bay"), Sercor Ltd. (a private company that owns 66% of the Company) and the Company, announced that they have signed an agreement enabling Echo Bay to increase its ownership of the Company from 7% to 50% in a share exchange transaction. The agreement is subject to regulatory approvals and approval by two-thirds of the minority shareholders of the Company. On completion, Echo Bay and Sercor would each own 50% of the Company.

                               NOTICE TO READER

   We have compiled the consolidated balance sheet of Santa Elina Gold Corporation as at March 31, 1996 and the consolidated statements of operations and deficit and changes in financial position for the three month period then ended from information provided by management. We have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information. Readers are cautioned that these statements may not be appropriate for their purposes.

Toronto, Canada                                        KPMG Peat Marwick Thorne
May 16, 1996                                              Chartered Accountants

                          SANTA ELINA GOLD CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                         (In thousands of U.S. dollars)

                                                         MARCH 31,  DECEMBER 31,
                                                           1996         1995
                                                        ----------- ------------
                                                        (Unaudited)
                                     ASSETS
Current assets:
 Cash and short-term investments (note 3)..............  $  5,518     $  6,035
 Accounts receivable and other.........................       221          234
 Inventories...........................................     1,625        1,598
                                                         --------     --------
                                                            7,364        7,867
Mining interests, net (note 1).........................    44,674       44,503
                                                         --------     --------
                                                         $ 52,038     $ 52,370
                                                         ========     ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Bank indebtedness.....................................  $     --     $  2,538
 Accounts payable and accrued liabilities..............     5,905        5,656
 Due to related party..................................     1,374        2,001
 Debt..................................................    14,087        7,343
 Obligations under capital leases......................     1,278        1,215
 Other liabilities (note 3)............................     4,622        4,699
                                                         --------     --------
                                                           27,266       23,452
Other liabilities......................................     3,022        3,333
Obligations under capital leases.......................       566          909
Minority interest......................................       662          691
Shareholders' equity:
 Capital stock.........................................    46,545       46,545
 Deficit...............................................   (25,978)     (22,509)
 Cumulative translation adjustment.....................       (45)         (51)
                                                         --------     --------
                                                           20,522       23,985
                                                         --------     --------
                                                         $ 52,038     $ 52,370
                                                         ========     ========

Contingency and commitment (notes 1 and 3)

On behalf of the Board:

    (Signed) Paulo C. de Brito                (Signed) John K. Hammes

             Director                                  Director


        See accompanying notes to the consolidated financial statements.

                          SANTA ELINA GOLD CORPORATION

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                            QUARTER ENDED MARCH 31,
          (In thousands of U.S. dollars except loss per share amounts)

                                                            1996        1995
                                                         ----------- ----------
                                                         (Unaudited) (Unaudited)
Revenues:
 Net sales..............................................   $ 2,494    $   789
Expenses:
 Mining operating costs.................................     2,974      1,653
 Depreciation and depletion.............................     1,049        434
 Corporate administration...............................     1,280      1,049
 Interest...............................................       572        496
 Other income and expense, net..........................       117         39
                                                           -------    -------
                                                             5,992      3,671
                                                           -------    -------
Loss for the period before minority interest............    (3,498)    (2,882)
Minority interest.......................................        29         21
                                                           -------    -------
Loss for the period.....................................    (3,469)    (2,861)
                                                           =======    =======
Loss per share..........................................   $  0.03    $  0.02
                                                           =======    =======




        See accompanying notes to the consolidated financial statements.

                          SANTA ELINA GOLD CORPORATION

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                            QUARTER ENDED MARCH 31,
                         (In Thousands of U.S. Dollars)

                                                            1996        1995
                                                         ----------- -----------
                                                         (Unaudited) (Unaudited)
Cash provided by (used in):
Operating activities:
 Loss for the period...................................    $(3,469)     (2,861)
 Items not affecting cash:
  Depreciation and depletion...........................      1,049         434
  Loss on sale of assets...............................         --          59
  Gain on dilution of investment in subsidiary.........         --         (23)
  Minority interest....................................        (29)        (21)
 Net changes in non-cash operating working capital
  balances:
  Accounts receivable..................................         13        (196)
  Inventories..........................................        (27)       (509)
  Accounts payable and accrued liabilities.............        (62)       (894)
                                                           -------    --------
                                                            (2,525)     (4,011)
Investing activities:
 Mining interests......................................     (1,214)     (4,901)
Financing activities:
 Minority interest investment in subsidiary............         --          57
 Debt incurred.........................................      6,951          --
 Repayment of debt.....................................       (284)     (5,520)
 Due to related party..................................       (627)         --
 Obligations under capital leases......................       (280)       (232)
                                                           -------    --------
                                                             5,760      (5,695)
                                                           -------    --------
Increase (decrease) in cash position during the period.      2,021     (14,607)
Effect of exchange rate changes on cash................         --         (10)
Cash position, beginning of period.....................      3,497      18,184
                                                           -------    --------
Cash position, end of period...........................    $ 5,518    $  3,567
                                                           =======    ========

Cash position is comprised of cash and short-term investments and bank indebtedness.



        See accompanying notes to the consolidated financial statements.

                         SANTA ELINA GOLD CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         Quarter ended March 31, 1996
                                  (Unaudited)

1.BASIS OF PRESENTATION:

  These financial statements have been presented on the going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

  At March 31, 1996, the Company has a working capital deficiency of $19,902,000. Its ability to pay its obligations as they become due, its continued operations and the recoverability of the amounts shown for mining interests is dependent upon the ability of the Company to obtain financing and the success of future operations.

  Should the Company be unable to restructure its financial arrangements, the going concern assumption would no longer be appropriate and adjustments would be necessary in the carrying values of assets and liabilities, the reported net earnings and the balance sheet classifications used.

2.ECHO BAY TRANSACTION:

  On April 10, 1996, Echo Bay Mines, Ltd. ("Echo Bay"), Sercor Ltd. ("Sercor") (a private company that owns 66% of the Company) and the Company, announced that they had signed an agreement enabling Echo Bay to increase its ownership of the Company from 7% to 50% in a share exchange transaction. The agreement is subject to regulatory approvals and approval by two-thirds of the minority shareholders of the Company. On completion, Echo Bay and Sercor would each own 50% of the Company.

  In connection with the agreement, Echo Bay and Sercor have announced that they will capitalize the Company in the aggregate cash amount of $25,000,000.

3.COMMITMENT:

  The Company is committed to spending $5,000,000 on a bankable feasibility study on the Chapada property, of which $4,622,000 remains to be spent at March 31, 1996, and is included in cash and short-term investments.

4.INVESTMENT IN ARAUCO RESOURCES CORPORATION:

  On May 10, 1996, the Company's 65% owned investee, Arauco Resources Corporation ("Arauco"), completed a private placement of 8 million units for $0.28 per unit, each unit comprising one common share and one share purchase warrant. Concurrently, the Company agreed to exchange 4.8 million shares which it held in Arauco, which shares were freely tradeable, in exchange for 4.8 million restricted shares issued in the private placement, and 2.45 million share purchase warrants. As a result of these transactions, the Company's interest in Arauco has been diluted from 65% to 38% effective May 10, 1996, resulting in a dilution loss of approximately $740,000, which will be recorded in the Company's second quarter financial statements.

5.RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

  The consolidated financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in Canada, which, except as described below, conform in all material respects with accounting principles generally accepted in the United States and practices prescribed by the United States Securities and Exchange Commission, in so far as such accounting principles and practices affect the measurement of financial statement amounts and balances.

  At March 31, 1995 and December 31, 1994, the Company's subsidiary had unpaid subscriptions of $2,050,000 which was recorded as a credit to shareholders' equity in the subsidiary's financial statements under Canadian accounting principles, thus resulting in a credit to minority interest in the consolidated financial statements. Under United States accounting principles, unpaid subscriptions are reflected as a debit to shareholders' equity, and thus accounting for this transaction under United States accounting principles, in the consolidated financial statements, would result in a credit of $2,050,000 in due from related parties and a debit to minority interest of $2,050,000, resulting in a debit balance in minority interest of $1,095,000 (December 31, 1994--$1,093,000).

                                  SCHEDULE VI

                         PRO FORMA FINANCIAL STATEMENTS

                        PRO FORMA FINANCIAL STATEMENTS

   The pro forma condensed consolidated balance sheet and statement of earnings are based upon the audited financial statements of Echo Bay and Santa Elina as of and for the year ended December 31, 1995 and the unaudited financial statements of Echo Bay and Santa Elina as of and for the three months ended March 31, 1996 adjusted to reflect Echo Bay increasing its ownership from 7% to 50% of the outstanding Santa Elina Common Shares. Each Shareholder of Santa Elina other than Echo Bay and Sercor will receive one Echo Bay Common Share for each 6.67 Santa Elina Common Shares held. Echo Bay will purchase 23,479,185 Santa Elina Common Shares from Sercor in exchange for 3,520,118 Echo Bay Common Shares, which is the same ratio offered to the public shareholders. In addition, Echo Bay will issue up to 50,535 Echo Bay Common Shares in exchange for cancellation of the 1,193,333 outstanding options on Santa Elina Common Shares. Upon consummation of the transactions, Echo Bay will have issued 8,830,934 Echo Bay Common Shares and Echo Bay and Sercor will each own 50% of Santa Elina. As the transaction will result in the current shareholders of Echo Bay retaining a majority of Echo Bay Common Shares, the pro forma transaction has been accounted for as a purchase of 43% of Santa Elina by Echo Bay. Echo Bay's total interest in Santa Elina will be 50% when added to its existing 7% interest. Santa Elina has been consolidated into Echo Bay using the proportionate consolidation method, as Echo Bay and Sercor will jointly control Santa Elina. Under the proportionate consolidation method, 50% of Santa Elina's assets, liabilities, revenues and expenses will be included in the consolidated financial statements of Echo Bay.

   The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Echo Bay and Santa Elina which are included elsewhere in this Circular.

                              COMPILATION REPORT

To the Directors of
 Echo Bay Mines Ltd.

   We have reviewed, as to compilation only, the accompanying pro forma condensed consolidated balance sheet of Echo Bay Mines Ltd. as at March 31, 1996 and the pro forma condensed consolidated statements of earnings for the three months then ended and for the year ended December 31, 1995 which have been prepared for inclusion in the notice and management information circular, proxy statement and prospectus of Santa Elina Gold Corporation related to the offer made by Echo Bay Mines Ltd. to acquire 43% of the outstanding common shares of Santa Elina Gold Corporation. In our opinion, the pro forma condensed consolidated balance sheet and statements of earnings have been properly compiled to give effect to the proposed transaction and the assumptions described in the notes thereto.

Edmonton, Canada                                                Ernst & Young
                                                           Chartered Accountants
June 19, 1996

           COMMENT FOR UNITED STATES READERS ON DIFFERENCES BETWEEN
                CANADIAN AND UNITED STATES REPORTING STANDARDS

   The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma assumptions and adjustments and their application to the historical financial statement amounts would require an examination or review which would be substantially greater in scope than the procedures that we have conducted. Consequently, under United States standards, we would be unable to express any opinion with respect to the compilation of the accompanying pro forma balance sheet and statements of earnings.

Edmonton, Canada                                                Ernst & Young
                                                          Chartered Accountants
June 19, 1996

                              ECHO BAY MINES LTD.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              MARCH 31, 1996
                          (thousands of U.S. dollars)

                                      HISTORICAL
                                      SANTA ELINA
                          HISTORICAL  (50% - NOTE                     PRO FORMA
                           ECHO BAY       1)       ADJUSTMENTS NOTES CONSOLIDATED
                          ---------- ------------- ----------- ----- ------------
ASSETS
Current assets:
 Cash and cash
  equivalents...........   $149,981     $ 2,759     $ (1,550)  2(a)    $151,190
 Interest and accounts
  receivable............     14,209         110                          14,319
 Inventories............     43,204         813                          44,017
 Prepaid expenses and
  other assets..........      6,053          --                           6,053
                           --------     -------     --------           --------
                            213,447       3,682       (1,550)           215,579
Plant and equipment
 (net)..................    251,398      13,796                         265,194
Mining properties (net).    328,554       8,541        1,550   2(a)
                                                      (7,999)  2(b)
                                                     120,267   2(c)
                                                      13,073   2(d)     463,986
Long-term investments
 and other..............     55,469          --      (13,073)  2(d)      42,396
                           --------     -------     --------           --------
                           $848,868     $26,019     $112,268           $987,155
                           ========     =======     ========           ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and
  accrued liabilities...   $ 53,186     $ 6,589     $                  $ 59,775
 Income and mining taxes
  payable...............      2,249          --                           2,249
 Gold and other
  financings............     35,833       7,044                          42,877
 Deferred income........     12,192          --                          12,192
                           --------     -------                        --------
                            103,460      13,633                         117,093
Gold and other
 financings.............    114,373          --                         114,373
Deferred income.........     12,920          --                          12,920
Other long-term
 obligations............     32,337       2,125                          34,462
Deferred income taxes...      8,298          --                           8,298
                           --------     -------                        --------
                            271,388      15,758                         287,146
                           --------     -------                        --------
Common shareholders'
 equity:
 Common shares..........    623,577      23,272      120,267   2(c)
                                                     (21,010)  2(e)     746,106
 Deficit................    (31,265)    (12,989)      (7,999)  2(b)
                                                      20,988   2(e)     (31,265)
 Foreign currency
  translation...........    (14,832)        (22)          22   2(c)     (14,832)
                           --------     -------     --------           --------
                            577,480      10,261      112,268            700,009
                           --------     -------     --------           --------
                           $848,868     $26,019     $112,268           $987,155
                           ========     =======     ========           ========

These pro forma condensed consolidated financial statements are prepared on the basis set forth in the Notes hereto and are not necessarily indicative of the future financial performance of the combined companies.

                            ECHO BAY MINES LTD.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                 FOR THE THREE MONTHS ENDED MARCH 31, 1996
                          (thousands of U.S. dollars)

                                     HISTORICAL
                                     SANTA ELINA
                         HISTORICAL  (50% - NOTE                     PRO FORMA
                          ECHO BAY       1)       ADJUSTMENTS NOTES CONSOLIDATED
                         ---------- ------------- ----------- ----- ------------
Revenue.................  $ 67,750     $ 1,247       $                $ 68,997
                          --------     -------                        --------
Expenses:
 Operating costs........    44,565       1,487                          46,052
 Royalties..............     2,103          --                           2,103
 Production taxes.......       709          --                             709
 Depreciation...........    12,885         461                          13,346
 Amortization...........     5,612          64                           5,676
 Reclamation............     1,144          --                           1,144
 General and
  administrative........     3,332         640        (320)   3(a)       3,652
 Exploration expense....     9,303          --         160    3(a)
                                                     1,129    3(b)      10,592
 Development properties
  expense...............     4,705          --                           4,705
 Other (income) expense.      (997)         44                            (953)
 Interest (income)
  expense...............       151         286                             437
                          --------     -------       -----            --------
                            83,512       2,982         969              87,463
                          --------     -------       -----            --------
Loss before taxes ......   (15,762)     (1,735)       (969)            (18,466)
Income taxes............      (394)         --          --                (394)
                          --------     -------       -----            --------
Net earnings (loss).....  $(16,156)    $(1,735)      $(969)           $(18,860)
                          ========     =======       =====            ========
Earnings (loss) per
 share,
 basic and fully
 diluted................  $  (0.12)                                   $  (0.14)
                          ========                                    ========
Weighted average number
 of shares outstanding
 (thousands)............   130,046                                     138,877
                          ========                                    ========


These pro forma condensed consolidated financial statements are prepared on the basis set forth in the Notes hereto and are not necessarily indicative of the future financial performance of the combined companies.

                              ECHO BAY MINES LTD.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                          (thousands of U.S. dollars)

                                     HISTORICAL
                                     SANTA ELINA
                         HISTORICAL  (50% - NOTE                     PRO FORMA
                          ECHO BAY       1)       ADJUSTMENTS NOTES CONSOLIDATED
                         ---------- ------------- ----------- ----- ------------
Revenue.................  $360,730     $ 3,590      $                 $364,320
                          --------     -------                        --------
Expenses:
 Operating costs........   212,182       5,263                         217,445
 Royalties..............     8,434          --                           8,434
 Production taxes.......     4,324          --                           4,324
 Depreciation...........    56,182       1,576                          57,758
 Amortization...........    33,221         228                          33,449
 Reclamation............     5,005          --                           5,005
 General and
  administrative........    12,169       2,396       (1,198)  3(a)      13,367
 Exploration expense....    46,527         142          599   3(a)
                                                      3,428   3(b)      50,696
 Development properties
  expense...............    23,269          --                          23,269
 Other (income) expense.     9,004        (350)                          8,654
 Interest (income)
  expense...............    (4,843)      2,045                          (2,798)
                          --------     -------      -------           --------
                           405,474      11,300        2,829            419,603
                          --------     -------      -------           --------
Loss before taxes ......   (44,744)     (7,710)      (2,829)           (55,283)
Income tax benefit......     3,208          --           --              3,208
                          --------     -------      -------           --------
Loss before preferred
 stock dividends........   (41,536)     (7,710)      (2,829)           (52,075)
Dividends on preferred
 stock of subsidiary....    (8,524)         --           --             (8,524)
                          --------     -------      -------           --------
Net earnings (loss).....  $(50,060)    $(7,710)     $(2,829)          $(60,599)
                          ========     =======      =======           ========
Earnings (loss) per
 share,
 basic and fully
 diluted................  $  (0.43)                                   $  (0.48)
                          ========                                    ========
Weighted average number
 of shares outstanding
 (thousands)............   116,233                                     125,064
                          ========                                    ========


These pro forma condensed consolidated financial statements are prepared on the basis set forth in the Notes hereto and are not necessarily indicative of the future financial performance of the combined companies.

                              ECHO BAY MINES LTD.

 NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENTS OF
                                 EARNINGS
                   (in U.S. dollars unless otherwise stated)

1.BASIS OF PRESENTATION

  The pro forma condensed consolidated balance sheet and statement of earnings are based upon the audited financial statements of Echo Bay and Santa Elina as of and for the year ended December 31, 1995 and the unaudited financial statements of Echo Bay and Santa Elina as of and for the three months ended March 31, 1996 adjusted to reflect Echo Bay increasing its ownership from 7% to 50% of the outstanding common shares of Santa Elina. Each shareholder of Santa Elina other than Echo Bay and Sercor will receive one common share of Echo Bay for each 6.67 common shares of Santa Elina held. Echo Bay will purchase 23,479,185 common shares of Santa Elina from Sercor in exchange for 3,520,118 common shares of Echo Bay, which is the same ratio offered to the public shareholders. In addition, Echo Bay will issue up to 50,535 common shares in exchange for cancellation of the 1,193,333 outstanding options on Santa Elina common shares. Upon consummation of the transactions, Echo Bay will have issued 8,830,934 common shares and Echo Bay and Sercor will each own 50% of Santa Elina. As the transaction will result in the current shareholders of Echo Bay retaining a majority of Echo Bay shares, the pro forma transaction has been accounted for as a purchase of 43% of Santa Elina by Echo Bay. Echo Bay's total interest in Santa Elina will be 50% when added to its existing 7% interest. Santa Elina has been consolidated into Echo Bay using the proportionate consolidation method, as Echo Bay and Sercor will jointly control Santa Elina. Under the proportionate consolidation method, 50% of Santa Elina's assets, liabilities, revenues and expenses will be included in the consolidated financial statements of Echo Bay.

  Historical Santa Elina information is shown at Echo Bay's 50% interest. Certain figures in the historical Santa Elina financial statements have been reclassified to conform with Echo Bay's classifications.

  Effective January 1, 1996, Echo Bay adopted the Gold Production Cost Standard developed by the Gold Institute as a means of facilitating meaningful comparisons among companies through uniform presentation of cost data industry wide. Certain expenses in the December 31, 1995 pro forma statement of earnings have been reclassified to conform with this standard. The primary differences between the December 31, 1995 basis of presentation as shown in the pro forma statement of earnings and the December 31, 1995 basis of presentation as shown in Echo Bay's Form 10-K are to show reclamation expenses as a separate component of expenses instead of combining reclamation expenses with operating costs and to show production taxes as a separate component of expenses instead of combining production taxes with income taxes.

2.PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  The pro forma condensed consolidated balance sheet reflects the acquisition as though it had occurred on March 31, 1996 and gives effect to the following:

  (A) TRANSACTION COSTS

    Transaction costs are estimated to total $1.6 million, including those of Echo Bay and 50% of those of Santa Elina.

  (B) MINING PROPERTIES

    Santa Elina's accounting policy is to capitalize mineral property acquisition costs and expenditures on mineral exploration programs on a property-by-property basis until the commercial viability of the property is determined. Echo Bay's accounting policy is to expense the costs of exploration programs until such time as the properties are identified as having development potential. Mining properties have been reduced by $8.0 million to conform to Echo Bay's accounting policies.

  (C) PURCHASE OF SANTA ELINA SHARES

    Each shareholder of Santa Elina other than Echo Bay and Sercor Ltd. will receive one common share of Echo Bay for each 6.67 common shares of Santa Elina held. Echo Bay will purchase 23,479,185 common shares of Santa Elina from Sercor in exchange for 3,520,118 common shares of Echo
    Bay, which is the same ratio offered to the public shareholders. In addition, Echo Bay will issue up to 50,535 common shares in exchange for cancellation of the 1,193,333 outstanding options on Santa Elina common shares. Upon consummation of the transactions, Echo Bay will have issued approximately 8,830,934 common shares in exchange for 58,565,260 common shares of Santa Elina. Echo Bay will achieve a 50% ownership of Santa Elina, when added to the 9,000,000 common shares of Santa Elina already owned by Echo Bay.

       The $120.3 million excess of the purchase price over the adjusted book value of the net assets of Santa Elina has been allocated to mining properties based on the relative fair values of the assets acquired.

       Shares issued (8,830,934 shares at the April 9, 1996 share price of $13.875)............................................. $122,529
       Adjusted book value of net assets acquired.....................   (2,262)
                                                                       --------
       Excess purchase price allocated to mining properties........... $120,267
                                                                       ========


   (D) CURRENT 7% INTEREST IN SANTA ELINA

       Echo Bay's current 7% interest in Santa Elina has been reclassified to mining properties.

   (E) ELIMINATION OF SANTA ELINA SHAREHOLDERS' EQUITY

       Santa Elina's shareholders' equity accounts have been eliminated as required by the purchase method of accounting for this transaction.

3. PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

   The pro forma condensed consolidated statements of earnings for the three months ended March 31, 1996 and for the year ended December 31, 1995 assume that the acquisition occurred on January 1 of each year and give effect to the following:

   (A) PROJECT SUPPORT COSTS

       Santa Elina's general and administrative expenses include exploration, geological, metallurgical and engineering support for Santa Elina's exploration and development properties. As these expenses directly relate to the properties, these expenses would have been classified as exploration expense or capitalized to development properties under Echo Bay's accounting policies. Accordingly, $0.2 million for the three months ended March 31, 1996 and $0.6 million for the year ended December 31, 1995 has been charged to exploration expense and $0.2 million for the three months ended March 31, 1996 and $0.6 million for the year ended December 31, 1995 would have been capitalized to mining properties.

   (B) EXPLORATION EXPENSES

       Santa Elina's accounting policy is to capitalize mineral property acquisition costs and expenditures on mineral exploration programs on a property-by-property basis until the commercial viability of the property is determined. Echo Bay's accounting policy is to expense the costs of exploration programs until such time as the properties are identified as having development potential. The adjustment represents exploration and development expenses that were capitalized by Santa Elina during the period but would have been expensed under Echo Bay's accounting policies.


   (C) RATIONALIZATION BENEFITS OR COSTS

       No attempt has been made to estimate rationalization benefits or costs.

4. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

   The companies prepare their consolidated financial statements in accordance with accounting principles generally accepted in Canada. These differ in some respects from those in the United States, as described below.

   In accordance with Canadian GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are deferred, then recognized as a component of the cost of goods when the related hedged purchases occur. Under U.S. GAAP, changes in market value would be included in current earnings. The change in market value of Echo Bay's foreign exchange contracts was an unrealized gain of $0.7 million for the three months ended March 31, 1996 and an unrealized gain of $3.6 million for the year ended December 31, 1995. The unrealized gain on these contracts from inception to March 31, 1996 was $8.5 million.

  In accordance with Canadian GAAP, some of Echo Bay's share investments are carried at cost as long-term investments. These investments would be written down and a loss recognized in earnings only when a loss in value is other than a temporary decline. Under U.S. GAAP, these investments would be marked to market, with unrealized gains or losses excluded from earnings and reported as a separate component of common shareholders' equity, net of tax. The unrealized gain on share investments is $18.5 million after a nil income tax effect as of March 31, 1996.

  Under U.S. GAAP, the pro forma consolidated net loss would have been $18.2 million for the three months ended March 31, 1996 and the pro forma loss per share would have been $0.13.

  Under U.S. GAAP, the pro forma consolidated net loss would have been $57.0 million for year ended December 31, 1995 and the pro forma loss per share would have been $0.46.

  Under U.S. GAAP, the pro forma consolidated long-term investments and other assets, deficit, and common shareholders' equity would have been $69.4 million, $22.8 million and $727.0 million respectively at March 31, 1996.

  In October 1995, the U.S. Financial Accounting Standards Board ("FASB") issued Statement No. 123, "Accounting and Disclosure of Stock-Based Compensation". Statement No. 123 is applicable for fiscal years beginning after December 15, 1995 and gives the option to either follow fair value accounting or to follow Accounting Principles Board Option No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. Echo Bay has determined that it will elect to continue to follow APB No. 25 and related Interpretations in accounting for its employee and director stock options.

  Effective January 1, 1996, Echo Bay adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Implementation of Statement No. 121 had no effect on the financial statements of Echo Bay.

                                  SCHEDULE VII

                        FORM 10-K OF ECHO BAY MINES LTD.

                             (SEPARATELY ATTACHED)

                              ECHO BAY MINES LTD.

                                   FORM 10-K
                            FILED ON MARCH 21, 1996

                                      AND

                           MANAGEMENT PROXY CIRCULAR
                            FILED ON MARCH 29, 1996

                                    AND

                                 FORM 10-Q

                           FILED ON MAY 15, 1996

                (CONSTITUTING, SCHEDULES VII, VIII AND IX,
                        RESPECTIVELY, TO THE MANAGEMENT
                              INFORMATION CIRCULAR
                              AND PROXY STATEMENT
                        OF SANTA ELINA GOLD CORPORATION

                            DATED JUNE 21, 1996
                       IN RESPECT OF A SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON

                               JULY 9, 1996)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ----------------
                                   FORM 10-K

  [X]                      ANNUAL REPORT PURSUANT TO
                             SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995..................................

  [_]                    TRANSITION REPORT PURSUANT TO
                             SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  FOR THE TRANSITION PERIOD FROM.....   TO .................................
COMMISSION FILE NUMBER: 1-8542
                               ----------------
                              ECHO BAY MINES LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

INCORPORATED UNDER THE LAWS OF CANADA                  NONE
   (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)

 SUITE 1000, 6400 S. FIDDLER'S GREEN                80111-4957
      CIRCLE ENGLEWOOD, COLORADO                    (Zip Code)
   (Address of principal executive
               offices)

       Registrant's telephone number, including area code: (303) 714-8600

Securities registered pursuant to Section 12(b) of the Act:

       TITLE OF EACH CLASS           NAME OF EACH EXCHANGE ON WHICH REGISTERED
     -----------------------         -----------------------------------------
   Common shares, no par value                 American Stock Exchange

                               ----------------

Securities registered pursuant to Section 12(g) of the Act:
  None

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

  Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  Aggregate market value of the voting securities held
   by non-affiliates of the registrant at March 15, 1996..... U.S.$1,692,533,492
  Number of common shares outstanding as of March 15, 1996...        130,476,039

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Accounting Principles......................................................   3
 Reporting Currency........................................................   3
 Gold Prices...............................................................   3
 Silver Prices.............................................................   3
 Exchange Rates............................................................   3
 Conversion Table..........................................................   4
 Forward-Looking Information...............................................   4
                                  PART I
ITEMS 1 AND 2--BUSINESS AND PROPERTIES.....................................   5
 Introduction..............................................................   5
  Risk Factors.............................................................   5
  Property and Office Locations............................................   6
 Mine Processing...........................................................   7
  General Description of Mining and Mill Recovery Process..................   8
  General Description of Mining and Heap-Leach Recovery Process............   9
 Operations Summary........................................................  10
  Gold Production..........................................................  10
  Silver Production........................................................  10
  Cash Production Cost per Ounce of Gold...................................  10
  Breakeven Cost per Ounce.................................................  10
 Reserves..................................................................  11
  Change in Proven and Probable Reserves...................................  13
 Other Mineralization......................................................  14
 History of the Company....................................................  15
 Executive Officers of the Registrant......................................  16
 McCoy/Cove................................................................  17
  Geology and Ore Reserves.................................................  19
  Mining and Processing....................................................  21
 Round Mountain............................................................  22
  Geology and Ore Reserves.................................................  23
  Mining and Processing....................................................  25
 Lupin.....................................................................  26
  Geology and Ore Reserves.................................................  27
  Mining and Processing....................................................  28
  Supplies, Utilities and Transportation...................................  29
  Water Supply and Waste Disposal..........................................  30
 Kettle River..............................................................  30
  Geology and Ore Reserves.................................................  31
  Mining and Processing....................................................  32
  Overlook.................................................................  32
  Lamefoot.................................................................  32
  K-2 Project--Exploration and Development.................................  32
 Development Programs......................................................  33
  Alaska-Juneau............................................................  33
  Kingking.................................................................  34
  Aquarius.................................................................  35
  Paredones Amarillos......................................................  35
  Chapada..................................................................  36
 Exploration...............................................................  36
 Sunnyside.................................................................  36
 Kensington................................................................  37
 Other.....................................................................  37
  Precious Metal Sales and Hedging Activities..............................  37
  Government Regulation--Canada............................................  38

                                                                           PAGE
                                                                           ----
  Government Regulation--United States....................................  39
  Employees...............................................................  41
  Insurance and Mining Risks..............................................  41
  Competition.............................................................  41
  Supplies, Utilities and Transportation..................................  42
  Waste Disposal..........................................................  42
  Royalties...............................................................  42
  Title Matters...........................................................  42
 Glossary.................................................................  43
ITEM 3--LEGAL PROCEEDINGS.................................................  50
 Sunnyside................................................................  50
 Alaska-Juneau............................................................  50
 McCoy/Cove...............................................................  50
 Other....................................................................  50
ITEM 4--SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS...............  50
                                 PART II
ITEM 5--MARKET FOR THE REGISTRANT'S COMMON SHARES AND RELATED SHAREHOLDER
 MATTERS..................................................................  51
 Market Information.......................................................  51
 Dividends................................................................  51
 Certain Tax Matters......................................................  52
  United States Federal Income Tax Considerations.........................  52
  Canadian Federal Income Tax Considerations..............................  52
ITEM 6--SELECTED FINANCIAL DATA...........................................  53
ITEM 7--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  55
 Summary..................................................................  56
 Results of Operations....................................................  56
 Capital, Exploration and Development Spending............................  59
 Financial Condition, Liquidity and Capital Resources.....................  60
 Commitments and Contingencies............................................  61
ITEM 8--FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.......................  62
 Quarterly Financial Highlights...........................................  91
ITEM 9--CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
 FINANCIAL DISCLOSURE.....................................................  91
                                 PART III
ITEM 10--DIRECTORS OF THE REGISTRANT......................................  91
ITEM 11--EXECUTIVE COMPENSATION...........................................  91
ITEM 12--SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...  91
ITEM 13--CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................  91
                                 PART IV
ITEM 14--EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K..  92
SIGNATURES................................................................  94

                             ACCOUNTING PRINCIPLES

  The company's accounts are stated in accordance with Canadian Generally Accepted Accounting Principles.

                              REPORTING CURRENCY

  In this report, unless otherwise specified, all dollar amounts are expressed in U.S. dollars.

                                  GOLD PRICES

  The following table sets forth annual high, low, average and end of period afternoon fixing gold prices in U.S. dollars per troy ounce on the London Bullion Market:

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                  1996* 1995 1994 1993 1992 1991
                                                  ----- ---- ---- ---- ---- ----
High............................................. $415  $396 $396 $406 $360 $403
Low..............................................  389   372  370  326  330  344
Average..........................................  402   384  384  360  344  362
End of Period....................................  401   387  383  392  333  353

- --------
* Through February 29, 1996.

  On March 15, 1996, the afternoon fixing price of gold on the London Bullion Market was $396.

                                 SILVER PRICES

  The following table sets forth annual high, low, average and end of period noon prices in U.S. dollars per troy ounce as quoted by Handy & Harman:

                                                      YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                             1996* 1995  1994  1993  1992  1991
                                             ----- ----- ----- ----- ----- -----
High........................................ $5.79 $6.01 $5.76 $5.37 $4.32 $4.53
Low.........................................  5.24  4.36  4.63  3.55  3.63  3.58
Average.....................................  5.55  5.20  5.29  4.30  3.94  4.04
End of Period...............................  5.52  5.11  4.87  5.08  3.67  3.85

- --------
* Through February 29, 1996.

  On March 15, 1996, the noon price of silver quoted by Handy & Harman was $5.56.

                                EXCHANGE RATES

  The exchange rates of the Canadian dollar to the U.S. dollar at the end of each period and the high, the low and the average exchange rates for each period, were as follows (such rates, which are expressed in Canadian dollars, being the noon buying rates in New York City for cable transfers in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New
York).

                                              YEAR ENDED DECEMBER 31,
                                    --------------------------------------------
                            1996*     1995     1994     1993     1992     1991
                           -------- -------- -------- -------- -------- --------
High...................... C$1.3530 C$1.3285 C$1.3103 C$1.2428 C$1.1420 C$1.1203
Low.......................   1.3822   1.4238   1.4078   1.3443   1.2885   1.1645
Average...................   1.3727   1.3689   1.3699   1.2939   1.2143   1.1460
End of Period.............   1.3728   1.3655   1.4030   1.3255   1.2714   1.1558

- --------
* Through February 29, 1996.

  On March 15, 1996, the noon buying rate in New York City for cable transfers in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York was U.S.$1.00 = C$1.3640 (equivalent to U.S.$0.7331 = C$1.00).

                               CONVERSION TABLE

  For ease of reference, the following conversion factors are provided.

               1 mile           = 1.6093 kilometers
               1 foot           = 0.305 meter
               1 acre           = 0.4047 hectare
               1 U.S. gallon    = 3.785 liters
               1 short ton      = 2,000 pounds
                                = 907.2 kilograms
               1 troy ounce     = 1.097 avoirdupois ounces
                                = 31.103 grams

  The term "ounce" as used in this report means "troy ounce."

                          FORWARD-LOOKING INFORMATION

  This Form 10-K contains statements regarding matters such as reserves and other mineralization, production, and costs that are forward-looking and uncertain in nature. See the disclosures in "Business and Properties--Risk Factors", "--Reserves", "--Other Mineralization", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of selected factors which affect these forward-looking disclosures.

  In this report, the "company" refers to Echo Bay Mines Ltd. together with its subsidiaries unless the context otherwise specifies.

                                    PART I

                    ITEMS 1 AND 2--BUSINESS AND PROPERTIES

INTRODUCTION

  The company mines, processes and explores for gold and silver. Revenues are derived principally from the sale of gold and silver. The company's interest in operating properties is set out below (all are operated by the company):

                                                           PERCENTAGE
                                                           OWNERSHIP
      MINE            LOCATION                              INTEREST
      ----            --------                             ----------
      McCoy/Cove      Nevada, U.S.A.                          100%
      Round Mountain  Nevada, U.S.A.                           50%
      Lupin           Northwest Territories, Canada           100%
      Kettle River    Washington, U.S.A.                      100%

  In 1995, the company reported a net loss of $50.1 million. Operating earnings in 1995 were $33.5 million on revenues of $360.7 million. 1995 results reflect increased operating costs per ounce, significantly increased exploration and development property expenses, lower silver prices realized, operating earnings on reduced precious metals sales and increased environmental expenses related to reclamation at the Sunnyside mine in Colorado. See "Sunnyside." In 1995, the company produced a total of 754,762 ounces of gold at an average cash production cost of $235 per ounce. Silver production was 11,905,806 ounces.

  Exploration and development properties expenses increased to $69.8 million in 1995 from $46.6 million in 1994 and $24.6 million in 1993, reflecting the company's expanded international search for new gold reserves and production. The company added five development properties during 1995: Paredones Amarillos in Mexico, Chapada in Brazil, Kingking in the Philippines, and Aquarius and Ulu in Canada. The company continued development at the Alaska-Juneau project in Alaska, and sold its Kensington project to its joint venture partner in 1995.

RISK FACTORS

  Profitability of the company's operations, which are reported in U.S. dollars, is directly affected by the market price of gold in relation to the company's production costs. Silver price fluctuations also affect the company's profitability, though to a lesser extent. Gold and silver prices can fluctuate widely and are affected by numerous factors beyond the company's control. Profitability of the company's Canadian operations is also affected by fluctuations in the Canadian dollar exchange rate for U.S. dollars. See "Gold Prices", "Silver Prices" and "Exchange Rates." See also note 15 to the company's consolidated financial statements for information with respect to the company's gold and silver commitments, currency position and other hedging activity information.

  Gold price declines may also render projects with higher production costs per ounce temporarily or permanently uneconomic, unless forward sales or other hedging techniques make realized prices sufficiently higher than the then achievable spot market prices. Spot market prices for gold are currently higher than the company's cash production cost ($235 per ounce for the year ended December 31, 1995) and the company's total production cost which includes cash production costs, royalties, general and administrative costs, depreciation and amortization ($354 per ounce for the year ended December 31, 1995). Total production cost does not include exploration expense, development properties expense, other expense, net interest income, income and mining tax expense and preferred stock dividends. See "Operations Summary--Breakeven Cost per Ounce" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Comparative production, production costs, breakeven costs and ore reserve data for 1995, 1994, and 1993 are shown in the tables beginning on page 10. These should be read in conjunction with the more detailed information provided elsewhere in this report. The textual language following the ore reserve table includes important information with respect to the interpretation of the reserve data.

  The company's operations are subject to laws and regulations concerning the protection of the environment. These laws and regulations change periodically and are generally becoming more restrictive, which may have the effect of increasing future costs. See "Other--Government Regulation--Canada" and "-- United States."

  For financial information with respect to geographic segments, see note 14 to the company's consolidated financial statements.

  A map indicating the location of the company's offices and operating and development properties is provided below.

                                ECHO BAY MINES
                         PROPERTY AND OFFICE LOCATIONS



OFFICES                   MINES                           DEVELOPMENT PROPERTIES
- -------                   -----                           ----------------------
1-Denver (Colorado)       A-McCoy/Cove (Nevada)           a-Alaska-Juneau (Alaska)
2-Edmonton (Alberta)      B-Round Mountain (Nevada)       b-Aquarius (Ontario)
3-Reno (Nevada)           C-Lupin (Northwest Territories) c-Chapada (Brazil)
4-Santiago (Chile)        D-Kettle River (Washington)     d-Kingking (Philippines)
5-Spokane (Washington)                                    e-Paredones Amarillos (Mexico)
6-Vancouver (British Co-                                  f-Ulu (Northwest Territories)
 lumbia)

MINE PROCESSING

  Milling is the traditional method of recovering gold from ore. McCoy/Cove, Lupin and Kettle River use milling. Details of the process vary from mine to mine, but the principles remain the same. The mill recovery process at the McCoy/Cove operation, where both oxide ores and sulfide ores are processed, is illustrated on page 8.

  Heap leaching is a low-cost gold recovery process that can only be successfully applied to certain oxidized, permeable ores. It has a lower recovery rate than milling but is a less expensive process. Heap leaching is particularly suited to large, low-grade oxide ore deposits. Both Round Mountain and McCoy/Cove use heap leaching. The details, but not the principles, vary among individual mines. To describe how the heap leach process works, the Round Mountain mine's current reusable leach pad process is illustrated on page 9.

            GENERAL DESCRIPTION OF MINING AND MILL RECOVERY PROCESS

              (Text below appears as ART for printed piece)

MILLING

  Milling is the traditional method of recovering gold from ore. Details of the process vary from mine to mine, but the principles remain the same. (Heap leaching is another method of recovering gold from certain types of low-grade ore, described on the next page.) Here is how the mill recovery process works at our McCoy/Cove operation, where we have both oxide ores and sulfide ores.

MINING

  Ore is blasted and trucked from underground or an open pit to the mill. Ore is gold-bearing rock. After it's blasted, it ranges from powder to boulders as large as five feet across.

CRUSHING

  A giant jaw crusher reduces all of the ore to eight inches or smaller.

GRINDING

  Crushed ore is ground to the consistency of fine sand in a series of three grinding mills. Steel balls tumble with the ore and water inside huge rotating drums, pulverizing the ore and liberating most of the gold and silver.

  After grinding, sulfide ores need two extra steps that oxide ores don't: flotation and regrinding.

FLOTATION

  Flotation is a method of concentrating sulfide ores. The mineral particles are floated to the surface by a froth of induced air, where they concentrate and are skimmed off. The remaining underflow, which still contains some gold and silver, skips the next step.

REGRINDING

  The sand-size concentrated sulfide particles are reground even finer, to the size of talcum powder. This frees the precious metals from the sulfides trapping them.

LEACHING

  Oxide ores, sulfide ore underflows, and reground sulfide concentrates all go to large leaching tanks, where a cyanide solution dissolves the gold and silver from the solids like hot water leaches tea from tea leaves.

PRECIPITATION AND REFINING

  After 36 to 96 hours, zinc powder is added to the "pregnant" leach solution. This precipitates the gold and silver from the solution in the form of metallic powder. The powder is collected on filters and smelted into bullion bars. The bars are shipped to refineries for further processing into the pure metals.

TAILINGS NEUTRALIZATION

  The leftover solids from the leach tanks, called tailings, are pumped to a treatment plant, where the contaminants are neutralized using sulfur dioxide (SO/2/) and air. The tailings are then pumped to a lined tailings pond. The solids settle to the bottom, and the water that doesn't evaporate is recirculated back to the mill.

         GENERAL DESCRIPTION OF MINING AND HEAP-LEACH RECOVERY PROCESS

              (Text below appears as ART for printed piece)

HEAP LEACHING

  Heap leaching is a gold recovery process that can only be applied to permeable ores. It has a lower recovery rate than milling, but lower-grade ores can be economically heap leached rather than milled because heap leaching costs are much lower.

  Here is how Round Mountain's reusable leach pad process works. The details, but not the principles, vary among individual mines.

MINING

  Ore is mined and hauled by truck from the open pit. Ore is gold-bearing rock.

CRUSHING

  Crushing reduces the ore to less than three-quarters of an inch in size. Lime is added to assist in leaching.

LEACHING

  After being loaded onto the impermeable leach pad, the ore is sprinkled for up to 140 days with a weak sodium cyanide solution. This penetrates the ore, dissolving the almost-microscopic bits of gold and silver. The "pregnant" solution drains to the collection area at the lower side of the pad and flows to a pump. During the final 10 days of the cycle, the leached ore is washed with water and drained.

CARBON ABSORPTION

  The pregnant solution is pumped through a series of tanks containing activated carbon, which removes the gold and silver from the cyanide solution. The "barren" solution is recycled back to the leach pads.

DESCRIPTION

  The gold and silver are stripped from the carbon, forming a more highly concentrated solution. The carbon is regenerated and returned to the absorption circuit.

ELECTROWINNING

  The precious metals in the concentrated solution are electrolytically deposited on steel wool cathodes in the electrowinning cells.

REFINING

  The gold precipitated on the cathodes is then placed into an electrorefining cell, where the gold is plated out in the form of foil. The foil is fire-refined into dore bars containing about half gold and half silver, together with minor amounts of impurities.

BULLION

  The dore bars are shipped to a precious metals refinery for final processing into pure gold and silver.

OPERATIONS SUMMARY

  Summary gold and silver production, cash production costs per ounce and breakeven costs per ounce for the last three years are provided below:

GOLD PRODUCTION (OUNCES)                    1995         1994         1993
- ------------------------                 ----------   ----------   ----------
McCoy/Cove..............................    310,016      359,360      395,608
Round Mountain (50%)....................    172,217      211,752      187,347
Lupin...................................    172,110      180,052      217,504
Kettle River............................    100,419       66,782       73,431
                                         ----------   ----------   ----------
Total Gold..............................    754,762      817,946      873,890
                                         ==========   ==========   ==========
Percentage increase (decrease) from
 prior year.............................       (7.7%)       (6.4%)       14.4%
                                         ==========   ==========   ==========
SILVER PRODUCTION (OUNCES)                  1995         1994         1993
- --------------------------               ----------   ----------   ----------
Total Silver--all from McCoy/Cove....... 11,905,806   10,443,151   12,454,338
                                         ==========   ==========   ==========
Percentage increase (decrease) from
 prior year.............................       14.0%       (16.1%)       57.2%
                                         ==========   ==========   ==========
CASH PRODUCTION COST PER OUNCE OF
GOLD(1)                                     1995         1994         1993
- ---------------------------------        ----------   ----------   ----------
McCoy/Cove.............................. $      222   $      199   $      195
Round Mountain..........................        200          180          205
Lupin...................................        303          280          247
Kettle River............................        237          259          277
                                         ----------   ----------   ----------
Company consolidated weighted average... $      235   $      214   $      214
                                         ==========   ==========   ==========
Percentage increase (decrease) from
 prior year.............................        9.8%         -- %        (9.7%)
                                         ==========   ==========   ==========

- --------
(1) Cash production costs include mining, processing and direct administration costs. Mining costs relating to gold which will be produced in future years are deferred and are charged to operating costs in the period in which the production occurs.

   Royalties, corporate general and administrative expense, depreciation and amortization are not included in cash production cost, nor are development properties expense, finance costs and exploration expense. Nevada net proceeds tax, Northwest Territories royalty tax and similar production taxes are not included. These taxes are included as mining taxes in "income and mining tax expense."

BREAKEVEN COST PER OUNCE

                                                             1995  1994  1993
                                                             ----  ----  -----
Cash production costs....................................... $235  $214  $ 214
Royalties...................................................    9    10      8
General and administrative..................................   13    11      9
                                                             ----  ----  -----
Total cash costs............................................  257   235    231
Depreciation and amortization...............................   97    89     88
                                                             ----  ----  -----
Total production costs......................................  354   324    319
Exploration expense.........................................   51    28     13
Development properties expense..............................   25    20     11
Interest income.............................................   (5)   (4)   --
Other expense...............................................   10     4      2
Income and mining taxes.....................................    1     2      4
                                                             ----  ----  -----
Breakeven(1)................................................ $436  $374  $ 349
                                                             ====  ====  =====
Percentage increase (decrease) from prior year.............. 16.6%  7.2% (10.7%)
                                                             ====  ====  =====

- --------
(1) Before preferred stock dividends of subsidiary (which dividends are net of interest income/expense from related interest rate swaps).

  The breakeven cost of $436 per ounce for 1995 reflects significantly increased exploration and development property expenses totaling $76 per ounce, most of which represent discretionary investments in the company's expanded international search for new gold reserves and production. Total production cost per ounce has increased by $30 in 1995 to $354 as a result of the fewer ounces produced and as a result of higher cash production costs at McCoy/Cove. See "McCoy/Cove."

RESERVES

  The following table presents ore reserves by property. See also below for a description of each mine. Ore reserves set forth below are estimated by the company.

                                                       ORE RESERVES(1)
                         ----------------------------------------------------------------------------
                                                              1995           1994           1993
                                                         -------------- -------------- --------------
                                                           CONTAINED      CONTAINED      CONTAINED
                                    AVERAGE    CONTAINED     OUNCES         OUNCES         OUNCES
                                 GRADE (OUNCES  OUNCES   (THE COMPANY'S (THE COMPANY'S (THE COMPANY'S
                          TONS     PER TON)     (100%)       SHARE)         SHARE)         SHARE)
                         ------- ------------- --------- -------------- -------------- --------------
                                              (THOUSANDS, EXCEPT AVERAGE GRADES)
                                             (PROVEN AND PROBABLE AT DECEMBER 31)
GOLD
Producing mines:
  McCoy/Cove............  47,221     0.032       1,526        1,526          1,870          2,369
  Round Mountain........ 508,820     0.020      10,000        5,000          3,900          3,562
  Lupin.................   2,445     0.280         685          685            727            916
  Kettle River..........   1,602     0.206         330          330            388            415
                                                ------       ------         ------        -------
Total producing mines...                        12,541        7,541          6,885          7,262
                                                ------       ------         ------        -------
Development properties:
  Alaska-Juneau(2)......  67,063     0.051       3,442        3,442          3,442          3,442
  Kensington(3).........     --        --          --           --             973            973
                                                ------       ------         ------        -------
Total development prop-
 erties.................                         3,442        3,442          4,415          4,415
                                                ------       ------         ------        -------
Total Gold..............                        15,983       10,983         11,300         11,677
                                                ======       ======         ======        =======
SILVER
McCoy/Cove..............  47,221      1.33      62,913       62,913         82,724        105,051
                                                ------       ------         ------        -------
Total Silver............                        62,913       62,913         82,724        105,051
                                                ======       ======         ======        =======

- --------
(1) The definitions of proven and probable ore set forth below are those used in Canada by certain provincial securities regulatory authorities and are set forth in National Policy No. 2-A.
    "Proven ore" or "measured ore" means that material for which tonnage is computed from dimensions revealed in outcrops or trenches or underground workings or drill holes and for which the grade is computed from the results of adequate sampling, and for which sites for inspection, sampling and measurement are so spaced and the geological character so well defined that the size, shape and mineral content are established, and for which the computed tonnage and grade are judged to be accurate within limits which shall be stated and for which it shall be stated whether the tonnage and grade of proven ore or measured ore are "in-situ" or extractable, with dilution factors shown, and reasons for the use of these dilution factors clearly explained.
    "Probable ore" or "indicated ore" means that material for which tonnage and grade are computed partly from specific measurements, samples or production data, and partly from projection for a reasonable distance on geological evidence, and for which the sites available for inspection, measurement and sampling are too widely or otherwise inappropriately spaced to outline the material completely or to establish its grade throughout.
    These definitions are substantially the same as those applied in the United States by the Securities and Exchange Commission which are based on definitions used by the United States Bureau of Mines and the United States Geological Survey.
(2) The company's construction and production decision at its Alaska-Juneau development property is dependent on the issuance of appropriate permits, the resolution of legal challenges and the ability of the company to obtain required financing. See "Development Programs--Alaska-Juneau."
(3) The company sold its interest in the Kensington development property during 1995. See "Kensington."

  The company reports extractable (minable) ore reserves. Reserves do not reflect losses in the milling or heap leaching processes, but do include allowance for dilution of ore in the mining process.

  Recovery rates for 1995 were as follows:

OPERATING MINES                                                      GOLD  SILVER
- ---------------                                                      ----  ------
McCoy/Cove:
  Heap leach--crushed(a)............................................  68%    30%
            --run-of-mine(a)........................................  48%    10%
  Mill oxides.......................................................  93%    76%
  Mill sulfides.....................................................  79%    80%
Round Mountain:
  Reusable pad......................................................  71%   -- %
  Dedicated pad(a)..................................................  50%   -- %
Lupin...............................................................  93%   -- %
Kettle River........................................................  87%   -- %

- --------
(a) Recovery rates on dedicated pads can only be estimated, as actual recoveries will not be known until leaching is complete.

  Based on completed feasibility studies and the processes contemplated therein, the estimated gold recovery rate at the company's Alaska-Juneau development property is 86%. The company expects to complete an updated feasibility study in 1996 based on additional information developed in a three-year underground work program completed in 1995.

  There are numerous uncertainties inherent in estimating proven and probable reserves including many factors beyond the control of the company. The estimation of reserves is a subjective process and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Assumptions about prices are subject to great uncertainty and prices of gold and silver have fluctuated widely in recent years.

  Ore reserves at December 31, 1995 and 1994 were estimated based on a gold price of $375 per ounce and a silver price of $5.00 per ounce. In 1993, ore reserves were estimated based on a gold price of $375 per ounce and a silver price of $4.50 per ounce.

  The market prices for gold and silver are currently above the prices used in estimating the company's ore reserves at December 31, 1995. Market prices for gold and silver can be volatile. If the company were to determine that its reserves and future cash flows should be calculated at significantly lower gold and silver prices than those used at December 31, 1995, there would likely be a material reduction in the amount of both gold and silver reserves. Should such reductions occur, material write-downs of the company's investment in mining properties may be required.

  In addition to ore reserve estimation, the company periodically reviews mining schedules, production levels and asset lives in its life-of-mine planning for all of its operating and development properties. Significant changes in the life-of-mine plans can occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology, and other factors. Based on year-end ore reserves and each current life-of-mine plan, the company reviews its accounting estimates and makes needed adjustments. This complex process continues for the life of every mine.

  The company reviews the carrying value of each producing mine and development property by comparing the net book value with the estimated undiscounted future cash flow from the property. If the net book value exceeds the undiscounted future cash flow, then the excess is expensed. There has been no excess carrying value to be expensed in the three years ended December 31, 1995. Changes in the significant assumptions underlying future cash flow estimates may have a material effect on future carrying values and operating results.

  Once major permits have been approved for a development property but a final construction decision has not yet been made, the company considers the uncertainty that the economics of the project may materially change if permits expire before a final construction decision is made, and records reductions in the property's book value when appropriate. Permits may not be renewable under the same terms and conditions. See "Development Programs--Alaska-Juneau."

  In December 1994, the U.S. Environmental Protection Agency (EPA) issued a Technical Assistance Report concluding that the Alaska-Juneau development project, as configured in the May 1992 Final Environmental Impact Statement, would be likely to violate water quality and other environmental standards. In 1996, the company's reapplication of permits included a new project description with an alternative of Submarine Tailings Disposal (STD), which would require a change in EPA regulations. For that purpose, the EPA has instituted rulemaking procedures to enable it to consider the STD proposal. To review that proposal and other options that could enable the Alaska-Juneau project to proceed, the EPA will prepare a Supplemental Environmental Impact Statement expected to be completed in 1997. See "Development Programs--Alaska-Juneau."

CHANGE IN PROVEN AND PROBABLE RESERVES

  The reconciliation of the change in proven and probable reserves from December 31, 1994 to December 31, 1995 is as follows:

                                                           GOLD       SILVER
                                                         ---------  ----------
                                                         (MILLION OF OUNCES)
Proven and probable reserves at December 31, 1994.......      11.3        82.7
  Extensions, discoveries and adjustments--McCoy/Cove...       --         (3.6)
                                         --Round Mountain      1.5         --
                                         --Other.........      0.1         --
  Production(1).........................................      (0.9)      (16.2)
  Sale of Kensington....................................      (1.0)        --
                                                         ---------  ----------
Proven and probable reserves at December 31, 1995.......      11.0        62.9
                                                         =========  ==========

- --------
(1) Production represents previously modeled, in-situ ounces mined during 1995; this amount does not reflect recovery losses from heap leaching and milling.

  For further information on ore reserves for specific mines, see the mines' descriptions in "Business and Properties."

OTHER MINERALIZATION

  The following table presents other mineralization by property. Other mineralization for producing mines and development properties is estimated by the company. Chapada's other mineralization was based on estimates prepared by Santa Elina Gold Corporation. Kingking's other mineralization was based on estimates prepared by Benguet Corporation.

                            OTHER MINERALIZATION(1)

                                      1995                    1994              1993
                         ------------------------------ ----------------- -----------------
                                                AVERAGE           AVERAGE           AVERAGE
                                                GRADE              GRADE             GRADE
                          TONS        TONS      (OUNCES TONS (THE (OUNCES TONS (THE (OUNCES
                          (100%  (THE COMPANY'S   PER   COMPANY'S   PER   COMPANY'S   PER
                         BASIS)      SHARE)      TON)    SHARE)    TON)    SHARE)    TON)
                         ------- -------------- ------- --------- ------- --------- -------
                                (THOUSANDS, EXCEPT AVERAGE GRADES) (AT DECEMBER 31)
GOLD
PRODUCING MINES:
McCoy/Cove..............   6,767      6,767      0.036    4,786    0.015    3,686    0.015
Round Mountain..........  72,680     36,340      0.021   19,219    0.022   13,969    0.022
Lupin (including Ulu)...   3,640      3,640      0.300    1,703    0.265    2,944    0.250
Kettle River............   1,097      1,097      0.186    1,361    0.193    2,004    0.185
                         -------    -------      -----   ------    -----   ------    -----
                          84,184     47,844      0.048   27,069    0.045   22,603    0.065
                         -------    -------      -----   ------    -----   ------    -----
DEVELOPMENT
 PROPERTIES(2):
Alaska-Juneau...........  30,086     30,086      0.052   33,865    0.046   33,865    0.046
Kensington(3)...........     --         --         --     1,594    0.147    1,594    0.147
Aquarius................  23,465     23,465      0.055      --       --       --       --
Paredones Amarillos.....  27,125     16,275      0.040      --       --       --       --
                         -------    -------      -----   ------    -----   ------    -----
                          80,676     69,826      0.050   35,459    0.051   35,459    0.051
                         -------    -------      -----   ------    -----   ------    -----
DEVELOPMENT PROPERTIES
 UNDER OPTION(2)(4):
Chapada................. 113,400     56,700      0.012      --       --       --       --
Kingking................ 225,000    168,750      0.017      --       --       --       --
                         -------    -------      -----   ------    -----   ------    -----
                         338,400    225,450      0.016      --       --       --       --
                         -------    -------      -----   ------    -----   ------    -----
Total Gold.............. 503,260    343,120      0.027   62,528    0.048   58,062    0.056
                         =======    =======      =====   ======    =====   ======    =====
SILVER
PRODUCING MINES:
McCoy/Cove..............   6,767      6,767       0.65    4,786     0.50    3,686     0.48
                         -------    -------      -----   ------    -----   ------    -----
Total Silver............   6,767      6,767       0.65    4,786     0.50    3,686     0.48
                         =======    =======      =====   ======    =====   ======    =====
                          TONS     TONS (THE    AVERAGE TONS (THE AVERAGE TONS (THE AVERAGE
                          (100%    COMPANY'S     GRADE  COMPANY'S  GRADE  COMPANY'S  GRADE
                         BASIS)      SHARE)       (%)    SHARE)     (%)    SHARE)     (%)
                         ------- -------------- ------- --------- ------- --------- -------
COPPER
DEVELOPMENT PROPERTIES
 UNDER OPTION(2)(4):
Chapada................. 113,400     56,700       0.43%     --       --       --       --
Kingking................ 225,000    168,750       0.47%     --       --       --       --
                         -------    -------      -----   ------    -----   ------    -----
Total Copper............ 338,400    225,450       0.46%     --       --       --       --
                         =======    =======      =====   ======    =====   ======    =====

- --------
(1) Other mineralization has not been included in the proven and probable ore reserve estimates because even though enough drilling, trenching, and/or underground work indicate a sufficient amount and grade to warrant further exploration or development expenditures, these resources do not qualify under the U.S. Securities and Exchange Commission standards as commercially minable ore bodies until further drilling, metallurgical work, and other economic and technical feasibility factors based upon such work are resolved.

(2) The company's construction and production decision at its development properties is dependent on the issuance of appropriate permits, the ability of the company to obtain required financing, and in the case of Alaska-Juneau, the resolution of legal challenges. See "Development Programs."
(3) The company sold its interest in the Kensington development property during 1995. See "Kensington."
(4) Assumes the company exercises its right to acquire interests in the properties. Chapada's other mineralization was based on estimates prepared by Santa Elina Gold Corporation and Kingking's other mineralization was based on estimates prepared by Benguet Corporation. The company only recently acquired options on the properties and is conducting further work leading to updated feasibility studies. As a matter of policy, during this work, and until the company has completed its own feasibility studies, it will only include the material in other mineralization.

HISTORY OF THE COMPANY

  The company was incorporated in Canada in 1964. Between 1964 and 1982, the company developed and operated several silver mines near Port Radium in the Northwest Territories of Canada and produced 35.5 million ounces of silver. These silver reserves were mined out in 1982.

  In 1979, the company optioned the Lupin gold property, located 190 miles east of Port Radium. Construction of the Lupin mine began in August 1980, and commercial production commenced in October 1982. During 1982 through 1984, the company concentrated efforts on developing the Lupin mine.

  With earnings generated from Lupin, the company initiated an aggressive acquisition, exploration and development program.

  During 1985 and 1986 the company acquired a 50% interest in the Round Mountain mine and also acquired the Sunnyside, McCoy, Borealis, Manhattan and Illipah mines. The Cove deposit was discovered adjacent to the McCoy mine in early 1987 and major expansions at McCoy/Cove and Round Mountain were started in 1988. The mine expansions were substantially funded by borrowing gold and silver. Gold and silver financing allowed the company to hedge future production and obtain the low interest rates associated with these instruments.

  Commercial production began at the Kettle River mine in Washington in 1990. The Lamefoot deposit became part of the Kettle River joint venture in December 1991. In December 1992, the company's 30% partner withdrew from the Kettle River joint venture and the company increased its ownership interest to 100% from 70%.

  In order to expedite the internationalization of the company since 1994, it has formed strategic alliances with exploration-oriented companies that give the company access to exploration and development prospects along some of the major gold belts of the world. The company has purchased common shares of some of these exploration-oriented companies and has options to purchase direct interests on certain properties.

  The company added five development properties during 1995: Paredones Amarillos in Mexico, Chapada in Brazil, Kingking in the Philippines, and Aquarius and Ulu in Canada. The company continued development at the Alaska-Juneau project in Alaska. The company sold its interest in the Kensington project to its joint venture partner in 1995.

  The company increased exploration activities over the period from 1993 to 1995. Major exploration programs are being funded at all operating properties and elsewhere in North America; however, 70% of 1995 exploration expenditures were made outside of the United States and Canada. A similar percentage is expected in 1996. The company is exploring and seeking new opportunities in Mexico, South America, the Philippines, and West Africa.

EXECUTIVE OFFICERS OF THE REGISTRANT

  The executive officers of the company and certain executive officers of subsidiaries of the company (collectively referred to herein as "executive officers") are listed below. Mr. Calman, currently the Chairman of the company, has decided to retire as Chairman and as a director of the company at the annual general meeting of shareholders on May 10, 1996. The Board has selected Mr. Leclerc to succeed Mr. Calman as Chairman as of that date.

NAME AND MUNICIPALITY OF       POSITION WITH THE COMPANY AND BUSINESS
RESIDENCE                  AGE EXPERIENCE WITHIN THE LAST FIVE YEARS
- ------------------------   --- --------------------------------------
ROBERT CLARK ARMSTRONG...  52  Executive Vice President of the company since
 Englewood, Colorado           June 1995; Executive Vice President, Operations
                               and Chief Operating Officer of the company from
                               June 1994 to June 1995; Executive Vice
                               President, Operations of the company from
                               December 1992 to June 1994; Senior Vice
                               President, Operations of the company from
                               January 1992 to December 1992; prior thereto
                               Vice President of the company
JOHN LAWRENCE AZLANT.....  49  Senior Vice President, Business Development of
 Greenwood Village, Colo-      the company since November 1993; prior thereto
 rado                          Senior Vice President and Chief Financial
                               Officer of Pegasus Gold Inc.
JONATHAN RAMSDEN BAKER...  39  Vice President, Technical Services of the
 Salt Lake City, Utah          company since June 1995; Director, Coal Business
                               Development of Kennecott Corporation from July
                               1994 to June 1995; Director, Technical Services
                               of a subsidiary of Kennecott Corporation from
                               March 1993 to July 1994; Director, Operations
                               Planning of a subsidiary of Kennecott from
                               February 1992 to March 1993; Director, Uranium
                               Sales of Kennecott Corporation from July 1991 to
                               February 1992; Manager, Operations Planning of a
                               subsidiary of Kennecott Corporation from
                               February 1991 to July 1991; prior thereto Chief
                               Mine Planning Engineer of Phelps Dodge
                               Corporation
ALAN BROUGHTON...........  53  Vice President, Corporate Affairs of the company
 Littleton, Colorado
ROBERT FREDERICK CALMAN..  63  Chairman of the company; Chief Executive Officer
 Palm Beach, Florida           of the company from January 1992 to June 1994
PETER HILTON CHEESBROUGH.  44  Senior Vice President, Finance and Chief
 Englewood, Colorado           Financial Officer of the company since June
                               1993, prior thereto Vice President, Controller
                               and Principal Accounting Officer of the company
CHARLES BRIAN CRAMM......  43  Vice President, Business Development of the
 Highlands Ranch, Colo-        company since June 1995; Director, Business
 rado                          Development from June 1992 to June 1995; prior
                               thereto Director, Planning and Development
DONALD CARLTON EWIGLEBEN.  42  Vice President, Environmental and Public Affairs
 Aurora, Colorado              of the company since August 1994; Vice
                               President, Environmental and Governmental
                               Affairs of Amax Gold Inc. from June 1992 to
                               February 1994; prior thereto various
                               Environmental and Governmental Affairs positions
                               at Amax Gold Inc. and Amax Coal Industries

NAME AND MUNICIPALITY OF      POSITION WITH THE COMPANY AND BUSINESS
RESIDENCE                 AGE EXPERIENCE WITHIN THE LAST FIVE YEARS
- ------------------------  --- --------------------------------------
TERRY NOBLE FISKE.......  62  Vice President of a subsidiary of the company
 Castle Rock, Colorado
RAYMOND WAYNE JENNER....  44  Vice President and Treasurer of the company
 Englewood, Colorado
RICHARD CARL KRAUS......  49  President and Chief Executive Officer of the
 Englewood, Colorado          company since June 1994; President and Chief
                              Operating Officer of the company from January
                              1992 to June 1994; prior thereto Executive Vice
                              President and Chief Financial Officer of the
                              company
BRIAN MICHAEL LABADIE...  43  Vice President, Operations of the company
 Aurora, Colorado
MICHAEL KEITH MCMILLAN..  41  Vice President, Human Resources, of the company
 Aurora, Colorado             since June 1995; prior thereto Vice President,
                              Human Resources of Merisel, Inc.
ROBERT LEIGH LECLERC,     51  Secretary of the company; Chairman and Chief
 Q.C....................      Executive Officer, Milner Fenerty, barristers
 Edmonton, Alberta            and solicitors, since December 1993; now and
                              prior thereto partner of Milner Fenerty
DONALD ELI RANTA........  53  Vice President, Exploration, of the company
 Evergreen, Colorado          since June 1995; Vice President, Exploration, of
                              a subsidiary of the company from October 1993 to
                              June 1995; prior thereto Manager of North
                              American Exploration of Phelps Dodge Mining
                              Company
GERALD ALLEN TYWONIUK...  34  Vice President, Controller and Principal
 Englewood, Colorado          Accounting Officer of the company since June
                              1995; Controller and Principal Accounting
                              Officer of the company from June 1993 to June
                              1995; prior thereto various mine site and
                              corporate financial positions with the company
ROBERT DUNHAM WUNDER....  46  Senior Vice President, Project Development of
 Englewood, Colorado          the company since March 1996; Manager, Strategic
                              Development of BHP Minerals from July 1995 to
                              March 1996; Vice President, Operations of a
                              subsidiary of BHP Minerals (Chile) from May 1993
                              to July 1995; Executive Vice President, Minerals
                              Marketing of BHP Minerals (Japan) from March
                              1992 to May 1993; prior thereto General Manager,
                              Groote Eylandt Mining Company (Australia)

  In addition to the executive officers listed above, there are two other officers of the company, namely Lois-Ann L. Brodrick and Patrick T. Sugiura, who have been assistant secretaries of the company during the past five years. The Board has selected Ms. Brodrick to succeed Mr. Leclerc as secretary of the company as of May 10, 1996.

  Officers of the company are appointed by the Board of Directors.

MCCOY/COVE

  The McCoy/Cove property commenced production in April 1986 as an open pit heap leaching operation. The McCoy mine and surrounding property, which was purchased by the company in September 1986, is located in Lander County, Nevada, about 30 miles southwest of the town of Battle Mountain. The Cove deposit, located one mile northeast of the McCoy deposit, was discovered in early 1987. Open pit mining of the Cove deposit began in early 1988. A 7,500 ton per day mill, completed in July 1989, utilizes flotation and agitation leach circuits to recover gold and silver from sulfide ores not amenable to heap leaching and high-grade oxide ore. Production from underground sources beneath the McCoy and Cove pits commenced in late 1989 and was completed at Cove in 1993 and McCoy in 1994.

  The McCoy/Cove property consists of approximately 2,560 unpatented claims covering approximately 44,989 acres of United States federal land administered by the Bureau of Land Management of the Department of the Interior. The company has completed all steps currently required under U.S. law to convert the land to patented status and has filed applications for patents. The patents have not been issued to date and are currently under audit. See "Other--Government Regulation--United States."

  The following table sets forth annual production data for the McCoy/Cove operation for 1991 through 1995.

                            1995        1994        1993       1992       1991
                         ----------  ----------  ----------  ---------  ---------
Total gold produced.....    310,016     359,360     395,608    301,512    284,327
Total silver produced... 11,905,806  10,443,151  12,454,338  7,921,496  5,619,007
Production costs per
 ton:
  Mining................     $ 0.67      $ 0.68       $0.74     $ 0.72     $ 0.84
  Heap leaching.........     $ 2.32      $ 1.09       $1.29     $ 1.31     $ 2.08
  Milling...............     $10.67      $10.09       $9.28     $10.74     $10.17
Production cost per
 ounce of gold:
  Cash production cost..     $  222      $  199       $ 195     $  234     $  253
  Royalties paid........     $    5      $    6       $   5     $    4     $    4
  Depreciation..........     $   53      $   48       $  41     $   53     $   54
  Amortization..........     $   46      $   43       $  45     $   47     $   46
  Total production cost.     $  326      $  296       $ 286     $  338     $  357
Average gold-to-silver
 price ratio............       74:1        73:1        85:1       87:1       89:1
Production cost per
 ounce of silver(1):
  Cash production cost..     $ 3.01      $ 2.73       $2.29     $ 2.70     $ 2.86
  Royalties paid........     $ 0.07      $ 0.08       $0.06     $ 0.05     $ 0.05
  Depreciation..........     $ 0.72      $ 0.66       $0.48     $ 0.61     $ 0.61
  Amortization..........     $ 0.62      $ 0.59       $0.53     $ 0.54     $ 0.52
  Total production cost.     $ 4.42      $ 4.06       $3.36     $ 3.90     $ 4.04
Capital expenditures
 (millions).............     $  8.6      $  5.2       $ 6.7     $ 24.4     $  8.7
Deferred (applied)
 mining expenditures
 (millions).............    $  (7.3)    $  (3.0)     $ (1.5)    $  9.5     $ 12.7
Heap leached:
  Ore processed
  (tons/day)............     11,966      21,682      24,090     24,806     14,214
  Days of operation.....        364         364         371        364        364
  Total ore processed
  (000 tons)............      4,355       7,892       8,938      9,029      5,174
  Gold grade
  (ounce/ton)...........      0.018       0.013       0.017      0.014      0.020
  Silver grade
  (ounce/ton)...........       0.49        0.48        0.88       0.60       0.69
  Gold recovery rate....         (2)         (2)         (2)        (2)        (2)
  Silver recovery rate..         (2)         (2)         (2)        (2)        (2)
  Gold recovered (ounc-
  es)...................     59,910      66,617     100,136     77,550     85,309
  Silver recovered
  (ounces)..............    877,463     940,652   2,406,939  1,130,857    949,135
Oxide ore milled:
  Total ore processed
  (000 tons)............        497         556       2,308      1,483      2,094
  Gold grade
  (ounce/ton)...........      0.150       0.126       0.107      0.075      0.077
  Silver grade
  (ounce/ton)...........       5.42        6.71        4.61       2.54       1.70
  Gold recovery rate
  (%)...................       92.5        90.4        92.1       85.6       88.0
  Silver recovery rate
  (%)...................       75.7        77.1        70.3       59.2       71.3

                            1995      1994       1993      1992      1991
                         ---------- --------- ---------- --------- ---------
Sulfide ore milled:
  Total ore processed
  (000 tons)............      2,151     2,104        552       990       364
  Gold grade
  (ounce/ton)...........      0.104     0.143      0.136     0.163     0.194
  Silver grade
  (ounce/ton)...........       5.23      4.91       4.65      7.57      8.42
  Gold recovery rate
  (%)...................       79.0      78.0       83.2      82.1      81.3
  Silver recovery rate
  (%)...................       79.6      67.6       74.0      68.0      72.2
Total ore milled:
  Ore processed
  (tons/day)............      7,275     7,307      7,708     6,794     6,753
  Days of operation.....        364       364        371       364       364
  Total ore processed
  (000 tons)............      2,648     2,660      2,860     2,473     2,458
  Gold grade
  (ounce/ton)...........      0.113     0.140      0.113     0.110     0.094
  Silver grade
  (ounce/ton)...........       5.27      5.29       4.62      4.55      2.69
  Gold recovery rate
  (%)...................       82.4      80.3       90.0      83.6      86.1
  Silver recovery rate
  (%)...................       78.8      70.1       71.0      65.0      71.8
  Gold recovered (ounc-
  es)...................    250,106   292,743    295,472   223,962   199,018
  Silver recovered
  (ounces).............. 11,028,343 9,502,499 10,047,399 6,790,639 4,669,872

- --------
(1) The cost per ounce of silver is calculated by dividing cost per ounce of gold by average market price ratio of gold to silver.
(2) As dedicated leach pads are used at McCoy/Cove, a gold recovery rate cannot be calculated until leaching is complete. The ultimate recovery rate for crushed ore is estimated to be about 68% for gold and 35% for silver and for run-of-mine ore, 48% for gold and 10% for silver.

GEOLOGY AND ORE RESERVES

  McCoy/Cove ore reserves are estimated by the company.

  Gold deposition in the McCoy pit was associated with the intrusion of a Tertiary-age quartz diorite stock into Mesozoic sedimentary formations including quartzites, conglomerates, and limestones. Gold occurs in the skarn formation proximal to the intrusion and as a stockwork-type deposit in the highly fractured sediments.

  The Cove deposit is a sediment hosted gold-silver deposit that is spatially associated with a sequence of argillically altered felsite dikes. Gold and silver mineralization occurs both as a rind around the altered intrusion and away from the intrusions along favorable horizons such as permeable beds and fractured zones.

  Cove ore is hosted by two members of the Triassic-age Augusta Mountain Formation in two major ore zones. The upper oxide ore is hosted by limestone and shale of the Triassic-age Augusta Mountain Formation, Smelser Pass member. Gold and silver are associated with clay which developed along fractures and permeable horizons during hydrothermal alteration of the host rock. Gold content appears to be higher in the core area, and grades uniformly toward the lower-grade fringes. Silver is more erratically distributed in the upper zone. The upper ore zone is almost entirely oxidized, containing less than 1% sulfides.

  The upper oxide ore zone is separated from the lower ore zone by up to several hundred feet of barren rock. The lower zone is entirely hosted by conglomerate and sandstone of the Panther Canyon member. During hydrothermal alteration, base metal sulfides and pyrite were introduced into the host rock, filling fractures and partially replacing the host. Sulfide content of the ore zone averages between two and 10% by volume. The upper portion of the Panther Canyon member has been oxidized and is a source of oxide ore.

                                MCCOY/COVE MINE
                               ORE RESERVES(1)(2)
                               DECEMBER 31, 1995

                                         AVERAGE
                                          GRADE
                                        (OUNCES PER
                            TONNAGE        TON)          CONTENT OUNCES(3)
                          (SHORT TONS) ------------ ---------------------------
                             (000'S)   GOLD  SILVER (000'S) GOLD (000'S) SILVER
                          ------------ ----- ------ ------------ --------------
Cove Pit
   Mill
     High-grade Sulfide..     3,157    0.141  6.11       445         19,286
     Sulfide.............    10,539    0.038  2.19       400         23,091
     Low-grade Sulfide...     7,653    0.024  1.35       184         10,331
     Oxide...............        15    0.115  4.18         2             63
  Leach
     Crush...............     5,898    0.022  0.75       130          4,418
     Run-of-Mine.........     5,464    0.008  0.14        44            781
                             ------    ----- -----     -----         ------
Total Cove...............    32,726    0.037  1.77     1,205         57,970
                             ------    ----- -----     -----         ------
West Contact
   Mill
     Oxide...............       201    0.118   --         24            --
  Leach
     Crush...............     6,554    0.024   --        157            --
     Run-of-Mine.........     5,261    0.009   --         48            --
                             ------    ----- -----     -----         ------
Total West Contact.......    12,016    0.019   --        229            --
                             ------    ----- -----     -----         ------
Stockpiles
   Mill
     High Grade Sulfide..         2    0.101 10.00       --              20
     Sulfide.............       703    0.057  3.14        40          2,204
     Low-grade Sulfide...     1,477    0.030  1.62        45          2,391
     Oxide...............        30    0.104  4.75         3            143
  Leach
     Crush...............       267    0.016  0.69         4            185
                             ------    ----- -----     -----         ------
Total Stockpiles.........     2,479    0.037  1.99        92          4,943
                             ------    ----- -----     -----         ------
Total Proven and Proba-
 ble--1995...............    47,221    0.032  1.33     1,526         62,913
                             ======    ===== =====     =====         ======
Proven...................    25,182    0.036  1.54       913         38,731
Probable.................    22,039    0.028  1.10       613         24,182
                             ------    ----- -----     -----         ------
Total Proven and Proba-
 ble--1995...............    47,221    0.032  1.33     1,526         62,913
                             ======    ===== =====     =====         ======
Total Proven and Proba-
 ble--1994...............    56,347    0.033  1.47     1,870         82,724
                             ======    ===== =====     =====         ======

- --------
(1) See "Reserves" as to the estimation of proven and probable ore reserves.
(2) Based on a gold price of $375 per ounce and a silver price of $5.00 per ounce in 1995 and 1994.

(3) Reserves include allowances for dilution in mining but do not reflect losses in the recovery process. Recovery rates for the life-of-mine are estimated to be:

                                                                     GOLD  SILVER
                                                                     ----  ------
   (i)High-grade Sulfide............................................  80%    64%
   (ii)Sulfide......................................................  73%    60%
   (iii)Low-grade Sulfide...........................................  73%    60%
   (iv)Oxide........................................................  84%    70%
   (v)Crushed Leach.................................................  68%    35%
   (vi)Run-of-Mine Leach............................................  48%    10%

  The cut-off grades (stated in ounces of gold-equivalent per ton) are:

   (i)High-grade Sulfide.................................................. 0.100
   (ii)Sulfide............................................................ 0.045
   (iii)Low-grade Sulfide................................................. 0.034
   (iv)Oxide.............................................................. 0.090
   (v)Crushed Leach....................................................... 0.013
   (vi)Run-of-Mine Leach.................................................. 0.006

  Ore under leach is not included in McCoy/Cove's ore reserves.

  The prospective waste-to-ore ratio is 3.1:1.

  The change in proven and probable reserves since December 31, 1994 is attributable to:

                                                               PERCENT OF
                                           OUNCES            1994 RESERVES
                                 --------------------------- ----------------
                                 (000'S) GOLD (000'S) SILVER  GOLD    SILVER
                                 ------------ -------------- ------   -------
   Reserves subtracted due to
    modeling changes............      (15)        (3,559)      (0.8%)   (4.3%)
   1995 Production(1)...........     (329)       (16,252)     (17.6%)  (19.6%)
                                     ----        -------     ------   ------
   Net Change in Reserves.......     (344)       (19,811)     (18.4%)  (23.9%)
                                     ====        =======     ======   ======

- --------
(1) Production represents previously modeled, in situ ounces mined during 1995; this amount does not reflect recovery losses from heap leaching and milling, nor changes in ore under leach.

MINING AND PROCESSING

  Open pit mining was at a rate of 173,000 tons per day in 1995, similar to the preceding year. The company mines at this rate to minimize the time and expense required to keep the Cove pit dewatered. Water pumped out of the Cove pit averaged 15,000 gallons per minute at the end of 1995. Water flows are projected to increase in future years. The company uses infiltration ponds for water pumped from the mine. The company has purchased four additional 190-ton haul trucks in 1996 for $4 million which will increase the mining rate to 186,000 tons per day. The increased mining rate will reduce future dewatering costs in the Cove pit and will allow for the mining of the West Contact of the McCoy pit in 1996.

  A 7,500 ton per day mill utilizes flotation and agitation leach circuits to recover gold and silver from sulfide ores not amenable to heap leaching and high grade oxide ore. The mill is being expanded in 1996 to 10,000 tons per day. The expansion is expected to cost $3.9 million and will improve recoveries of sulfide ore by increasing processing time. For a general description of McCoy/Cove's mining and mill recovery process, see page 8.

  The ore mined from the Cove pit was all oxide in the early years of production. Oxide ore is replaced by sulfide ore at depth. Almost all of the remaining ore at Cove is sulfide. Overall recovery rates and production levels decline as more sulfides are processed.

  The mill processed oxide and sulfide ores at the same rate as the preceding year. Mill throughput averaged 7,275 tons per day in 1995 compared to 7,307 in 1994. Gold production decreased from 1994 due to lower gold sulfide grades milled. Silver production increased from 1994 due to higher silver recovery on sulfide ore.

  Heap leach production was down from 1994 due to fewer tons being processed. The heap leach crusher averaged 9,893 tons per day compared to 12,097 tons per day in 1994 with the balance of lower grade heap leach ore being processed uncrushed, for a total of 11,966 tons per day in 1995 versus 21,682 tons per day in 1994. The reduction is due to the lower quantity of oxide ore being mined. The West Contact of the McCoy pit is scheduled to be mined in 1996 and will provide oxide ore for heap leaching.

  In 1996, cash production costs are expected to increase by approximately $50 per ounce of gold produced to $270-$275 due to the costs of mining at deeper levels at Cove, and the processing of lower grades of gold and silver. Gold production is expected to be 235,000 to 245,000 ounces and silver production is expected to be 7.5 million to 8.5 million ounces in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  At Cove, a high grade sulfide ore zone was located nearer the surface than most of the lower-grade sulfide ore. The company finished mining the high-grade sulfide zone in 1995. The lower grade of the remaining sulfides, coupled with lower recovery rates, will mean lower production levels in 1996 and beyond.

ROUND MOUNTAIN

  The company owns an undivided 50% interest in and operates the Round Mountain gold mine, acquired in 1985. Subsidiaries of Homestake Mining Company and Case, Pomeroy & Company, Inc., each own an undivided 25% interest in the mine. Mining equipment, crushing facilities, heap-leaching facilities, gold extraction and recovery facilities, administration and maintenance buildings and other equipment are included in the joint venture.

  The mine, located 60 miles north of Tonopah in Nye County, Nevada, consists of open-pit mining operations on patented and unpatented mining claims covering approximately 28,362 acres. The company has completed all steps currently required under U.S. law to convert the minable land to patented status and has filed application for patents. The patents have not been issued to date and are currently under audit. See "Other--Government Regulations-- United States."

  In 1994, the joint venture decided to invest about $60 million (the company's share, $30 million) to build an 8,000 ton per day mill to treat higher-grade unoxidized ore. This facility is expected to recover up to 85% of the gold contained in unoxidized ores by employing gravity concentration and cyanide leaching. Construction is expected to commence in 1996 with start up in 1997 assuming approval of the Environmental Impact Statement by the Bureau of Land Management. The participants in the joint venture have sufficient capital resources to fund construction costs.

  The following table sets forth annual production data for the Round Mountain operation for 1991 through 1995. The company's share of production is 50% of the ounces shown.

                             1995    1994     1993    1992     1991
                            ------- -------  ------- -------  -------
Gold produced (ounces)..... 344,434 423,504  374,694 370,585  339,024
Production costs per ton:
  Mining................... $  0.61 $  0.53  $  0.60 $  0.62  $  0.68
  Heap leaching............ $  0.65 $  0.66  $  0.91 $  1.54  $  1.66
Production cost per
ounce of gold:
  Cash production cost..... $   200 $   180  $   205 $   216  $   231
  Royalties paid........... $    31 $    32  $    26 $    24  $    26
  Depreciation............. $    62 $    51  $    67 $    49  $    54
  Amortization............. $    20 $    20  $    20 $    19  $    19
  Total production cost.... $   313 $   283  $   318 $   308  $   330
Capital expenditures (mil-
 lions)(1)................. $  11.7 $   8.7  $   6.6 $  12.4  $   3.9
Deferred (applied) mining
 expenditures
 (millions)(1)............. $   4.0 $  (1.7) $   1.3 $  (0.9) $  (0.2)

                           1995     1994     1993     1992     1991
                          -------  -------  -------  -------  -------
Round Mountain Leach-
 ing--Reusable Pad:
  Ore processed
  (tons/day)............   22,490   18,980   28,329   46,562   44,339
  Days of operation.....      354      355      361      355      355
  Total ore processed
  (000 tons)............    7,961    6,738   10,227   16,530   15,740
  Grade (ounce/ton).....    0.034    0.040    0.033    0.036    0.031
  Recovery rate (%).....     70.9     78.7     69.4     58.1     65.9
  Gold recovered (ounc-
  es)...................  192,052  216,710  256,784  311,701  321,396
Round Mountain Leach-
 ing--Dedicated Pad:
  Ore processed
  (tons/day)............   66,197   54,161   39,379      --       --
  Days of operation.....      354      355      361      --       --
  Total ore processed
  (000 tons)............   23,434   19,227   14,216      --       --
  Grade (ounce/ton).....    0.012    0.014    0.014      --       --
  Recovery rate (%).....       (2)      (2)      (2)     --       --
  Gold recovered (ounc-
  es)...................  138,700  173,544   62,368      --       --
High Grade Ore processed
 at Round Mountain:(3)
  Gold recovered (ounc-
  es)...................   12,244   33,052   53,376   52,020      --
Manhattan Leaching--Ded-
 icated Pad:(4)
  Recovery rate (%).....       (4)      (4)      (4)      (4)      (4)
  Gold recovered (ounc-
  es)...................    1,438      198    2,166    6,864   17,628

- --------
(1) The company's 50% share.
(2) For dedicated leach pads, a gold recovery rate cannot be calculated until leaching is complete. The eventual recovery rate is estimated to be approximately 50%.
(3) A high-grade occurrence was discovered April 1992. A small gravity plant was constructed to recover these ounces.
(4) All known bulk minable ore deposits at the Manhattan property were depleted in 1990. Leaching at Manhattan was completed in 1994. The final recovery rate was 74.6%. Final reclamation is underway.

GEOLOGY AND ORE RESERVES

  Round Mountain ore reserves are estimated by the company.

  Gold mineralization in the Round Mountain deposit and other areas in the Toquima Range is associated with Tertiary volcanism and caldera formation. The deposit is hosted by a thick sequence of rhyolitic ash-flow tuffs deposited on a Paleozoic and Cretaceous basement.

  The rhyolitic ash-flow tuffs consist of three main units known as Rock Type I, a densely welded tuff, Rock Type II, a poorly welded tuff, and Rock Type III, older lithic tuffs. The Paleozoic and Cretaceous rocks beneath the ash-flow tuffs are known as Rock Types IV and VIII, respectively.

  Mineralization occurs within a four square mile hydrothermally altered zone. A dominant northwest trending fracture system appears to have served as a channel way for hydrothermal solutions and the introduction of electrum and pyrite. Oxidation extends irregularly to a depth of about 1,000 feet below surface.

  Mineralization in Rock Type I occurs in steeply dipping, predominantly northwest trending oxidized quartz-pyrite gold veins and stockworks. Mineralization in Rock Type II occurs as gold and pyrite in veins and as disseminations within porous host rocks. Most of the mineralization in Rock Type II is oxidized. Mineralization in Rock Type III occurs in quartz-carbonate-pyrite gold veins and minor disseminations. Only a portion of Rock Type III is oxidized.

  Subsequent to deposition, the gold mineralization in Rock Type I has been partially eroded, producing a placer deposit within a complex alluvial fan.

                              ROUND MOUNTAIN MINE
                             ORE RESERVES(1)(2)(3)
                               DECEMBER 31, 1995

                                         TONNAGE     AVERAGE GRADE  GOLD CONTENT
                                       (SHORT TONS) OF GOLD (OUNCES  (OUNCES)(4)
                                         (000'S)        PER TON)       (000'S)
                                       ------------ --------------- ------------
Oxide
  Placer..............................    12,368         0.017            212
  Type I..............................    58,317         0.017            985
  Transition..........................    22,579         0.018            404
  Type II.............................   137,413         0.025          3,439
  Type III............................    13,098         0.022            290
  Type IV.............................     9,641         0.018            170
  Offloads and stockpiles(5)..........   148,506         0.011          1,658
                                         -------         -----         ------
Total Oxide...........................   401,922         0.018          7,158
                                         -------         -----         ------
Non-Oxide
  Placer..............................       309         0.025              8
  Type I..............................       180         0.023              4
  Transition..........................       632         0.017             11
  Type II.............................    76,333         0.026          1,998
  Type III............................    24,270         0.027            649
  Type IV.............................     3,764         0.031            117
  Mill Stockpile......................     1,410         0.039             55
                                         -------         -----         ------
Total Non-Oxide.......................   106,898         0.027          2,842
                                         -------         -----         ------
Total Proven and Probable--1995(6)....   508,820         0.020         10,000
                                         =======         =====         ======
Proven................................   350,222         0.019          6,550
Probable..............................   158,598         0.022          3,450
                                         -------         -----         ------
Total Proven and Probable--1995(6)....   508,820         0.020         10,000
                                         =======         =====         ======
Total Proven and Probable--1994.......   348,910         0.022          7,799
                                         =======         =====         ======

- --------
(1) The company's share is 50% of the reserves presented.
(2) See "Reserves" as to the estimation of proven and probable ore reserves.
(3) Based on a gold price of $375 per ounce in 1995 and 1994.
(4) Reserves include allowances for dilution in mining but do not reflect losses in the leaching process. The average leach recovery rate for the reusable pad in 1995 was 70.9%. The eventual recovery rate for the dedicated pad is estimated to be approximately 50%. The cut-off grade for Round Mountain ore is 0.006 ounces of gold per ton for oxide and 0.010 ounces of gold per ton for non-oxide.
(5) The offloads consist of approximately 105 million tons of previously crushed, leached and rinsed ore. The stockpiles consist of approximately 44 million tons of previously unprocessed ore. Sampling and metallurgical testing conducted in 1994 and 1995 confirmed that this material can be profitably processed on the dedicated leach pads.
(6) Total proven and probable reserves include 1,838,000 ounces of gold of which 85% is anticipated to be recovered through a milling process. The mill was approved by the joint venture partners in 1994, but has not yet been built. Permitting is nearing completion. Construction will begin in 1996 assuming a positive record of decision is received in connection with permitting.

  The prospective waste to ore ratio of pit ore is 1.76:1. This ratio has increased significantly from the 1.1:1 waste to ore ratio in 1994 due to the significant expansion of the size of the ultimate pit. There is potential to reduce this ratio through optimization of the pit design and by additional drilling, which could convert some of the material currently classified as waste into ore. Efforts to reduce the waste to ore ratio will begin in 1996.

  The change in proven and probable reserves since December 31, 1994 is attributable to:

                                                       GOLD CONTENT PERCENT OF
                                                        OUNCES(1)      1994
                                                         (000'S)     RESERVES
                                                       ------------ ----------
   Additions to reserves due to pit expansion and new
    drilling information..............................    2,878        36.9%
   1995 Production(2).................................     (577)       (7.4%)
   Adjustments due to improved estimation techniques
    including costs, recovery processes and pit con-
    figuration, and changes in stockpiles.............     (100)       (1.3%)
                                                          -----        ----
   Net Change in Reserves.............................    2,201        28.2%
                                                          =====        ====

- --------
(1) The company's share is 50% of the reserves presented.
(2) Production represents previously modeled, in situ ounces mined during 1995; this amount does not reflect recovery losses from heap leaching, nor changes in ore under leach.

MINING AND PROCESSING

  For a general description of Round Mountain's mining and heap-leach recovery process see page 9.

  Ore and waste rock are mined at a rate of approximately 170,000 tons per day. Nearly all mined material requires drilling and blasting prior to excavation. The open pit mining operation employs three 28-yard electric mining shovels, and seventeen 150-ton and seven 190-ton mechanical haul trucks.

  Gold recovery from ore occurs from three independent recovery operations. These include crushed ore (reusable pad) leaching, run-of-mine ore (dedicated pad) leaching and gravity concentration. Beginning in 1993 the company began processing the lower-grade ore on the run-of-mine leach pads. Recovery rates for crushed ore has increased and lower-grade ore and some material previously hauled to the waste dumps is being leached on the run-of-mine leach pads.

  Gravity concentration is applied only to very high grade ore containing coarse gold. A 500 ton per day gravity recovery plant was constructed in 1992 to process ore from a small but very high grade vein excavated within the main Round Mountain ore body. Feed for the gravity plant has been exhausted and future operation of that facility will be intermittent.

  Currently, gold recovery occurs almost entirely from heap leaching. Higher-grade ore is crushed to 3/4 inches at a rate of 22,000 tons per day and conveyed to two parallel 1.5 million square foot asphalt reusable leach pads. This ore is leached for approximately 128 days, rinsed and removed. Fine crushing capacity exceeds 22,000 tons per day, but crushing throughput is operationally constrained to prolong the leaching cycle for maximum recovery. Geothermal heat is employed to raise the temperature of leach solutions during the winter months. In 1996, heap leaching rates on the reusable leach pads is expected to increase to 28,000 tons per day, decreasing the leach cycle to approximately 110 days.

  Lower-grade ore (down to a cut-off grade of 0.006 ounce per ton for oxidized ores and 0.010 ounce per ton for unoxidized ores) is transported directly to a dedicated run-of-mine leach pad at a rate which averaged 66,000 tons per day in 1995. Ore is placed in 50 foot thick layers for leaching. After completion of an initial leaching cycle of approximately 100 days, additional layers of ore are placed until the heap reaches an ultimate height of 300 feet. The dedicated leach pad is constructed in phases as capacity is needed. The existing dedicated leach pad covers approximately 16.4 million square feet and has a capacity of approximately 131 million tons.

  During 1995, Round Mountain concluded after extensive testing that crushed ore which has already been leached on the reusable pad can profitably be loaded onto the dedicated pad and releached there. Most of the contained gold is released on the reusable pad within the first 90 days, but sufficient gold values remain to justify additional leaching on the low-cost dedicated pad over a period of years.

  Accordingly, Round Mountain plans to releach on its dedicated pad most of the crushed ore previously leached on its reusable pad. The amount of ore loaded on the reusable pad is expected to increase to 28,000 tons/day in 1996 from 22,490 tons/day in 1995, reducing the reusable pad's leach cycle from 140 to 110 days. The additional tonnage should increase production from the reusable pad.

  In 1994, the joint venture decided to invest about $60 million (the company's share, $30 million) to build an 8,000 ton per day mill to treat higher-grade unoxidized ore. This facility is expected to recover up to 85% of the gold contained in unoxidized ores by employing gravity concentration and cyanide leaching. Construction is expected to commence in 1996 with startup in 1997 assuming approval of the Environmental Impact Statement by the Bureau of Land Management. The participants in the joint venture have sufficient capital resources to fund construction costs.

  Round Mountain is expected to produce approximately 370,000 to 380,000 ounces of gold (the company's share, 185,000 to 190,000 ounces) in 1996 from 344,434 ounces (the company's share, 172,217) in 1995. Cash production costs are expected to be $210--$215 per ounce of gold versus $200 per ounce in 1995.

LUPIN

  The Lupin mine is an underground operation located 250 miles northeast of Yellowknife in the Northwest Territories of Canada, 56 miles south of the Arctic Circle. Production began in October 1982.

  The Lupin mining leases cover 16,699 acres. The principal lease was renewed for 21 years in 1992, and, provided the company has complied with its terms, is renewable for further 21 year periods subject to any applicable regulations then in effect. The lease was granted by the Department of Indian Affairs and Northern Development on behalf of the Crown and is subject to the provisions of the Territorial Lands Act and the Canada Mining Regulations. The lease is in good standing.

  In 1995, Echo Bay purchased the Ulu Project, located approximately 100 miles north of Lupin, from BHP Minerals for $10 million. A 5% net smelter royalty is payable to BHP after the recovery of 675,000 ounces of gold.

  The Ulu property has about 1.9 million minable tons of mineralized material at average grades of 0.320 ounces of gold per ton. The deposit is open on strike and down dip. Beginning in 1996, a two year, $19 million, exploration program will be undertaken by the company to further explore and develop the deposit.

  Ulu ore is expected to be hauled to Lupin for processing beginning in 1998, allowing the Lupin mill to run near full capacity (2,300 tons per day) for at least four years, and lowering unit costs.

  The table below sets forth annual production data for the Lupin mine for 1991 through 1995.

                                 1995    1994    1993    1992    1991
                                ------- ------- ------- ------- -------
Gold produced (ounces)........  172,110 180,052 217,504 214,482 216,877
Production costs per ton:
  Mining......................  C$44.23 C$40.45 C$35.54 C$34.79 C$34.77
  Milling.....................  C$12.26 C$12.03 C$12.27 C$13.49 C$18.47
Production cost per ounce of
 gold:
  Cash production cost:
    Canadian dollars..........  C$  415 C$  382 C$  318 C$  294 C$  277
    U.S. dollars..............  US$ 303 US$ 280 US$ 247 US$ 244 US$ 242
  Royalties paid..............  $   --  $   --  $   --  $   --  $   --
  Depreciation................  $    68 $    64 $    59 $    57 $    52
  Amortization................  $    19 $    16 $    17 $    16 $    18
  Total production cost.......  $   390 $   360 $   323 $   317 $   312
Capital expenditures (millions
 US$).........................  $  14.5 $   8.5 $   4.5 $  12.8 $   9.0

                                        1995  1994  1993   1992   1991
                                        ----- ----- -----  -----  -----
Deferred (applied) mining expenditures
 (millions US$).......................  $ 2.8 $ 0.5 $(0.9) $(0.3) $ 0.6
Milled:
  Ore processed (tons/day)............  1,986 2,241 2,297  2,043  1,998
  Days of operation...................    364   364   371    364    364
  Total ore processed (000 tons)......    723   816   852    744    727
  Grade (ounce/ton)...................  0.258 0.238 0.272  0.308  0.317
  Recovery rate (%)...................   92.5  92.9  93.7   93.5   94.2

GEOLOGY AND ORE RESERVES

  Lupin ore reserves are estimated by the company.

  Gold mineralization in the Lupin deposit and numerous other occurrences in the Contwoyto Lake area is contained in lenses and beds of sulfide-bearing iron formation within the greywacke-slate dominated Archean age Contwoyto Formation. The Contwoyto Formation is intruded by granite plutons and gabbro dikes and is generally isoclinally folded. Iron formation is characterized by a high amphibole and quartz content.

  At Lupin, gold occurs in thin beds of pyrrhotite-rich iron formation, in arsenopyrite-rich zones adjacent to quartz veins and in quartz veins.

  The Lupin gold deposit exists at surface in a Z-shaped isoclinally folded iron formation horizon which consists of a north-plunging syncline with an adjoining anticline to the west and to the east. The Lupin deposit is overlain by phyllite and slate and is underlain by greywacke. Most gold in reserves is contained in the west limb of the syncline (Center Zone) and in the west limb of the western anticline (West Zone). A lesser amount of gold mineralization occurs in the east limb of the syncline (East Zone) and the east limb of the eastern anticline (L19 Zone).

  Ore reserves and other mineralization exist to a depth below surface of 5,020 feet for the Center Zone and 4,590 feet for the West Zone, 2,706 feet for the East Zone and 1,020 feet for the L19 Zone. Ore reserves include broken ore in stopes and in ore passes and stockpiled ore on surface. Ore reserves also include an allowance for mining dilution and therefore represent an estimate of the mill head grade. Ore reserves do not include any allowance for losses from milling. In estimating the reserves and other mineralization, waste rock amounted to an average dilution of 15% to 25% in the Center Zone, 25% in the East Zone and 35% to 60% in the West and L19 Zones. Ore reserves include ore in recoverable pillars but do not include ore left in non-recoverable pillars required for long term ground support.

  The Center and West Zones are open at depth. Additional proven and probable reserves are expected in the Center Zone, with development between the 4,070 and 4,350 foot levels, and in the West Zone with development between the 2,820 and 3,215 foot levels and between the 3,740 and 4,150 foot levels. Additional other mineralization may be expected from systematic drilling of the West Zone, although the prospects for adding significant reserves in the future are diminishing.

                                  LUPIN MINE
                             ORE RESERVES (1) (2)
                               DECEMBER 31, 1995

                                        TONNAGE        AVERAGE      GOLD CONTENT
                                      (SHORT TONS)  GRADE OF GOLD    (OUNCES)(3)
                                        (000'S)    (OUNCES PER TON)    (000'S)
                                      ------------ ---------------  ------------
Proven and Probable
  Center Zone........................    1,197          0.298           356
  North Nose.........................      251          0.259            65
  East Zone..........................      228          0.317            73
  West Zone..........................      734          0.247           181
  Broken Ore.........................       35          0.280            10
                                         -----          -----           ---
Total Proven and Probable--1995......    2,445          0.280           685
                                         =====          =====           ===
Proven...............................    2,174          0.284           617
Probable.............................      271          0.250            68
                                         -----          -----           ---
Total Proven and Probable--1995......    2,445          0.280           685
                                         =====          =====           ===
Total Proven and Probable--1994......    2,517          0.289           727
                                         =====          =====           ===

- --------
(1) See "Reserves" as to the estimation of proven and probable ore reserves.
(2) Based on a gold price of $375 per ounce in 1995 and 1994.
(3) Reserves do not reflect losses in the milling process but do include allowance for dilution of ore in the mining process. The mining recovery factor was estimated at 85%. The average mill recovery rate of gold in 1995 was 92.5%. The cut-off grade is 0.146 ounces of gold per ton.

  The change in proven and probable reserves since December 31, 1994 is attributable to:

                                                         GOLD CONTENT PERCENT OF
                                                           (OUNCES)      1994
                                                           (000'S)     RESERVES
                                                         ------------ ----------
New reserves added by additional drilling and inclusion
 of sill pillars previously
 considered non-recoverable............................       132        18.1%
1995 Production(1).....................................      (174)      (23.9%)
                                                             ----       -----
Net Change in Reserves.................................       (42)       (5.8%)
                                                             ====       =====

- --------
(1) Production represents previously modeled, in situ ounces mined during 1995; this amount does not reflect recovery losses from milling.

  The ore grade at Lupin declines with depth, and it becomes more erratic. The Center Zone of the three-zoned ore body also tends to be narrower. All of this causes slower and more costly mining in the deeper levels of the mine.

MINING AND PROCESSING

  Access to the Lupin underground mine, removal of ore and waste, and movement of personnel within the mine, is by a shaft developed to a depth of 3,970 feet and by a ramp driven to a depth of 4,130 feet.

  The ore in the Center and East Zones has been mined by the sub-level, long-hole open stoping method. Mining of the narrower West Zone has been also by the long-hole open stoping method, although it has been a more costly zone to mine than the Center Zone. A change to integrated backfilling methods in the Center Zone below 2,460 feet and West Zone below 2,400 feet was completed in 1995.

  After the ore is mined, it is hoisted to the surface for processing and recovery of gold. The ore is crushed and ground and is then agitated in a lime solution in the presence of air to oxidize some of the ore constituents which may otherwise inhibit the solubility of the gold and increase the consumption of reagents. The ore is then leached in a solution of sodium cyanide for approximately 40 hours to dissolve the gold. The gold-bearing solution is separated from the solids using thickening and vacuum filtration, and the gold is precipitated from the solution by means of zinc dust. The precipitate is dewatered, smelted and cast into bars of unrefined gold.

  During 1990, stopes were backfilled with waste rock and glacial gravel and sand for the first time. This process provides additional underground structural stability which allowed for mining of sills which had been unmined earlier. A new mining method, started in 1993, incorporates waste filling of stopes primarily from development waste headings. In 1995, this method also incorporated "pastefill" which is composed of mine tailings and cement.

  Shaft deepening commenced in 1988, with the objective of further delineating the Lupin ore body at depth and providing access for mining at these lower depths. This phase involved shaft sinking from 2,550 feet to about 3,970 feet and had reached the completed depth by December 1990. In mid-1994, the ramp was stopped at the 4,070 foot depth and ore drifting was completed on the Center Zone at the 3,940 foot depth. By year end 1995, ore development in the Center Zone was complete between the 3,710 and 3,940 foot levels as well as between the 2,970 and 3,180 foot levels. In the West Zone, development was completed between the 2,460 and 2,760 foot levels and the 3,315 and 3,445 foot levels.

  Stope production in the Center Zone between the 2,460 and 2,660 foot horizons was completed in 1995. The Center Zone production horizons currently advance in an upwards fashion, with mined out stopes being backfilled with paste backfill.

  The ore grade at Lupin declines with depth, and the deposit becomes more erratic. Additional ground support is also required as the depth increases. The company has changed its mining techniques and backfill process to overcome the challenges of mining at depth.

  The company expects to operate the mill at 2,145 tons per day during 1996, compared to 1,986 tons per day in 1995. Gold production is expected to be approximately 185,000 to 190,000 ounces in 1996 versus 172,110 ounces in 1995. Cash production costs are expected to be $272-$275 per ounce of gold versus $303 per ounce in 1995.

SUPPLIES, UTILITIES AND TRANSPORTATION

  The Lupin mine and mill facilities are in a remote location in the sub-Arctic region of Canada which requires the company to respond to certain unusual conditions. At the mine, the company maintains supplies of spare parts and other materials, including fuel, and standby systems of piping and pumping in excess of what would be required at less remote locations.

  The principal supplies needed for the operation of the Lupin mine are diesel fuel, chemical reagents (including lime, cyanide and zinc), cement, grinding media, drill steel, equipment parts, lubricants, food and explosives. The largest single item is diesel fuel, which is used principally to generate power. A diesel-powered generating plant provides power for all the Lupin facilities. The powerhouse has a primary installed capacity of approximately 18,000 kilowatts which is supplemented by additional standby generators having a combined capacity of 1,500 kilowatts. Heating for the Lupin facilities is obtained by utilizing waste heat from these generators augmented by diesel oil-fired boilers.

  All equipment, materials and supplies must be transported to the mine from Edmonton or Yellowknife. Personnel are transported from these locations and from Kugluktuk (formerly Coppermine) and Cambridge Bay, Northwest Territories. Each year since 1983, the company has completed a 360-mile ice road commencing 40 miles northeast of Yellowknife and ending at the Lupin mine as the most economical way of transporting bulk items, including fuel, to the mine.

  In order to operate the winter road, the company is required to obtain certain permits from the government of the Northwest Territories. To date, the company has experienced no significant difficulties in obtaining these permits. The winter road is usable for approximately 12 weeks each year beginning in mid-January during which time tractor-trailers can transport all of the company's annual requirements for diesel fuel, chemical reagents and certain other supplies. There are on-site facilities for the storage of approximately 5.4 million U.S. gallons of diesel fuel, which is in excess of the mine's annual requirements.

  Supplies and personnel that must be brought in by air are transported principally on a leased Boeing 727, which carries up to 117 passengers, or up to 35,000 pounds of freight, or a combination of both passengers and freight.

  Surface facilities at the Lupin mine include a 6,300-foot compacted gravel airstrip with an instrument landing and navigation system and runway lighting.

  Voice and data communications with the Lupin mine are maintained via satellite, which provides for uninterrupted communications regardless of adverse weather conditions.

  Severe winter conditions, including snow, wind and fog, may at times delay the operation of aircraft and of vehicles using the winter road. Despite the remote location and adverse weather conditions, since beginning Arctic operations in 1964, the company has experienced no material operational disruptions or cessation of its operations, although such disruptions could occur.

WATER SUPPLY AND WASTE DISPOSAL

  Water for mining, milling and domestic use is obtained on site by pumping from Contwoyto Lake. Tailings from the mill are pumped into a tailings pond or pumped underground as part of the paste-backfill. In 1995, approximately 35% of tailings were placed underground as paste-fill. This percentage is expected to increase in 1996. Water from the tailings pond is processed through a water treatment plant and monitored for compliance with Northwest Territories' standards prior to discharge. The company's water license, which is renewable on application, expires May 31, 2000.

KETTLE RIVER

  The Kettle River properties are located in Ferry County in the State of Washington and covers approximately 13,409 acres through patented and unpatented mining claims and fee lands.

  The following table sets forth annual production data for the Kettle River operation for 1991 through 1995.

                                   1995    1994   1993   1992   1991
                                  ------- ------ ------ ------ ------
Gold produced (ounces) (100%).... 100,419 66,782 73,431 89,849 90,273
Gold produced (ounces) (the
 company's share)(1)............. 100,419 66,782 73,431 62,894 63,191
Production costs per ton:
  Mining......................... $ 22.60 $11.06 $16.12 $21.77 $23.64
  Milling........................ $ 12.76 $13.54 $12.80 $12.66 $12.73
Production cost per ounce of
 gold:
  Cash production cost........... $   237 $  259 $  277 $  294 $  303
  Royalties paid................. $     8 $    5 $   10 $    1 $  --
  Depreciation................... $    74 $   95 $   76 $   79 $   78
  Amortization................... $    45 $   45 $   53 $  156 $   72
  Total production cost.......... $   364 $  404 $  416 $  530 $  453
Capital expenditures (millions)
 (the company's share)........... $   9.5 $ 10.0 $  7.9 $  7.4 $  4.3
Deferred (applied) mining expen-
 ditures (millions)
 (the company's share)........... $   --  $  --  $  --  $  --  $ (0.4)

                          1995  1994  1993  1992  1991
                          ----- ----- ----- ----- -----
Milled:
  Ore processed
  (tons/day)............. 1,504 1,438 1,551 1,805 1,772
  Days of operation......   364   364   371   364   364
  Total ore processed
  (000 tons).............   548   523   575   657   645
  Grade (ounces per ton). 0.212 0.149 0.146 0.155 0.164
  Recovery rate (%)......  86.6  85.6  87.7  87.9  85.5

- --------
(1) The Kettle River Joint Venture was terminated on December 24, 1992 upon the withdrawal of Crown Resources Corporation (the company's 30% joint venture partner). The company has owned 100% of the Kettle River operations since that date.

GEOLOGY AND ORE RESERVES

  Kettle River ore reserves are estimated by the company.

  At Kettle River, a series of deposits is mined to feed a central mill. All of the deposits are located within the Republic Graben. Structure in the area is characterized by north and northeast trending faults which parallel the Graben boundaries.

  The Lamefoot deposit is hosted by Permian age siliciclastic and carbonate rocks intruded by rhyodacite of Eocene age. Mineralization occurs at or near the contact between the siliciclastic and carbonate rocks. The contact is near vertical.

  Gold mineralization in the carbonate rocks is principally related to silicification, massive magnetite, hematite alteration, and lesser amounts of pyrrhotite and pyrite. Gold mineralization in the siliciclastic rocks is characterized by sheeted veins containing quartz, pyrrhotite and pyrite.

  Reserves at Lamefoot decreased during 1995 due to production. Production was partially offset, however as a result of continuing underground evaluation, detailed diamond drilling and development. Mining at Overlook was completed during October 1995. Remaining Overlook reserves are stockpiled at the Kettle River Mill.

                                 KETTLE RIVER
                              ORE RESERVES(1)(2)
                               DECEMBER 31, 1995

                                                    AVERAGE GRADE   GOLD CONTENT
                                            TONS       OF GOLD       (OUNCES)(3)
                                           (000'S) (OUNCES PER TON)    (000'S)
                                           ------- ---------------  ------------
Lamefoot..................................  1,585       0.207           328
Overlook stockpile........................     17       0.139             2
                                            -----       -----           ---
Total Proven and Probable--1995...........  1,602       0.206           330
                                            =====       =====           ===
Proven....................................  1,334       0.204           272
Probable..................................    268       0.214            58
                                            -----       -----           ---
Total Proven and Probable--1995...........  1,602       0.206           330
                                            =====       =====           ===
Total Proven and Probable--1994...........  1,778       0.218           388
                                            =====       =====           ===

- --------
(1) See "Reserves" as to the estimation of proven and probable ore reserves.
(2) Based on a gold price of $375 per ounce in 1995 and 1994.
(3) Reserves do not reflect losses in the milling process but do include allowance for dilution in the mining process. The average mill recovery rate of gold in 1995 was 86.6%. Cut-off grades range from 0.105 to 0.124 ounces of gold per ton.

  The change in proven and probable reserves since December 31, 1994 is attributable to:

                                                                      PERCENT OF
                                                        GOLD CONTENT     1994
                                                       OUNCES (000'S)  RESERVES
                                                       -------------- ----------
New reserves added by additional drilling.............       37           9.6%
1995 Production(1)....................................      (95)        (24.5%)
                                                            ---         -----
Net Change in Reserves................................      (58)        (14.9%)
                                                            ===         =====

- --------
(1) Production represents previously modeled, in situ ounces mined during 1995; this amount does not reflect recovery losses from milling.

MINING AND PROCESSING

  Ore milled in 1995 came principally from Lamefoot and Overlook. Lamefoot commenced production in December 1994, and Overlook operated until October 1995 when it closed as planned due to depletion of the minable reserve.

  Ore from all sources is hauled to the Kettle River mill. In the mill, the ore is reduced through two stages of crushing and two stages of grinding to a fine pulp which is then agitated in the presence of oxygen to promote the oxidation of sulfides. Partial oxidation improves recovery and reduces reagent consumption. The fine ore is then leached with sodium cyanide in the presence of carbon. This "carbon-in-leach" process dissolves the gold from the ore and allows the gold in solution to be adsorbed onto the carbon. Loaded carbon is removed from the circuit and re-leached in a concentrated cyanide solution at elevated temperature and pressure. Gold in the concentrated "strip solution" is then precipitated using the Merrill-Crowe process. Precipitate is then filtered, dried, smelted and cast into dore bars prior to shipping off site.

  Kettle River is expected to produce 120,000 to 125,000 ounces of gold in 1996 from 100,419 ounce in 1995. Cash production costs are expected to be $225-$230 per ounce of gold versus $237 per ounce in 1995.

OVERLOOK

  Mining at Overlook started in 1990 and operated until the mine was closed at the end of 1992 due to low gold prices. The mine was reopened in May 1994. Completion of mining occurred in October 1995 with the mining of Zone 5 by a contractor. Some Overlook ore remains in stockpile and will be milled during 1996.

LAMEFOOT

  Development on the Lamefoot project began during 1992 when the portal was collared and 4,800 feet of drifting was completed. During 1993 and 1994 an additional 12,700 feet of drifting was completed for a total of 17,500 feet of drift.

  Lamefoot achieved full production in June 1995, at a rate of 1,500 tons per day. A favorable decision from regulatory authorities in September 1995 enabled mining and development below the 2,750 level.

K-2 PROJECT--EXPLORATION AND DEVELOPMENT

  During December 1994, surface excavation for building construction and portal clearing commenced at K-2. The portal was completed in March 1995 and the adit to access the ore deposit started. A total of 5,684 feet of drifting was completed during 1995. Underground diamond drilling to better define the resource started in August 1995 with a total of 10,466 feet drilled. Completion of a 530 foot borehole in November provided necessary ventilation to continue the ramp for additional diamond drilling. Ore production from K-2 is expected to start in late 1996. Capitalized exploration and development costs related to K-2 are expected to be $7 million in 1996.

DEVELOPMENT PROGRAMS

 Alaska-Juneau

  The Alaska-Juneau (A-J) project is located near Juneau, Alaska. The property operated as a large tonnage, low-grade underground gold mine from 1901 to 1944 and covers 8,482 acres located on patented mining claims and state lands. The company commenced work on the project in 1985.

  Ore reserves are set out in "Reserves." The expected process recovery rate is 86%. The cut-off grade is 0.023 ounces of gold per ton. Ore reserves have been estimated by the company.

  The ore reserve for Alaska-Juneau is based upon exploration, feasibility and ore reserve work completed in 1992. The 1992 feasibility study calls for a large-volume underground mine and mill, able to process 22,500 tons per day. This would produce an average of about 335,000 ounces of gold per year.

  The capital cost was projected to be $270 million, stated in third quarter 1992 dollars.

 Underground program

  From mid-1993 until the second quarter of 1995, the company conducted an additional $17 million underground drilling program. The program was directed primarily at in-fill drilling, and not at reserve additions, although some exploration was conducted. Currently a new mining plan is being prepared based on the significant additional information from the underground program. While still in the process of assembling the information, early indications are that mining zones will be narrower than previously estimated but perhaps at a better grade. An updated Level 2 feasibility study (see "Feasibility Studies" in "Glossary") and new ore reserve estimate are expected to be completed by the end of 1996.

 Major mine permit

  The major mine permit for the Alaska-Juneau development property in southeastern Alaska was approved in 1993 by the City and Borough of Juneau. In October 1994, the Superior Court for the State of Alaska upheld the decision of the City and Borough of Juneau Assembly to grant the large mine development permit to the company. That decision was appealed to the Alaska Supreme Court which heard oral arguments in late 1995 and a decision is expected by mid-1996.

 Permitting Issues

  In December 1994, the U.S. Environmental Protection Agency (EPA) issued a Technical Assistance Report concluding that this development project, as configured in the May 1992 Final Environmental Impact Statement, would be likely to violate water quality and other environmental standards. In February 1996, the company's reapplication of permits included a new project description with an alternative of Submarine Tailings Disposal (STD), which would require a change in the EPA's regulations. For that purpose, the EPA has instituted rulemaking procedures to enable it to consider the STD proposal. The EPA will prepare a Supplemental Environmental Impact Statement (SEIS) expected to be completed in 1997 that will review the STD proposal and other options that could enable the Alaska-Juneau project to proceed. There can be no assurance as to the outcome of the EPA's rulemaking process, the effect of SEIS, or of the possible legal actions taken by groups opposed to the development of the Alaska-Juneau property.

 Other suits

  In December 1993, the Sierra Club Legal Defense Fund and others filed suit in federal court in Alaska challenging the potential issuance of permits by the EPA and Army Corps of Engineers for tailings disposal facilities at the Alaska-Juneau project. In June 1994, the federal court dismissed that lawsuit.

 Other matters

  The company expects additional legal challenges over the permitting process. Further legal challenges, if any, could delay development of Alaska-Juneau.

  The company has a 100% working interest in the property, subject to a 1 1/2% net smelter return royalty held by affiliates of Watts, Griffis and McOuat. A director of the company and members of his immediate family indirectly own or exercise control over approximately 30% of shares in the affiliates. The company has an option to purchase the royalty until the earlier of December 31, 2003 or three years after commercial production begins. Upon exercise of the option, the company must pay C$15.0 million either in cash or a combination of the company's common shares and cash. In addition, production is subject to a 2% net smelter return royalty during the first three and one-half years of commercial production and a 3 1/2% net smelter return royalty thereafter; this royalty is held by the City and Borough of Juneau and Alaska Electric Light and Power Company.

  The company's construction and production decision is dependent on the issuance of appropriate permits, the resolution of legal challenges and the ability of the company to obtain required financing.

  See also "Other--Government Regulation--United States."

 Kingking

  In October 1995, the company and TVI Pacific Inc. signed a definitive agreement with Benguet Corporation enabling them to acquire the Kingking porphyry copper-gold project in the Philippines from Benguet. The company has a 75% interest in the project and is the operator of this joint venture.

  The Kingking deposit is located in southeastern Mindanao Island, about eight miles from the town of Pantukan on the Gulf of Davao. Based on a prefeasibility report prepared by Benguet in March 1994, Kingking has about 225 million minable tons of mineralized material (the company's 75% share, 169 million tons) at average grades of 0.017 troy ounces of gold per ton and 0.47% copper based on a cutoff grade of 0.20% copper. The cutoff grade was based on prices of $340 per ounce of gold and $1.00 per pound of copper.

  The Benguet initial feasibility report contemplates open pit mining at Kingking followed by processing through a concentrator and solvent extraction/electrowining copper treatment plant. Alternative processing methods will be considered by the joint venture.

  An extensive two-year program of advanced exploration and confirmation drilling has begun. An updated Level 1 feasibility study is expected to be completed by the joint venture in 1996. The deposit is open at depth, and also to the west where drilling to date indicates there is material richer in gold and leaner in copper. If the work program is successful, the company and TVI have the right to acquire Kingking on completion of a final feasibility study in 1997 for $67.0 million (the company's share, $50.3 million). The company and TVI would also share an additional payment of up to $18.0 million (the company's share, $13.5 million) for any increase in proven and probable gold reserves over the mineralization initially outlined by Benguet.

  Benguet could elect to reacquire a 20% interest in the project by paying the company and TVI $20.0 million. This would reduce the company's share to 60% in exchange for $15.0 million and TVI's share to 20% in exchange for $5.0 million. An additional agreement with TVI allows the company to purchase an additional 5% interest from TVI for a purchase price determined by applying a discount rate of 10% to the net present value of the interest as shown in the final feasibility study.

  On October 25, 1995, the company purchased a 1 1/2% net smelter return royalty on the Kingking property from Nationwide Development Corporation for $15.0 million payable as follows: $3.0 million in 1995; $3.3 million in 1996; $2.7 million in 1997; and $6.0 million in 1998. Including the company's royalty, the Kingking property is subject to a 6 1/2% net smelter return royalty for the first seven years of production, 4 1/2% for the following eight years, and 5 1/2% thereafter.

  As part of its strategic alliance with TVI, the company has purchased 11.7 million common shares of TVI, representing 15.7% of TVI's common shares outstanding for $8.7 million, including a $1.0 million premium for property options.

  The company capitalized approximately $2.9 million related to the two-year work program in 1995 and expects to capitalize $15 million in 1996. The company also incurred acquisition costs of $28.8 million in 1995.

  The company's construction and production decision is dependent on the successful completion of additional drilling and metallurgical testing, the completion of a final feasibility study, the exercise of the company's purchase option, the issuance of appropriate permits and the ability of the company to obtain required financing.

 Aquarius

  In December 1995, the company acquired the remaining 49% interest in the Aquarius property in the Timmins gold district of northern Ontario in Canada for $7.75 million from ASARCO Incorporated, increasing the company's interest to 100%. In February 1995, the company had agreed to earn a 51% interest in Aquarius from ASARCO by spending Cdn$8.8 million on exploration by September 30, 1998. ASARCO was to have retained a 49% working interest plus a 1% net smelter royalty. The new agreement replaces the original agreement, increases the company's interest to 100% of Aquarius, and eliminates the royalty.

  Aquarius has about 23 million minable tons of mineralized material at an average grade of 0.055 troy ounces of gold per ton based on a cutoff grade of
0.020 ounces per ton. The cutoff grade was based on a price of $375 per ounce of gold.

  A level 1 feasibility study was completed in 1995. Extensive additional drilling is planned for 1996 to better define the mineralization. A level 2 feasibility study is expected to be completed in 1996. The deposit remains open to the northeast and also to the west.

  The company capitalized approximately $1.0 million related to the drilling program and feasibility study in 1995 and expects to capitalize $4 million in 1996. The company also incurred acquisition costs of $7.8 million in 1995.

  The company's construction and production decision is dependent on successful completion of the current drilling program, completion of a final feasibility study, the issuance of appropriate permits and the ability of the company to obtain required financing.

 Paredones Amarillos

  In 1995, the company completed the work necessary to earn a 51% interest and an option to acquire an additional 9% interest on the property from its joint venture partner, Baja Gold. The company is required to make a $1.0 million payment to exercise its 9% option on the property located near La Paz, Mexico.

  The company's work to date has outlined 27 million minable tons of mineralized material (the company's 60% share, 16 million tons) at average grades of 0.040 troy ounces of gold per ton based on a cutoff grade of 0.022 ounces per ton. The cutoff grade was based on a price of $375 per ounce of gold.

  A level 1 feasibility study was completed in 1995. The company has begun a step-out drilling program to outline an extension of the mineralization at depth to the south and east, where the deposit remains open. Preliminary metallurgical work indicates that milling at a relatively coarse grind will probably be a more cost-effective processing method than heap leaching, but the company is also studying a combination of milling the higher-grade ore and heap leaching the lower-grade material. A level 2 feasibility study is expected to be completed by the end of 1996.

  The company expensed approximately $3.4 million and capitalized approximately $1.2 million related to the 1995 drilling program and metallurgical testing and expects to capitalize $5 million in 1996.

  The company's construction and production decision is dependent on completion of a final feasibility study, the issuance of appropriate permits and the ability of the company to obtain required financing.

 Chapada

  In 1995, the company entered into an agreement enabling it to acquire a 50% interest in the Chapada property from Santa Elina Gold Corporation. Chapada is a large-tonnage copper and gold deposit in Brazil. To exercise the option, the company has agreed to pay Santa Elina $25.00 per ounce of contained gold and $0.02 per pound of contained copper for the company's share of proven and probable reserves, as reported in the final feasibility study. If additional reserves are found later, the company would pay Santa Elina a net smelter return royalty of 3.5% on the company's share of revenue after the initial reserves identified in the feasibility study are depleted.

  Santa Elina has outlined 113 million minable tons of mineralized material (the company's 50% share, 57 million tons) at average grades of 0.012 troy ounces of gold per ton and 0.43% copper based on a cutoff grade of 0.30% copper. The cutoff grade was based on prices of $400 per ounce of gold and $1.00 per pound of copper.

  The company has begun a work program to further expand the currently outlined mineralization. A level 2 feasibility study is expected to be completed in 1997.

  The company purchased 4,000,000 common shares of Santa Elina Gold Corporation for $10.0 million in 1995 in addition to the 5,000,000 common shares which were purchased in 1994 for $10.0 million. $5.0 million of the proceeds of the 1995 purchase is being used by Santa Elina to perform exploration work on the Chapada property.

  The company's construction and production decision is dependent on positive results from the work program, completion of a final feasibility study, the issuance of appropriate permits and the ability of the company to obtain required financing.

EXPLORATION

  The company explores for extensions of known reserves at its mines and development properties as well as conducting exploration for new gold deposits. In response to available opportunities, as well as increased difficulty in obtaining mining permits and proposed U.S. federal royalties on production from U.S. public lands, the company has expanded its exploration focus outside North America. The company conducted exploration in Mexico, South America, the Philippines and West Africa in 1995.

  Exploration offices have been established in Mexico, Chile, Niger, the Philippines and Ghana, in addition to the existing offices in the U.S. and Canada, to conduct regional activities effectively.

  Exploration expense totaled $46.5 million in 1995 compared to $27.1 million in 1994 and $13.5 million in 1993. The budget for exploration expense for 1996 is currently $43.1 million, dependent on opportunities, of which 70% is expected to be spent outside the U.S. and Canada. A similar percentage was spent outside the U.S. and Canada during 1995. The company conducts its own active exploration and participates in farm in/farm out exploration arrangements.

SUNNYSIDE

  In December 1991, Sunnyside Gold Corporation (SGC) , an indirect wholly owned subsidiary of the company, transferred its interest in the Alta Bay joint venture properties located in Nevada to Alta Gold Co. Alta Gold assumed all future environmental liabilities at the properties transferred. SGC maintained its interest in the Sunnyside mine, located in Colorado, and assumed Alta Gold's share of future environmental liabilities at Sunnyside.

  In February 1996, SGC and the State of Colorado agreed in principle to a plan for obtaining release from Colorado Discharge Permit System requirements following sealing of the Sunnyside mine. Under this plan, SGC would perform environmental mitigation on up to nine mining claims which are unrelated to production at the Sunnyside mine; divert and treat Cement Creek while the mitigation work is being performed; monitor water quality at several points in the Animas River basin and provide financial assurance in the form of a letter of credit of $5.0 million. In return, the State of Colorado will release SGC's mine discharge permits after the mitigation projects are completed and the post-project monitoring period has elapsed; refrain from enforcement action on groundwater seeps and springs that may occur subsequent to the sealing of the Sunnyside mine; release SGC from future obligations after the permits are released; and will support the settlement before the Environmental Protection Agency and the public. SGC estimates that it will take a minimum of seven years for all of the conditions of the agreement to be fulfilled by both parties. This settlement is subject to a public comment period and is expected to be finalized in the second quarter of 1996.

  In May 1994, SGC commenced proceedings in Colorado state court to obtain a declaratory judgment clarifying the extent of SGC's responsibility, if any, for ground water seeps and springs that may occur subsequent to the planned sealing of the Sunnyside mine. These proceedings will be concluded upon finalization of the consent decree by the State of Colorado and approval by the court. See "Legal Proceedings--Sunnyside."

  In 1995, SGC increased the provision for future reclamation costs at the Sunnyside mine by $11.7 million. SGC's provision for future reclamation costs is reviewed periodically and adjusted as additional information becomes available.

KENSINGTON

  In 1995, the company sold its 50% interest in the Kensington development project to its partner, Coeur d'Alene Mines Corp. for $32.5 million and a scaled royalty on future production, resulting in a $3.2 million gain.

OTHER

 Precious Metal Sales and Hedging Activities

  The company's dore bars are further refined by third parties before they are sold as gold or silver bullion. The refined gold and silver is sold to banks or precious metal dealers.

  The company's profitability is subject to changes in gold and silver prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes, the company attempts to lock in the future value of certain of these items through hedging transactions. These transactions are accomplished through the use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

  The gold- and silver-related instruments used in these transactions include commodity loans, fixed-forward and spot-deferred contracts, swaps and options. Sensitivity to changing metal prices is reduced, and future revenues are hedged, as the company's future production will satisfy these loans and other delivery commitments.

  In 1995, approximately 22% of gold production was delivered against forward sales and gold loans at an average price of $395 per ounce. This compares with 19% of gold production in 1994 and 11% of gold production in 1993, at an average price of $370 and $352, respectively. Approximately 47% of silver production was delivered against forward sales at an average price of $5.48 per ounce in 1995, compared to 50% at an average price of $4.56 in 1994 and 33% at an average price of $4.40 in 1993.

  The company engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars. Forward currency transactions more closely link profitability of Canadian operations to the price of gold in U.S. dollars.

  The company also engages in crude oil hedging activities, including forward purchase agreements and swaps, to reduce the impact of fluctuations in crude oil prices on its operating costs.

  The company used interest rate swap agreements to effectively convert its fixed-rate preferred stock dividends into floating-rate dividends. The interest rate swap agreements expired on December 31, 1995.

  All purchases and sales of derivatives are connected to production of gold or silver, or to existing financial commitments and are not entered into for speculative gain.

  The company's forward sales positions, gold and silver loan and swap repayment schedules, option position, currency position and crude oil position at December 31, 1995 are set out in note 15 to the company's consolidated financial statements.

 Government Regulation--Canada

  The mining industry in the Northwest Territories operates under Canadian federal and territorial legislation governing prospecting, development, production, environmental protection, exports, income taxes, labor standards, mine safety and other matters. The company believes its Canadian operations are operating in substantial compliance with such legislation. The operation of the Lupin mine is subject to substantial regulation by government authorities, which is in many instances discretionary.

  The company's Lupin operation is presently subject to environmental regulation primarily by the Federal Department of Indian Affairs and Northern Development ("DIAND") and the Northwest Territories Water Board, which are responsible for administering the Northwest Territories Water Act (Canada) ("NWTWA"), legislation that on June 15, 1993, replaced the Northern Inland Waters Act (Canada) ("NIWA") pursuant to which DIAND previously exercised jurisdiction over the operation. The company's existing licences under NIWA were deemed to continue under the NWTWA.

  Pursuant to the Nunavut Final Agreement between the Government of Canada and the Inuit of Canada's eastern arctic, the jurisdiction previously exercised by the Northwest Territories Water Board under the NWTWA will effectively be exercised by the Nunavut Water Board. Once the Nunavut Water Board is established, the company will be subject to its jurisdiction and any further approvals or licences will have to be obtained from that Board. In the meantime, any changes or additions to existing operations that may require additional, or amendments to existing, licences would be obtained from the Northwest Territories Water Board under the NWTWA. All federal licences, permits or authorizations required for the operation of the Lupin mine are in good standing.

  On January 19, 1995, the Canadian Environmental Assessment Act ("CEAA") came into force. Any changes or additions to existing operations at Lupin may be subject to environmental assessment by the federal government under the CEAA before any permits or licenses are issued under the NWTWA in respect of those changes or additions to existing operations.

  The federal Departments of Fisheries & Oceans and Environment have an enforcement role in the event of environmental mishaps, but presently have no direct, regulatory role in relation to Lupin.

  Lupin is also subject to enforcement by the Northwest Territories Department of Natural Resources pursuant to the Northwest Territories Environmental Protection Act ("NWTEPA"). NWTEPA contains requirements to obtain licenses and permits which may, in the future, affect the Lupin operation, but those requirements are not presently in force. The company believes it is in substantial compliance with all relevant territorial environmental legislation.

  On January 1, 1994, the North American Free Trade Agreement ("NAFTA") between Canada, the United States and Mexico came into force. The NAFTA amends the Investment Canada Act and its regulations and guidelines in that the investors of the United States and Mexico are treated more favorably from all other "non-Canadian" investors with respect to reviews by Investment Canada. Direct acquisitions of Canadian businesses by investors from the United States or Mexico are only subject to review if the acquisitions exceed a certain threshold which is adjusted annually according to the formula set out in Annex I to the NAFTA. However, indirect acquisitions of Canadian businesses by investors of the United States or Mexico are not subject to review.

  The Competition Act (Canada) requires parties to certain transactions, if the parties to and the circumstances of the transaction meet certain size thresholds as designated in the Act, to provide the Director of Investigation and Research (the "Director") with detailed information about the transaction and the parties, and to observe a waiting period prior to closing. Without the Director's pre-clearance of the transaction by the expiration of the waiting period, the transaction will not be permitted to be completed. In order to be notifiable, transactions must meet the basic size threshold, namely, the parties to the transaction together with their affiliates (defined to include parent, subsidiary and sister corporations) must have assets in Canada or gross revenues from sales in, from or into Canada that exceed C$400 million. Assuming the size threshold is met, additional thresholds based on the type of transaction must be met before notification is required.

 Government Regulation--United States

  The company's U.S. operations are subject to comprehensive regulation with respect to operational, environmental, safety and similar matters by federal agencies including the U.S. Department of the Interior, the U.S. Department of Agriculture (U.S. Forest Service), the U.S. Environmental Protection Agency ("EPA"), the U.S. Mine Safety and Health Administration ("MSHA") and similar state and local agencies. Failure to comply with applicable laws, regulations and permits can result in injunctive actions, damages and civil and criminal penalties. If the company expands or changes its existing operations or proposes any new operations, it may be required to obtain additional or amended permits or authorizations. The company spends substantial time, effort and funds in planning, constructing and operating its facilities to ensure compliance with U.S. environmental and other regulatory requirements. Such efforts and expenditures are common throughout the U.S. mining industry and generally should not have a material adverse effect on the company's competitive position.

  The company believes its U.S. operations are in substantial compliance with applicable air and water quality laws and regulations and that it has acquired or applied for all permits required under such laws or requested by the states in which it is operating.

  The City and Borough of Juneau in Alaska has adopted an ordinance which will require the company to compensate the city for the costs of any direct socio-economic impacts from the Alaska-Juneau project on the city and its services. The city in turn is obligated to pay for any indirect impacts. The nature and extent of any direct impacts and related costs for which the company might be responsible under such ordinance cannot be conclusively determined at this time.

  Certain wastes from mining and mineral processing operations are currently exempt from regulation under the Bevill amendment to the federal Resource Conservation and Recovery Act ("RCRA"). However, Congress will be considering revision and reauthorization of RCRA, as well as the federal Clean Water Act and Endangered Species Act, each of which substantially affects mine development and operations. The effect of any revised or additional regulation on the company's U.S. operations cannot be determined until the legislative process is completed and new administrative rules are issued, but they can have a significant impact upon operations of all mining companies and increase the costs of those operations.

  Proposed legislation is being introduced in both houses of the current Congress to modernize the general mining laws applicable to operations on federal lands, including a comprehensive bi-partisan bill actively supported by the mining industry. These proposals include royalty provisions, environmental controls and requirements for reclamation.

  The most material direct economic impact of mining law revision could be from royalties for production at the McCoy/Cove mine in Nevada, which is on federal land, and (to a lesser degree) at the 50%-owned Round Mountain mine in Nevada, 24% of whose reserves are on federal land. However, the company has completed all of the steps currently required under U.S. law to convert the McCoy/Cove and Round Mountain land to patented status (and thus to be exempt from any proposed royalty), and it filed applications for patents. During 1994, the company filed lawsuits against the U.S. Department of the Interior to require the government to cease its delay and to issue certificates and patents to which the mines are currently entitled. The government has formally notified the court that the key certificates, which were the objective of the suits, were issued to the company March 1, 1995. The Department is expected to complete its administrative review and issue the patents in accordance with the regulations.

  The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), commonly called the "Superfund Act," contains stringent reporting requirements for the release or disposal of hazardous substances, with substantial fines for noncompliance. In addition, under CERCLA, any party responsible for the release or threatened release of a hazardous substance into the environment is liable for all clean-up costs. Responsible parties under CERCLA include the owner or operator of the site where the release occurs or anyone who owned or operated the site when a disposal was made, regardless of culpability. Mining wastes are subject to CERCLA regulation if they contain hazardous substances, and EPA has included several mining sites on its list of high-priority sites for clean-up under CERCLA.

  The Stibnite property near Yellow Pine, Idaho, is the subject of a preliminary investigation/site assessment ("PI/SA") by the Environmental Protection Agency that indicates that the site may be eligible for inclusion on the National Priorities List ("NPL") under CERCLA. During 1985, Copper Range Company, then an acquired subsidiary of the company, and from November 1985 to December 1989, Round Mountain Gold Corporation, a subsidiary of the company, owned a 20% interest in a joint venture that controlled several claims in the Stibnite area. Copper Range Company, a subsidiary of the company from January 1985 until November 1985, is on the list of present and former owners or operators of properties at the Stibnite site. Round Mountain Gold Corporation, because it owned 20% of the joint venture between November 1985 and December 1989, also may have liability for a share of the cleanup costs at the site, if cleanup is undertaken pursuant to CERCLA. At this time, it is not possible to estimate the size of the potential cost of cleanup, or to state how much of that liability, if any, might be the responsibility of Round Mountain Gold Corporation. However, the current operator is conducting permitted mining operations which include remediation of the site, and no CERCLA action is presently anticipated.

  Various types of dust control, revegetation and similar reclamation-related measures are generally required for the company's Nevada operations under specific state air or water quality and mine reclamation rules and permits. The Bureau of Land Management ("BLM") and Forest Service permits and Plans of Operations for the company's Nevada operations also contain some reclamation-related requirements, including an obligation to perform recontouring of pre-existing pits at the Borealis mine. The Kettle River project is similarly subject to requirements for reclamation of disturbed surface areas by agreement with the State of Washington. The company believes its operations are in substantial compliance with these reclamation requirements.

  The company believes that all of its U.S. operations are currently being conducted in substantial compliance with applicable MSHA and similar state labor, health and safety rules.

 Employees

  At December 31, 1995, the company employed 1,987 persons excluding temporary employees directly involved in short-term programs, broken down as follows:

McCoy/Cove................................................................   475
Round Mountain, including ancillary services..............................   555
Lupin, including aviation and winter road.................................   522
Kettle River..............................................................   195
Exploration...............................................................    52
Technical and Corporate Staff.............................................   137
Other, including Alaska and Sunnyside.....................................    51
                                                                           -----
                                                                           1,987
                                                                           =====

  A sufficient supply of qualified workers is available for both Canadian and U.S. operations, although the continuation of such supply depends upon a number of factors, including, principally, the demand occasioned by other projects. None of the company's employees are represented by labor unions. The company believes it generally has good relations with its employees. The company provides its employees with a competitive compensation package and comprehensive benefits program.

 Insurance and Mining Risks

  The company carries insurance against property damage, including boiler and machinery insurance, and also comprehensive general liability insurance of a total of $51 million per occurrence, which is available to all operations. The company carries special liability policies applicable to aircraft and motor vehicles. It is also insured against dishonesty and gold and silver bullion thefts, as well as losses of goods in transit. The property damage and boiler and machinery insurance policies include coverage for business interruption, resulting from an insured loss, subject to a five day waiting period and a maximum indemnification period of one year.

  Risks not insured against include mine cave-ins, mine floodings or other hazards and most types of environmental pollution against which the company cannot insure or against which it has elected not to insure.

  The company believes that it has taken adequate precautions to minimize the risk of environmental pollution. However, with respect to certain mines, there is some risk that cyanide may escape from the leach pads or tailings dams in sufficient quantities to cause water or surface pollution. In addition, there is some risk of environmental pollution and liability under U.S. or Canadian environmental laws. See "Government Regulation."

  Underground mining is generally subject to certain types of risks and hazards, including unusual or unexpected formations, pressures, cave-ins, flooding and other conditions. The company has not experienced any significant cave-ins at its underground mines. See "Lupin--Mining and Processing." In addition, because mining can be conducted on a number of different levels at the same time, a cave-in in one area would not necessarily affect mining in other areas.

  Open-pit mining, such as that conducted at certain of the company's mines, is generally subject to certain types of risks and hazards, primarily pit wall failure. The company has not experienced any pit wall failures that have significantly affected its open-pit mines. In addition, for large open-pits, because mining is done in phases, whereby pit walls are pushed back to final pit boundaries, a pit wall failure in one area would not necessarily affect mining in another area or overall pit design.

 Competition

  The company competes with other mining companies for the acquisition of mining claims and leases. The company also competes with other mining companies in connection with the recruitment and retention of qualified employees. See "Employees."

 Supplies, Utilities and Transportation

  The principal supplies needed for the operation of the company's mines are explosives, diesel fuel, chemical reagents (including cyanide, lime, sulfur dioxide, sodium hydroxide and zinc dust), cement, equipment parts and lubricants.

  Power is supplied to the company's mines by power companies or by diesel generators. Each mine has access to adequate water.

  Each of the U.S. mines has good road access by either paved or gravel roads from state highways.

  See also "Lupin--Supplies, Utilities and Transportation."

 Waste Disposal

  Heap leaching is done with a weak cyanide solution held within a closed circuit, which includes the leach pads and surface holding ponds. Leached ore from the reusable pad at Round Mountain is washed and deposited adjacent to the mine site. Where dedicated pads are used, the leached ore remains on the pads. Mill processing may use a cyanide leaching solution, which is contained within the mills' processing circuits. See "Government Regulation--United States."

  See also "Lupin--Water Supply and Waste Disposal."

 Royalties

  Production from the company's mines is subject to certain royalties. These are described in note 16a to the company's consolidated financial statements.

 Title Matters

  Title to mining properties in the western United States involves certain inherent risks due to the impossibility of determining the validity of unpatented claims from real estate records, as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mining properties. Although the company believes it conducted reasonable investigations (in accordance with standard mining industry practice) of the validity of ownership of and the ability of its sellers to transfer mining claims and other interests to it, there can be no assurance that it holds good and marketable title to all of its U.S. properties. The company has conducted limited reviews of title and obtained representations regarding ownership from the sellers.

                                   GLOSSARY

  The following terms are described to aid in understanding the company's Form 10-K. Geological terms are not generally included.

ADIT

  A tunnel driven horizontally into the side of the mountain or hill to gain access to mineralization for exploration or mining.

ANOMALY

  A changed ground condition, often indicated by differing survey data, and may indicate the presence of mineralization in the underlying bedrock. See Survey.

ASSAY

  A chemical test performed on a sample of ore, mineral or rock to determine the mineralized content.

CALL OPTION

  An option contract that gives the holder the right, but not the obligation, to buy a specific commodity for a limited time period at a fixed price.

CARBON ADSORPTION

  A process used to extract dissolved gold and silver from solvents in leaching. Soluble complexes of gold and silver physically adhere to activated carbon particles without chemical reaction. The company uses activated carbon made from coconut shells. This carbon contains five to six million square feet of molecular surface area per pound of carbon.

CONCENTRATE

  A metal-rich product from a mineral separation process such as flotation. The metals are "concentrated" from ore and the remainder is discarded as neutralized tailings. The contained metals are recovered from the concentrates either by leaching or by smelting.

CONTANGO

  The premium paid over spot prices on a forward contract. The contango is based on the difference between the cost of leasing gold and current money interest rates.

DEDICATED PAD

  See Leach Pad.

DILUTION

  The unwanted but unavoidable inclusion of some barren or low-grade rock along with the ore being mined. This lowers the grade of the mined material.

DORE

  An unrefined bar of bullion containing an alloy of gold, silver and impurities. The company ships dore bars to refiners for further processing, then sells them to precious metal dealers, mainly banks and their affiliates.

DRIFT

  An underground horizontal passage providing access to a mineralized area.

DRILLING

  (i) Blasthole Drilling

    The drilling of holes in rock to insert with an explosive charge. The drill holes are usually about 10-25 feet apart. The ensuing synchronized blast will break up the rock so it can be dug out.

  (ii) Diamond (or Core) Drilling

    Drilling with a hollow diamond-studded bit to cut out a solid rock core. A column of rock is extracted from inside the drill rod for geological examination and assay.

  (iii) In-Fill Drilling

    Drilling between widely spaced holes (typically up to 200 feet apart) to establish or upgrade the ore reserve classification.

  (iv) Rotary Drilling

    Drilling with a bit that breaks the rock into chips. The chips are continually flushed from the hole (outside the drill pipe) and are collected in sequence for geological examination and assay.

  (v) Reverse-Circulation Drilling

    A type of Rotary Drilling that uses a double-walled drill pipe. Compressed air, water or other drilling medium is forced down the space between the two pipes to the drill bit, and the drilled chips are flushed back up to the surface through the center tube of the drill pipe.

  (vi) Step-Out Drilling

    Drilling at widely spaced intervals (typically in increments of 300 feet) outward from known deposits to test for extensions of mineralization.

ELECTROWINNING

  The recovery of metal by electrolysis. An electric current is passed through a solution containing dissolved metals, which causes the metals to be deposited on a cathode.

EXERCISE (OR STRIKE) PRICE

  The price at which the underlying commodity or security can be bought, sold, or settled on exercise of the option contract. In the case of a call option, the exercise price is the price at which the buyer of the option has the right to purchase the underlying commodity or security. In the case of a put option, the exercise price is the price at which the buyer of the option has the right to sell the underlying commodity or security.

EXPLORATION

  Exploration can be divided into three basic categories:

  (i) Grassroots Exploration

    Exploration for ore in an area that has the correct geologic setting, although no ore may have been found yet in that precise location.

  (ii) Headframe Exploration

    Exploration for a separate ore body "within sight of the headframe" of an existing mine.

  (iii) Definition Exploration

    Exploration that defines an ore body, or searches for extensions to it, once it has been discovered.

FEASIBILITY STUDIES

  Determinations of the economic feasibility of mining a deposit, based on progressively greater levels of information.

  (i) Initial Feasibility (Level 1)

    A preliminary estimate of what the economic parameters of mining a deposit are likely to be, based on a particular mining plan, process flow sheet, facility design, infrastructure, and estimated capital and operating costs. A Level 1 estimate usually describes an installation that might be built. The deposit is classified as other mineralization.

  (ii) Detailed/Optimized Feasibility (Level 2)

    A refinement and reassessment of the initial study, based on extensive additional information, detailed engineering, and optimization work. This provides a level of confidence such that a decision to build the project can be made. A Level 2 estimate generally describes an installation that probably will be built, rather than an installation which is conceptual only. The deposit is now classified as ore reserves.

  (iii) Definitive Feasibility (Level 3)

    Yet a further increase in the level of engineering and other detailed work. The designs and estimates provided in the Level 3 estimate are for the installation that will be built with minimal modifications. The company would not normally proceed to this level of detail before making a construction decision unless it were to be required for stand-alone project financing.

FLOTATION

  A process for concentrating minerals based on the selective adhesion of certain minerals to air bubbles in a mixture of water and ground-up ore. When the right chemicals are added to a frothy water bath of ore that has been ground to the consistency of talcum powder, the minerals will float to the surface. The metal-rich flotation concentrate is then skimmed off the surface.

FLUX

  Chemical compounds added during a refining or smelting process to separate impurities.

FORWARD CONTRACT

  A legal agreement to buy or sell a commodity at a specific price on a future date.

GOLD LOAN

  A low interest cost method of debt financing that also acts to hedge future selling prices. A gold producer borrows gold bullion from a bank or dealer and sells it on the spot market, thereby establishing the sales price for the quantity of gold borrowed. The producer replaces the borrowed gold from its future production according to an agreed upon schedule. A gold loan allows the producer to receive the proceeds from the sale of the borrowed gold immediately, rather than as the metal is produced.

GRADE

  The metal content of ore. With precious metals, grade is expressed as troy ounces per ton of ore.

  (i) Cut-off Grade

    The minimum grade of ore that can be mined and processed economically.

GRADE THICKNESS

  The average grade of a drill hole intersection(s) multiplied by the thickness of the intersection(s). The resulting figure indicates the concentration of mineralization in that hole. When the value for each hole is plotted, the mineral intensity of a deposit can be identified.

GRAVITY SEPARATION

  Recovery of gold from crushed rock or gravel using gold's high specific gravity to separate it from the lighter material.

HEAP LEACHING

  A low-cost leaching process in which ore is placed in a large heap on an impermeable pad. The solvent, a weak cyanide solution, is dripped or sprinkled over the heap and collected at the bottom after percolating through the ore and dissolving the metals. See the illustration in "Mine Processing."

LEACHING

  The extraction of a soluble metallic compound from ore by dissolving the metals in a solvent. See also Heap Leaching.

LEACH CYCLE

  The average amount of time that ore is leached.

LEACH PAD

  A large, impermeable foundation or pad used as a base for ore during heap leaching. The pad prevents the leach solution from escaping out of the circuit.

  (i) Dedicated Pad

    A Leach Pad which is constructed to permanently accommodate one ore heap. The pad forms the tailings pile when economic recovery has been reached and the pad neutralized.

  (ii) Reusable Pad

    A pad where ore is loaded and then unloaded at the end of each Leach Cycle. The pad, made of durable materials, can be reused continually.

MILL

  A plant where ore is ground, usually to fine powder, and the metals are extracted by physical and/or chemical processes. See the illustration in "Mine Processing."

MILLIOUNCE

  One milliounce equals 0.001 ounce. See Ounce.

MINERALIZATION

  Mineral-bearing rock. In this report, mineralization generally refers to the presence of gold and silver established by widely spaced drilling. It is referred to as "other mineralization" to distinguish it from "proven and probable reserves." See Ore Reserves.

OPTION PREMIUM

  The total price paid or received for the option contract. This is the price that the buyer of an option pays and the writer of an option receives for the rights conveyed by the option.

ORE BODY

  A mineral deposit that can be mined at a profit under existing economic conditions.

ORE PASS

  A vertical or steeply inclined raise used to move ore by gravity to the mine level where it will be crushed and hoisted to surface.

ORE RESERVES

  The tonnage and grade of an economically and legally extractable ore body. The company's reserves are minable reserves and do not reflect losses in the recovery process. They include allowance for dilution of ore in the mining process. Securities regulations in both Canada and the U.S. set strict requirements for proven and probable ore reserves.

  (i) Proven Ore Reserves

    Reserves that can be accurately estimated by establishing the size, shape and mineral content of an ore body by inspection and closely spaced samples.

  (ii) Probable Ore Reserves

    Reserves that have reasonable geologic continuity but cannot be considered proven because inspection and measurement locations are not detailed enough to estimate as accurately the size, shape and mineral content of the ore body.

  The Canadian and U.S. regulations are presented in "Operations Summary."

OTHER MINERALIZATION

  See Mineralization.

OUNCE

  Throughout this report, the terms "ounce" and "Milliounce" are used as abbreviations for the troy ounce measure of weight. The troy ounce has been used exclusively as a previous metals measurement, probably since the 16th century.

                  One troy ounce = 1.097 avoirdupois ounces
                                 = 31.103 grams
                  One milliounce = 0.001 ounce

PAD

  See Leach Pad.

PLACER DEPOSIT

  A gravel-type deposit formed by the erosion of rocks and veins that contain particles of gold or other metals or minerals.

PROSPECTING

  The initial search for a mineral deposit, often through the visual examination of the surface for indications of mineralization.

PUT OPTION

  An option contract that gives the holder the right, but not the obligation, to sell a specific commodity for a limited time period at a fixed price.

RAISE

  A vertical or inclined passage between underground mine levels, used for ventilation or access for mining.

RAMP

  An underground tunnel providing access for exploration or the movement of materials and equipment between mine levels.

RECOVERY RATE

  The percentage of metals recovered in a mineral separation process. Recovery rates vary considerably depending on physical, metallurgical and economic circumstances.

REFINING

  A process of removing impurities from metals by introducing air and fluxes into the molten metal. The impurities are removed as gases or slag.

RESERVES

  See Ore Reserves.

REVERSE-CIRCULATION DRILLING

  See Drilling.

RUN-OF-MINE ORE

  Uncrushed ore in its natural state just as it is when blasted.

SHAFT

  A vertical accessway to a mine. Shafts are used for the movement of personnel and materials, including ore and nonmineralized rock.

SLAG

  Impurities that have combined with fluxes during a smelting or refining process.

SMELTING

  A process using heat and fluxes in which metals are separated from impurities with which they are physically or chemically associated.

SPOT DEFERRED SALE

  Similar to a forward sale except the date of sale may be deferred many times before the gold is ultimately delivered. The contango will increase at each deferral or roll forward.

STOPE

  An underground working area where ore is mined.

STRIPPING RATIO

  In an open pit mine, large quantities of nonmineralized rock often cover up the ore and must be removed. The stripping ratio is the number of tons of nonmineralized material removed per ton of ore mined.

SULFIDE

  A mineral compound characterized by the linkage of sulfur with a metal or semimetal.

SURVEY

  Some of the survey techniques used in exploration include:

  (i) Airborne Survey

    A survey made from an aircraft to identify anomalies in the ground that may reflect the presence of mineralization. Airborne surveys include photographic, geophysical and geological surveys.

  (ii) Geophysical Survey

    The use of geophysical techniques in the search for mineral deposits. Geophysical techniques include earth currents, electrical, gravity, heat flow, magnetic, seismic or thermal measurements.

  (iii) Induced-Polarization Survey

    A geophysical survey that induces an electric charge into the ground. The strength of the return signal indicates the sulfide content of the rock.

SWAP

  Transactions that generally involve the contractual exchange of interest payment obligations, currency positions, or commodities (or any combination thereof), on a specified amount of notional principal for a specified period of time.

TAILINGS

  The neutralized material discarded after the economically recoverable metals have been extracted from the ore by Milling or Heap Leaching.

TON

  The short ton is used throughout this report. It is a unit of weight equal to 2,000 pounds or 907.2 kilograms.

TRENCHING

  The digging of shallow trenches on the surface to expose a vein for inspection and sampling.

VENT RAISE

  See Raise.

WASTE PASS

  See Ore Pass.

                           ITEM 3--LEGAL PROCEEDINGS

SUNNYSIDE

  On May 18, 1994, the company commenced proceedings in Colorado state court to obtain a declaratory judgment clarifying the extent of the company's responsibility, if any, for ground water seeps and springs that may occur following the company's planned sealing of the Sunnyside Mine in Colorado. The Colorado Department of Public Health and Environment had asserted that any changes in quantity or quality of water flowing from seeps or springs that occur subsequent to sealing the mine might potentially require the company to acquire discharge permits, whether or not the water flows through the sealed mine. The company sought the declaratory judgment before it completes the sealing, which has been approved by the Division of Minerals and Geology of the Colorado Department of Natural Resources. The company has negotiated a consent decree with state authorities which, pending a public comment period, and approval by the court, will resolve the litigation. See "Business and Properties--Sunnyside."

ALASKA-JUNEAU

  During 1994, the U.S. Attorney began a grand jury investigation of potential Clean Water Act violations. The investigation is to determine whether the company unlawfully discharged pollutants from the drainage tunnel without a National Pollution Discharge Elimination System (NPDES) permit. The outcome of this investigation is uncertain.

  See "Business and Properties--Development Programs--Alaska-Juneau" and "-- Other--Government Regulations--United States."

MCCOY/COVE

  There is pending, in Nevada state court, a suit commenced by Summa Corporation against the company and the predecessor owner of the McCoy/Cove and Manhattan mines, claiming improper deductions in calculation of royalties payable over several years from production at McCoy/Cove and the former Manhattan mine. The claim is for unquanitified amounts of allegedly unpaid royalties, plus interest, which claim would be substantial. Although trial has been scheduled for 1996, discovery by counsel is not complete and the outcome is uncertain.

OTHER

  The company is also engaged in routine litigation incidental to its business.

          ITEM 4--SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  There were no matters submitted to a vote of security holders during the fourth quarter of 1995.

                                    PART II

   ITEM 5--MARKET FOR THE REGISTRANT'S COMMON SHARES AND RELATED SHAREHOLDER
                                    MATTERS

MARKET INFORMATION

  The company's common shares were first sold to the public at $2.36 per share in April 1983 after giving effect to the six-for-five share split in 1983 and the two-for-one share split in 1987. The company's stock exchange listings, together with the date of listing, are set out below:

  Canada--Toronto and Montreal (April 1983)
  United States--American (October 1983)
  France--Paris (March 1985)
  Belgium--Brussels (October 1985)
  Switzerland--Zurich, Geneva and Basel (April 1987)
  Germany--Frankfurt, Berlin and Dusseldorf (November 1988)

  The following table sets forth for the period from January 1, 1994 through February 29, 1996 the high and low reported prices and trading volume of the common shares on The Toronto Stock Exchange and the American Stock Exchange.

                                                             AMERICAN STOCK
                           THE TORONTO STOCK EXCHANGE           EXCHANGE
                        -------------------------------------------------------
                          HIGH       LOW       VOLUME    HIGH   LOW    VOLUME
                        --------- --------- ------------------ ----- ----------
                        (CANADIAN DOLLARS)   (SHARES IN     (U.S.    (SHARES IN
                                             THOUSANDS)   DOLLARS)   THOUSANDS)
1994
  First Quarter........     20.13     15.38       4,806  15.13 11.38   45,303
  Second Quarter.......     18.13     13.63       3,958  13.25  9.75   28,753
  Third Quarter........     18.88     14.25       4,369  14.00 10.25   30,177
  Fourth Quarter.......     18.63     13.38       4,680  13.88  9.75   25,276
1995
  First Quarter........     15.00     12.00       4,410  10.63  8.63   33,740
  Second Quarter.......     15.00     12.00       5,142  10.75  8.75   27,712
  Third Quarter........     15.63     12.50       9,500  11.50  9.06   34,604
  October..............     14.50     12.00       2,917  10.88  9.00   10,858
  November.............     14.75     12.00       6,562  10.88  8.88   12,516
  December.............     15.25     13.88       4,827  11.25 10.13    8,921
1996
  January..............     18.00     14.38      18,670  13.00 10.50   19,786
  February.............     20.25     18.00      26,882  14.75 13.25   23,469

  On March 15, 1996, the closing price of the common shares on The Toronto Stock Exchange and on the American Stock Exchange was C$17.88 and U.S.$13.00, respectively.

  On March 15, 1996, the company had 130,476,039 common shares outstanding held by approximately 66,200 registered and nominee shareholders.

DIVIDENDS

  The company's policy is to declare dividends to shareholders in U.S. funds. The company paid dividends totaling $0.0750 per share in 1995, 1994 and 1993. Dividends payable to Canadian residents are converted to and paid in Canadian dollars.

  The declaration and payment of future dividends is dependent upon the company's capital requirements, earnings and economic outlook. Payment of dividends could be reduced or discontinued at any time. See "Certain Tax Matters--Canadian Federal Income Tax Considerations" for information with respect to Canadian withholding tax applicable to non-Canadian shareholders.

CERTAIN TAX MATTERS

  The following paragraphs summarize certain United States and Canadian federal income tax considerations in connection with the receipt of dividends paid on common shares of the company and certain Canadian federal income tax considerations in connection with a disposition of common shares by non-residents of Canada. These tax considerations are stated in brief and general terms and are based on United States and Canadian law currently in effect. There are other potentially significant United States and Canadian federal income tax considerations and state, provincial or local income tax considerations with respect to ownership and disposition of the common shares which are not discussed herein. The tax considerations relative to ownership and disposition of the common shares may vary from taxpayer to taxpayer depending on the taxpayer's particular status. Accordingly, prospective purchasers should consult with their tax advisors regarding tax considerations which may apply to their particular situation.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  Dividends on common shares paid to citizens or residents of the U.S. or to U.S. corporations (including any Canadian federal income tax withheld) will be generally subject to U.S. federal ordinary income taxation. Such dividends will not be eligible for the deduction for dividends received by corporations (unless such corporation owns by vote and value at least 10% of the stock of the company, in which case a portion of such dividend may be eligible for such deduction).

  U.S. corporations, U.S. citizens and U.S. residents will generally be entitled, subject to certain limitations, to a credit against their U.S. federal income tax for Canadian federal income taxes withheld from such dividends. Taxpayers may claim a deduction for such taxes if they do not elect to claim such tax credit. No deduction for foreign taxes may be claimed by an individual taxpayer who does not itemize deductions. Because the application of the foreign tax credit depends upon the particular circumstances of each shareholder, shareholders are urged to consult their own tax advisors in this regard. Non-resident alien and foreign corporations will be subject to U.S. federal income taxation at graduated rates upon dividends or gain with respect to their common shares (and may be entitled to such tax credit or such deduction), if such income or gain is treated as effectively connected with the conduct of the recipient's trade or business within the United States.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

  Dividends paid on common shares held by non-residents of Canada will generally be subject to Canadian withholding tax. This withholding tax is levied at the basic rate of 25%, although this rate may be reduced by the terms of any applicable tax treaty. The Canada-U.S. tax treaty provides that the withholding rate on dividends paid to U.S. residents on common shares is generally 15%.

  Generally, a non-resident of Canada who holds common shares as capital property will not be subject to Canadian federal income tax on capital gains realized on the disposition of his common shares.

                        ITEM 6--SELECTED FINANCIAL DATA

  The following table is derived in part from the audited consolidated financial statements of the company. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. In all material respects, they conform with principles generally accepted in the United States (except as described in footnote 1 to this table and note 12 to the company's consolidated financial statements). This information should be read in conjunction with the audited consolidated financial statements and the notes thereto.

                          SELECTED FINANCIAL DATA(1)

                                               YEAR ENDED DECEMBER 31
                                         --------------------------------------
                                          1995    1994    1993    1992    1991
                                         ------  ------  ------  ------  ------
                                          MILLIONS OF U.S. DOLLARS EXCEPT
                                             FOR GOLD PRICE, PER SHARE,
                                            PRODUCTION AND RESERVE DATA
EARNINGS STATEMENT DATA
Revenue................................  $360.7  $377.6  $366.5  $312.4  $315.6
Average gold price realized per ounce..  $388    $387    $360    $357    $392
Operating earnings.....................  $ 33.5  $ 65.8  $ 41.6  $  4.8  $ 23.1
Earnings (loss) before taxes(2)........  $(40.5) $ 19.5  $ 14.7  $(27.2) $ 11.2
Earnings (loss) before preferred share
 dividends(2)..........................  $(41.6) $ 17.3  $ 10.2  $(27.4) $  6.8
Net earnings (loss)(2).................  $(50.1) $  8.0  $  3.6  $(31.7) $  6.8
Earnings (loss) per common share(2)....  $(0.43) $ 0.07  $ 0.03  $(0.30) $ 0.07
Effective tax rate.....................   (2.8%)   11.3%   30.4%  (0.5%)   39.2%
Return on assets.......................   (5.7%)    0.9%    0.4%  (3.5%)    0.8%
Return on invested capital.............   (4.8%)    2.8%    2.1%  (2.9%)    1.8%
Return on average common shareholders'
 equity................................   (9.1%)    1.6%    0.7%  (6.8%)    1.5%
Weighted average common shares out-
 standing, in millions.................   116.2   112.5   108.2   105.2   101.2
BALANCE SHEET DATA
Working capital (deficiency)...........  $109.6  $186.2  $148.9  $ 31.1  $(14.1)
Current ratio..........................    1.84    4.24    2.01    1.42    0.80
Total assets...........................  $871.2  $881.7  $990.5  $936.6  $875.0
Gold, silver and currency financings...  $152.8  $132.7  $217.4  $220.1  $233.7
Deferred income taxes..................  $  8.1  $  8.4  $ 14.6  $ 20.0  $ 26.0
Common shareholders' equity............  $588.9  $509.7  $513.7  $440.3  $491.5
Common shares outstanding, in millions.   129.9   112.7   112.2   105.2   105.1
Book value per common share............  $ 4.53  $ 4.52  $ 4.58  $ 4.19  $ 4.67

                          SELECTED FINANCIAL DATA(1)

                                          YEAR ENDED DECEMBER 31
                                -----------------------------------------------
                                  1995      1994      1993      1992     1991
                                --------  --------  --------  --------  -------
                                 MILLIONS OF U.S. DOLLARS EXCEPT FOR GOLD
                                 PRICE, PER SHARE, PRODUCTION AND RESERVE
                                                   DATA
OTHER DATA
Cash dividends paid:
  Common shares
     --total..................  $    9.0  $    8.5  $    8.1  $    7.9  $   7.7
     --per common share.......  $ 0.0750  $ 0.0750  $ 0.0750  $ 0.0750  $0.0750
  Convertible preferred shares
   of subsidiary(3)
    --total...................  $    8.5  $   10.1  $   10.1  $    4.3  $   --
    --per share...............  $   1.75  $   1.75  $   1.75  $0.75347  $   --
Working capital from opera-
 tions........................  $   66.3  $  108.1  $  107.5  $   76.5  $  87.8
Capital and exploration spend-
 ing..........................  $  138.3  $   66.8  $   44.4  $   81.4  $  65.6
PRODUCTION AND RESERVE DATA
Production (thousands of ounc-
 es)
  Gold........................     754.8     817.9     873.9     764.2    733.9
  Silver......................  11,905.8  10,443.2  12,454.3   7,921.5  5,619.0
Average gold to silver price
 ratio........................      74:1      73:1      85:1      87:1     89:1
Year-end gold to silver price
 ratio........................      76:1      79:1      77:1      90:1     92:1
Production cost per ounce of
 gold
  Cash production costs(4)....  $    235  $    214  $    214  $    237  $   249
  Royalties...................         9        10         8         7        7
  General and administrative..        13        11         9        12       13
                                --------  --------  --------  --------  -------
  Total cash costs............       257       235       231       256      269
  Depreciation and amortiza-
   tion.......................        97        89        88        98       93
                                --------  --------  --------  --------  -------
  Production costs............       354       324       319       354      362
  Exploration expense.........        51        28        13         7        7
  Development properties ex-
   pense......................        25        20        11       --       --
  Interest expense (income)...        (5)       (4)      --          4        7
  Write-downs.................       --        --        --         21      --
  Other expense...............        10         4         2         5        1
  Income and mining tax ex-
   pense......................         1         2         4        --        6
                                --------  --------  --------  --------  -------
Breakeven(3)(5)...............  $    436  $    374  $    349  $    391  $   383
                                ========  ========  ========  ========  =======
Profit margin(6)..............       8.7%     16.3%     11.4%      0.8%     7.7%
                                ========  ========  ========  ========  =======
PROVEN AND PROBABLE RESERVES
 (millions of ounces at year
 end)
Gold--producing mines.........       7.5       6.9       7.3       7.2      8.0
    --development properties..       3.5       4.4       4.4       4.4      4.5
                                --------  --------  --------  --------  -------
  Total gold..................      11.0      11.3      11.7      11.6     12.5
                                ========  ========  ========  ========  =======
Silver--producing mines.......      62.9      82.7     105.1     112.3    116.9
                                ========  ========  ========  ========  =======

- --------
(1) This information should be read in conjunction with the company's audited consolidated financial statements and accompanying notes. Contingencies are described in note 16d to the company's consolidated financial statements.

  The company's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. Had the consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States, certain selected financial data would be disclosed as follows:

                                             1995    1994   1993   1992    1991
                                            ------  ------ ------ ------  ------
   Earnings (loss) before taxes............ $(36.9) $ 23.7 $ 14.7 $(27.2) $ 11.2
   Net earnings (loss)..................... $(46.5) $  7.3 $  8.5 $(31.7) $  6.8
   Earnings (loss) per common share........ $(0.40) $ 0.07 $ 0.08 $(0.30) $ 0.07
   Total assets............................ $892.8  $885.9 $990.5 $936.6  $875.0
   Deferred income taxes................... $  8.1  $  8.4 $  9.7 $ 20.0  $ 26.0
   Common shareholders' equity............. $610.6  $513.9 $518.6 $440.3  $491.5

  See also note 12 to the company's consolidated financial statements.
(2) At December 31, 1992, the company wrote down its investment in Kettle River by $14.9 million ($0.14 per share) and wrote off $3.2 ($0.03 per share) million in two exploration properties.
(3) All of the outstanding shares of preferred stock of subsidiary were redeemed or converted into common shares of the company during 1995.
(4) Cash production costs include mining, processing and direct administration costs. Mining costs relating to gold which will be produced in future years are deferred and are charged to operating costs in the period in which the production occurs.
    Royalties, corporate general and administrative expense, depreciation and amortization are not included in cash production cost, nor are development properties expense, finance costs and exploration expense. Nevada net proceeds tax, Northwest Territories royalty tax and similar taxes are not included. These taxes are included as mining taxes in "income and mining tax" expense.
(5) Before preferred stock dividends of subsidiary (which dividends are net of interest income/expense from related interest rate swaps).
(6) The difference between the average gold price realized and the production cost per ounce of gold before exploration expense, development properties expense, interest income, write-downs, other expense, income and mining tax expense and preferred stock dividends divided by the average gold price realized.

                 ITEM 7--MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial results of the company's operations for the years 1993 through 1995 should be read in conjunction with the financial data and the company's consolidated financial statements, included elsewhere in this report. The company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. In all material respects, they conform with those principles generally accepted in the United States, except as described in note 12 to the company's consolidated financial statements, and also with International Accounting Standards.

  Material changes in the company's reserves may significantly impact results of operations and asset carrying values. See the discussion of reserves in "Business and Properties--Reserves".

  The following contains statements that are, by their nature, forward looking and uncertain. See "Business and Properties--Introduction--Risk Factors" and "Commitments and Contingencies" for a discussion of factors which should be considered in evaluating these statements.

SUMMARY

  The company's net loss in 1995 was $50.1 million. Production costs in 1995 were $354 per ounce of gold, which includes $235 per ounce cash production cost, $97 per ounce depreciation and amortization, $13 per ounce general and administrative and $9 per ounce royalties. Production costs do not include exploration expense, development properties expense, write-downs, other expense, net interest, income and mining tax expense and preferred stock dividends. The average price realized in 1995 was $388 per ounce of gold, including forward sales and loan repayments, which exceeded the average market price of $384 per ounce of gold in 1995. Total working capital provided from operations was $66.3 million in 1995 after cash exploration and development expenses of $60.4 million.

RESULTS OF OPERATIONS

  The company had a net loss of $50.1 million ($0.43 per share) in 1995, compared to net earnings of $8.0 million ($0.07 per share) in 1994 and $3.6 million ($0.03 per share) in 1993 . The 1995 results compared to 1994 reflect increased operating costs per ounce ($19.4 million), significantly increased exploration ($19.4 million) and development property ($3.8 million) expenses due to the company's expanded search for new gold reserves and production, lower silver prices realized ($4.5 million), lower precious metal sales
($3.8 million decreased earnings margin), and increased environmental expenses at Sunnyside ($11.7 million). The increase in 1994 from 1993 was primarily a result of higher gold and silver prices partially offset by higher exploration and development properties expenses.

  Revenue is derived from the sale of gold and silver bullion and varies with the volume of production and the price received. The significant majority of revenues continue to be derived from gold sales. The company expects gold production to be slightly below 1995 production of 754,762 ounces. The price of gold and silver is affected by many factors which are beyond the company's control. See "Business and Properties--Introduction--Risk Factors."

  The gold and silver ounces sold and other revenue data for the last three years is set out below:

REVENUE DATA

                                                  YEAR ENDED DECEMBER 31
                                             ----------------------------------
                                                1995        1994        1993
                                             ----------  ----------  ----------
GOLD
Ounces sold.................................    758,635     823,841     865,420
Average price realized per ounce............ $      388  $      387  $      360
Average market price per ounce.............. $      384  $      384  $      360
Revenue (millions of U.S. dollars).......... $    294.6  $    318.8  $    311.2
Percentage of total revenue.................         82%         84%         85%
SILVER
Ounces sold................................. 12,234,835  10,196,356  12,350,519
Average price realized per ounce............ $     5.40  $     5.77  $     4.48
Average market price per ounce.............. $     5.19  $     5.29  $     4.29
Revenue (millions of U.S. dollars).......... $     66.1  $     58.8  $     55.3
Percentage of total revenue.................         18%         16%         15%
                                             ----------  ----------  ----------
Total Revenue (millions of U.S. dollars).... $    360.7  $    377.6  $    366.5
                                             ==========  ==========  ==========

  The effects of changes in sales volume and prices were:

VARIANCES

                                                    YEAR ENDED DECEMBER 31
                                                   ---------------------------
                                                     1995      1994     1993
                                                   --------  --------  -------
                                                   THOUSANDS OF U.S. DOLLARS
Change in volume.................................. $(13,478) $(24,600) $56,120
Higher (lower) prices:
  Gold............................................    1,135    22,512    2,073
  Silver..........................................   (4,527)   13,153   (4,076)
                                                   --------  --------  -------
Increase (decrease) in gold and silver revenue
 from the previous year........................... $(16,870) $ 11,065  $54,117
                                                   ========  ========  =======

  The decrease in gold and silver revenue from 1994 to 1995 was primarily due to lower production at three of the company's four mines. The increase in gold and silver revenue from 1993 to 1994 was primarily due to an increase in average realized prices, the effect of which was partially offset by lower production at three of the company's four mines. Production by mine is set out in "Business and Properties -Operations Summary."

  The company's profitability is subject to changes in gold and silver prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes, the company attempts to lock in the future value of certain of these items through hedging transactions. These transactions are accomplished through the use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

  The gold- and silver-related instruments used in these transactions include commodity loans, fixed-forward and spot-deferred contracts, swaps and options. Sensitivity to changing metal prices is reduced, and future revenues are hedged, as the company's future production will satisfy these loans and other delivery commitments. The company engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars. The company also engages in crude oil hedging activities, including forward purchase agreements and swaps, to reduce the impact of fluctuations in crude oil prices on its operating costs. The company used interest rate swap agreements to effectively convert its fixed-rate preferred stock dividends into floating-rate dividends. The interest rate swap agreements expired on December 31, 1995.

  Gains and losses resulting from hedging activities are recognized in earnings on a basis consistent with the hedged item. When hedged production is sold, revenue is recognized in amounts implicit in the commodity loan, delivery commitment or option agreement. Gains or losses on foreign currency and crude oil hedging activities are recorded in operating costs, or capitalized for capital assets, when the hedged Canadian dollars are purchased and when crude oil supplies are used in operations. Gains and losses on early termination of hedging contracts are deferred until the hedged items are recognized in earnings.

  In 1995, approximately 22% of gold production was delivered against forward sales and gold loans at an average price of $395 per ounce. This compares with 19% of gold production in 1994 at an average price of $370 and 11% of gold production in 1993 at an average price of $352. Approximately 47% of silver production was delivered against forward sales at an average price of $5.48 per ounce in 1995, compared to 50% at an average price of $4.56 in 1994 and 33% at an average price of $4.40 in 1993.

  At December 31, 1995, the company had forward sales and loan obligations covering about 30% of its expected 1996 gold production and about 40% of its expected 1996 silver production. The company's hedging activities and commitments at December 31, 1995 are described in note 15 of the company's consolidated financial statements.

  Operating costs include mining and processing costs for gold and silver sold during the year. The most significant of these costs are labor, consumable materials, repairs of machinery and equipment, fuel and utilities. The cost of transporting personnel and freight to the Lupin mine is also a significant cost for that operation. Operating costs vary with the quantity of gold and silver sold and with the cash production cost per ounce.

  In 1995, the average cash production cost per ounce was $235. In both 1994 and 1993, the average cash production cost was $214. Production costs per ounce were higher in 1995 due to lower production levels and increased mining costs per ounce at McCoy/Cove. Cash production costs by mine are set out in "Business and Properties--Operations Summary." The company's consolidated cash production target is $245-255 per ounce of gold produced in 1996, primarily the result of declining production and resulting higher costs at McCoy/Cove.

  Production costs are subject to normal inflationary pressures (see also the discussion of profitability in "Business and Properties--Introduction").

  Depreciation expense increased in 1995 compared to 1994 and 1993 due to a full year of production at the Lamefoot mine and the depreciation of new dewatering equipment at McCoy/Cove. On a per ounce basis, depreciation was $61 in 1995 compared with $56 in 1994 and $53 in 1993.

  Amortization expense varies with the quantity of gold and silver sold and the mix of production at the four mines. The quantity of the company's proven and probable reserves and other mineralization also affects amortization expense as the company's investment is amortized over these ounces. The increase in total amortization expense in 1995 reflects an increased percentage of total production derived from Kettle River and a decreased percentage of total production derived from Round Mountain. On a per ounce basis, amortization was $36 in 1995, compared to $33 in 1994 and $35 in 1993.

  Royalties are described in note 16a to the company's consolidated financial statements. Royalty expense decreased in 1995 primarily due to lower production at Round Mountain.

  General and administrative costs have increased in 1995 compared to 1994 and 1993, reflecting increased support for permitting, exploration and business development activities. On a per ounce basis, these costs were $13 in 1995, $11 in 1994 and $9 in 1993.

  Exploration expense was $46.5 million in 1995, $27.1 million in 1994 and $13.5 million in 1993. To increase gold reserves and production, the company has entered into strategic alliances and joint ventures with exploration companies that give the company access to exploration and development prospects along some of the major gold belts around the world, especially in North America, South America, West Africa and the Philippines. The company is conducting exploration drilling programs at prospects in Mexico, the Philippines, West Africa, Canada and the United States. 1996 exploration expense is budgeted at $43 million, but is dependent on opportunities.

  Development properties expense increased to $23.3 million in 1995, primarily due to the increased intensity of exploration, permitting and environmental compliance activities at the A-J development property (see "Business and Properties--Development Programs--Alaska-Juneau" and "Legal Proceedings-- Alaska-Juneau"). In addition, the company began expensing all current costs at A-J in 1995 including $4.4 million to complete a 3-year work program. The company is continuing to reduce the net book value of A-J over the life of its permit, as initial major permits have been approved but a final construction decision has not yet been made. The increase in development properties expense was partially offset by reduced expenditures at the Kensington development property, which was sold in the second quarter of 1995. 1996 development properties expense is expected to be approximately $15 million.

  Other expense increased in 1995 primarily the result of environmental expenses at non-producing properties ($12.9 million), partially offset by the gain on sale of Kensington ($3.2 million) and the gain on sale of Muscocho shares ($2.1 million). Further details are provided in note 7 to the company's consolidated financial statements.

  Net interest income has remained at the same level in 1995 compared to 1994. Net interest income increased in 1994 from 1993, the result of higher interest rates on increase cash balances and short-term investments, and reductions in debt in 1994.

  Income and mining tax recovery (expense) is described in note 9 to the company's consolidated financial statements.

  The 1995 net earnings also reflect $8.0 million for dividends paid on preferred stock of Echo Bay Finance Corp., compared to dividends of $10.1 million in 1994 and 1993. The reduction in 1995 reflects partial dividends paid in the fourth quarter of 1995 due to the fourth quarter conversion or redemption of all the outstanding preferred shares.

  In December 1992, the company entered into interest rate swap agreements that expired December 31, 1995. The agreements effectively converted the 7% annual dividends on preferred shares of a subsidiary from a fixed to floating rate obligation. The differential between the amounts of 5 2/3% fixed interest the company received and LIBOR-based interest the company paid was shown as an adjustment to dividends on preferred stock of subsidiary. Preferred stock dividends have been increased by interest expense from related interest rate swaps of $0.5 million in 1995 and reduced by interest income of $0.8 million in 1994 and interest income of $3.4 million in 1993. The interest rate swap agreement expired on December 31, 1995.

  For 1996, the company expects gold production to be in the range of 725,000 to 750,000 ounces and silver production to be in the range of 7.5 million to
8.5 million ounces. The decline in production is due to lower expected grades and recoveries at McCoy/Cove. The company's consolidated cash production cost target is $245-255 per ounce of gold produced in 1996, primarily the result of declining production and resulting higher costs at McCoy/Cove. See "Business and Properties--McCoy/Cove."

CAPITAL, EXPLORATION AND DEVELOPMENT SPENDING

  In 1995, the company incurred cash development property expense of $16.6 million and cash exploration expense of $43.8 million. Approximately 70% of the exploration expense was incurred outside of the U.S. and Canada. For 1996, the company expects to incur $10 million in permitting and holding costs at its Alaska-Juneau development project. The company expects to incur $43 million of cash exploration expense in 1996, dependent on opportunities, with 70% of the expenditure outside of the U.S. and Canada.

  In 1995, the company capitalized $32.0 million in acquisition and development property costs including $20.9 million at Kingking, $8.8 million at Aquarius, and $1.2 million at Paredones Amarillos. For 1996, the company expects to capitalize $32 million at its development properties including $23 million at Kingking, $4 million at Aquarius and $5 million at Paredones Amarillos.

  Capital expenditures at the company's operating mines were $42.0 million including $8.6 million at McCoy/Cove which was primarily related to sustaining capital and dewatering equipment; $9.4 million at Round Mountain which was primarily related to the purchase of additional haul trucks; $14.5 million at Lupin, of which $10.0 million was Ulu acquisition costs; and $9.5 million at Kettle River which was primarily related to Lamefoot exploration and development. For 1996, the company expects a similar level of capital spending including $19 million related to mill construction at Round Mountain.

  The company's capital, exploration and development spending has largely been funded by working capital provided by operations. Working capital provided by operations before exploration and development properties expenses was $126.7 million in 1995.

  To increase gold reserves and production, the company has entered into strategic alliances and joint ventures with exploration companies that give the company access to exploration and development prospects along some of the major gold belts around the world.

  The company purchased common shares of exploration-oriented companies that give the company access to exploration and development prospects along some of the major gold belts of the world, including properties in South America, West Africa and the Philippines. The company has invested $45.4 million in these exploration-oriented companies during 1995 in addition to the $10.0 million invested during 1994.

  During 1995, the company entered into agreements entitling it to acquire a 75% interest in the Kingking development property, located in the Philippines, after completion of a bankable feasibility study and payment of an additional $50.3 million, plus a contingent payment of up to $13.5 million based on any increase in reserves from the mineralization shown in the Benguet initial feasibility study. The interest may, in certain circumstances, be reduced to 65%. See "Business and Properties--Development Programs--Kingking."

  Also during 1995, the company obtained an option to acquire a 50% interest in the Chapada development property, located in Brazil. In order to exercise the option, the company has agreed to pay Santa Elina Gold Corporation $25 per ounce of gold and $0.02 per pound of copper in the company's share of the proven and probable reserves as determined by the feasibility study.

  In 1995, the company completed work required to earn a 60% interest in the Paredones Amarillos project in Mexico. The company currently owns 51% and following the payment of an additional $1.0 million its ownership will increase its interest to 60%.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

  Working capital provided from operations amounted to $66.3 million for 1995 compared to $108.1 million in 1994. The 1995 results reflect increased operating costs per ounce ($19.4 million); significantly increased cash exploration ($16.7 million) and cash development property ($6.0 million) expenses in the company's expanded international search for new gold reserves and production; and lower production levels during the year ($5.0 million reduced cash margin). Most of the exploration and development property spending represents discretionary investments for the future.

  The decrease in cash invested in working capital related to operations was $1.0 million in 1995.

  The company's financing activities netted to zero in 1995. Outflows were $28.0 million, primarily related to gold loan repayments of $9.9 million, preferred share dividends of $8.5 million, and common share dividends of $9.0 million. The company issued a debenture in the amount of $28.0 million repayable in 1997. All preferred shares outstanding were converted or redeemed in 1995.

  The company used $83.0 million in cash for investing activities during 1995, for mining properties, plant and equipment ($81.5 million) and to purchase long-term investments and other assets of $47.6 million, partially offset by the receipt of $44.7 million in cash on the sale of mining properties and other assets including Kensington ($32.5 million), Robinson royalty interests ($10.0 million), and the common shares of Muscocho Explorations Ltd. ($2.1 million). The long-term investments and other assets includes $42.7 million of share investments and property options purchased during 1995. To increase gold reserves and production, the company has formed a number of strategic alliance and joint ventures with exploration companies that give the company access to exploration and development projects along some of the major gold belts around the world.

  Most of the company's hedging transactions have no margin requirements. In some instances however, mainly for longer term forward sales and options, margin deposits are required when the market value exceeds the contract value by a pre-determined amount. See note 15 to the company's consolidated financial statements.

  The company has adequate resources and liquidity to pursue additional acquisition, investment, exploration and development programs. Working capital provided by operations before exploration and development properties expenses was $126.7 million in 1995. In addition, the company has $185.8 million in cash and

$81.6 million in unutilized credit facilities at December 31, 1995. The company has an effective shelf registration statement with the Securities and Exchange Commission. The aggregate initial offering price of debt and/or equity securities sold pursuant to the shelf registration may not exceed $200 million.

COMMITMENTS AND CONTINGENCIES

  The company's profitability is subject to changes in gold and silver prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes, the company attempts to lock in the future value of certain of these items through hedging transactions. These transactions are accomplished through the use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

  The gold- and silver-related instruments used in these transactions include commodity loans, fixed-forward and spot-deferred contracts, swaps and options. Sensitivity to changing metal prices is reduced, and future revenues are hedged, as the company's future production will satisfy these loans and other delivery commitments. The company engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars. The company also engages in crude oil hedging activities, including forward purchase agreements and swaps, to reduce the impact of fluctuations in crude oil prices on its operating costs. The company used interest rate swap agreements to effectively convert its fixed-rate preferred stock dividends into floating-rate dividends. The interest rate swap agreements expired on December 31, 1995.

  Gains and losses resulting from hedging activities are recognized in earnings on a basis consistent with the hedged item. When hedged production is sold, revenue is recognized in amounts implicit in the commodity loan, delivery commitment or option agreement. Gains or losses on foreign currency and crude oil hedging activities are recorded in operating costs, or capitalized for capital assets, when the hedged Canadian dollars are purchased and when crude oil supplies are used in operations. Gains and losses on early termination of hedging contracts are deferred until the hedged items are recognized in earnings.

  The company's forward sales commitments, gold loan and swap commitments and option positions are described in notes 4 and 15a to the company's consolidated financial statements.

  The company's obligation to purchase Canadian dollars are described in note 15b to the company's consolidated financial statements.

  The company's crude oil commitments are described in note 15c to the company's consolidated statements.

  The company's operations are subject to laws and regulations concerning protection of the environment. These laws and regulations change periodically and are generally becoming more restrictive, which may have the effect of increasing future costs. See "Business and Properties--Other--Government Regulation--Canada" and "--United States."

  The company's operations are subject to certain royalty obligations as described in note 16a to the company's consolidated financial statements.

  Lease commitments are described in note 16b to the company's consolidated financial statements.

  The company's commitment related to the purchase of the remaining 15% working interest in the Alaska-Juneau mine is described in note 16c to the company's consolidated financial statements.

  The uncertainty regarding the recoverability of the company's $61.2 million investment in Alaska-Juneau is described in note 16d to the company's consolidated financial statements.

  The company's provision for future reclamation costs at the Sunnyside mine in Colorado is reviewed periodically and may be adjusted as additional information becomes available, and is further described in note 16d to the company's consolidated financial statements. See also "Legal Proceedings-- Sunnyside."

              ITEM 8--FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Management's Responsibility for Financial Reporting.......................   63
Report of Independent Chartered Accountants...............................   64
Consolidated Statement of Earnings for the Three Years Ended December 31,
 1995.....................................................................   65
Consolidated Balance Sheet at December 31, 1995 and 1994..................   66
Consolidated Statement of Retained Earnings for the Three Years Ended De-
 cember 31, 1995..........................................................   67
Consolidated Statement of Cash Flow for the Three Years Ended December 31,
 1995.....................................................................   68
Summary of Significant Accounting Policies................................   69
Notes to Consolidated Financial Statements................................   73

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

  The accompanying financial statements and related data are the responsibility of management. Management has prepared the statements in accordance with accounting principles generally accepted in Canada.

  The integrity of the financial reporting process is also the responsibility of management. Management maintains systems of internal controls designed to provide reasonable assurance that transactions are authorized, assets are safeguarded, and reliable financial information is produced. Management selects accounting principles and methods that are appropriate to the company's circumstances, and makes decisions affecting the measurement of transactions in which estimates or judgments are required to determine the amounts reported.

  The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting. The Board carries out this responsibility principally through its Audit Committee.

  The Audit Committee consists of five outside directors and the Corporate Secretary. The Committee meets periodically with management, the internal auditors, and the external auditors to discuss internal financial controls, auditing matters and financial reporting issues. The Committee satisfies itself that each party is properly discharging its responsibilities; reviews the quarterly and annual financial statements and the external auditors' report; and recommends the appointment of the external auditors for review by the Board and approval by the shareholders.

  The external auditors audit the financial statements annually on behalf of the shareholders. They also perform certain procedures related to the company's unaudited interim financial statements and report their findings to the Audit Committee. The external auditors have free access to the internal auditors, management, and the Audit Committee.

                                       /s/          Richard C. Kraus
                                       ----------------------------------------
                                                   Richard C. Kraus
                                        President and Chief Executive Officer

                                       /s/        Peter H. Cheesbrough
                                       ----------------------------------------
                                                 Peter H. Cheesbrough
                                          Senior Vice President--Finance and
                                               Chief Financial Officer

January 29, 1996

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
 Echo Bay Mines Ltd.

  We have audited the consolidated balance sheet of Echo Bay Mines Ltd. as at December 31, 1995 and 1994 and the consolidated statements of earnings, retained earnings and cash flow for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the company as at December 31, 1995 and 1994 and the results of its operations and changes in its financial position for each of the years in the three-year period ended December 31, 1995 in accordance with accounting principles generally accepted in Canada.

Edmonton, Canada                                         (signed) Ernst & Young
January 29, 1996                                         Chartered Accountants

                              ECHO BAY MINES LTD.

                       CONSOLIDATED STATEMENT OF EARNINGS

                                                     YEAR ENDED DECEMBER 31
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
                                                   THOUSANDS OF U.S. DOLLARS,
                                                   EXCEPT FOR PER SHARE DATA
Revenue..........................................  $360,730  $377,600  $366,535
                                                   --------  --------  --------
Operating expenses:
  Operating costs................................   217,187   205,782   217,468
  Depreciation...................................    56,182    53,682    53,737
  Amortization...................................    33,221    31,856    35,849
  Royalties (note 16a)...........................     8,434    10,039     8,624
  General and administrative.....................    12,169    10,447     9,297
                                                   --------  --------  --------
                                                    327,193   311,806   324,975
                                                   --------  --------  --------
Operating earnings...............................    33,537    65,794    41,560
                                                   --------  --------  --------
Exploration expense..............................   (46,527)  (27,076)  (13,494)
Development properties expense...................   (23,269)  (19,463)  (11,112)
Other expense (note 7)...........................    (9,004)   (3,864)   (2,172)
Interest income (expense) (note 8)...............     4,843     4,135       (57)
                                                   --------  --------  --------
                                                    (73,957)  (46,268)  (26,835)
                                                   --------  --------  --------
Earnings (loss) before taxes.....................   (40,420)   19,526    14,725
Income and mining taxes (note 9).................    (1,116)   (2,205)   (4,481)
                                                   --------  --------  --------
Earnings (loss) before preferred stock dividends.   (41,536)   17,321    10,244
Dividends on preferred stock of subsidiary (note
 6)..............................................    (8,524)   (9,298)   (6,693)
                                                   --------  --------  --------
Net earnings (loss)..............................  $(50,060) $  8,023  $  3,551
                                                   ========  ========  ========
Earnings (loss) per share........................  $  (0.43) $   0.07  $   0.03
                                                   ========  ========  ========
Weighted average number of shares outstanding
 (thousands).....................................   116,233   112,514   108,225
                                                   ========  ========  ========


                            See accompanying notes.

                              ECHO BAY MINES LTD.

                           CONSOLIDATED BALANCE SHEET

                                                                DECEMBER 31
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
                                                             THOUSANDS OF U.S.
                                                                  DOLLARS
ASSETS
Current assets:
  Cash and cash equivalents................................  $185,843  $201,527
  Interest and accounts receivable.........................    14,749     5,842
  Inventories (note 1).....................................    34,173    31,215
  Prepaid expenses and other assets........................     5,353     5,140
                                                             --------  --------
                                                              240,118   243,724
Plant and equipment (note 2)...............................   255,868   281,073
Mining properties (note 2).................................   318,219   327,437
Long-term investments and other (note 3)...................    56,956    29,429
                                                             --------  --------
                                                             $871,161  $881,663
                                                             ========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.................  $ 61,781  $ 44,884
  Income and mining taxes payable..........................     2,547     1,842
  Gold and other financings (note 4).......................    41,135    10,787
  Deferred income (note 4).................................    25,053       --
                                                             --------  --------
                                                              130,516    57,513
Gold and other financings (note 4).........................   111,679   121,896
Deferred income (note 4)...................................       --     26,581
Other long-term obligations (note 5).......................    32,018    21,329
Deferred income taxes......................................     8,096     8,397
Series A cumulative convertible preferred stock of subsidi-
 ary (note 6)..............................................       --    136,294
Common shareholders' equity:
  Common shares (note 11), no par value, unlimited number
   authorized; issued and outstanding 129,880,804 shares
   (112,681,803 shares in 1994)............................   618,965   483,061
  Retained earnings (deficit)..............................   (15,109)   44,140
  Foreign currency translation.............................   (15,004)  (17,548)
                                                             --------  --------
                                                              588,852   509,653
                                                             --------  --------
Commitments and contingencies (notes 15 and 16)
                                                             $871,161  $881,663
                                                             ========  ========

                            See accompanying notes.

                              ECHO BAY MINES LTD.

                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                                                     YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                      1995     1994     1993
                                                    --------  -------  -------
                                                       THOUSANDS OF U.S.
                                                            DOLLARS
Balance, beginning of year......................... $ 44,140  $44,560  $51,922
Net earnings (loss)................................  (50,060)   8,023    3,551
                                                    --------  -------  -------
                                                      (5,920)  52,583   55,473
                                                    --------  -------  -------
Dividends on common shares (note 11)...............   (8,978)  (8,443)  (8,152)
Excess of redemption price of preferred shares re-
 deemed over original proceeds (note 6)............     (211)     --       --
Common share issue costs (net of income tax bene-
 fits of $0, $0, and $1,841).......................      --       --    (2,761)
                                                    --------  -------  -------
                                                      (9,189)  (8,443) (10,913)
                                                    --------  -------  -------
Balance, end of year............................... $(15,109) $44,140  $44,560
                                                    ========  =======  =======






                            See accompanying notes.

                              ECHO BAY MINES LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOW

                                                    YEAR ENDED DECEMBER 31
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
                                                  THOUSANDS OF U.S. DOLLARS
CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Net earnings (loss).............................  $(50,060) $  8,023  $  3,551
Add (deduct):
  Depreciation and amortization.................    89,403    85,538    89,586
  Dividends on preferred stock of subsidiary
   (note 6).....................................     8,524     9,298     6,693
  Development properties expense................     6,691     8,902     7,059
  Deferred income taxes.........................      (448)   (5,702)   (2,654)
  Environmental expenses at non-producing prop-
   erties.......................................    12,899       --        --
  Gain on sale of assets........................    (5,506)   (1,282)     (200)
  Other.........................................     4,794     3,366     3,433
                                                  --------  --------  --------
Working capital provided by operations..........    66,297   108,143   107,468
Change in cash invested in working capital re-
 lated to operations:
  Interest and accounts receivable..............    (2,667)    1,822      (768)
  Inventories...................................    (3,563)      468     2,060
  Prepaid expenses and other assets.............      (134)   (1,817)     (518)
  Accounts payable and other liabilities........     6,695   (12,182)   (7,892)
  Income and mining taxes payable...............       701    (4,207)    1,328
                                                  --------  --------  --------
                                                    67,329    92,227   101,678
                                                  --------  --------  --------
FINANCING ACTIVITIES
Financings:
  Borrowings....................................    28,015       --        --
  Repayments....................................    (9,853)  (84,853)  (10,126)
Dividends on preferred stock of subsidiary (note
 6).............................................    (8,524)   (9,298)   (6,693)
Common share dividends (note 11)................    (8,978)   (8,443)   (8,152)
Preferred share conversions and redemptions
 (note 6).......................................  (136,505)       (2)       (4)
Common share issues, net of issuance costs (note
 11)............................................   135,904     3,055    82,712
                                                  --------  --------  --------
                                                        59   (99,541)   57,737
                                                  --------  --------  --------
INVESTING ACTIVITIES
Mining properties, plant and equipment..........   (81,538)  (35,727)  (28,310)
Short-term investments..........................       --    234,441  (173,479)
Long-term investments and other assets..........   (47,557)  (10,719)   (1,010)
Proceeds on sale of mining properties and other
 assets.........................................    44,655       --        --
Other...........................................     1,368     1,649     2,288
                                                  --------  --------  --------
                                                   (83,072)  189,644  (200,511)
                                                  --------  --------  --------
Net increase (decrease) in cash and cash equiva-
 lents..........................................   (15,684)  182,330   (41,096)
Cash and cash equivalents, beginning of year....   201,527    19,197    60,293
                                                  --------  --------  --------
Cash and cash equivalents, end of year..........  $185,843  $201,527  $ 19,197
                                                  ========  ========  ========

                            See accompanying notes.

                              ECHO BAY MINES LTD.

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                               DECEMBER 31, 1995

GENERAL

  Echo Bay Mines Ltd. mines, processes and explores for gold and silver. The company's revenues are derived principally from the sale of gold, which accounted for 82% of 1995 revenue, and silver, which accounted for 18% of 1995 revenue. The company has four operating mines: McCoy/Cove (100% owned) in Nevada, U.S.A.; Round Mountain (50% owned) in Nevada, U.S.A.; Lupin (100% owned) in Northwest Territories, Canada; and Kettle River (100% owned) in Washington, U.S.A.

  The company's financial position and operating results are directly affected by the market price of gold in relation to the company's production costs. Silver price fluctuations also affect the company's financial position and operating results, though to a lesser extent. Gold and silver prices fluctuate widely and are affected by numerous factors beyond the company's control.

  The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. In all material respects, they conform with accounting principles generally accepted in the United States (except as described in note 12) and with International Accounting Standards. The statements are expressed in U.S. dollars.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Certain of the comparative figures have been reclassified to conform with the current year's presentation.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the company and its subsidiaries. Interests in joint ventures are accounted for using the proportionate consolidation method to consolidate the company's share of the joint ventures' assets, liabilities, revenues and expenses.

SHARE INVESTMENTS

  Investments in the common shares of affiliates are recorded using the cost method unless the company owns more than a 20% interest and can exercise significant influence, in which case the equity method is used. The cost method reports the investment at cost and the equity method reports the investment at cost adjusted for the company's pro rata share of the affiliate's undistributed earnings (losses) since acquisition. A provision for loss would be recorded in income if there were a decline in market value of a share investment that is other than temporary.

FOREIGN CURRENCY TRANSLATION

  The company's self-sustaining Canadian operations are translated into U.S. dollars using the current-rate method, which translates assets and liabilities at the year-end exchange rate and translates revenue and expenses at average exchange rates. Exchange differences arising on translation are recorded as a separate component of shareholders' equity. The change in the balance is attributable to fluctuations in the exchange rate of U.S. dollars to Canadian dollars.

REVENUE RECOGNITION

  Revenue is recognized when title to delivered gold or silver passes to the buyer.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995

EARNINGS PER SHARE

  Earnings per share is calculated based on the weighted average number of common shares outstanding during the year. Fully diluted earnings per share are the same as basic earnings per share because the company's outstanding options and preferred stock of subsidiary are not dilutive.

CASH AND CASH EQUIVALENTS

  The company considers to be cash equivalents all highly liquid debt instruments purchased with a maturity of three months or less.

INVENTORIES

  Precious metals inventories are valued at the lower of cost, using the "first-in, first-out" method, or net realizable value. Materials and supplies are valued at the lower of average cost or replacement cost.

PLANT AND EQUIPMENT

  Plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over each asset's estimated economic life to a maximum of 20 years.

MINING PROPERTIES

   Producing mines' acquisition, exploration and development costs

  Mining properties are recorded at cost of acquisition. Mine exploration and development costs include expenditures incurred to develop new ore bodies, to define further mineralization in existing ore bodies and to expand the capacity of operating mines. These expenditures are amortized against earnings on the unit-of-production method over the expected economic life of each mine.

   Mining costs

  Mining costs are the costs incurred to remove ore and waste from an open pit or underground mine. These costs are deferred when they relate to gold that will be produced in future years. They are charged to operating costs in the period in which the production occurs.

  For open pit mining operations, mining costs are deferred when the ratio of tons mined per ounce of gold recovered exceeds the average ratio estimated for the life of the mine. These deferred costs are charged to operating costs when the actual ratio is below the average ratio.

  For underground mining operations, these costs include the cost of accessing and developing new production areas.

   Development properties

  At properties identified as having development potential, the costs of acquisition, exploration and development are capitalized as they are incurred. If production commences, these costs are transferred to "producing mines' acquisition, exploration and development costs" and are amortized against earnings as described above.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995

  If a project is determined not to be commercially feasible, unrecoverable costs are expensed in the year in which the determination is made.

  The costs of exploration programs not anticipated to result in additions to the company's reserves and other mineralization in the current year are expensed as incurred.

   Reclamation costs

  Estimated site restoration and closure costs for each producing mine are charged against operating earnings on the unit-of-production method over the expected economic life of each mine.

REVIEW OF LIFE-OF-MINE PLANS AND CARRYING VALUES

  Plant and equipment are depreciated, and mining properties are amortized, over their anticipated economic lives. Each year, the company estimates ore reserves and prepares a comprehensive mining plan for the then-anticipated remaining life of each property. The prices used in estimating the company's ore reserves at December 31, 1995 were $375 per ounce of gold and $5.00 per ounce of silver. The market prices were $387 per ounce of gold and $5.11 per ounce of silver at December 31, 1995. If the company were to determine that its reserves should be calculated at significantly lower prices, then ore reserves would likely be materially reduced.

  Significant changes in the life-of-mine plans can occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology, and other factors. Based on year-end ore reserves and each current life-of-mine plan, the company reviews its accounting estimates and makes needed adjustments. This complex process continues for the life of every mine.

  The company reviews the carrying value of each producing mine and development property by comparing the net book value with the estimated undiscounted future cash flow from the property. If the net book value exceeds the undiscounted future cash flow, then the excess is expensed. There has been no excess carrying value to be expensed in the three years ended December 31, 1995. Changes in the significant assumptions underlying future cash flow estimates may have a material effect on future carrying values and operating results.

  Once major permits have been approved for a development property but a final construction decision has not yet been made, the company considers the uncertainty that the economics of the project may materially change if permits expire before a final construction decision is made, and records reductions in the property's book value when appropriate. Permits may not be renewable under the same terms and conditions.

CAPITALIZATION OF INTEREST

  Interest cost is capitalized on development projects until major permits are obtained, and on construction programs until the facilities are ready for their intended use.

HEDGING ACTIVITIES

  The company's profitability is subject to changes in gold and silver prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes, the company attempts to lock in the future value of certain of these items through hedging transactions. These transactions are accomplished through the

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

  The gold- and silver-related instruments used in these transactions include commodity loans, fixed-forward and spot-deferred contracts, swaps and options. Sensitivity to changing metal prices is reduced, and future revenues are hedged, as the company's future production will satisfy these loans and other delivery commitments. The company engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars. The company also engages in crude oil hedging activities, including forward purchase agreements and swaps, to reduce the impact of fluctuations in crude oil prices on its operating costs. The company used interest rate swap agreements to effectively convert its fixed-rate preferred stock dividends into floating-rate dividends.

  Gains and losses resulting from hedging activities are recognized in earnings on a basis consistent with the hedged item. When hedged production is sold, revenue is recognized in amounts implicit in the commodity loan, delivery commitment or option agreement. Gains or losses on foreign currency and crude oil hedging activities are recorded in operating costs, or capitalized for capital assets, when the hedged Canadian dollars are purchased and when crude oil supplies are used in operations. Gains and losses on early termination of hedging contracts are deferred until the hedged items are recognized in earnings.

  The carrying values of gold loans are remeasured using the market value of gold at the reporting date. Differences between these values and the loan proceeds that were originally received are recorded as deferred income and will be included in revenue when the production related to the loans is sold.

  Under the interest rate swap agreements, the company received fixed-rate interest and paid interest based on the London Inter-Bank Offered Rate (LIBOR). The interest rate differential was recognized as an adjustment to dividends on preferred stock of subsidiary as the differential accrued.

                              ECHO BAY MINES LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED

1. INVENTORIES

                                                                 1995    1994
                                                                ------- -------
                                                                 THOUSANDS OF
                                                                 U.S. DOLLARS
   Precious metals-- bullion................................... $ 5,944 $ 9,051
                  -- in-process................................  10,312   7,276
   Materials and supplies......................................  17,917  14,888
                                                                ------- -------
                                                                $34,173 $31,215
                                                                ======= =======

2. PLANT AND EQUIPMENT, AND MINING PROPERTIES

 a)Net book value

   Given below are the percentage ownership and net book value of plant and equipment and mining properties by property at December 31, 1995 and 1994:

                                                                1995     1994
                                                              -------- --------
                                                                NET      NET
                                         PLANT AND   MINING     BOOK     BOOK
                                         EQUIPMENT PROPERTIES  VALUE    VALUE
                                         --------- ---------- -------- --------
                                               THOUSANDS OF U.S. DOLLARS
   McCoy/Cove (100%).................... $103,574   $101,856  $205,430 $251,395
   Lupin (including Ulu)(100%)..........   67,583     47,253   114,836  109,719
   Round Mountain (50%).................   50,437     53,917   104,354  103,011
   Kettle River (100%)..................   30,593     12,989    43,582   46,166
   Alaska-Juneau (100%).................      --      61,247    61,247   66,363
   Kingking (75%).......................      340     31,002    31,342      --
   Aquarius (100%)......................      100      8,805     8,905      --
   Paredones Amarillos (51%)............      119      1,150     1,269      --
   Kensington (50%).....................      --         --        --    30,787
   Other................................    3,122        --      3,122    1,069
                                         --------   --------  -------- --------
                                         $255,868   $318,219  $574,087 $608,510
                                         ========   ========  ======== ========

 Kingking

  During 1995, the company entered into agreements entitling it to acquire a 75% interest in the Kingking property after completion of a bankable feasibility study and payment of an additional $50.3 million, plus a contingent payment of up to $13.5 million based on any increase in mineralization. The seller has an option to re-acquire a 10% interest in Kingking for $10.0 million, potentially reducing the company's interest to 65%.

 b)Plant and equipment

                                                  1995              1994
                                            ----------------- -----------------
                                                     NET BOOK          NET BOOK
                                              COST    VALUE     COST    VALUE
                                            -------- -------- -------- --------
                                                 THOUSANDS OF U.S. DOLLARS
   Land improvements and utility systems... $ 63,076 $ 26,331 $ 58,860 $ 29,556
   Buildings...............................  160,106   68,083  159,350   80,620
   Equipment...............................  363,537  142,731  348,135  162,147
   Construction in progress................   18,723   18,723    8,750    8,750
                                            -------- -------- -------- --------
                                            $605,442 $255,868 $575,095 $281,073
                                            ======== ======== ======== ========

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED
 c)Mining properties

                                                                1995     1994
                                                              -------- --------
                                                                THOUSANDS OF
                                                                U.S. DOLLARS
   Producing mines' acquisition, exploration and development
    costs.................................................... $364,611 $344,881
   Less accumulated amortization.............................  221,125  187,318
                                                              -------- --------
                                                               143,486  157,563
   Development properties' acquisition, exploration and de-
    velopment costs..........................................  102,204   97,150
   Deferred mining costs.....................................   72,529   72,724
                                                              -------- --------
                                                              $318,219 $327,437
                                                              ======== ========

3.LONG-TERM INVESTMENTS AND OTHER

                                        DECEMBER 31, 1995   DECEMBER 31, 1994
                                       -------------------- -----------------
                                       MARKET VALUE  COST         COST
                                       ------------ ------- -----------------
                                             THOUSANDS OF U.S. DOLLARS
   Equity investment in Etruscan En-
    terprises, Ltd.
     4,175,275 common shares
     27.0% interest...................   $12,815    $ 8,877      $   --
   Share investments in:
     TVI Pacific Inc.
      11,666,667 common shares
      15.7% interest..................    18,715      7,579          --
     Santa Elina Gold Corporation
      9,000,000 common shares
      6.7% interest (5,000,000 common
      shares and
      3.8% interest in 1994)..........     9,889     13,073        7,500
     Canarc Resources Corp.
      3,000,000 common shares
      10.5% interest..................     3,055      4,153          --
     Cluff Resources plc
      3,630,800 common shares
      4.8% interest...................     6,033      2,899          --
     Other common share investments...     8,157      8,315          --
                                         -------    -------      -------
                                          58,664     44,896        7,500
   Property options...................                7,764        2,500
   Robinson royalty interests.........                  --        11,400
   Other assets.......................                4,296        8,029
                                                    -------      -------
                                                    $56,956      $29,429
                                                    =======      =======

 Equity investment

  During 1995, the company purchased 4,175,275 common shares of Etruscan Enterprises, Ltd. ("Etruscan") for $9.0 million, which resulted in a 27% ownership of Etruscan. Etruscan is the company's joint venture partner in the Koma Bangou project, an advanced-stage exploration project in Niger, West Africa.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED

 Share investments

  The company purchased common shares of exploration-oriented companies that give the company access to exploration and development prospects along some of the major gold belts of the world, including properties in South America, West Africa and the Philippines.

 Property options

  In several cases the company paid a premium over the then-market value of the common shares of exploration-oriented companies to fund exploration programs on certain properties and for the right to acquire direct interests in these properties. These amounts are being expensed as the exploration work is conducted, until development potential is established. The company holds options to purchase direct interests in these properties at purchase considerations dependent on the properties' reserves and other mineralization.

 Robinson royalty interests

  In September 1995, the company sold its royalty interests in gold produced by the Robinson mine, a large-scale copper project in Nevada, for $10.0 million in cash. No gain or loss was recognized on the transaction because the selling price was equal to the net book value.

4.GOLD AND OTHER FINANCINGS AND DEFERRED INCOME

                                                FINANCINGS     DEFERRED INCOME
                                             ----------------- ----------------
                                               1995     1994    1995     1994
                                             -------- -------- -------  -------
                                                 THOUSANDS OF U.S. DOLLARS
   Gold swaps............................... $101,480 $ 98,870 $26,925  $28,891
   Gold loan................................   23,279   33,813     291      657
   Debenture payable........................   28,055      --      --       --
   Other....................................      --       --   (2,163)  (2,967)
                                             -------- -------- -------  -------
                                              152,814  132,683  25,053   26,581
   Less current portion.....................   41,135   10,787  25,053      --
                                             -------- -------- -------  -------
                                             $111,679 $121,896 $   --   $26,581
                                             ======== ======== =======  =======

 a)Gold swaps

  Gold swaps refer to currency loans and related, independently arranged, future gold delivery commitments. Taken together, the loans and commitments create obligations effectively denominated in gold and represent hedges of future gold production. At December 31, 1995 and 1994, 336,990 ounces of gold were deliverable under gold swap agreements as described below.

 (i)U.S. dollar notes and bonds

  In 1990, bonds totaling $84.0 million were swapped for an obligation to deliver 218,000 ounces of gold in 1997, equivalent to a selling price of $385 per ounce. The effective interest rate on the bond and swap arrangement was 3.78% at December 31, 1995.

 (ii)Swiss franc bonds

  In 1989, the company swapped Swiss franc bonds with a principal amount of SFr110 million, originally issued in 1986, for an obligation to deliver 175,311 ounces of gold in 1996. In 1991, bonds with a principal

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED amount of SFr88.7 million were converted into common shares, and the 1989 swap arrangement was renegotiated. All gains relating to changes in the price of gold and changes in the exchange rate of the Swiss franc to the U.S. dollar have been deferred and will be recorded as revenue on a basis that matches the gain with the production originally designated for delivery in 1996. The company's remaining 1996 net gold delivery commitment relating to the Swiss franc bond and swap arrangement is 118,990 ounces at approximately $374 per ounce, including deferred amounts. The effective rate of interest on the Swiss franc bond and swap arrangement was 2.22% at December 31, 1995.

 b)Gold loan

  At December 31, 1995, 60,200 ounces of gold were outstanding under a gold loan agreement (88,400 ounces at December 31, 1994). The outstanding gold loan was remeasured to $387 per ounce, the gold price at December 31, 1995 ($383 per ounce in 1994). Unrealized remeasurement gains or losses are included in deferred income. This loan has been outstanding since 1992, when the company borrowed 173,000 ounces of gold under a gold bullion agreement with six banks. The agreement contains term and revolving loan provisions. The term loan, which was used to refinance existing debt, is being repaid at the rate of 2,350 ounces per month, with the balance of 32,000 ounces due on December 31, 1996. At December 31, 1995, the company had $75.0 million or gold equivalent available until 1999 under the revolving commitment.

  The facility is convertible between gold and dollar borrowings. Interest on gold borrowings is calculated at the banks' gold rate plus 0.55%, and interest on dollar borrowings at LIBOR plus 0.55%. The effective interest rate on the gold loan was 4.99% at December 31, 1995.

 c)Debenture payable

  A subsidiary of the company has issued a debenture in the amount of $28.0 million, which bears interest at the one-month discount rate for bankers' acceptances plus 0.325%. This debenture is payable in 1997 and is secured by a letter of credit.

 d)Other information

  Certain of the company's financing arrangements require it to maintain specified ratios of assets to liabilities and cash flow to debt. The company is in compliance with these ratios and other requirements.

  The company had outstanding letters of credit of $55.9 million at December 31, 1995, primarily relating to the bonding of future reclamation obligations and to the debenture issued by a subsidiary of the company. Annual fees on the letters of credit range from 0.5% to 0.55%.

  At December 31, 1995, the company had unutilized credit facilities of $81.6 million including the $75.0 million revolving commitment (note 4b). Annual commitment fees on the unutilized credit facilities are 0.225%.

  Interest payments were $4.3 million in 1995, $7.2 million in 1994 and $3.0 million in 1993.

  Future gold and silver delivery commitments are summarized by year in note
15a.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED

5.OTHER LONG-TERM OBLIGATIONS

                                                                 1995    1994
                                                                ------- -------
                                                                 THOUSANDS OF
                                                                 U.S. DOLLARS
   Accrued reclamation......................................... $30,868 $21,461
   Property acquisition costs (note 16c).......................   1,831   2,138
   Other.......................................................   2,069   1,466
                                                                ------- -------
                                                                 34,768  25,065
   Less current portion........................................   2,750   3,736
                                                                ------- -------
                                                                $32,018 $21,329
                                                                ======= =======

  The current portion is included in accounts payable and accrued liabilities.

 Reclamation

  At December 31, 1995, the company's share of future estimated reclamation costs was $59.7 million. The aggregate obligation accrued to December 31, 1995, was $30.9 million, including accruals of $5.1 million at operating mines and $12.9 million at non-producing properties (note 7) in 1995, $5.2 million at operating mines in 1994 and $5.7 million at operating mines in 1993.

6.PREFERRED STOCK OF A SUBSIDIARY

  The company owns 100% of the common stock of a financing subsidiary, Echo Bay Finance Corp. In July 1992, the company received net proceeds of $136.3 million from the sale of 5.75 million shares of Series A cumulative convertible preferred stock of this subsidiary. On July 31, 1995, the preferred stock became redeemable, in whole or in part, at the option of the subsidiary.

  In three separate calls for redemption occurring between September and December 1995, the entire issue of preferred shares was converted into common shares of the company or redeemed for cash. Each preferred share was redeemable for $26.225 per share plus accrued dividends based on the redemption date. Alternatively, each of the preferred shares was convertible at the option of the holder into common shares based on a conversion price of $8.375 per share (equivalent to 2.985 common shares for each preferred share). In response to the redemption notices, shareholders converted a total of 4,385,541 preferred shares into 13,090,299 common shares, while the remaining 82,313 preferred shares were redeemed for cash of $2.2 million.

  In addition to the shares called for redemption, 1,281,896 preferred shares were voluntarily converted into 3,826,396 shares of the company's common shares during 1995.

  Quarterly dividends were paid on the preferred shares totaling $1.75 per share annually, a yield of 7% based on the shares' $25.00 initial offering price.

  In December 1992, the company entered into interest rate swap agreements that effectively converted its 7% fixed-rate dividend obligation into a floating-rate obligation. The agreements expired on December 31, 1995. Under the agreements, the company received 5 2/3% fixed-rate interest and paid LIBOR-based interest on a principal amount of $143.8 million, a principal amount equal to its subsidiary's preferred stock.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED
  Shown below are the total dividends paid to the holders of the preferred stock of subsidiary, and the net interest income (expense) from related interest-rate swap agreements.

                                                   1995      1994      1993
                                                  -------  --------  --------
                                                  THOUSANDS OF U.S. DOLLARS
   Total dividends paid to holders of preferred
    stock of subsidiary.......................... $(8,031) $(10,062) $(10,062)
   Interest income (expense) from related
    interest-rate swap agreements, after a nil
    income tax effect in 1995, 1994 and 1993.....    (493)      764     3,369
                                                  -------  --------  --------
   Dividends on preferred stock of subsidiary.... $(8,524) $ (9,298) $ (6,693)
                                                  =======  ========  ========

7.OTHER INCOME (EXPENSE)

                                                      1995     1994     1993
                                                    --------  -------  -------
                                                       THOUSANDS OF U.S.
                                                            DOLLARS
   Gain on sale of Kensington...................... $  3,189  $   --   $   --
   Gain on disposition of Muscocho shares..........    2,104      --       --
   Environmental expenses at non-producing proper-
    ties...........................................  (12,899)     --       --
   Amortization of a royalty interest, net of roy-
    alties received................................   (1,425)  (1,784)  (1,592)
   Gain on disposition of mining property..........      --       --       610
   Other...........................................       27   (2,080)  (1,190)
                                                    --------  -------  -------
                                                    $(9,004)  $(3,864) $(2,172)
                                                    ========  =======  =======

 Gain on sale of Kensington

  In June 1995, the company completed the sale of its 50% interest in the Kensington development project to its partner, Coeur d'Alene Mines Corp., for $32.5 million and a scaled royalty on future production. A gain of $3.2 million was recorded on the sale.

 Gain on disposition of Muscocho shares

  In June 1995, the company sold its 11,585,110 common shares of Muscocho Explorations Ltd., representing 24.8% of Muscocho's issued and outstanding capital, in a private transaction for $2.1 million. A gain of $2.1 million was recorded on the sale, as the company had written off its investment in Muscocho in 1990.

 Environmental expenses

  During 1995, the company increased its provision for future reclamation costs at non-producing properties by $12.9 million, including $11.7 million related to the Sunnyside mine in Colorado (note 16d).

8.INTEREST INCOME (EXPENSE)

                                                        1995    1994     1993
                                                       ------  -------  ------
                                                         THOUSANDS OF U.S.
                                                              DOLLARS
   Interest income.................................... $9,871  $10,237  $6,724
   Interest expense................................... (5,028)  (6,102) (6,781)
                                                       ------  -------  ------
   Interest income (expense).......................... $4,843  $ 4,135  $  (57)
                                                       ======  =======  ======

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED
9.INCOME AND MINING TAX RECOVERY (EXPENSE)

 a)Geographic components

  The geographic components of earnings before tax recovery (expense), and of income and mining tax expense, were as follows:

                                                     1995      1994     1993
                                                   --------  --------  -------
                                                   THOUSANDS OF U.S. DOLLARS
   Earnings (loss) before tax recovery (expense):
     Canada......................................  $(41,407) $(15,183) $(9,102)
     United States and other.....................       987    34,709   23,827
                                                   --------  --------  -------
                                                   $(40,420) $ 19,526  $14,725
                                                   ========  ========  =======
   Current income and mining tax recovery (ex-
    pense):
     Canada......................................  $  3,891  $   (297) $  (407)
     United States and other.....................    (5,455)   (7,610)  (6,728)
                                                   --------  --------  -------
                                                     (1,564)   (7,907)  (7,135)
                                                   ========  ========  =======
   Deferred income tax recovery (expense):
     Canada......................................       950     5,702    2,654
     United States and other.....................      (502)      --       --
                                                   --------  --------  -------
                                                        448     5,702    2,654
                                                   --------  --------  -------
   Income and mining tax expense.................  $ (1,116) $ (2,205) $(4,481)
                                                   ========  ========  =======

 b)Deferred income taxes

  The payment of certain income taxes is deferred due to the recognition of amounts for tax purposes in different periods than for accounting purposes. The principal timing differences and related tax effects were as follows:

                                                          1995    1994    1993
                                                          -----  ------  ------
                                                           THOUSANDS OF U.S.
                                                                DOLLARS
   Depreciation and amortization......................... $(502) $3,602  $3,647
   Deferred mining costs.................................   --    1,532    (905)
   Exploration costs.....................................   --    1,437     (46)
   Non-deductible reserves...............................   --      355     418
   Non-capital losses....................................   --     (169)    497
   Other.................................................   950  (1,055)   (957)
                                                          -----  ------  ------
                                                          $ 448  $5,702  $2,654
                                                          =====  ======  ======

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED
 c)Effective tax rate

  The effective tax rate on the company's earnings differed from the combined Canadian federal and provincial corporate income tax rate of 43.2% in 1995, 42.9% in 1994 and 41.0% in 1993 for the following reasons:

                                                      1995      1994     1993
                                                    --------   -------  -------
                                                       THOUSANDS OF U.S.
                                                            DOLLARS
   Earnings (loss) before taxes...................  $(40,420)  $19,526  $14,725
                                                    ========   =======  =======
   Income tax effect of:
     Expected Canadian federal and provincial
      corporate income taxes......................  $ 17,461   $(8,376) $(6,037)
     Operating loss from which no tax benefit is
      derived.....................................   (12,139)      --       --
     Canadian resource allowance and earned deple-
      tion........................................       --        245      898
     Foreign earnings subject to different income
      tax rates...................................    (1,206)   13,817    8,038
     Mining taxes.................................    (4,571)   (6,648)  (4,995)
     Other items..................................      (661)   (1,243)  (2,385)
                                                    --------   -------  -------
   Income and mining tax recovery (expense).......  $ (1,116)  $(2,205) $(4,481)
                                                    ========   =======  =======
   Effective tax rate (current and deferred)......      (2.8%)    11.3%    30.4%
                                                    ========   =======  =======

 d)Loss carryforwards

  At December 31, 1995, the company had U.S. net operating loss carryforwards of approximately $244 million to apply against future taxable income and $34 million to apply against future alternative minimum taxable income. Deferred tax benefits have been recorded, reflecting utilization of $47 million of net operating loss carryforwards. The remaining carryforwards expire during 2001-2009. Additionally, the company has Canadian non-capital loss carryforwards of approximately $12 million and capital losses (unrecognized for tax return purposes) of approximately $24 million. The non-capital losses expire in various amounts from 1996 through 2002. The capital losses have not yet been realized for income tax purposes and, once realized, have no expiration date.

  In 1995, the company realized $4.8 million from the conveyance of Canadian Development Expenses of $32.8 million to a third party. Since the expenses represented unrecorded loss carryforwards for accounting purposes, the proceeds have been recorded as a recovery of income taxes in 1995. The arrangement involved a series of transactions including the issuance of debentures to the third party (note 4c).

 e)Tax payments

  Income and mining tax payments were $0.9 million in 1995, $12.1 million in 1994 and $5.8 million in 1993.

10.PREFERRED SHARES

  The company is authorized to issue an unlimited number of preferred shares, issuable in series, each series to consist of such number of shares and to have such designation, rights, privileges, restrictions and conditions as may be determined by the directors. No preferred shares are currently issued.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED
11.COMMON SHARES

  Changes in the number of common shares outstanding during the three years ended December 31, 1995, were as follows:

                                                              SHARES     AMOUNT
                                                            ----------- --------
                                                             THOUSANDS OF U.S.
                                                              DOLLARS, EXCEPT
                                                              NUMBER OF SHARES
   Balance, December 31, 1992.............................  105,168,655 $392,692
   1993:Common share offering.............................    6,371,300   83,702
    Exercise of share options.............................      673,094    3,608
    Conversion of preferred shares of subsidiary..........          447        4
                                                            ----------- --------
   Balance, December 31, 1993.............................  112,213,496  480,006
   1994:Exercise of share options.........................      468,009    3,053
    Conversion of preferred shares of subsidiary..........          298        2
                                                            ----------- --------
   Balance, December 31, 1994.............................  112,681,803  483,061
   1995:Exercise of share options.........................      282,306    1,517
    Conversion of preferred shares of subsidiary (note 6).   16,916,695  134,387
                                                            ----------- --------
   Balance, December 31, 1995.............................  129,880,804 $618,965
                                                            =========== ========

  The company's policy is to declare dividends to shareholders in U.S. funds. The company paid dividends totaling $0.075 per share in each of 1995, 1994 and 1993. Dividends payable to Canadian residents are converted to and paid in Canadian dollars.

 a)Shelf registration

  Pursuant to a shelf registration statement filed with the Securities and Exchange Commission on April 14, 1994, the company may offer from time to time
(1) debt securities, (2) common shares, and/or (3) guarantees of debt securities issued by Echo Bay Resources, Inc., a wholly owned subsidiary of the company. The aggregate initial offering price of securities sold pursuant to the shelf registration would not exceed $200 million.

 b)Shareholder rights plan

  Under the company's shareholder rights plan, if any person or group were to announce an intention to acquire, or were to acquire, 20% or more of the company's common shares without complying with the conditions of a "permitted bid," then the owners of each share of common stock (other than the acquiring person or group) would become entitled to exercise a right to buy one additional common share at 50% of the lowest share price on The Toronto Stock Exchange during the prior 90 days. The plan expires in 2004, subject to reconfirmation by shareholders in 1999.

  A "permitted bid," which does not trigger the entitlement to acquire shares under the plan, is one that complies with applicable securities law in all jurisdictions where at least 5% of the company's common shares

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED are owned; is made to all shareholders for all outstanding shares; is open for a minimum of 60 days; takes up no shares until at least 66 2/3% of the outstanding shares have been tendered to the bid, including those owned by the acquiring person or group; and meets certain other conditions.

 c)Employee share incentive plan and director equity plan

  The company has an employee share incentive plan that provides for the granting of options to officers and key employees to purchase common shares. The company also has a director equity plan that provides for the granting of options to permit eligible directors to purchase common shares. Eligible directors are neither officers nor employees of the company. Outstanding share options under the plans are exercisable at prices equal to the market value on the date of grant. The option holder may exercise each share option over a period of 10 years from the date of grant. Option prices are denominated in Canadian dollars.

  The status of the plans is as follows:

                                              EMPLOYEE SHARE   DIRECTOR EQUITY
                                              INCENTIVE PLAN         PLAN
                                            ------------------ ----------------
                                                      WEIGHTED         WEIGHTED
                                                      AVERAGE          AVERAGE
                                             NUMBER    PRICE   NUMBER   PRICE
                                               OF       PER      OF      PER
                                             OPTIONS   SHARE   OPTIONS  SHARE
                                            --------- -------- ------- --------
   Options outstanding, December 31, 1993.. 3,613,414 C$11.24      --      --
   Options outstanding, December 31, 1994.. 3,723,737 C$12.30   55,200 C$14.63
   Options granted in 1995.................   989,400 C$13.33   65,000 C$12.50
   Options outstanding, December 31, 1995.. 4,302,692 C$12.81  120,200 C$13.48
   Weighted average price of outstanding
    options in equivalent U.S. funds.......           US$9.38          US$9.87
   Options exercisable at December 31,
    1995................................... 2,502,927           13,800
   Further options exercisable in 1996.....   599,211           30,050
   Shares reserved for future grants, De-
    cember 31, 1995........................ 1,018,818          304,800

12. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

 a)U.S. GAAP financial statements

  The company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. These differ in some respects from those in the United States, as described below.

  In accordance with Canadian GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are deferred, then recognized as a component of the cost of goods when the related hedged purchases occur. Under U.S. GAAP, changes in market value would be included in current earnings. The company had no long-term foreign exchange contracts prior to 1994.

  In accordance with Canadian GAAP, the company's share investments are carried at cost as long-term investments (note 3). These investments would be written down and a loss recognized in earnings only when a

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED loss in value is other than a temporary decline. Under U.S. GAAP, these investments would be marked to market, with unrealized gains or losses excluded from earnings and reported as a separate component of common shareholders' equity, net of tax. The unrealized gain on share investments is $13.8 million after a nil income tax effect as of December 31, 1995.

  If the company had changed from the deferred method of accounting for deferred income taxes under Canadian GAAP to the liability method under U.S. GAAP at January 1, 1993, in accordance with Financial Accounting Standards Board Statement No. 109, then the financial statements would have reflected the cumulative effect of such a change in accounting methodology in 1993 and adjustments for the application of Statement No. 109 during 1995 and 1994.

  The effects on the consolidated statement of earnings of the above differences would have been as follows:

                                                    1995       1994      1993
                                                 ----------  --------  --------
                                                  THOUSANDS OF U.S. DOLLARS,
                                                    EXCEPT PER SHARE DATA
   Net earnings (loss) under Canadian GAAP...... $  (50,060) $  8,023  $  3,551
     Change in market value of foreign exchange
      contracts.................................      3,605     4,198       --
     Application of liability method for ac-
      counting for income taxes.................        --     (4,900)    4,900
                                                 ----------  --------  --------
   Net earnings (loss) under U.S. GAAP.......... $  (46,455) $  7,321  $  8,451
                                                 ==========  ========  ========
   Earnings (loss) per share under U.S. GAAP.... $    (0.40) $   0.07  $   0.08
                                                 ==========  ========  ========

  Long-term investments and other assets, retained earnings (deficit), and common shareholders' equity would have been $78.6 million, $(7.3) million and $610.5 million respectively at December 31, 1995 and $33.6 million, $48.3 million and $513.9 million respectively at December 31, 1994.

  Under U.S. GAAP, the preferred stock conversions to common shares would not have been shown in the consolidated statement of cash flow as they are non-cash transactions. Accordingly, preferred stock conversions would have been reduced by $134.3 million for 1995. Common share issues would have been reduced by $134.3 million for 1995.

 b)U.S. GAAP tax disclosure

  Significant components of the company's deferred tax liabilities and assets under U.S. GAAP disclosure requirements would have been:

                               DECEMBER 31, 1995     DECEMBER 31, 1994
                             --------------------- ---------------------
                             U.S. AND              U.S. AND
                              OTHER   CANADA TOTAL  OTHER   CANADA TOTAL
                             -------- ------ ----- -------- ------ -----
                                      MILLIONS OF U.S. DOLLARS
   Deferred tax liabili-
    ties:
     Tax over book depreci-
      ation and depletion..   $35.2   $17.0  $52.2  $38.0    $5.1  $43.1
     Other tax liabilities.     --      8.0    8.0    --      8.8    8.8
                              -----   -----  -----  -----    ----  -----
   Total deferred tax lia-
    bilities...............    35.2    25.0   60.2   38.0    13.9   51.9
                              -----   -----  -----  -----    ----  -----

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED

                               DECEMBER 31, 1995        DECEMBER 31, 1994
                             -----------------------  -----------------------
                             U.S. AND                 U.S. AND
                              OTHER   CANADA  TOTAL    OTHER   CANADA  TOTAL
                             -------- ------  ------  -------- ------  ------
                                       MILLIONS OF U.S. DOLLARS
   Deferred tax assets:
     Net operating loss and
      other carryforwards..     87.7     5.3    93.0     93.3    3.2     96.5
     Book over tax depreci-
      ation and depletion..      --     22.6    22.6      --     4.4      4.4
     Accrued liabilities...     11.3     2.5    13.8      7.7    3.4     11.1
     Other tax assets......      6.9     1.3     8.2      5.5    1.5      7.0
                              ------  ------  ------   ------  -----   ------
   Total deferred tax as-
    sets before allowance..    105.9    31.7   137.6    106.5   12.5    119.0
   Valuation allowance for
    deferred tax assets....    (71.2)  (14.3)  (85.5)   (68.5)  (7.0)   (75.5)
                              ------  ------  ------   ------  -----   ------
   Total deferred tax as-
    sets...................     34.7    17.4    52.1     38.0    5.5     43.5
                              ------  ------  ------   ------  -----   ------
   Net deferred tax liabil-
    ities..................   $  0.5  $  7.6  $  8.1   $  --   $ 8.4   $  8.4
                              ======  ======  ======   ======  =====   ======

  The net increase in the valuation allowance for deferred tax assets was $10.0 million for 1995.

 c)Other

  In accordance with U.S. GAAP disclosure requirements, the estimated fair values of financial instruments are set out below and in note 15d. The fair values were determined from quoted market prices.

                                          DECEMBER 31, 1995   DECEMBER 31, 1994
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
                                                MILLIONS OF U.S. DOLLARS
   Cash and cash equivalents............  $185.8    $185.8    $201.5    $201.5
   Long-term investments................    52.6      66.4      21.4      21.9

13.JOINT VENTURES

  Summarized below is the company's 50% interest in the Round Mountain mine, accounted for by the proportionate consolidation method.

                                               1995      1994      1993
                                             --------  --------  --------
                                             THOUSANDS OF U.S. DOLLARS
   Revenues................................. $ 67,843  $ 79,806  $ 67,216
   Operating costs..........................  (35,028)  (37,547)  (38,822)
   Depreciation and amortization............  (14,488)  (15,050)  (16,541)
   Royalties................................   (5,266)   (6,833)   (4,889)
   Exploration..............................      (24)      (37)     (186)
   Other income (expense)...................     (143)       87       389
                                             --------  --------  --------
   Earnings before taxes.................... $ 12,894  $ 20,426  $  7,167
                                             ========  ========  ========

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED

                                               1995      1994      1993
                                             --------  --------  --------
                                             THOUSANDS OF U.S. DOLLARS
   Current assets........................... $  6,575  $  7,911  $  8,428
   Non-current assets.......................  102,847   101,914   113,666
   Current liabilities......................   (7,870)  (13,789)  (11,243)
   Non-current liabilities..................  (29,537)  (17,332)  (18,655)
                                             --------  --------  --------
   Equity................................... $ 72,015  $ 78,704  $ 92,196
                                             ========  ========  ========
   Net cash provided (used) by:
     Operating activities................... $ 42,853  $ 46,207  $ 21,660
     Investing activities...................  (15,415)   (2,661)   (3,332)
                                             --------  --------  --------
   Net increase in cash..................... $ 27,438  $ 43,546  $ 18,328
                                             ========  ========  ========

14.GEOGRAPHIC SEGMENT INFORMATION

  Financial information regarding geographic segments is set out below:

                                                    1995      1994      1993
                                                  --------  --------  --------
                                                  THOUSANDS OF U.S. DOLLARS
   Revenue:
     Canada...................................... $ 67,026  $ 69,468  $ 76,508
     United States...............................  293,704   308,132   290,027
                                                  --------  --------  --------
                                                  $360,730  $377,600  $366,535
                                                  ========  ========  ========
   Operating earnings:
     Canada...................................... $   (370) $  3,805  $  4,995
     United States...............................   33,907    61,989    36,565
                                                  --------  --------  --------
                                                    33,537    65,794    41,560
   Other expenses................................  (73,957)  (46,268)  (26,835)
                                                  --------  --------  --------
   Earnings (loss) before taxes..................  (40,420)   19,526    14,725
   Income and mining tax expense.................   (1,116)   (2,205)   (4,481)
                                                  --------  --------  --------
   Earnings (loss) before preferred stock divi-
    dends........................................  (41,536)   17,321    10,244
   Dividends on preferred stock of subsidiary....   (8,524)   (9,298)   (6,693)
                                                  --------  --------  --------
   Net earnings (loss)........................... $(50,060) $  8,023  $  3,551
                                                  ========  ========  ========
   Assets:
     Canada...................................... $350,329  $140,035  $148,523
     United States...............................  488,250   741,628   841,928
     Other.......................................   32,582       --        --
                                                  --------  --------  --------
   Total assets.................................. $871,161  $881,663  $990,451
                                                  ========  ========  ========

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED

15.HEDGING ACTIVITIES AND COMMITMENTS

 a)Gold and silver commitments

  As of December 31, 1995, the company's gold and silver commitments were as follows:

                                             PRICE OF              AVERAGE PRICE
                                  FORWARD     FORWARD   GOLD LOANS   OF LOANS
                                   SALES       SALES    AND SWAPS    AND SWAPS
                                  (OUNCES)  (PER OUNCE)  (OUNCES)   (PER OUNCE)
                                 ---------- ----------- ---------- -------------
   GOLD
   1996(1)......................     41,000    $ 408     179,190       $366
   1997.........................     49,333      418     218,000        385
   1998.........................    154,000      456         --         --
   1999.........................    290,667      498         --         --
   2000 and beyond..............    140,000      526         --         --
                                 ----------    -----     -------       ----
                                    675,000    $ 483     397,190       $376
                                 ==========    =====     =======       ====
   SILVER
   1996.........................  3,200,000    $5.78
   1997.........................  2,600,000     5.96
   1998.........................  3,100,000     6.46
   1999.........................  2,800,000     6.47
                                 ----------    -----
                                 11,700,000    $6.16
                                 ==========    =====

- --------
(1) The gold commitments for 1996 include spot-deferred contracts for which the price per ounce is estimated based on expected delivery dates and estimated interest rates.

  The remeasurement of a gold loan resulted in deferred losses of $2.2 million at December 31, 1995. These losses are netted against deferred income and will be included in revenue when the production related to the loan is sold.

  The company's option position as of December 31, 1995 was as follows:

                                   PUT OPTIONS PURCHASED    CALL OPTIONS SOLD
                                   ---------------------- ----------------------
                                             STRIKE PRICE           STRIKE PRICE
                                    OUNCES    PER OUNCE    OUNCES    PER OUNCE
                                   --------- ------------ --------- ------------
   GOLD
   1996...........................    50,000    $ 389        30,000    $ 412
                                   ---------    -----     ---------    -----
                                      50,000    $ 389        30,000    $ 412
                                   =========    =====     =========    =====
   SILVER
   1996........................... 1,440,000    $5.40     1,440,000    $6.43
   1997........................... 1,440,000     5.40     1,440,000     6.43
                                   ---------    -----     ---------    -----
                                   2,880,000    $5.40     2,880,000    $6.43
                                   =========    =====     =========    =====

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED
 b)Currency position

  The company's obligations to purchase Canadian dollars as of December 31, 1995 were as follows:

                                                     CANADIAN    EXCHANGE RATE
                                                     DOLLARS    (C$TO U.S.$1.00)
                                                   ------------ ----------------
   1996........................................... $ 50,200,000       1.42
   1997...........................................   25,200,000       1.49
   1998...........................................   25,200,000       1.52
   1999...........................................   25,200,000       1.56
   2000...........................................   25,200,000       1.59
                                                   ------------       ----
                                                   $151,000,000       1.50
                                                   ============       ====

 c)Crude oil position

  The company's swap contracts and forward purchase commitment as of December 31, 1995 were as follows:

                                                                 BARRELS
                                                                OF CRUDE  PRICE
                                                                   OIL     PER
                                                                PURCHASED BARREL
                                                                --------- ------
   1996........................................................  397,000  $18.16
   1997........................................................  397,000   17.95
   1998........................................................   20,000   17.50
                                                                 -------  ------
                                                                 814,000  $18.04
                                                                 =======  ======

 d)Other hedging activity information

  The company assesses the exposure that may result from a hedging transaction prior to entering into the commitment, and only enters into transactions which, it believes, accurately hedge the underlying risk and could be safely held to maturity. The company does not actively engage in the practice of trading derivative securities for profit. The company regularly reviews its unrealized gains and losses on hedging transactions.

  Shown below are the carrying amounts, estimated fair values, and unrealized gains or losses on the company's hedging positions at December 31.

                                             CARRYING ESTIMATED  UNREALIZED
                                              AMOUNT  FAIR VALUE GAIN(LOSS)
                                             -------- ---------- ----------
                                               THOUSANDS OF U.S. DOLLARS
   1995
   Gold swaps (note 4a)..................... $101,480  $97,880    $ 3,600
   Gold loan (note 4b)......................   23,279   23,279        --
   Off balance sheet instruments:
     Gold forward sales.....................      --               34,900
     Silver forward sales...................      --                6,400
     Gold and silver options................      378               1,100
     Foreign currency contracts.............      --                7,800
     Crude oil contracts....................      --                 (300)
                                                                  -------
                                                                  $53,500
                                                                  =======

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED

                                             CARRYING ESTIMATED  UNREALIZED
                                              AMOUNT  FAIR VALUE GAIN(LOSS)
                                             -------- ---------- ----------
                                               THOUSANDS OF U.S. DOLLARS
   1994
   Gold swaps (note 4a)..................... $98,870   $99,670    $  (800)
   Gold loan (note 4b)......................  33,813    33,813        --
   Off balance sheet instruments:
     Gold forward sales.....................     --                (7,500)
     Silver forward sales...................     --                 2,400
     Gold and silver options................     500               (1,800)
     Foreign currency contracts.............     --                 4,200
     Crude oil contracts....................     --                   --
     Interest rate swap (note 6)............     --                (3,400)
                                                                  -------
                                                                  $(6,900)
                                                                  =======

  Fair values are estimated for the contract settlement dates based upon market quotations of various input variables. These variables are used in valuation models that estimate the fair market value.

  The credit risk exposure related to all hedging activities is limited to the unrealized gains on outstanding contracts based on current market prices. To reduce counterparty credit exposure, the company deals only with large credit-worthy financial institutions, and limits credit exposure to each. In addition, to allow for situations where positions may need to be reversed, the company deals only in markets it considers highly liquid.

  Most of the company's hedging transactions have no margin requirements. In some instances, however, mainly for the longer-term forward sales and options, margin deposits are required when the market value exceeds the contract value by a predetermined amount.

  The fair value of the company's hedged position can be affected by market conditions beyond the company's control. The effect of changes in various market factors on the company's outstanding hedged position at December 31, 1995 would be as follows:

                                                              EFFECT ON MARKET
                                                 AMOUNT           VALUE OF
                                                   OF         HEDGED POSITION
                                                 CHANGE     (THOUSANDS OF U.S.$)
                                              ------------  --------------------
   Change in:
     Gold prices............................  $10.00/ounce        $12,000
     Silver prices..........................  $ 0.25/ounce          2,900
     Canadian dollar........................     U.S.$0.01          1,500
     Crude oil prices.......................  $1.00/barrel            800
     Interest rates (effect on gold and sil-
      ver forward sales and swaps)..........             1%        12,000

  Hedging gains and losses represent the difference between spot or market prices and realized amounts. Shown below are the hedging gains and losses recognized in earnings.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED

                                                   1995      1994      1993
                                                 --------- --------- ---------
                                                 GAINS (LOSSES) IN THOUSANDS
                                                       OF U.S. DOLLARS
   Revenue:
     Gold loans................................. $   (612) $  3,278  $   6,977
     Gold forward sales.........................    2,849    (1,278)      (500)
     Silver loans and swaps.....................      --      7,539      4,561
     Silver forward sales.......................    1,909    (3,703)       917
     Gold and silver options....................      394     1,113     (1,742)
   Operating expenses:
     Foreign currency contracts.................      839      (705)        66
     Crude oil contracts........................      326      (631)      (125)
   Dividends on preferred stock of subsidiary:
     Interest rate swap (note 6)................     (493)      764      3,369
                                                 --------  --------  ---------
                                                 $  5,212  $  6,377  $  13,523
                                                 ========  ========  =========

16.OTHER COMMITMENTS AND CONTINGENCIES

 a)Royalties

  Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. Its production is also subject to a gross revenue royalty of 3%, reduced to 1 1/2% after $75.0 million has been paid. For the period from inception through December 31, 1995, cumulative royalties of $14.4 million have been paid on the gross revenue royalty.

  McCoy/Cove production is subject to a 2% net smelter return royalty. This royalty is based on sales less certain deductions.

  A portion of production from the Lamefoot area of the Kettle River mine is subject to a 5% net smelter return royalty.

 b)Operating lease commitments

  The company's principal lease commitments are for office premises, aircraft and equipment. The company's commitments under the remaining terms of the leases are approximately $16.4 million, payable as follows: $3.2 million in 1996, $3.6 million in 1997, $1.4 million in 1998, $1.4 million in 1999, $1.1 million in 2000 and $5.7 million thereafter.

 c)Alaska-Juneau

  In December 1991, the company purchased the remaining 15% working interest in the Alaska-Juneau development properties from affiliates of Watts, Griffis and McOuat in exchange for a 1 1/2% net smelter return royalty on all future production. A director of the company and members of his immediate family indirectly own or exercise control over approximately 30% of the shares in the affiliates. The purchase price was C$4.0 million paid in January 1992 plus C$0.5 million to be paid in each of the next eight years, subject to acceleration upon commencement of commercial production, and 100,000 common shares upon commencement of commercial production.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1995
                 STATED IN U.S. DOLLARS UNLESS OTHERWISE NOTED

 d)Contingencies

  (i)Alaska-Juneau

  In December 1994, the U.S. Environmental Protection Agency (EPA) issued a Technical Assistance Report concluding that this development project, as configured in the May 1992 Final Environmental Impact Statement, would be likely to violate water quality and other environmental standards. In 1996, the company's reapplication of permits included a new project description with an alternative of Submarine Tailings Disposal (STD), which would require a change in EPA regulations. For that purpose, the EPA has instituted rulemaking procedures to enable it to consider the STD proposal. To review that proposal and other options that could enable the Alaska-Juneau project to proceed, the EPA will prepare a Supplemental Environmental Impact Statement expected to be completed in 1997. The recoverability of the company's $61.2 million investment in Alaska-Juneau (note 2) is dependent on receipt of all necessary permits and the company's ability to attain profitable production from the property or from alternative courses of action that the company may pursue.

  (ii)Sunnyside

  Sunnyside Gold Corporation (SGC), an indirect wholly owned subsidiary of the company, has negotiated a consent decree with the State of Colorado that sets standards for the release of all reclamation and water treatment permits and the resolution of future enforcement issues regarding groundwater seeps and springs. This settlement is subject to a public comment period and final approval by the state's attorney general. It is expected to be finalized in the second quarter of 1996. The consent decree, after approval by the court, will settle proceedings commenced by SGC in Colorado state court in May 1994 to clarify the extent of SGC's responsibility, if any, for groundwater seeps and springs that may occur subsequent to the planned sealing of the Sunnyside mine. In 1995, SGC increased the provision for future reclamation costs at the Sunnyside mine by $11.7 million (note 7). SGC's provision for future reclamation costs is reviewed periodically and adjusted as additional information becomes available.

                        QUARTERLY FINANCIAL HIGHLIGHTS

                                  (UNAUDITED)
               (MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE DATA)

                                                                NET    EARNINGS
                                                    OPERATING EARNINGS  (LOSS)
                                            REVENUE EARNINGS   (LOSS)  PER SHARE
                                            ------- --------- -------- ---------
1995
First quarter.............................. $ 84.2    $ 5.6    $(11.7)  $(0.10)
Second quarter.............................   90.6      6.9     (13.0)   (0.12)
Third quarter..............................   93.5     13.2      (8.7)   (0.08)
Fourth quarter.............................   92.4      7.8     (16.7)   (0.13)
                                            ------    -----    ------   ------
Total...................................... $360.7    $33.5    $(50.1)  $(0.43)
                                            ======    =====    ======   ======
1994
First quarter.............................. $103.1    $22.4    $ 11.5   $ 0.10
Second quarter.............................   95.8     18.7       1.7     0.02
Third quarter..............................   89.1     13.4       --       --
Fourth quarter.............................   89.6     11.3      (5.2)   (0.05)
                                            ------    -----    ------   ------
Total...................................... $377.6    $65.8    $  8.0   $ 0.07
                                            ======    =====    ======   ======

ITEM 9--CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                   PART III

ITEM 10--DIRECTORS OF THE REGISTRANT

  The information about the directors of the company required by this item is located in the Echo Bay Mines Ltd. proxy statement to be filed within 120 days after the end of the fiscal year. Information about the executive officers of the company required by this item appears in Part I of this Annual Report on Form 10-K.

ITEM 11--EXECUTIVE COMPENSATION

  The information required by this item appears in the Echo Bay Mines Ltd. proxy statement to be filed within 120 days after the end of the fiscal year.

ITEM 12--SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The information required by this item appears in the Echo Bay Mines Ltd. proxy statement to be filed within 120 days after the end of the fiscal year.

ITEM 13--CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The information required by this item appears in the Echo Bay Mines Ltd. proxy statement to be filed within 120 days after the end of the fiscal year.

                                    PART IV

ITEM 14--EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) The following documents are filed as part of this report:

1. Financial Statements included in Part II, Item 8

  Echo Bay Mines Ltd.

                                                                           PAGE
                                                                           ----
   Management's Responsibility for Financial Reporting....................  63
   Report of Independent Chartered Accountants............................  64
   Consolidated Statement of Earnings for the three years ended December
    31, 1995..............................................................  65
   Consolidated Balance Sheet as at December 31, 1995 and 1994............  66
   Consolidated Statement of Retained Earnings for the three years ended
    December 31, 1995.....................................................  67
   Consolidated Statement of Cash Flow for the three years ended December
    31, 1995..............................................................  68
   Summary of Significant Accounting Policies.............................  69
   Notes to Consolidated Financial Statements.............................  73

2. Financial Statement Schedules included in Part IV

  All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

3. Exhibits required to be filed by Item 601 of Regulation S-K

  Exhibits 21, 23.1 and 24 are filed herewith. All other exhibits are incorporated by reference as indicated below.

 EHIBITX
  NO.      EXHIBIT DESCRIPTION
- -------    -------------------
3.1   Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(a) of Registration Statement No. 2-
      84687).

3.2 By-Laws of the Registrant (incorporated herein by reference to Exhibit 3(b) of Registration Statement No. 2-84687).

4.1   Bond Purchase, Paying and Warrant Agency Agreement made as of
      10/7/86 among the Registrant, Credit Suisse, Union Bank of
      Switzerland and Swiss Bank Corporation (incorporated herein by reference to Exhibit 10(b) of Registration Statement No. 33-9720).

4.2   Form of Guaranty and Exchange Agreement of Echo Bay Mines Ltd.
      (incorporated herein by reference to Exhibit 4.3 to Registration
      Statement Nos. 33-48119 and 33-48120).

4.3   Form of Certificate of Designations of Echo Bay Mines Convertible
      Preferred Shares (incorporated herein by reference to Exhibit 4.4 to Registration Statement Nos. 33-48119 and 33-48120).

4.4 Form of Echo Bay Mines Preferred Share Certificate (incorporated herein by reference to Exhibit 4.5 to Registration Statement Nos.
      33-48119 and 33-48120).

4.5 Shelf registration statement, dated April 14, 1994 (incorporated herein by reference to Registration Statement No. 33-77738 and amendments thereto).

 4.6 Shareholder rights plan, dated September 2, 1994 (incorporated herein by reference to the report on Form 8-A of file No. 1-8542 which was made effective on October 14, 1994).

10.1  Employee Share Incentive Plan (incorporated herein by reference to
      Exhibit 10(n) of Registration Statement No. 2-84687).

10.2 Amendment dated 2/18/86, to the Employee Share Incentive Plan described in 10.1 above (incorporated herein by reference to Exhibit
      10.29 of the Report on Form 10-K for the year ended December 31,
      1986).

10.3 Prospectus dated 10/7/86 relating to the offering in Switzerland of 3 7/8% Bonds with Gold Purchase Warrants (incorporated herein by reference to Exhibit 28(a) of Registration Statement No. 33-9720 and amendments thereto).

10.4 Amendment dated April 1, 1992 to Employment Agreement with Robert F. Calman (incorporated herein by reference to Exhibit 10.15 of the report on Form 10-K for the year ended December 31, 1992).

10.5  Amendment dated April 1, 1992 to Employment Agreement with Richard
      C. Kraus (incorporated herein by reference to Exhibit 10.16 of the report on Form 10-K for the year ended December 31, 1992).

10.6 Employment agreement dated April 1, 1992 between the company and Robert C. Armstrong (incorporated herein by reference to Exhibit
      10.17 of the report on Form 10-K for the year ended December 31,
      1992).

10.7 Consulting agreement dated November 30, 1992 between the company and John Zigarlick (Pilot Shipping Ltd.) (incorporated herein by reference to Exhibit 10.18 of the report on Form 10-K for the year ended December 31, 1992).

10.8 Form of Deferred Compensation Agreement between the company and certain senior executives (incorporated herein by reference to Exhibit 10.11 of the report on Form 10-K for the year ended December 31, 1993).

21    Subsidiaries of the Registrant.

23.1  Consent of Ernst & Young.

24    Power of Attorney.

(b) Reports on Form 8-K

  No report on Form 8-K was filed during the last quarter of the period covered by this report.

                                   SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.


                                        Echo Bay Mines Ltd.


                                        By:      /s/ Richard C. Kraus
                                           ------------------------------------
                                                    Richard C. Kraus
                                         President and Chief Executive Officer

                                        Date: March 20, 1996

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT IN THE CAPACITY AND ON THE DATE INDICATED.

             SIGNATURE                             TITLE                     DATE
             ---------                             -----                     ----
        /s/ Richard C. Kraus         President and Chief Executive      March 20, 1996
- ------------------------------------ Officer
          Richard C. Kraus

      /s/ Peter H. Cheesbrough       Senior Vice President, Finance
- ------------------------------------ and Chief Financial Officer
        Peter H. Cheesbrough

       /s/ Gerald A. Tywoniuk        Vice President, Controller and
- ------------------------------------ Principal Accounting Officer
         Gerald A. Tywoniuk


* John N. Abell
* Latham C. Burns
* Robert F. Calman
* John Gilray Christy
* Peter Clarke
* Carlos A. Ferrer
                                     *A majority of the Board of
* Richard C. Kraus                   Directors
* Robert L. Leclerc
* John F. McOuat
* Monica E. Sloan
* R. Geoffrey P. Styles


By: /s/         Paul Hilton                                             March 20, 1996
    --------------------------------
   Paul Hilton, Attorney-In-Fact

                                 SCHEDULE VIII

                MANAGEMENT PROXY CIRCULAR OF ECHO BAY MINES LTD.
                             (SEPARATELY ATTACHED)

                           MANAGEMENT PROXY CIRCULAR

                            SOLICITATION OF PROXIES

   THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF ECHO BAY MINES LTD. (THE "CORPORATION") OF PROXIES TO BE USED AT THE ANNUAL GENERAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION, TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE. This material was first sent to shareholders on or about March 28, 1996. The Corporation will bear all costs in connection with the printing and mailing of the enclosed materials as well as the cost of solicitation of proxies. D.F. King & Company, Inc. will solicit proxies from nominee accounts for a fee of U.S. $20,000 plus expenses. To the extent necessary to assure adequate representation at the meeting, solicitation of proxies may be made by directors, officers and regular employees of the Corporation directly as well as by mail and by telephone.

                     APPOINTMENT AND REVOCATION OF PROXIES

   The persons designated in the enclosed form of proxy are directors of the Corporation. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON, WHO NEED NOT BE A SHAREHOLDER, TO REPRESENT HIM AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY. This right may be exercised either by inserting in the space provided the name of the other person a shareholder wishes to appoint or by completing another proper form of proxy. Shareholders who wish to be represented at the meeting by proxy must deposit their form of proxy prior to 11:30 o'clock in the morning local time on May 9, 1996 either at the principal office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1, or bring the proxy to the meeting and deliver it to the Chairman or Secretary of the Corporation prior to the commencement of the meeting.

   A shareholder who has given a proxy has the right to revoke it at any time by an instrument in writing executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the principal office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1 addressed to the Secretary of the Corporation, c/o Montreal Trust Company of Canada, at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman or Secretary of the Corporation on the day of the meeting, or any adjournment thereof.

                  VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

   On March 13, 1996, there were outstanding 130,476,039 common shares of the Corporation, each of which carries with it the right to one vote. A quorum of shareholders will be established at the meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted for quorum but for no other purpose. A majority of the votes cast at the meeting in person or by proxy is required for the approval of each matter being submitted to a vote of the shareholders at the meeting.

   Shareholders of record at the close of business on March 21, 1996 will be entitled to vote at the meeting except to the extent that they have transferred the ownership of any of their shares after the record date and the transferee of those shares has produced properly endorsed share certificates or has otherwise established that he owns the shares and, in either case, has demanded not later than April 30, 1996 that his name be included in the list of shareholders entitled to vote at the meeting.

   As of March 13, 1996, based upon information available to the Corporation, no one shareholder was the beneficial owner of more than five percent of the common shares.

                               VOTING OF PROXIES

   Common shares of the Corporation, represented by a valid proxy in favour of the person or persons designated in the enclosed form of proxy, will be voted on any ballot which may be called for in respect of matters referred to in the accompanying notice of meeting and, where a choice with respect to any matter to be acted upon has been specified in the proxy, the shares will be voted in accordance with the specification so made. THE COMMON SHARES WILL BE VOTED IN FAVOUR OF ANY MATTER FOR WHICH NO SPECIFICATION HAS BEEN MADE.

   The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to the matters identified in the notice of meeting and other matters that may properly come before the meeting. Management is not aware of any amendments to matters identified in the notice of meeting or of any other matters that are to be presented for action to the meeting.

                             ELECTION OF DIRECTORS

   Under the articles of the Corporation, the Board of Directors may consist of a minimum of three and a maximum of 15 directors. At present, the Board consists of 11 directors and the Board of Directors has fixed the number of directors at 11 for the term of office commencing with this election. Management proposes to nominate and the persons named in the enclosed form of proxy intend to vote for the election of the 11 persons named below, 10 of whom are already directors. Management does not contemplate that any of the nominees will be unable to serve as a director. Each director elected will hold office until the next annual general meeting or until a successor is duly elected.

   Mr. Calman, currently the Chairman of the Corporation, has decided to retire as Chairman and as a director of the Corporation at this meeting. The Board has selected Mr. Leclerc to succeed Mr. Calman as Chairman effective at the conclusion of the meeting.

                                            PRINCIPAL OCCUPATION AND BUSINESS
NAME AND MUNICIPALITY OF           DIRECTOR EXPERIENCE WITHIN THE LAST FIVE      DIRECTORSHIPS OF OTHER
RESIDENCE                      AGE SINCE    YEARS                                PUBLIC CORPORATIONS
- ------------------------       --- -------- ------------------------------------ --------------------------
JOHN NORMAN                     64   1980   Corporate director since 1991;       Stelco, Inc;
 ABELL(/1/)(/3/)(/4/)........               Vice Chairman, Wood Gundy,           AT Plastics Inc.
 Ramsbury, Wilts., England                  Inc. (investment dealers)
                                            1986 to 1991
LATHAM CAWTHRA                  65   1980   Corporate director since 1995;
 BURNS(/1/)(/2/)(/3/)(/4/)...               Prior thereto Honorary
 Toronto, Ontario                           Chairman, Nesbitt Burns Inc.
                                            (investment dealers)
PIERRE CHOQUETTE.............   53     --   President and Chief Executive        Methanex Corporation;
 Vancouver, British Columbia                Officer, Methanex Corporation        Gennum Corporation
                                            since October 1994; President,
                                            Novacorp International Inc. from
                                            August 1993 to October 1994;
                                            prior thereto Senior Vice President,
                                            NOVA Corporation Ltd.
JOHN GILRAY                     63   1980   Chairman, Chestnut Capital           First Union Bank
 CHRISTY(/1/)(/2/)(/4/)(/5/).               Corporation (holding company)        Advisory Board -
 Wyndmoor, Pennsylvania                     and corporate director               New Jersey; First Union
                                                                                 Bank Advisory Board -
                                                                                 Philadelphia;
                                                                                 The Philadelphia
                                                                                 Contributionship; The 1838
                                                                                 Bond Debenture Trading
                                                                                 Fund Limited
PETER CLARKE(/5/)(/6/).......   65   1993   Consultant - metals and mining
 Nanoose Bay, British                       industries since December 1992;
 Columbia                                   prior thereto Senior Vice
                                            President of the Corporation
CARLOS ANTONIO                  42   1994   Partner, Ferrer & Company, LLC
 FERRER(/2/)(/3/)............               (private equity fund) since July,
 Rye, New York                              1995; prior thereto Managing
                                            Director, CS First Boston
                                            Corporation (investment
                                            bankers)

                                           PRINCIPAL OCCUPATION AND
                                           BUSINESS
NAME AND MUNICIPALITY OF          DIRECTOR EXPERIENCE WITHIN THE LAST    DIRECTORSHIPS OF OTHER
RESIDENCE                     AGE SINCE    FIVE YEARS                    PUBLIC CORPORATIONS
- ------------------------      --- -------- ----------------------------- -----------------------------
RICHARD CARL KRAUS.........    49   1992   President and Chief Executive St. Mary Land and
 Denver, Colorado                          Officer of the Corporation    Exploration Company
                                           since June 1994; President
                                           and Chief Operating Officer
                                           from January 1992 to June
                                           1994; prior thereto Executive
                                           Vice President and Chief
                                           Financial Officer of the
                                           Corporation
ROBERT LEIGH LECLERC,          51   1992   Chairman and Chief Executive
 Q.C.(/1/)(/3/)(/5/).......                Officer, Milner Fenerty
 Edmonton, Alberta                         (barristers and solicitors)
                                           since December 1993; now
                                           and prior thereto, partner in
                                           Milner Fenerty
JOHN FREDERICK                 62   1989   President, Watts, Griffis and Cominco Ltd.; Euro Nevada
 McOUAT(/5/)(/6/)..........                McOuat Limited (consulting    Mining Corporation Ltd.;
 Toronto, Ontario                          geologists and engineers)     Diamond Fields Resources
                                                                         Inc.
MONICA ELIZABETH               42   1994   President, AGT Advanced
 SLOAN(/1/)(/2/)(/4/)(/6/).                Communications (a
 Calgary, Alberta                          telecommunications company)
                                           since August 1995;
                                           Assistant Vice-President
                                           Strategy Development, Telus
                                           Corporation from December
                                           1991 to August 1995; prior
                                           thereto employed in general
                                           management capacities by
                                           Novacorp International
                                           Consulting Incorporated
RICHARD GEOFFREY PENTLAND      65   1987   Corporate director            Onex Corp.; Working
 STYLES(/1/)(/2/)(/3/)(/4/).                                             Ventures Canadian
 Toronto, Ontario                                                        Fund Inc.; Scotts Hospitality
                                                                         Inc.; The Geon Company

- -------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Finance Committee
(4) Member of the Nominating and Corporate Governance Committee
(5) Member of the Operations Committee
(6) Member of the Safety and Environment Committee

              MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

   In 1995, the Board of Directors held 13 meetings. All directors received an annual retainer fee of U.S.$10,000 and U.S.$500 for attendance at each meeting of the Board of Directors and of each committee on which they served, except Messrs. Calman and Kraus who do not receive annual retainer fees. The Chairman of the Operations Committee received an additional annual fee of U.S.$15,000 and all other committee chairmen an additional annual fee of U.S.$10,000. These fees were approved effective as of January 1, 1995. The committee chairmen were: Audit - Mr. Burns; Compensation - Mr. Christy; Finance - Mr. Abell; Nominating and Corporate Governance - Mr. Styles; Operations - Mr. Clarke; and Safety and Environment - Mr. McOuat.

   In 1994 the Corporation established a director equity plan which provides for the grant of options to permit eligible directors to acquire common shares of the Corporation. Eligible directors are neither officers nor employees of the Corporation and options may be granted according to a formula which calls for grants annually on the date of the Corporation's annual meeting of shareholders. In no case may the number of shares covered by the grant be less than 2,500 or more than 6,500. The first grants were made June 9, 1994 and each eligible director received an option to acquire 4,600 common shares of the Corporation at a price of Can.$14.625. The next grants were made June 8, 1995 and each eligible director received an option to acquire 6,500 common shares of the Corporation at a price of Can.$12.50, the closing price reported by The Toronto Stock Exchange on that date.

                     COMMITTEES OF THE BOARD OF DIRECTORS

   The Audit Committee reviews the annual financial statements and the annual audit with the Corporation's independent auditors and also reviews quarterly financial information which is published and disseminated to shareholders. The Compensation Committee reviews the performance and recommends the compensation of corporate officers and makes grants under the employee share incentive plan. The Finance Committee reviews the financial structure of the Corporation, assesses its financial position and requirements and makes recommendations in areas such as hedging policies and the use of financial derivatives. The Nominating and Corporate Governance Committee reviews Board responsibilities, structure and composition, and recommends candidates to serve as directors of the Corporation. Committee policy on nominations permits consideration of candidates put forward by shareholders. Any shareholder interested in submitting such a recommendation is required to communicate full details to the Secretary of the Corporation by the end of the calendar year prior to the year in which the nomination will be considered. The Operations Committee reviews and makes recommendations to the Board regarding operations of the Corporation, reserves, life-of-mine plans, the annual operating plan and budget, and the annual exploration program. The Safety and Environment Committee reviews the Corporation's safety and environmental policies, procedures and practices.

   During 1995, the Audit Committee met five times, the Compensation Committee five times, the Finance Committee three times, the Nominating and Corporate Governance Committee three times, the Operations Committee twice and the Safety and Environment Committee four times. Mr. Ferrer attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

                        REPORT ON CORPORATE GOVERNANCE

   The Toronto Stock Exchange recently introduced a new listing requirement mandating disclosure of the corporate governance practices followed by companies listed on that Exchange. Listed companies are now required to disclose their approach to corporate governance in their annual reports or information circulars and make the disclosure with reference to guidelines published by The Toronto Stock Exchange (the "Guidelines"). The following discusses the Corporation's adherence to the Guidelines.

Mandate of the Board of Directors

   The Board of Directors is responsible for managing the business and affairs of the Corporation. This responsibility manifests itself in many ways such as considering strategic alternatives, selecting and approving a strategic plan and establishing operating plans consistent with approved strategies. The Board must identify the principal risks of the business and monitor to see that they are controlled. The Board is responsible for corporate governance generally and for specific tasks such as the selection of a Chief Executive Officer, the assessment of performance and for replacing that individual if appropriate. It is also responsible for all key executive appointments and for setting equitable compensation for these and other executives.

   The Board must ensure that there is a sound basis for making key business decisions, to facilitate realization of corporate goals and to ensure compliance, to the greatest extent possible, with sound safety and environmental standards. It must also make certain that the Corporation has sufficient financial resources to meet its commitments.

   In all instances the Board must ensure that the interests of shareholders, creditors, employees and the communities in which the Corporation operates are properly served. The Board must be able and willing to take action, separate from management, on issues which by law or practice require independent thought and action. In all of this the Board has a duty to be certain that the Corporation acts in a lawful, ethical and responsible manner.

Composition of the Board

   The Guidelines require the Corporation to address the extent to which the Board has a majority of unrelated directors and the basis for reaching this conclusion. An "unrelated director" is defined as someone who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, interfere materially with the director's ability to act with a view to the best interests of the Corporation. Of the 11 directors, six are unrelated. Each of them has business and other interests entirely unrelated to those of the Corporation except to the extent that a director has an interest arising because he or she is a shareholder of the Corporation. The shareholding issue is immaterial as no single shareholder or shareholder group, to the knowledge of management, has more than a five percent beneficial interest in the shares of the Corporation. Of the five directors who do not meet the "unrelated" test, only two (Messrs Calman and Kraus) are employed by the Corporation. Mr. Clarke was a senior officer of the Corporation while Messrs. Leclerc and McOuat are principals in firms which from time to time provide consulting services to the Corporation. The amount of business done by their firms for the Corporation does not represent a material percentage of the gross annual revenue of either firm.

Independent Functioning of the Board

   In June 1994 the Corporation separated the functions of Chairman and Chief Executive Officer by appointing Mr. Kraus, its President, as Chief Executive Officer in place of Mr. Calman who had been Chairman and Chief Executive Officer. Mr. Calman has remained as Chairman. The purpose of that decision was in part to facilitate an orderly succession in management and also to attempt to divide senior officer functions to permit the Board to operate with more independence from management than when the Chairman and Chief Executive Officer designation had been vested in one person. In addition, the Board recently expanded the duties of the Nominating Committee, now known as the Nominating and Corporate Governance Committee. This committee now makes recommendations to the Board as to which directors are "unrelated", reviews compliance with the Guidelines and other relevant corporate governance requirements, and develops once every three years a long term Board succession plan. It also reviews the effectiveness of the Board, its committees and individual members and recommends to the Board position descriptions for the Chairman, the President and Chief Executive Officer and the Board itself. All of this is in addition to the committee's duty to search for and recruit new directors.

   The Board allows each director to seek the advice of independent experts, if deemed appropriate. The relevant procedure in this case calls for a director obtaining the approval of an appropriate Board committee not chaired by that director.

Board Committees

   The Board committees and their mandates are described at page 4 of this management proxy circular. All members of the Compensation and Nominating and Corporate Governance Committees are unrelated, outside directors. All but one member of the Audit and Finance Committees are unrelated, outside directors. Neither the Operations nor Safety and Environment Committees comprise a majority of unrelated, outside directors and the Board believes the interests of the Corporation are better served by having it this way.

Decisions Requiring Prior Approval By The Board

   Prior Board approval is required for capital expenditures in excess of U.S.$5,000,000 (approval of such items beyond U.S.$2,500,000 is delegated to the Operations Committee of the Board), all acquisitions of other companies, sale of securities of the Corporation, incurring debt except under approved credit arrangements with banks and financial institutions, and employment and compensation arrangements for officers of the Corporation.

Shareholder Feedback

   Shareholders are encouraged to convey their concerns to management or the board. They may do so by writing to the Corporation's Investor Relations Department.

The Board's Expectations of Management

   The Board expects management to conduct the business of the Corporation in keeping with the strategic and operating plans adopted by the Board. The Corporation is presently in a period of transition from its "first generation" of gold mines, all in Canada and the United States, to a new period when its production will likely come increasingly from mines outside of these two countries. The Board expects management to explore and assess the potential of several properties to become profitable commercial producers of gold and other metals, to develop plans to bring these properties into production, to arrange financing, to hire and train staff capable of getting the mines up and running and, at the same time, manage effectively the major mines that today provide essentially all of the Corporation's cash flow.

   The Board expects that the capable management of today's producing mines, the development of new properties and the successful execution of the plans that management has been developing on exploration and development properties can increase shareholder value. The Board believes that the elements necessary for success are in place, except for the hiring and training of on site management teams that will be required at each new mine site when a construction decision is reached.

                              SECURITY OWNERSHIP

   The following table shows equity securities of the Corporation beneficially owned as of March 13, 1996 by all directors of the Corporation, the Chief Executive Officer and next four most highly compensated executive officers of the Corporation, and directors and executive officers of the Corporation as a group.

                                                           OPTIONS TO ACQUIRE
                                                                 COMMON
                                                              SHARES OF THE
                                                               CORPORATION
                           AMOUNT AND NATURE OF           EXERCISABLE WITHIN 60
                          BENEFICIAL OWNERSHIP AS                 DAYS
BENEFICIAL OWNER             OF MARCH 13, 1996              OF MARCH 13, 1996
- ----------------          -----------------------         --------------------- ---
John N. Abell...........             8,000                         1,150
Robert C. Armstrong.....            27,944                       150,495
John L. Azlant..........            11,000                        32,734
Latham C. Burns.........             2,000                         1,150
Robert F. Calman........            24,378                       458,560
Peter H. Cheesbrough....            21,368                        83,190
John G. Christy.........            42,553                         1,150
Peter Clarke............            30,000                       180,517
Carlos A. Ferrer........             1,000                         1,150
Richard C. Kraus........            65,194                       280,403
Robert L. Leclerc, Q.C..            10,000                        37,650
John F. McOuat..........             1,791                         1,150
Monica E. Sloan.........             1,000                         1,150
R. Geoffrey P. Styles...             2,000                         1,150
Directors and executive
 officers as a group....         1,877,035(/1/)(/2/)(/3/)

- -------
(1) Represents 1.4 percent of the outstanding common shares of the Corporation.
(2) Includes 1,595,880 common shares which directors and officers have the right to acquire within 60 days of March 13, 1996.
(3) No individual director or officer owns common shares of the Corporation representing 1.0 percent or more of the number of outstanding shares.

                              LIABILITY INSURANCE

   The Corporation has purchased insurance and has, in addition, agreed to indemnify directors and officers of the Corporation against all costs, charges and expenses reasonably incurred by them in respect of certain proceedings to which they may be made party by reason of their status as director or officer of the Corporation. The indemnification is extended to directors and officers provided that they have acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, on the condition that the director or officer had reasonable grounds for believing his conduct was lawful. The amount of the premium paid in respect of directors and officers as a group was U.S.$110,000; the policy coverage is U.S.$20,000,000 per claim and in aggregate in any policy year. The first U.S.$500,000 of expense for the Corporation per claim is not covered by the policy.

                      COMPENSATION OF EXECUTIVE OFFICERS

   During 1995 there were 17 executive officers of the Corporation. Cash remuneration paid to all executive officers for the portion of 1995 during which an office was held aggregated U.S.$3,353,042.

                          SUMMARY COMPENSATION TABLE

   The table below shows the compensation of the Chief Executive Officer and the next four most highly compensated executive officers for each of the Corporation's last three completed fiscal years.

                                     ANNUAL        LONG-TERM
                                  COMPENSATION    COMPENSATION
                                ----------------- ------------
                                                     SHARE      ALL OTHER
                                 SALARY   BONUS      OPTION    COMPENSATION
NAME/PRINCIPAL POSITION    YEAR (U.S.$)  (U.S.$)   AWARDS (#)    (U.S.$)
- -----------------------    ---- -------- -------- ------------ ------------
Richard C. Kraus.......... 1995 $372,274 $186,137   143,328      $219,958(/1/)
 Director, President and
  Chief Executive          1994  346,519  118,042    93,172        39,224(/2/)
 Officer                   1993  328,574  164,287    98,800       188,838(/3/)
Robert F. Calman.......... 1995 $334,324 $167,162   101,776      $164,318(/1/)
 Director and Chairman     1994  341,079  115,896    86,184        40,009(/2/)
                           1993  349,207  174,604   103,748       207,449(/3/)
Robert C. Armstrong....... 1995 $260,592 $130,296    79,332      $158,945(/1/)
 Executive Vice-President  1994  240,293   77,339    65,220        26,816(/2/)
                           1993  224,179  112,500    73,960       119,863(/3/)
Peter H. Cheesbrough...... 1995 $172,000 $ 68,800    64,272      $ 73,614(/1/)
 Senior Vice President,
  Finance                  1994  160,000   43,528    30,936         9,000(/2/)
 and Chief Financial
  Officer                  1993  138,200   55,667    43,980        41,607(/3/)
John L. Azlant............ 1995 $164,800 $ 65,920    94,608      $ 75,797(/1/)
 Senior Vice President,    1994  160,000   43,528    30,936         8,123(/2/)
 Corporate Development     1993   32,846   13,025    50,000         6,385(/2/)
                           ---- -------- --------   -------      --------

- -------
(1) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans and compensation to which the named persons are contingently entitled payable over a three-year period commencing February 1997 in the amounts of: R. C. Kraus -
     $179,031; R. F. Calman - $127,542; R. C. Armstrong - $130,296; P. H.
    Cheesbrough - $63,322; J. L. Azlant - $65,920.
(2) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans.
(3) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans and, in the cases of Messrs. Calman, Kraus, Armstrong and Cheesbrough, compensation to which they are contingently entitled payable over a three-year period which commenced February 1995 in the amounts of: R. C. Kraus - $151,528, R. F. Calman - $160,544, R. C. Armstrong - $95,276, P. H. Cheesbrough - $33,649.

EXECUTIVE CASH INCENTIVE PLAN

   The Corporation has an executive cash incentive plan (the "ECIP") under which certain executive officers and key employees are eligible to receive, in addition to their base salary, incentive compensation if performance objectives related to the Corporation's annual operating plan have been met. A participant in the ECIP received for 1995 a percentage of base salary if the Corporation met certain performance standards considered applicable to the participant. Awards earned and paid to executive officers under the ECIP for 1995 aggregated U.S.$2,014,018. The amounts paid to the Chief Executive Officer and the next four most highly compensated executive officers are shown in the Summary Compensation Table at page 7 under "Bonus".

SHARE OPTIONS

   The Corporation has adopted a share incentive plan which provides for the grant of options to purchase common shares to directors, officers and employees. The number of common shares currently authorized under the plan is 8,000,000. The exercise price of all options granted to date has been 100 percent of the market value of the common shares on the date of each grant. Options may be granted for a term of not more than 10 years and must be granted at no less than 100 percent of fair market value on the date of grant. The exercise price must be paid in full at the time of exercise of an option and may be paid either in cash or by the surrender or delivery to the Corporation of common shares.

   The Compensation Committee of the Board of Directors exercises its judgment as to eligibility for participation in the plan and the amount of any particular grant. It also determines the date on which each option shall become exercisable and may provide that options shall be exercisable in installments. The Committee may in its sole discretion accelerate the time at which any option may be exercised in whole or in part. Such discretion may be exercised in any circumstances deemed appropriate by the Committee including, but without limitation, the threat (actual or perceived) of a take-over bid for voting control of the Corporation

   At March 13, 1996 options to purchase a total of 3,774,761 common shares were outstanding with an average exercise price per common share of Can.$13.33.

   Options to purchase 716,680 common shares of the Corporation were granted to 16 executive officers in 1995. The following table shows option grants in the last fiscal year to the Chief Executive Officer and the next four most highly compensated executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE
                                                                                        VALUE
                                                                                  AT ASSUMED ANNUAL
                                                                                        RATES
                                                                                    OF SHARE PRICE
                                                                                   APPRECIATION FOR
                              INDIVIDUAL GRANTS                                    OPTION TERM(/2/)
- ------------------------------------------------------------------------------- ----------------------
                                      PERCENT OF
                                     TOTAL OPTIONS
                                      GRANTED TO     EXERCISE OR
                           OPTIONS   EMPLOYEES IN    BASE PRICE     EXPIRATION
NAME                     GRANTED (#)  FISCAL YEAR  (CAN.$/SH)(/1/)     DATE     5% (U.S.$) 10% (U.S.$)
- ----                     ----------  ------------- --------------- ------------ ---------- -----------
Richard C. Kraus........  143,328        14.5          $13.375     Nov. 8, 2005  $883,093  $2,237,931
Robert F. Calman........  101,776        10.3           13.375     Nov. 8, 2005   627,077   1,589,136
Robert C. Armstrong.....   79,332         8.0           13.375     Nov. 8, 2005   488,792   1,238,694
Peter H. Cheesbrough....   64,272         6.5           13.375     Nov. 8, 2005   396,002   1,003,546
John L. Azlant..........   94,608         9.6           13.375     Nov. 8, 2005   582,912   1,477,214

- -------
(1) All grants under the share incentive plan were made for a ten year period at the closing price for the shares as published by The Toronto Stock Exchange on the date of grant. The Compensation Committee of the Board of Directors determines the date on which each option shall become exercisable and has decided that the options shall become exercisable as to 25 percent on each of the first, second, third and fourth anniversaries of the date of grant.
(2) Potential realizable values (pre-tax gain) in this table have been calculated in the manner prescribed by applicable securities regulatory requirements and are not intended to reflect actual values nor are they a forecast of future prices for the common shares of the Corporation during the ten year option term. Values were calculated in Can.$ and converted to U.S.$ using the year-end exchange rate of Can.$1.3652 = U.S.$1.00.

   Options to acquire 93,500 common shares of the Corporation were exercised by executive officers during 1995. The aggregate value realized was U.S.$382,539(/1/). The following table shows aggregated option exercises in the last fiscal year and year-end option values for the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                            VALUE OF UNEXERCISED IN-
                                                    NUMBER OF UNEXERCISED     THE-MONEY OPTIONS AT
                           SHARES                  OPTIONS AT FISCAL YEAR-       FISCAL YEAR-END
                          ACQUIRED      VALUE              END (#)                (U.S.$)(/2/)
                         ON EXERCISE   REALIZED   ------------------------- -------------------------
NAME                         (#)     (U.S.$)(/1/) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ----------- ------------ ----------- ------------- ----------- -------------
Richard C. Kraus........       --           --      280,403      262,607    $  435,791    $ 91,863
Robert F. Calman........   45,000      184,274      558,560      218,288     1,338,558      65,231
Robert C. Armstrong.....       --           --      161,495      165,227       535,573     105,783
Peter H. Cheesbrough....   17,000       71,127       81,440      109,464       176,474      60,422
John L. Azlant..........       --           --       32,734      142,810            --      60,637

- -------
(1) Represents the difference between the market value of the Corporation's common shares on The Toronto Stock Exchange on the date of exercise of the option and the exercise price calculated in Can.$ and converted into U.S.$ using the exchange rate on the date of exercise.
(2) Represents the difference between the market value of the securities underlying the options calculated in Can.$ using the closing price of the Corporation's common shares on The Toronto Stock Exchange on December 29, 1995 and the exercise price of the options converted to U.S.$ using the year-end exchange rate of Can.$1.3652 = U.S.$1.00.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

   Mr. Kraus, the President and Chief Executive Officer of the Corporation, and the Corporation entered into a contract dated November 17, 1987 which provides for an annual base salary currently set at U.S.$420,000. The contract, which is for an indefinite term, provides for certain lump sum payments if the Corporation terminates Mr. Kraus's employment on fewer than two years' written notice or demotes him and he voluntarily resigns within 60 days thereof. In the event that a change of control of the Corporation is followed by a termination of Mr. Kraus's employment under specified circumstances, Mr. Kraus shall be paid a cash payment equal to three times the total of his annual base salary plus bonus at guideline under the executive cash incentive plan. The specified circumstances include (i) the Corporation's termination of Mr. Kraus' employment within two years of a change of control or (ii) a voluntary resignation by Mr. Kraus within one year of a change of control as a result of his good faith determination that he is unable to effectively discharge his duties.

   Mr. Calman, Chairman of the Corporation, entered into an employment agreement with the Corporation effective April 1, 1991 for an indefinite term replacing the 1987 agreements which provided for his retainer as Chairman and for the engagement of Calman & Co., Inc., a consulting company controlled by Mr. Calman, by a subsidiary of the Corporation. There is no material economic change in the arrangement with Mr. Calman, and his contractual relationship is now structured on a basis similar to Mr. Kraus's. Under the new agreement, Mr. Calman's base salary and retainer from the Corporation, including any subsidiaries, is currently set at U.S.$334,324.

   Mr. Armstrong, Executive Vice President of the Corporation, has entered into an employment contract with the Corporation for an indefinite term. It is structured on a basis similar to Mr. Kraus's. Mr. Armstrong's annual base salary is currently set at U.S. $260,592.

   The employment contracts for Messrs. Kraus, Calman and Armstrong also provide that, if a payment is to be made in the context of a change of control followed by termination of employment, and the payment when made would constitute a "parachute payment" as defined in the U.S. Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by (or the disallowance of a deduction under) certain provisions of the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Until June 1995 the members of the Compensation Committee were John Gilray Christy, Chairman, Carlos A. Ferrer, Monica E. Sloan, David W. Strangway and
R. Geoffrey P. Styles. In June 1995 the membership of the Compensation Committee changed. Mr. Christy remains Chairman and the other members are Latham C. Burns, Carlos A. Ferrer, Monica E. Sloan and R. Geoffrey P. Styles.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors was established in 1983 and has always been comprised of outside directors. Among other activities, the Committee sets guidelines for executive compensation and recommends compensation for executive officers of the Corporation. In the case of share options, the Committee makes the final determination of recipients and the amount of the awards. For other significant components of executive compensation, the Committee recommends action to the full Board of Directors. In all cases the directors have acted upon Compensation Committee recommendations without modification in any material way.

   The following report is submitted by the undersigned directors in their capacity as the Compensation Committee of the Board. This report shall not be deemed incorporated by reference by any general statement incorporating this proxy circular into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

   The Corporation's policy on compensation attempts to show consistent application for all executive officers, with variations given to differences in the level of responsibility for certain areas of corporate management, or in the nature of the functions performed by particular individuals or groups. The goals of the compensation program include creating a relationship between business objectives and performance, which will encourage the creation of value for shareholders. Pursuit of such goals requires the establishment of compensation policies which will enable the

Corporation to attract, retain and reward executive officers who can effectively contribute to the long-term success of the Corporation. No particular attempt is made to select and segregate the Chief Executive Officer for compensation purposes. The Committee views the Chief Executive Officer as one member of the senior management team and applies compensation criteria evenly among the top five officers.

   The Committee recognizes that management of a precious metal producer must take the initiative in identifying and developing properties which will be of long-term benefit and create value for shareholders. At the same time, properties which are in production must be judiciously managed, with metal production carefully planned and delivered for sale at an efficient cost for each ounce produced. Management has limited control over the prices at which gold and silver are sold but does attempt to secure prices for a limited part of future production using prudent hedging techniques.

   Regardless of the stage of property activity, management must also be mindful of the need to maintain a safe work environment. The failure to do better than standard in this area should result in a deduction from compensation otherwise payable. In addition, management must take steps to ensure the development of ore reserves and to plan for mining these reserves efficiently and with due regard for cost, safety and environmental concerns. The compensation techniques are designed to give effect to this philosophy.

Compensation Components and Performance Measures

   In evaluating executive compensation for 1995, the Committee adopted a plan comprising a mix of base compensation (salary), cash bonus and share options to give effect to the general philosophy outlined above. In considering base compensation and the principle of paying according to "quartile", the Committee chose 10 North American precious metal producers as a competitor group. Management and an independent consultant obtained data for the prospective 1995 salary policies of this group. The cash bonus and share option plan components were selected in preference to and exclusion of other alternatives. The Committee considered competitor practices and judged what would best further the interests of the Corporation both short and long term, and also facilitate the objective of attracting, retaining and rewarding quality executives.

   For the salary component, the Committee decided to compensate the five most senior executives on a level that would be average (second quartile level) by reference to competitor practices in the North American gold mining industry. The same determination was made for Vice Presidents and General Managers having responsibility in the development or mine management areas. For executive officers in staff functions, the Committee recommended payment in the third quartile level, that is, they would be paid on a basis whereby 25 percent of their industry counterparts would be more highly compensated.

   Regarding the cash bonus, the most senior executives in 1995 were to have the opportunity to earn a bonus of 50 to 200 percent of a guideline ranging between 40 and 50 percent of their base compensation, whereas for executives in a development or mine management function the guideline was 35 percent and for staff executives 25 percent. All guidelines were set in February 1995 after the establishment (in November 1994) of the 1995 Operating Plan for the Corporation, and involved ore reserve, production volume, production cost, support service cost and return on equity criteria. Guidelines could be met in whole or in part or surpassed, and bonuses would reflect this. The weighting of the criteria would vary in the executive ranks, depending on the nature of an individual's job responsibility. Under the bonus plan, all executives are penalized should the Corporation fail to meet safety standards.

   The share option component of the executive compensation plan was set as a function of base salary and the price for the Corporation's common shares, measured at 100 percent of market on the date of grant. For the three most senior executive's the formula called for a grant equal to 300 percent of the executives base compensation divided by the prevailing market price per share. For the two Senior Vice Presidents the percentage was 225 percent, for staff executives 150 percent and for executives in a development or mine management function 75 percent. Grants were made on this basis in November 1994 for 1995.

Fiscal 1995 Executive Compensation

   For the financial year ended December 31, 1995 the following summarizes executive compensation recommended by the Committee and approved by the Board of Directors. Share option grants were generally made in accordance with the formula and for the reasons described above. The numbers of shares covered by option grants to the named executive officers are set out in the Summary Compensation Table and the Table of Option Grants shown at pages 7 and 8.

   SALARY - The Committee decided in general to increase executive salaries by three percent. In the case of 15 of the 19 most senior executives increases were set on this basis. Mr. Calman received no increase as his scope of responsibility was viewed by the Committee as having been capped by the appointment in mid-1994 of Mr. Kraus as Chief Executive Officer. The other three exceptions involved increases from 6.7 to 8.2 percent, in all cases attributable to expanded job responsibility and an assessment of what industry would pay on average for the particular job.

   CASH BONUS - The Committee set guidelines for the ore reserve, production volume, production cost, support service cost and return on equity components of the 1995 bonus plan. The weighting of bonus components varied, as described earlier in this report, according to the nature of the function or responsibility assigned to an executive officer or other participant in the bonus plan. Within each classification the target percentage was allocated among the five criteria. Except for five executives and the general managers, for all executives the guideline bonus was allocated 35 percent to ore reserve performance, 20 percent to production, 25 percent to cash costs and 10 percent each to support service performance and return on equity. For general managers, the weighting was biased in favour of cash cost performance (35 percent), with the balance allocated to production volume (25 percent), operations spending (20 percent) and, new for 1995, ore reserve strategy (20 percent), to encourage the involvement of general managers in the search for additional reserves.

   For all but one participant in the cash bonus plan the actual payout of cash bonus exceeded guideline. On average, executive bonuses were paid at 178 percent of guideline, with success in ore reserve and resource development being the single largest factor contributing to this result.

   As to safety, the Committee continued its policy that lost time accidents at each minesite must not exceed a predetermined target. At three of the four minesites lost time accident performance did not meet target and bonuses for the mine managers were reduced. Corporation-wide there were 29 lost time accidents. The accident incident rate was 1.4 for each 200,000 employee-hours worked compared with a rate of 3.04, the average reported by organizations subject to the United States Mine Safety and Health Act.

   Additionally, if a fatality were to occur at an operation, safety deductions would be applied as follows: (i) the general manager 20 percent,
(ii) the Executive Vice President, Operations 15 percent, (iii) the Vice President with responsibility for operations 15 percent, (iv) the Vice President in charge of safety 15 percent, (v) other senior executives 10 percent, and (vi) other officers 5 percent. In 1995 there were no fatalities and no safety deductions were applied against bonuses.

   PERFORMANCE COMPARED TO 1995 OPERATING PLAN - The Committee believes that planned operating results are critical to the establishment of bonus levels. Accordingly, the 1995 bonus plan was established to reward executives whose performance helped the Corporation meet targets contemplated by the 1995 Operating Plan. As to gold ore reserves at the producing minesites, 174 percent of 1995 production was replaced with new reserves. There was a decline in reserves at development sites, wholly attributable to the sale of the Corporation's Kensington property in Alaska. The Corporation, however, experienced growth in other mineralization at producing minesites and at development properties, which increased from 3.0 million ounces of gold at year end 1994 to 9.4 million ounces at year end 1995. Production and cost performance fell slightly short of target, while support services overran target by approximately 10 percent due to the increased emphasis placed on ore reserve strategy. Return on equity was negative and no bonus was therefore payable in respect of this plan component.

   For the 20 executives who participated in the bonus plan a total of U.S.$2,014,018 in bonus was paid in early 1996 for 1995 performance. The Committee recognizes the dedication and hard work by all of these executives and believes that performance and shareholder value mandate bonus payments at the formula level measured by the criteria established in November 1994. The Committee has discretion to adjust bonus payments for individual executives but declined to exercise that discretion for 1995.

Other Remarks

   In summary, the Committee believes it is important to compensate officers on a basis which reflects industry practice but which also considers corporate objectives and performance. Base salaries are established by reference to competitor practice, and the Corporation tends to pay its executives at an average or, in the case of staff executives, slightly above average rate, compared with other North American precious metal producers. The cash bonus plan is aligned to short-term objectives and performance, with reserve strategy, production and cost performance, and return on equity being the criteria selected for the 1995 financial year. The Corporation's share incentive plan is used as a long-term compensation technique and aligns managements objectives with those of the shareholders. While monitoring reserves is an ongoing discipline, the Corporation relies on executives to build reserves over time and facilitate future production and other long term goals designed to create value for the shareholders.

   The Committee is of the view that the compensation practices followed for 1995 have achieved an equitable balance between rewarding executives and managing the business of the Corporation for all shareholders.

   John Gilray Christy, Chairman
   Latham C. Burns, Carlos A. Ferrer, Monica E. Sloan, R. Geoffrey P. Styles

PERFORMANCE GRAPH

   The graph below, expressed in U.S. dollars, compares over five years the percentage change in the cumulative return to a holder of common shares in the Corporation with the cumulative performance of the S & P 500 Index, The Toronto Stock Exchange Gold Index and the price of gold. The graph assumes an investment of U.S.$100 on December 31, 1990 and the reinvestment of dividends paid during the five year period.

                             [GRAPH APPEARS HERE]

                                                ECHO BAY LONDON PM  TSE   S&P
YEAR                                             COMMON     FIX    AU/AG  500
- ----                                            -------- --------- ----- -----
1990...........................................  100.0     100.0   100.0 100.0
1991...........................................   82.9      91.5    87.0 130.5
1992...........................................   55.4      86.3    86.1 140.4
1993...........................................  145.2     101.6   168.5 154.6
1994...........................................  120.7      99.2   143.5 156.6
1995...........................................  117.3     100.2   161.4 215.5

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

   Robert L. Leclerc, Q.C., a director and the Secretary of the Corporation, is Chairman and Chief Executive Officer of and a partner in Milner Fenerty, which provides legal services to the Corporation.

   John F. McOuat is a director, officer and shareholder of Watts, Griffis and McOuat Limited ("WGM"). Mr. McOuat, indirectly, and WGM, directly, own shares of Gastineau Gold Limited ("Gastineau"). Echo Bay Exploration Inc., an indirect wholly-owned subsidiary of the Corporation, and Gastineau were parties to a mining venture agreement dated as of December 31, 1988 and respectively then owned 85 percent and 15 percent undivided interests in the Alaska-Juneau property currently being developed by Echo Bay Alaska Inc. as operator. From time to time WGM also performs professional consulting services for the Corporation and affiliates.

   Effective December 31, 1991, the Corporation acquired from affiliates of WGM the 15 percent working interest in the above-mentioned Alaska properties not already owned by the Corporation. The WGM affiliates exchanged their 15 percent working interest in the properties for a 1.5 percent net smelter return royalty on all future production. The Corporation paid WGM affiliates Can.$4 million in cash and agreed to pay an additional Can.$500,000 annually for the next eight years. Remaining annual payments are to be prepaid once commercial gold production begins or if the Corporation exercises a royalty purchase option which is part of the agreements. The option gives the Corporation the right to purchase the WGM affiliates' 1.5 percent net smelter return royalty for Can.$15 million until the earlier of December 31, 2003 or three years after commercial production begins. On commercial production, the Corporation will also issue 100,000 common shares to the WGM affiliates.

   The interest of Mr. McOuat and members of his immediate family in the transaction described above, whether direct or indirect, is approximately 30 percent.

   Effective December 12, 1992 the Corporation entered into an agreement with Peter Clarke, a director of the Corporation. Under this agreement Mr. Clarke was paid an annual retainer of U.S.$132,000 for a three year period which concluded in 1995 in consideration for performing certain consulting services for the Corporation. The retainer arrangement was separate and apart from any fees that were paid to Mr. Clarke in his capacity as a director of the Corporation.

INDEBTEDNESS OF MANAGEMENT

   The Corporation has made loans available to certain persons employed by the Corporation or an affiliate to assist with employee relocation. The loans are for five years with an interest rate of nine percent per annum but for the first three years the interest is rebated to the employee. At the end of three years, interest at the lower of nine percent or the applicable federal rate for short-term loans determined pursuant to the U.S. Internal Revenue Code will be payable monthly until maturity. At maturity the loans may be renegotiated for a further five-year period.

   The following table shows, in United States dollars, the particulars of indebtedness by officers in excess of U.S.$60,000 for the period January 1, 1995 to March 13, 1996:

                                                              MAXIMUM    BALANCE
                                                              BALANCE  OUTSTANDING
                                                      NATURE     IN    AT MARCH 13, INTEREST
NAME                               CAPACITY           OF LOAN  PERIOD      1996       RATE
- ----                     ---------------------------- ------- -------- ------------ --------
D. C. Ewigleben......... Vice President               Housing $450,000   $450,000     9.00%
R.W. Jenner............. Vice President and Treasurer Housing   85,000     85,000     5.63%
B.M. Labadie............ Vice President               Housing   75,000     75,000     9.00%

                            APPOINTMENT OF AUDITORS

   The persons named in the enclosed form of proxy intend to vote for the appointment of Ernst & Young as the auditors of the Corporation to hold office until the next annual meeting of shareholders. Ernst & Young have been the auditors of the Corporation since 1985. One or more members of the auditors will attend the meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

                              1995 ANNUAL REPORT

   The annual report for the year 1995, including financial statements and other information with respect to the Corporation, has been mailed to each shareholder. Additional copies of the annual report may be obtained by writing to the Corporation.

                              1997 ANNUAL MEETING

   Proposals of shareholders intended to be presented at the next annual meeting must be received by the Corporation for inclusion in its Management Proxy Circular on or before February 7, 1997.

   The contents and the sending of this Management Proxy Circular have been approved by the directors of the Corporation.

   Dated at Edmonton, Alberta, Canada this 28th day of March 1996.

                                       Robert L. Leclerc, Q. C.
                                       Secretary

                              1210 Manulife Place
                              10180 - 101 Street
                           Edmonton, Alberta, Canada
                                    T5J 3S4

                                SCHEDULE IX

                     FORM 10-Q OF ECHO BAY MINES LTD.

                             (SEPARATELY ATTACHED)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-Q

  [X]                        QUARTERLY REPORT UNDER
                              SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

  FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1996...............................

  [_]                    TRANSITION REPORT PURSUANT TO
                             SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  FOR THE TRANSITION PERIOD FROM.......   TO ..................................

COMMISSION FILE NUMBER: 1-8542

                               ----------------

                              ECHO BAY MINES LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                            NONE
  INCORPORATED UNDER THE LAWS OF CANADA               (I.R.S. Employer
     (State or other jurisdiction of                Identification No.)
     incorporation or organization)

 SUITE 1000, 6400 S. FIDDLERS GREEN CIRCLE
 (Address of principal executive offices)                80111-4957
                                                         (Zip Code)

       Registrant's telephone number, including area code (303) 714-8600

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

  Yes [X] No [_]

            TITLE OF CLASS             SHARES OUTSTANDING AS OF APRIL 30, 1996
         -------------------         -------------------------------------------
            Common Shares                            130,511,166
    without nominal or par value

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              ECHO BAY MINES LTD.

                                     INDEX

                                                                           PAGE
                                                                           ----
PART  I--FINANCIAL INFORMATION
    ITEM 1.  FINANCIAL STATEMENTS.........................................   3
    ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS...................................   16

PART II--OTHER INFORMATION
    ITEM 1.  LEGAL PROCEEDINGS............................................  30
    ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.............................  30
SIGNATURES................................................................  31

                         PART I--FINANCIAL INFORMATION

                          ITEM 1. FINANCIAL STATEMENTS

                              ECHO BAY MINES LTD.

                       CONSOLIDATED STATEMENT OF EARNINGS

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
                                                    THOUSANDS OF U.S. DOLLARS
                                                    EXCEPT FOR PER SHARE DATA
Revenue............................................ $     67,750  $     84,209
                                                    ------------  ------------
Operating expenses:
  Operating costs..................................       44,565        50,591
  Royalties........................................        2,103         2,079
  Production taxes.................................          709         1,363
  Depreciation.....................................       12,885        14,180
  Amortization.....................................        5,612         7,905
  Reclamation......................................        1,144         1,187
  General and administrative.......................        3,332         2,707
                                                    ------------  ------------
                                                          70,350        80,012
                                                    ------------  ------------
Operating earnings (loss)..........................       (2,600)        4,197
Exploration expense................................       (9,303)       (6,491)
Development properties expense.....................       (4,705)       (7,895)
Other income (expense).............................          997          (559)
Interest income (expense)..........................         (151)        1,640
                                                    ------------  ------------
Loss before taxes..................................      (15,762)       (9,108)
                                                    ------------  ------------
Income tax recovery (expense):
  Current..........................................         (206)         (264)
  Deferred.........................................         (188)          475
                                                    ------------  ------------
                                                            (394)          211
                                                    ------------  ------------
Loss before preferred stock dividends..............      (16,156)       (8,897)
Preferred stock dividends of subsidiary............          --         (2,762)
                                                    ------------  ------------
Net loss...........................................     $(16,156)     $(11,659)
                                                    ============  ============
Loss per share..................................... $      (0.12) $      (0.10)
                                                    ============  ============
Weighted average number of shares outstanding
 (thousands).......................................      130,046       112,699
                                                    ============  ============


      See accompanying notes to interim consolidated financial statements.

                              ECHO BAY MINES LTD.

                           CONSOLIDATED BALANCE SHEET

                                                         MARCH 31,  DECEMBER 31,
                                                           1996         1995
                                                         ---------  ------------
                                                           THOUSANDS OF U.S.
                                                                DOLLARS
ASSETS
Current assets:
  Cash and cash equivalents............................. $149,981     $185,843
  Interest and accounts receivable......................   14,209       14,749
  Inventories (note 2)..................................   43,204       34,173
  Prepaid expenses and other assets.....................    6,053        5,353
                                                         --------     --------
                                                          213,447      240,118
Plant and equipment (note 3)............................  251,398      255,868
Mining properties (note 4)..............................  328,554      318,219
Long-term investments and other assets (note 5).........   55,469       56,956
                                                         --------     --------
                                                         $848,868     $871,161
                                                         ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.............. $ 53,186     $ 61,781
  Income and mining taxes payable.......................    2,249        2,547
  Gold and other financings (note 6)....................   35,833       41,135
  Deferred income (note 6)..............................   12,192       25,053
                                                         --------     --------
                                                          103,460      130,516
Gold and other financings (note 6)......................  114,373      111,679
Deferred income (note 6)................................   12,920          --
Other long-term obligations (note 7)....................   32,337       32,018
Deferred income taxes...................................    8,298        8,096
Common shareholders' equity:
  Common shares, no par value, unlimited number
   authorized; issued and outstanding--130,497,801
   shares (129,880,804 shares at December 31, 1995).....  623,577      618,965
  Deficit...............................................  (31,265)     (15,109)
  Foreign currency translation..........................  (14,832)     (15,004)
                                                         --------     --------
                                                          577,480      588,852
                                                         --------     --------
Commitments and contingencies (notes 9 and 10)
                                                         $848,868     $871,161
                                                         ========     ========

            See accompanying notes to interim financial statements.

                              ECHO BAY MINES LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOW

                                                              THREE MONTHS
                                                             ENDED MARCH 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                            THOUSANDS OF U.S.
                                                                 DOLLARS
CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
  Working capital provided from operations................. $  2,345  $ 16,166
  Increase in cash invested in working capital related to
   operations..............................................  (18,241)  (13,391)
                                                            --------  --------
                                                             (15,896)    2,775
                                                            --------  --------
FINANCING ACTIVITIES
  Gold loan repayments.....................................   (2,463)   (2,463)
  Dividends on preferred stock of subsidiary...............      --     (2,762)
  Common share issues......................................    4,611       764
                                                            --------  --------
                                                               2,148    (4,461)
                                                            --------  --------
INVESTING ACTIVITIES
  Mining properties, plant and equipment...................  (26,692)  (10,173)
  Long-term investments and other assets...................   (1,051)     (315)
  Proceeds on sale of mining properties and other assets...    5,550       --
  Other....................................................       79       245
                                                            --------  --------
                                                             (22,114)  (10,243)
                                                            --------  --------
Net decrease in cash and cash equivalents..................  (35,862)  (11,929)
Cash and cash equivalents, beginning of period.............  185,843   201,527
                                                            --------  --------
Cash and cash equivalents, end of period................... $149,981  $189,598
                                                            ========  ========

                              ECHO BAY MINES LTD.

             CONSOLIDATED STATEMENT OF RETAINED EARNINGS (DEFICIT)

                                                              THREE MONTHS
                                                             ENDED MARCH 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                            THOUSANDS OF U.S.
                                                                 DOLLARS
Balance, beginning of period............................... $(15,109) $ 44,140
Net loss...................................................  (16,156)  (11,659)
                                                            --------  --------
Balance, end of period..................................... $(31,265) $ 32,481
                                                            ========  ========

      See accompanying notes to interim consolidated financial statements.

                              ECHO BAY MINES LTD.

              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996
                                (U.S. DOLLARS)

1.GENERAL

  In the opinion of management, the accompanying unaudited consolidated statement of earnings, consolidated statement of retained earnings, consolidated balance sheet and consolidated statement of cash flow contain all adjustments, consisting only of normal recurring accruals, necessary to present fairly in all material respects the consolidated financial position of Echo Bay Mines Ltd. (the company) as of March 31, 1996 and December 31, 1995 and the consolidated results of operations and cash flow for the three months ended March 31, 1996 and 1995.

  The unaudited financial statements presented herein have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and note disclosures required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and related footnotes included in the company's annual report on Form 10-K for the year ended December 31, 1995.

  The effective corporate tax rate for interim periods is based on the estimated annual effective corporate tax rate, excluding certain nonrecurring or unusual events. The effective tax rate varies from statutory rates due primarily to resource and depletion allowances and operating losses for which no tax benefit has been recorded.

  The financial statements are prepared on the historical cost basis in accordance with accounting principles generally accepted in Canada and, in all material respects, conform with those principles generally accepted in the United States except as described in note 8 to the company's interim consolidated financial statements and with International Accounting Standards. The statements are expressed in U.S. dollars.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Certain of the comparative figures have been reclassified to conform with the current period's presentation.

2.INVENTORIES


                                                      MARCH 31,    DECEMBER 31,
                                                        1996           1995
                                                      --------     ------------
                                                     THOUSANDS OF U.S. DOLLARS
   Precious metals--bullion.......................... $  8,531       $  5,944
                  --in-process.......................   10,992         10,312
   Materials and supplies............................   23,681         17,917
                                                      --------       --------
                                                      $ 43,204       $ 34,173
                                                      ========       ========

3.PLANT AND EQUIPMENT


                                                      MARCH  31,   DECEMBER 31,
                                                        1996           1995
                                                      --------     ------------
                                                     THOUSANDS OF U.S. DOLLARS
   Cost.............................................. $614,725        $605,442
   Less accumulated depreciation.....................  363,327         349,574
                                                      --------        --------
                                                      $251,398        $255,868
                                                      ========        ========

                              ECHO BAY MINES LTD.

                                 MARCH 31, 1996
                                 (U.S. DOLLARS)

4.MINING PROPERTIES


                                                          MARCH 31,     DECEMBER 31,
                                                            1996           1995
                                                          ---------     ------------
                                                          THOUSANDS OF U.S. DOLLARS
   Producing mines' acquisition, exploration and
   development costs.....................................  $357,389         $364,611
   Less accumulated amortization.........................   227,063          221,125
                                                           --------         --------
                                                            130,326          143,486
   Development properties' acquisition, exploration and
   development costs.....................................   119,987          102,204
   Deferred mining costs.................................    78,241           72,529
                                                           --------         --------
                                                           $328,554         $318,219
                                                           ========         ========

5.LONG-TERM INVESTMENTS AND OTHER ASSETS

                                                                  DECEMBER 31,
                                                MARCH 31, 1996        1995
                                               ---------------- ----------------
                                               MARKET  CARRYING MARKET  CARRYING
                                                VALUE   VALUE    VALUE   VALUE
                                               ------- -------- ------- --------
                                                   THOUSANDS OF U.S. DOLLARS
   Share investments carried at cost:
     TVI Pacific Inc.
       11,666,667 common shares (15.6% inter-
        est)(2)..............................  $23,365 $ 7,579  $18,715 $ 7,579
     Santa Elina Gold Corporation
       9,000,000 common shares (6.7% inter-
        est)(3)..............................   14,129  13,073    9,889  13,073
     Canarc Resources Corp.
       3,000,000 common shares (10.1% inter-
        est)(4)..............................    5,194   4,153    3,055   4,153
     Cluff Resources plc(5)..................      --      --     6,033   2,899
     Other common share investments..........   11,225   9,518    8,157   8,315
                                               ------- -------  ------- -------
                                                53,913  34,323   45,849  36,019
   Equity investment in:
     Etruscan Enterprises Ltd.
       4,175,275 common shares (25.5% inter-
        est)(1)..............................   12,528   8,254   12,815   8,877
                                               ------- -------  ------- -------
                                               $66,441  42,577  $58,664  44,896
                                               =======          =======
   Property options..........................            6,778            7,764
   Other assets..............................            6,114            4,296
                                                       -------          -------
                                                       $55,469          $56,956
                                                       =======          =======

- --------
(1) At December 31, 1995, 4,175,275 common shares (27.0% interest).
(2) At December 31, 1995, 11,666,667 common shares (15.7% interest).
(3) At December 31, 1995, 9,000,000 common shares (6.7% interest).
(4) At December 31, 1995, 3,000,000 common shares (10.5% interest).
(5) At December 31, 1995, 3,630,800 common shares (4.8% interest). These shares were sold in the first quarter of 1996.

                              ECHO BAY MINES LTD.

                                MARCH 31, 1996
                                (U.S. DOLLARS)
 Equity Investment

  During 1995, the company purchased 4,175,275 common shares of Etruscan Enterprises, Ltd. ("Etruscan") for $9.0 million, which resulted in an ownership interest sufficient to account for this investment using the equity method. Etruscan is the company's joint venture partner in the Koma Bangou project, an advanced stage exploration project in Niger, West Africa.

 Share investments

  The company has purchased common shares of exploration-oriented companies that give the company access to exploration and development prospects along some of the major gold belts of the world, including properties in South America, West Africa and the Philippines.

 Property options

  In several cases the company paid a premium over the then-market value of the common shares of exploration-oriented companies to fund exploration programs on certain properties, and for the right to acquire direct interests in these properties. These amounts are being expensed as the exploration work is being conducted, until development potential is established. The company holds options to purchase direct interests in these properties at purchase considerations dependent on the properties' reserves and other mineralization.

6.GOLD AND OTHER FINANCINGS AND DEFERRED INCOME

                                         FINANCINGS          DEFERRED INCOME
                                   ---------------------- ----------------------
                                   MARCH 31, DECEMBER 31, MARCH 31, DECEMBER 31,
                                     1996        1995       1996        1995
                                   --------- ------------ --------- ------------
                                             THOUSANDS OF U.S. DOLLARS
  Gold swaps...................... $ 101,044   $101,480    $27,233    $26,925
  Gold loan.......................    21,066     23,279        291        291
  Debenture payable...............    28,096     28,055        --         --
  Other...........................       --         --      (2,412)    (2,163)
                                   ---------   --------    -------    -------
                                     150,206    152,814     25,112     25,053
  Less current portion............    35,833     41,135     12,192     25,053
                                   ---------   --------    -------    -------
                                   $ 114,373   $111,679    $12,920    $   --
                                   =========   ========    =======    =======

 a) Gold swaps

  Gold swaps refer to currency loans and related, independently arranged, future gold delivery commitments. Taken together, the loans and commitments create obligations effectively denominated in gold and represent hedges of future gold production. At March 31, 1996 and December 31, 1995, 336,990 ounces of gold were deliverable under gold swap agreements as described below.

 (i) U.S. dollar notes and bonds

  In 1990, bonds totaling $84.0 million were swapped for an obligation to deliver 218,000 ounces of gold in 1997, equivalent to a selling price of $385 per ounce. The effective interest rate on the bond and swap arrangement was 2.96% at March 31, 1996.

                              ECHO BAY MINES LTD.

                                MARCH 31, 1996
                                (U.S. DOLLARS)

 (ii) Swiss franc bonds

  In 1989, the company swapped Swiss franc bonds with a principal amount of SFr110 million, originally issued in 1986, for an obligation to deliver 175,311 ounces of gold in 1996. In 1991, bonds with a principal amount of SFr88.7 million were converted into common shares, and the 1989 swap arrangement was renegotiated. All gains relating to changes in the price of gold and changes in the exchange rate of the Swiss franc to the U.S. dollar have been deferred and will be recorded as revenue on a basis that matches the gain with the production originally designated for delivery in 1996. The company's remaining net gold delivery commitment relating to the Swiss Franc bond and swap arrangement is 118,990 ounces at $374 per ounce, including deferred amounts. In the first quarter of 1996, the net gold delivery commitment was rescheduled. The company will now deliver 69,267 ounces in the fourth quarter of 1996 with the remaining 49,723 ounces spread equally over the following nine quarters. The effective rate of interest on the Swiss Franc bond and swap arrangement was 1.37% at March 31, 1996.

 b)Gold loan

  At March 31, 1996, 53,150 ounces of gold were outstanding under a gold loan agreement (60,200 ounces at December 31, 1995). The outstanding gold loan was remeasured to $396 per ounce, the gold price at March 31, 1996 ($387 per ounce in 1995). Unrealized remeasurement gains or losses are included in deferred income. This loan has been outstanding since 1992, when the company borrowed 173,000 ounces of gold under a gold bullion agreement with six banks. The agreement contains both term and revolving loan provisions. The term loan, which was used to refinance existing debt, is being repaid at the rate of 2,350 ounces per month with the balance of 32,000 ounces due on December 31, 1996. At March 31, 1996, the company had no amounts outstanding under the revolving commitment. The company had $75.0 million or gold equivalent available until 1999 under the revolving commitment.

  The facility is convertible between gold and dollar borrowings. Interest on gold borrowings is calculated at the banks' gold rate plus 0.55%, and interest on dollar borrowings at LIBOR plus 0.55%. The effective interest rate on the gold loan was 2.01% at March 31, 1996.

 c)Debenture payable

  A subsidiary of the company has issued a debenture in the amount of $28.0 million, which bears interest at the one-month discount rate for bankers' acceptances plus 0.325%. This debenture is payable in 1997 and is secured by a letter of credit.

 d) Other information

  Certain of the company's financing arrangements require it to maintain specified ratios of assets to liabilities and cash flow to debt. The company is in compliance with these ratios and other covenant requirements.

  The company had outstanding letters of credit of $52.3 million at March 31, 1996, primarily relating to the bonding of future reclamation obligations and to the debenture issued by a subsidiary of the company. Annual fees on the letters of credit range from 0.50% to 0.55%.

  At March 31, 1996, the company had unutilized credit facilities of $86.3 million including the $75.0 million revolving commitment (note 6b). Annual commitment fees on the unutilized credit facilities are 0.225%.

  Future gold and silver delivery commitments are summarized in note 9.

                              ECHO BAY MINES LTD.

                                MARCH 31, 1996
                                (U.S. DOLLARS)

7.OTHER LONG-TERM OBLIGATIONS

  Other long-term obligations consist primarily of accrued reclamation costs of $30.6 million at March 31, 1996 and $30.9 million at December 31, 1995.

8. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

  The company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. These differ in some respects from those in the United States, as described below.

  In accordance with Canadian GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are deferred, then recognized as a component of the cost of goods when the related hedged purchases occur. Under U.S. GAAP, changes in market value would be included in current earnings.

  In accordance with Canadian GAAP, some of the company's share investments are carried at cost as long-term investments (note 5). These non-equity method investments are written down and the loss recognized in earnings only when the loss in value is other than a temporary decline. Under U.S. GAAP, these investments would be marked to market, with unrealized gains or losses excluded from earnings and reported in a separate component of common shareholders' equity, net of tax. The unrealized gain on share investments carried at cost is $19.6 million after a nil tax effect as of March 31, 1996.

  The effects on the consolidated statement of earnings of the above differences would have been as follows:

                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                  ----------------------------
                                                      1996           1995
                                                  -------------  -------------
                                                  THOUSANDS OF U.S. DOLLARS,
                                                     EXCEPT PER SHARE DATA
   Net loss under Canadian GAAP.................. $     (16,156) $     (11,659)
   Change in market value of foreign exchange
    contracts....................................           661            (34)
                                                  -------------  -------------
   Net loss under U.S. GAAP...................... $     (15,495) $     (11,693)
                                                  -------------  -------------
   Loss per share under U.S. GAAP................ $       (0.12) $       (0.10)
                                                  =============  =============

  Long-term investments and other assets, deficit, and common shareholders' equity would have been $83.6 million, $22.8 million, and $605.6 million respectively at March 31, 1996 and $78.6 million, $7.3 million and $610.5 million respectively at December 31, 1995.

9.HEDGING ACTIVITIES AND COMMITMENTS

  The company's profitability is subject to changes in gold and silver prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes the company attempts to lock in the future value of certain of these items through hedging transactions. These transactions are accomplished through the use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

                              ECHO BAY MINES LTD.

                                MARCH 31, 1996
                                (U.S. DOLLARS)

  The gold- and silver-related instruments used in these transactions include commodity loans, fixed-forward and spot-deferred contracts, swaps and options. Sensitivity to changing metal prices is reduced, and future revenues are hedged, as the company's future production will satisfy these loans and other delivery commitments. The company engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars. The company also engages in crude oil hedging activities, including forward purchase agreements and swaps, to reduce the impact of fluctuations in crude oil prices on its operating costs.

 a)Gold and silver commitments

  As of March 31, 1996, the company's gold and silver commitments were as follows:

                                             PRICE OF              AVERAGE PRICE
                                  FORWARD     FORWARD   GOLD LOANS   OF  LOANS
                                   SALES       SALES    AND SWAPS    AND SWAPS
                                  (OUNCES)  (PER OUNCE)  (OUNCES)   (PER OUNCE)
                                 ---------- ----------- ---------- -------------
   GOLD
   Balance of 1996..............     91,000    $ 406     122,417       $375
   1997.........................     69,333      419     240,100        386
   1998.........................    154,000      456      22,100        395
   1999.........................    290,667      497       5,523        395
   2000.........................     70,000      503         --         --
   2001 and beyond..............     70,000      548         --         --
                                 ----------    -----     -------       ----
                                    745,000    $ 476     390,140       $383
                                 ==========    =====     =======       ====
   SILVER
   Balance of 1996..............  2,600,000    $5.81
   1997.........................  2,600,000     5.96
   1998.........................  3,100,000     6.46
   1999.........................  2,800,000     6.47
                                 ----------    -----
                                 11,100,000    $6.19
                                 ==========    =====

  The company's option position as of March 31, 1996 was as follows:

                                   PUT OPTIONS PURCHASED    CALL OPTIONS SOLD
                                   ---------------------- ----------------------
                                             STRIKE PRICE           STRIKE PRICE
                                    OUNCES    PER OUNCE    OUNCES    PER OUNCE
                                   --------- ------------ --------- ------------
  GOLD
  Balance of 1996.................    45,000    $ 398        10,000    $ 421
                                   ---------    -----     ---------    -----
  SILVER
  Balance of 1996................. 1,080,000    $5.40     1,080,000    $6.43
  1997............................ 1,440,000     5.40     1,440,000     6.43
                                   ---------    -----     ---------    -----
                                   2,520,000    $5.40     2,520,000    $6.43
                                   =========    =====     =========    =====

                              ECHO BAY MINES LTD.

                                MARCH 31, 1996
                                (U.S. DOLLARS)
 b)Currency position

  The company's obligations to purchase Canadian dollars as of March 31, 1996 were as follows:

                                                      CANADIAN    EXCHANGE RATE
                                                      DOLLARS    (C$ TO US$1.00)
                                                    ------------ ---------------
   Balance of 1996................................. $ 67,500,000      1.42
   1997............................................   99,900,000      1.49
   1998............................................  110,000,000      1.52
   1999............................................  111,000,000      1.56
   2000............................................  109,000,000      1.59
                                                    ------------      ----
                                                    $497,400,000      1.51
                                                    ============      ====

 c)Crude oil position

  The company's swap contracts and forward purchase commitments as of March 31, 1996 were as follows:

                                                                 BARRELS
                                                                   OF     PRICE
                                                                CRUDE OIL  PER
                                                                PURCHASED BARREL
                                                                --------- ------
  Balance of 1996..............................................  180,000  $18.40
  1997.........................................................  397,000   17.96
  1998.........................................................   20,000   17.50
                                                                 -------  ------
                                                                 597,000  $18.08
                                                                 =======  ======

 d) Other hedging activity information

  The company assesses the exposure that may result from a hedging transaction prior to entering into the commitment, and only enters into transactions which it believes accurately hedge the underlying risk and could be safely held to maturity. The company does not actively engage in the practice of trading derivative securities for profit. The company regularly reviews its unrealized gains and losses on hedging transactions.

  Shown below are the carrying amounts, estimated fair values, and unrealized gains or losses on the company's hedging positions at March 31, 1996 and December 31, 1995.

                                                 CARRYING  ESTIMATED  UNREALIZED
                                                  AMOUNT   FAIR VALUE GAIN(LOSS)
                                                 --------  ---------- ----------
                                                   THOUSANDS OF U.S. DOLLARS
MARCH 31, 1996
Gold swaps...................................... $101,044   $99,244    $ 1,800
Gold loans......................................   21,066    21,066        --
Off balance sheet instruments:
  Gold forward sales............................      --                25,100
  Silver forward sales..........................      --                 1,100
  Gold and silver options--puts.................    2,597               (1,600)
                         --calls................   (2,069)               1,600
  Foreign currency contracts....................      --                 8,500
  Crude oil contracts...........................      --                  (300)
                                                                       -------
                                                                       $36,200
                                                                       =======

                              ECHO BAY MINES LTD.

                                MARCH 31, 1996
                                (U.S. DOLLARS)

                                                  CARRYING ESTIMATED  UNREALIZED
                                                   AMOUNT  FAIR VALUE GAIN(LOSS)
                                                  -------- ---------- ----------
                                                    THOUSANDS OF U.S. DOLLARS
DECEMBER 31, 1995
Gold swaps....................................... $101,480  $97,880    $ 3,600
Gold loans.......................................   23,279   23,279        --
Off balance sheet instruments:
  Gold forward sales.............................      --               34,900
  Silver forward sales...........................      --                6,400
  Gold and silver options........................      378               1,100
  Foreign currency contracts.....................      --                7,800
  Crude oil contracts............................      --                 (300)
                                                                       -------
                                                                       $53,500
                                                                       =======

  Fair values are estimated for the contract settlement dates based upon market quotations of various input variables. These variables were used in valuation models which estimate the fair market value.

  Hedging gains and losses represent the differences between spot or market prices and realized amounts. Shown below are the hedging gains and losses recognized in earnings.

                                                                  THREE MONTHS
                                                                  ENDED MARCH
                                                                      31,
                                                                  -------------
                                                                  1996    1995
                                                                  -----  ------
                                                                     GAINS
                                                                  (LOSSES) IN
                                                                  THOUSANDS OF
                                                                      U.S.
                                                                    DOLLARS)
  Revenue:
    Gold loans................................................... $(358) $   68
    Gold forward sales...........................................   225     789
    Silver forward sales.........................................   125   1,310
    Gold and silver options......................................  (211)    (94)
  Operating expenses:
    Foreign currency contracts...................................   277     (77)
    Crude oil contracts..........................................   143      88
  Dividends on preferred stock of subsidiary:
    Interest rate swap...........................................   --     (247)
                                                                  -----  ------
                                                                  $ 201  $1,837
                                                                  =====  ======

10.CONTINGENCIES

 a)Alaska-Juneau

  In December 1994, the U.S. Environmental Protection Agency (EPA) issued a Technical Assistance Report, concluding that this development project as configured in the May 1992 Final Environmental Impact Statement would be likely to violate water quality and other environmental standards. In 1996, the company's reapplication of permits included a new project description with an alternative of Submarine Tailings Disposal (STD), which would require a change in EPA regulations. For that purpose, the EPA has instituted rulemaking procedures to

                              ECHO BAY MINES LTD.

                                MARCH 31, 1996
                                (U.S. DOLLARS)
enable it to consider the STD proposal. To review that proposal and other options that could enable the Alaska-Juneau project to proceed, the EPA will prepare a Supplemental Environmental Impact Statement expected to be completed in 1997. The recoverability of the company's $59.7 million investment in Alaska-Juneau is dependent on receipt of all necessary permits and the company's ability to attain profitable production from the property or from alternative courses of action that the company may pursue.

 b)Sunnyside

  Sunnyside Gold Corporation (SGC), an indirect wholly owned subsidiary of the company, negotiated a consent decree with the State of Colorado that set standards for the release of all reclamation and water treatment permits and resolved future enforcement issues regarding groundwater seeps and springs. The consent decree, approved by the court in May 1996, settles proceedings commenced by SGC in Colorado state court in May 1994 to clarify the extent of SGC's responsibility, if any, for groundwater seeps and springs that may occur subsequent to the planned sealing of the Sunnyside mine. In 1995, SGC increased the provision for future reclamation costs at the Sunnyside mine by $11.7 million. SCG's provision for future reclamation costs is reviewed periodically and adjusted as additional information becomes available.

 c)Summa

  There is pending, in Nevada state court, a suit commenced by Summa Corporation against the company and the predecessor owner of the McCoy/Cove and Manhattan mines, claiming improper deductions in calculation of royalties payable over several years from production at McCoy/Cove and the former Manhattan mine. Summa Corporation filed a motion for summary judgment which sought $10.3 million for allegedly underpaid royalties plus interest. The court denied Summa's motion. The company does not agree with the amount sought by Summa and will vigorously defend its position. The company proposed a settlement of $1.2 million that Summa rejected. The company made an offer of judgment to the court of $1.5 million and Summa made an offer of judgment to the court of $7.5 million. Both of these offers of judgment have expired and are now null and void. The May 1996 court date has been continued to February 3, 1997. The company has accrued $1.2 million related to the Summa litigation, including $1.0 million during the first quarter of 1996.

11.SUBSEQUENT EVENT

  On April 9, 1996, the company, Santa Elina Gold Corporation and Sercor Ltd. (a private company that owns 67% of Santa Elina) signed an agreement enabling the company to increase its ownership from 7% to 50% of the outstanding common shares of Santa Elina. Each shareholder of Santa Elina other than the company and Sercor Ltd. will receive one common share of the company for each 6.67 common shares of Santa Elina held. The company will purchase 23,479,185 common shares of Santa Elina from Sercor in exchange for 3,520,118 common shares of the company, which is the same ratio offered to the public shareholders. In addition, the company will issue up to 50,535 common shares in exchange for cancellation of the 1,193,333 outstanding options on Santa Elina common shares. Upon consummation of the transactions, the company will have issued 8,830,934 common shares and the company and Sercor will each own 50% of Santa Elina.

  The agreement is subject to regulatory approvals and approval by two-thirds of the minority shareholders of Santa Elina. It is anticipated that the meeting, originally scheduled to take place on May 24, 1996, will occur in June.

                              ECHO BAY MINES LTD.

                                MARCH 31, 1996
                                (U.S. DOLLARS)
  The rescheduling accommodates the review process of the United States Securities and Exchange Commission relating to the prospectus and registration statement filed in connection with the transaction. The company and Santa Elina have agreed that the company will deliver freely-tradeable shares to Santa Elina's shareholders (other than affiliates of Santa Elina or the company) in connection with the acquisition. Clearance of the registration statement will enable the company to issue freely-tradeable shares to such shareholders upon completion of the transaction.

  Acquisition of the Santa Elina minority holders' shares is subject to approval by two-thirds of the minority shareholders of Santa Elina voting at a special meeting. The transaction has been approved by the boards of directors of the companies, including an independent committee of Santa Elina's board.

  As the transaction will result in the current shareholders of the company retaining a majority of the company's shares, the transaction has been accounted for as a purchase of 43% of Santa Elina by the company. The company's total interest in Santa Elina will be 50% when added to its existing 7% interest. Santa Elina will be consolidated into the company using the proportionate consolidation method, as the company and Sercor will jointly control Santa Elina. Under the proportionate consolidation method, 50% of Santa Elina's assets, liabilities, revenues and expenses will be included in the company's consolidated financial statements.

  The total cost is estimated at $137.2 million including $121.8 million to purchase the additional 43% interest in Santa Elina, $13.1 million cost of the company's current 7% interest in Santa Elina, $1.6 million of transaction costs and $0.7 million to cancel all outstanding options on the Santa Elina shares. The purchase price will be allocated to the net assets of Santa Elina based on the relative fair values. Santa Elina holds interests in mining properties in Brazil, Bolivia and Chile.

                 ITEM 2.--MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                              FINANCIAL CONDITION

                                MARCH 31, 1996
                                (U.S. DOLLARS)

FINANCIAL CONDITION

  Working capital provided from operations amounted to $2.3 million for the first quarter of 1996 compared to $16.2 million in the first quarter of 1995. The 1996 results reflect lower production levels in the first quarter of 1996 ($7.3 million reduced cash margin) and increased operating costs per ounce ($5.0 million). Working capital from operations has been reduced by cash exploration and development property expenses of $12.6 million in 1996 and $11.5 million in 1995, most of which represent discretionary investments for the future.

  The company expects production levels to be higher and cash operating costs to be lower in the remaining three quarters of 1996. For the full year 1996, the company's targeted gold production remains at 725,000 to 750,000 ounces. The company expects silver production to be no better than the lower end of the target range of 7.5 to 8.5 million ounces for the full year 1996. Consolidated cash operating costs are targeted at $245 to $255 per ounce of gold produced for the full year 1996.

  The increase in cash invested in working capital related to operations was $18.2 million in the first quarter of 1996. The primary use of the cash invested in working capital was the annual resupply of diesel fuel, bulk materials and other inventory items at the Lupin mine in the Northwest Territories of Canada ($5.7 million); the payment of common and preferred share dividends accrued at the end of 1995 ($5.2 million); and the increase in precious metals inventories ($3.3 million) during the first quarter of 1996.

  The company had gold loan repayments of $2.5 million in the first quarter of 1996, and issued 0.6 million shares of common stock on the exercise of stock options ($4.6 million).

  The company used $22.1 million of cash in investing activities in the first quarter of 1996, for mining properties, plant and equipment ($26.7 million), and long-term investments ($1.1 million), partially offset by the receipt of $5.6 million of cash on the sale of an investment in Cluff Resources plc.

  For the year 1996, the company expects to incur $53 million in cash exploration and development properties expenses; $70 million of capitalized acquisition, exploration and development costs at development properties including Kingking; and $43 million of capital expenditures.

  The company expects to fund these expenditures from working capital provided by operations and existing working capital. The company has adequate resources and liquidity to pursue additional acquisition, investment, exploration and development programs. Working capital from operations was $2.3 million in the first quarter of 1996 after incurring cash exploration and development costs of $12.6 million. In addition, the company has $150.0 million in cash and cash equivalents, and $86.3 million in established unutilized credit facilities at March 31, 1996. The company also has an effective shelf registration statement with the Securities and Exchange Commission pursuant to which it may sell up to $200.0 million of debt and/or equity securities.

  Most of the company's hedging transactions have no margin requirements. In some instances however, mainly for longer term forward sales and options, margin deposits are required when the market value exceeds the contract value by a predetermined amount.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                             RESULTS OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)

FINANCIAL REVIEW

  The company reported a net loss of $16.2 million ($0.12 per share) in the first quarter of 1996, compared to a net loss of $11.7 million ($0.10 per share) in the first quarter of 1995. The results reflect lower precious metals sales ($5.6 million decreased earnings margin), higher cash operating costs per ounce ($5.0 million), partially offset by the elimination of preferred stock dividends ($2.8 million), a $2.5 million gain on the sale of a share investment and higher prices realized ($2.3 million).

  Gold production decreased 12% to 161,246 ounces in the first quarter of 1996 compared to 182,826 ounces in the first quarter of 1995. Increased production at the Lupin and Kettle River mines was offset by decreases at McCoy/Cove and Round Mountain, reflecting lower-grade ores mined. Silver production decreased 57% to 1.2 million ounces in 1996 from 2.7 million ounces in 1995, a result of lower grade and recovery at McCoy/Cove. Quarterly revenues were $67.7 million in 1996 and $84.2 million in 1995.

  Cash operating costs were higher, $261 per ounce of gold in the first quarter of 1996 versus $234 per ounce of gold in the first quarter of 1995, due to lower grades mined and fewer ounces recovered.

  See "Operations Review" for further comments as to production and cash production cost changes.

  The term "ounce" as used in this Form 10-Q means "troy ounce".

                              ECHO BAY MINES LTD.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                 (U.S. DOLLARS)
 Revenue

  The gold and silver ounces sold and other revenue data is set out below:

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
  REVENUE DATA
  GOLD
    Ounces sold............................................... 155,189  179,498
    Average price realized/ounce.............................. $   397  $   385
    Average market price/ounce................................ $   400  $   379
    Revenue (millions of U.S. dollars)........................ $  61.6  $  69.1
    Percentage of total revenue...............................      91%      82%
  SILVER
    Ounces sold (millions)....................................     1.1      2.9
    Average price realized/ounce.............................. $  5.57  $  5.13
    Average market price/ounce................................ $  5.46  $  4.63
    Revenue (millions of U.S. dollars)........................ $   6.1  $  15.1
    Percentage of total revenue...............................       9%      18%
                                                               -------  -------
  Total revenue (millions of U.S. dollars).................... $  67.7  $  84.2
                                                               =======  =======

  The effects of changes in sales volume and prices were:

                                                                   THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,
                                                                   -------------
                                                                   (MILLIONS OF
                                                                   U.S. DOLLARS)
  REVENUE VARIANCE ANALYSIS 1996 VS. 1995
  Higher prices:
    Gold..........................................................    $  1.8
    Silver........................................................       0.5
  Change in volume................................................     (18.8)
                                                                      ------
  Decrease in revenue.............................................    $(16.5)
                                                                      ======

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)

 Production costs

  Production cost data per ounce of gold is set out below:

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
   PRODUCTION COSTS PER OUNCE OF GOLD PRODUCED
   Direct mining expense.................................. $     298  $     244
    Deferred stripping and mine development costs.........       (33)         2
    Inventory movements and other.........................        (4)       (12)
                                                           ---------  ---------
   Cash operating costs...................................       261        234
    Royalties.............................................        11         10
    Production taxes......................................         4          6
                                                           ---------  ---------
   Total cash costs.......................................       276        250
    Depreciation..........................................        76         66
    Amortization..........................................        33         37
    Reclamation...........................................         6          5
                                                           ---------  ---------
   Total production costs................................. $     391  $     358
                                                           =========  =========

  Effective January 1, 1996, the company adopted the "Gold Institute Production Cost Standard" for reporting production costs on a per ounce basis. This standard defines cash operating costs as those costs directly associated with the mining and milling of gold and silver, adjusted for such items as inventories and mining costs relating to future production. Other cash costs, specifically royalties and production taxes, are defined as those costs resulting from, but not directly related to, the production of gold and silver. Non-cash costs are defined as costs accounted for ratably over the life of an operation, including depreciation, amortization, and reclamation costs.

  Prior period costs have been restated to conform with the new standard.

 Expenses

  Operating costs vary with the quantity of gold and silver sold and with the cost of operating. The cash operating costs were higher, $261 per ounce of gold in the first quarter of 1996 versus $234 per ounce of gold in the first quarter of 1995. The increase in operating costs per ounce in the first quarter of 1996 was a result of lower grades mined and fewer ounces produced. See "Operations Review".

  RECONCILIATION OF CASH OPERATING COSTS PER OUNCE TO FINANCIAL STATEMENTS

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                   ----------------------------
                                                       1996           1995
                                                   -------------  -------------
                                                   THOUSANDS OF U.S. DOLLARS,
                                                    EXCEPT PER OUNCE AMOUNTS
   Operating costs per financial statements....... $      44,565  $      50,591
   Change in finished goods inventory and other...         2,572           (189)
   Co-product cost of silver produced.............        (5,111)        (7,652)
                                                   -------------  -------------
   Cash operating costs........................... $      42,026  $      42,750
                                                   =============  =============
   Gold ounces produced...........................       161,246        182,826
   Cash operating costs per ounce................. $         261  $         234
                                                   =============  =============

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)
  Depreciation is a fixed cost, a portion of which is charged to depreciation expense based on the number of ounces sold and a portion of which is charged to inventory based on the number of ounces in inventory at quarter end. The decrease in depreciation expense is due to the increase in precious metals inventory during the first quarter of 1996.

  Amortization varies with the quantity of gold and silver sold and the mix of production at the four mines. The decrease in amortization in the first quarter of 1996 reflects fewer ounces sold in the first quarter of 1996.

  General and administrative expenses increased in the first quarter of 1996 compared to the first quarter of 1995, reflecting increased support for exploration, business development and project development activities.

  Exploration expense rose 54% in the first quarter of 1996, to $9.3 million, compared to $6.5 million in the first quarter of 1995, reflecting the company's expanded search for reserves and production. Much of the expanded 1995 exploration activity took place in quarters subsequent to the first quarter of 1995. 1996 exploration expense is expected to be $43 million, but is dependent upon opportunities. 1995 exploration expense totaled $46.5 million. To increase gold reserves and production, the company has entered into strategic alliances and joint ventures with exploration-oriented companies that give the company access to exploration and development prospects along some of the major gold belts around the world, especially in North America, South America, West Africa and the Philippines. The company is conducting exploration drilling programs at prospects in Mexico, South America, the Philippines, West Africa, Canada and the United States.

  Development properties expense was $4.7 million for the first quarter of 1996 compared to $7.9 million in the first quarter of 1995. The decrease in 1996 is primarily due to reduced expenditures resulting from the 1995 sale of the Kensington development property and to the completion of the underground drilling program at the Alaska-Juneau development property in the second quarter of 1995.

  Other income of $1.0 million for the first quarter of 1996 compared to other expense of $0.5 million for the first quarter of 1995 is primarily due to the gain on the sale of the investment in Cluff Resources plc during the first quarter of 1996 ($2.5 million), offset by a $1.0 million accrual for Summa litigation (note 10c).

  Net interest expense of $0.2 million for the first quarter of 1996 compared to net interest income of $1.6 million for the first quarter of 1995 is primarily due to a decrease in cash on hand and increased gold lease rates affecting interest paid related to gold denominated financings.

  Preferred stock dividends are nil in the first quarter of 1996 compared to $2.8 million in the first quarter of 1995 due to the fourth quarter 1995 conversion or redemption of all the outstanding preferred shares.

Reserve estimates

  The price used in estimating the company's ore reserves at December 31, 1995 was $375 per ounce of gold and $5.00 per ounce of silver. The market price for gold and silver is currently above these levels. If the company determines that its reserves should be calculated at a significantly lower price than used at December 31, 1995, there would likely be a material reduction in the amount of gold reserves. Should such reductions occur, material write-downs of the company's investment in mining properties and/or increased amortization charges may be required.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)
OPERATIONS REVIEW

  Operating data by mine is set out in the table below:

                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                             -------------------
                                                               1996      1995
   OPERATING DATA BY MINE                                    --------- ---------
   Gold production (ounces)
   (a)McCoy/Cove............................................    48,890    78,871
   (b)Round Mountain (50%)..................................    39,716    45,884
   (c)Lupin.................................................    40,310    35,515
   (d)Kettle River..........................................    32,330    22,556
                                                             --------- ---------
   Total gold...............................................   161,246   182,826
                                                             ========= =========
   Silver production (ounces)
   (a)McCoy/Cove............................................ 1,175,057 2,732,770
                                                             --------- ---------
   Total silver............................................. 1,175,057 2,732,770
                                                             ========= =========

  Gold production decreased 12% to 161,246 ounces in the first quarter of 1996 from 182,826 ounces in the first quarter of 1995, reflecting lower mill grade and recovery rates at McCoy/Cove and time lags between placement of ore on the Round Mountain dedicated heap leach pad and the recovery of gold; offset partially by an increase in tons milled at Lupin and a first full quarter of production exclusively from Kettle River's Lamefoot deposit. Silver production decreased 57% to 1.2 million ounces in the first quarter of 1996 from 2.7 million ounces in the first quarter of 1995, reflecting lower grades and recovery rates at McCoy/Cove. The company expects higher production levels in the remaining three quarters of 1996. For the full year 1996, the gold production target remains at 725,000 to 750,000 ounces and the silver production target is expected to be no better than the lower end of the target range of 7.5 to 8.5 million ounces.

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                              1996      1995
   OPERATING DATA BY MINE                                   --------- ---------
   Cash operating costs (per ounce of gold)
   (a)McCoy/Cove........................................... $     314 $     225
   (b)Round Mountain (50%).................................       216       177
   (c)Lupin................................................       291       322
   (d)Kettle River.........................................       170       253
                                                            --------- ---------
   Company Average......................................... $     261 $     234
                                                            ========= =========

  Cash production costs were higher, at $261 per ounce of gold in the first quarter of 1996 versus $234 per ounce of gold in the first quarter of 1995, reflecting the lower grades mined and fewer ounces produced.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)

 (a) McCoy/Cove, Nevada (100% owned)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
    OPERATING DATA
    Gold produced (ounces):
      Milled............................................     34,300      63,946
      Heap leached......................................     14,590      14,925
      Total gold........................................     48,890      78,871
    Silver produced (ounces):
      Milled............................................  1,033,577   2,500,791
      Heap leached......................................    141,480     231,979
      Total silver......................................  1,175,057   2,732,770
    Ore and waste mined (million tons)..................       15.5        16.6
    Mining cost/ton of ore and waste.................... $     0.70  $     0.64
    Milling cost/ton of ore............................. $     9.92  $    10.70
    Heap leaching cost/ton of ore....................... $     2.09  $     2.19
    Production cost per ounce of gold produced:(1)
      Direct mining expense............................. $      369  $      224
       Deferred stripping cost..........................        (58)         16
       Inventory movements and other....................          3         (15)
                                                         ----------  ----------
      Cash operating cost...............................        314         225
       Royalties........................................          4           5
       Production taxes.................................          7          10
                                                         ----------  ----------
      Total cash cost...................................        325         240
       Depreciation.....................................         95          60
       Amortization.....................................         45          47
       Reclamation......................................          6           5
                                                         ----------  ----------
      Total production cost............................. $      471  $      352
                                                         ----------  ----------
    Average gold-to-silver price ratio(2)...............     72.2:1      80.5:1
    Milled:
      Ore processed (tons/day)..........................      7,579       7,282
      Gold grade (ounce/ton)............................      0.070       0.120
      Silver grade (ounce/ton)..........................       2.70        4.79
      Gold recovery rate (%)............................       75.7        84.2
      Silver recovery rate (%)..........................       72.5        78.6
    Heap leached:
      Ore processed (tons/day)..........................     11,658      14,294
      Gold grade (ounce/ton)............................      0.023       0.018
      Silver grade (ounce/ton)
       Recovery rates(3)................................       0.38        0.59

- --------
(1) Effective January 1, 1996, the company adopted the "Gold Institute Production Cost Standard" for reporting production costs on a per ounce basis. This standard defines cash operating costs as those costs directly associated with the mining and milling of gold and silver, adjusted for such items as inventories and mining costs relating to future production. Other cash costs, specifically royalties and production taxes, are defined as those costs resulting from, but not directly related to, the production of gold and silver. Non-cash costs are defined as costs accounted for ratably over the life of an operation, including depreciation, amortization, and reclamation costs. Prior period costs have been restated to conform to the standard.
(2) To convert costs per ounce of gold into comparable costs per ounce of co-product silver, divide the production cost per ounce of gold by the period's average gold-to-silver price ratio.
(3) Recovery rates on dedicated pads can only be estimated, as actual recoveries will not be known until leaching is complete. At the McCoy/Cove mine, the gold recovery rate is estimated at 68% for crushed ore and 48% for uncrushed, run-of-mine ore, while the silver recovery rate is estimated at 30% for crushed ore and 10% for uncrushed, run-of-mine.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)

  At McCoy/Cove, the company's largest producer, 48,890 ounces of gold were produced during the first quarter of 1996, compared with 78,871 ounces in the first quarter of 1995. Silver production was 1,175,057 ounces in the first quarter of 1996, compared with 2,732,770 ounces in the first quarter of 1995. The lower production was due mainly to the milling of lower-grade sulfide ores from the deeper levels of the Cove deposit. The last of the high-grade sulfides at Cove were depleted in late 1995.

  Beginning in the second quarter, increased mill capacity and improving grades and recoveries are expected to result in higher production levels for the remainder of the year, although full year silver production is expected to be no better than the lower end of the target range of 7.5 to 8.5 million ounces, compared to 11.9 million ounces produced in 1995. Full-year gold production is still anticipated to be on target with the company's earlier projection of 235,000 to 245,000 ounces in 1996 compared to 310,016 ounces produced in 1995.

  Cash operating costs rose to $314 per ounce of gold produced in the first quarter of 1996 from $225 in the first quarter of 1995, reflecting the lower grades processed and fewer ounces produced. With increased production and improving grades in the remaining quarters in 1996, unit costs are anticipated to be $270 to $275 per ounce for the full year 1996.

  The expansion of the mill's flotation circuit was completed in mid-April 1996, three months ahead of schedule. The $4.0 million expansion provides increased retention time for sulfide ore in the flotation circuit, improving recoveries and reducing unit costs. Mill capacity has been increased to a nominal 10,000 tons/day from 7,500 tons/day.

  In April 1996, mining recommenced on the original McCoy pit. The material being mined on the pit's western perimeter is predominantly oxide and will provide additional heap leaching and milling ore.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)

 (b) Round Mountain, Nevada (50% owned)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
    OPERATING DATA
    Gold produced (ounces):
      Reusable heap leach pad (50%).......................    25,972     26,661
      Dedicated heap leach pad (50%)......................    13,744     19,223
      Total (50%).........................................    39,716     45,884
    Ore and waste mined (million tons)(100%)..............      14.5       13.7
    Mining cost/ton of ore and waste...................... $    0.64  $    0.57
    Heap leaching cost/ton of ore......................... $    0.80  $    1.01
    Production cost per ounce of gold produced:(1)
      Direct mining expense............................... $     268  $     186
        Deferred stripping costs..........................       (29)        (4)
        Inventory movements and other.....................       (23)        (5)
                                                           ---------  ---------
      Cash operating cost.................................       216        177
        Royalties.........................................        34         28
        Production taxes..................................         4          5
                                                           ---------  ---------
      Total cash cost.....................................       254        210
        Depreciation......................................        62         57
        Amortization......................................        18         20
        Reclamation.......................................         5          5
                                                           ---------  ---------
      Total production cost............................... $     339  $     292
                                                           ---------  ---------
    Reusable heap leach pad:
      Ore processed (tons/day)(100%)......................    25,902     19,895
      Grade (ounce/ton)...................................     0.038      0.029
      Recovery rate (%)...................................      65.6       83.9
    Dedicated heap leach pad:
      Ore processed (tons/day)(100%)......................    74,713     34,027
      Grade (ounce/ton)...................................     0.012      0.013
      Recovery rate(2)....................................

- --------
(1) Effective January 1, 1996, the company adopted the "Gold Institute Production Cost Standard" for reporting production costs on a per ounce basis. This standard defines cash operating costs as those costs directly associated with the mining and milling of gold, adjusted for such items as inventories and mining costs relating to future production. Other cash costs, specifically royalties and production taxes, are defined as those costs resulting from, but not directly related to, the production of gold. Non-cash costs are defined as costs accounted for ratably over the life of an operation, including depreciation, amortization, and reclamation costs. Prior period costs have been restated to conform to the standard.

(2) Recovery rates on dedicated pads can only be estimated, as actual recoveries will not be known until leaching is complete. At the Round Mountain mine, the gold recovery rate on the dedicated heap leach pad is estimated at 50%.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)
  At 50%-owned Round Mountain in Nevada, Echo Bay's portion of gold production totaled 39,716 ounces in the first quarter of 1996, compared with 45,884 ounces in the first quarter of 1995. Cash operating costs were $216 per ounce in the first quarter of 1996 and $177 a year ago.

  The lower production and higher costs were functions of the time lag between initial loading of ore on Round Mountain's dedicated heap leach pad and the release of large quantities of contained gold over time. Round Mountain's dedicated pad is nearly a mile long, and several months are required to fully load a large enough area of one "lift" (one of six 50-foot-high layers of ore) for leaching to commence. A total of 74,713 tons/day of ore were loaded on the dedicated pad in the first quarter of 1996, up from 34,027 tons/day in the first quarter of 1995, but this ore was not placed under leach until late in this year's quarter. As a result, Echo Bay's share of dedicated pad production was 13,744 ounces in the first quarter of 1996, down from 19,223 ounces in the first quarter of 1995. The benefit of the increased ore under leach will come in the second quarter of this year and successive quarters.

  The company's share of production from Round Mountain's reusable heap leach pad was 25,972 ounces in the first quarter of 1996 and 26,661 ounces in the first quarter of 1995. During the first quarter of 1996, the mine implemented its decision to treat larger quantities of ore for shorter periods of time on the reusable pad and then to recover more of the contained gold over a period of years by releaching the material on the dedicated pad. Accordingly, about 30% more ore was loaded on the reusable pad during the first quarter of 1996 than a year earlier in 1995, and leaching time was reduced to 90 days from 140 days.

  For the full year 1996, Round Mountain continues to expect total gold production of 370,000 to 380,000 ounces (the company's share, 185,000 to 190,000 ounces), compared to 344,434 ounces (the company's share 172,217) produced in 1995. The processing changes implemented in the first quarter were designed to benefit production and costs beginning in the second quarter.

  Construction of the mill facilities began shortly after receipt of the necessary permits at the end of March 1996. The 8,000-ton/day mill will process the large quantities of nonoxidized ore with anticipated production of up to 100,000 ounces per year (the company's share, up to 50,000 ounces) beginning in late 1997. In preparation for startup, Round Mountain has stockpiled 2.1 million tons of nonoxidized ore averaging 0.042 ounce/ton of gold. More ore is being added to the stockpile every quarter.

  Round Mountain has expanded its ore reserves significantly in recent years. In 1995, 2.2 million ounces were added on a 100% basis. Work continues to further define mineralization within the recently expanded ultimate pit and to determine the viability of pockets of mineralization identified outside the new pit perimeter. Reserves are expected to increase further as this work is completed.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)

 (c) Lupin, Northwest Territories (100% owned)

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
    OPERATING DATA
    Gold produced (ounces)...................................   40,310   35,515
    Tons of ore mined and milled.............................  185,505  154,063
    Mining cost/ton of ore...................................  C$41.81  C$46.26
    Milling cost/ton of ore..................................  C$12.80  C$13.10
    Production cost per ounce of gold produced:(1)
      Canadian dollars:
        Direct mining expense................................  C$  428  C$  495
          Deferred mine development cost.....................      (29)     (42)
                                                               -------  -------
        Cash operating cost..................................  C$  399  C$  453
      U.S. dollars:
        Cash operating cost                                    US$ 291  US$ 322
          Royalties..........................................      --       --
          Production taxes...................................      --       --
                                                               -------  -------
        Total cash cost......................................      291      322
          Depreciation.......................................       72       80
          Amortization.......................................       18       19
          Reclamation........................................        8        7
                                                               -------  -------
        Total production cost................................  US$ 389  US$ 428
                                                               =======  =======
    Milled:
      Ore processed (tons/day)...............................    2,039    1,693
      Grade (ounce/ton)......................................    0.235    0.248
      Recovery rate (%)......................................     92.3     92.8

- --------
(1) Effective January 1, 1996, the company adopted the "Gold Institute Production Cost Standard" for reporting production costs on a per ounce basis. This standard defines cash operating costs as those costs directly associated with the mining and milling of gold, adjusted for such items as inventories and mining costs relating to future production. Other cash costs, specifically royalties and production taxes, are defined as those costs resulting from, but not directly related to, the production of gold. Non-cash costs are defined as costs accounted for ratably over the life of an operation, including depreciation, amortization, and reclamation costs. Prior period costs have been restated to conform to the standard.

   Production at Lupin, located in the Northwest Territories, was 40,310 ounces in the first quarter of 1996, up from 35,515 ounces in the first quarter of 1995.

   During the fourth quarter of 1995, mining began from the surface at Lupin to access high-grade, near-surface ore from the East Zone. Mining was interrupted in January 1996 by extreme weather conditions, deferring production of the anticipated ounces. Mining resumed in late February 1996 with the higher-grade East Zone ores being used to supplement mill feed from the Centre Zone, increasing mill throughput to 2,400 tons/day. Full year 1996 production is expected to be approximately 185,000 to 190,000 ounces, versus 172,110 ounces produced in 1995.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)

   Development of Ulu as a satellite mine is moving forward. Current activities are centered on mobilizing camps and equipment to the staging and Ulu sites. The first construction camp was operational in early April 1996 with the fuel tanks in place. Underground development is anticipated to start in early June 1996.

 (d) Kettle River, Washington (100% owned)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
    OPERATING DATA
    Gold produced (ounces)....................................  32,330   22,556
    Tons of ore mined and milled.............................. 132,973  128,718
    Mining cost/ton of ore.................................... $ 22.24  $ 22.83
    Milling cost/ton of ore................................... $ 11.99  $ 13.59
    Production cost per ounce of gold produced:(1)
      Direct mining expense................................... $   172  $   266
       Inventory movements and other..........................      (2)     (13)
                                                               -------  -------
      Cash operating cost.....................................     170      253
       Royalties paid.........................................      10       10
       Production taxes.......................................       2        2
                                                               -------  -------
      Total cash cost.........................................     182      265
       Depreciation...........................................      56       83
       Amortization...........................................      45       45
       Reclamation............................................       8        7
                                                               -------  -------
      Total production cost................................... $   291  $   400
                                                               -------  -------
    Milled:
      Ore processed (tons/day)................................   1,461    1,414
      Grade (ounce/ton).......................................   0.274    0.204
      Recovery rate (%).......................................    88.6     85.9

- --------
(1) Effective January 1, 1996, the company adopted the "Gold Institute Production Cost Standard" for reporting production costs on a per ounce basis. This standard defines cash operating costs as those costs directly associated with the mining and milling of gold, adjusted for such items as inventories and mining costs relating to future production. Other cash costs, specifically royalties and production taxes, are defined as those costs resulting from, but not directly related to, the production of gold. Non-cash costs are defined as costs accounted for ratably over the life of an operation, including depreciation, amortization, and reclamation costs. Prior period costs have been restated to conform to the standard.

  Gold production increased to 32,330 ounces at a cash operating cost of $170 per ounce in the first quarter of 1996 versus 22,556 ounces at $253 per ounce in the first quarter of 1995. The improvement reflects the first full quarter of production exclusively from Lamefoot ore. Lamefoot is the fifth deposit to be developed at the site. Its ore is higher-grade than the prior four ore bodies mined. Permits are being sought and preparation work is being done for exploration of a northern extension of the Lamefoot deposit.

  Kettle River continues to target its full year 1996 production levels of 120,000 to 125,000 ounces of gold, compared to 100,419 ounces in 1995.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)

  Advanced exploration is underway at the sixth deposit, K-2. Drifting along the mineralization underground continues to prove up ore with grades equal to or higher than the grades predicted by earlier exploration drilling from the surface. A second diamond drill has been added to the underground exploration program. Underground work on K-2 will produce sufficient quantities of ore to facilitate bulk mill tests. Drilling has defined two new targets to the east of the K-2 zone and has also identified continued ore-grade mineralization to the south.

RECENT DEVELOPMENTS

 Santa Elina

  On April 9, 1996, the company, Santa Elina Gold Corporation and Sercor Ltd. (a private company that owns 67% of Santa Elina) signed an agreement enabling the company to increase its ownership from 7% to 50% of the outstanding common shares of Santa Elina. Each shareholder of Santa Elina other than the company and Sercor Ltd. will receive one common share of the company for each 6.67 common shares of Santa Elina held. The company will purchase 23,479,185 common shares of Santa Elina from Sercor in exchange for 3,520,118 common shares of the company, which is the same ratio offered to the public shareholders. In addition, the company will issue up to 50,535 common shares in exchange for cancellation of the 1,193,333 outstanding options on Santa Elina common shares. Upon consummation of the transactions, the company will have issued 8,830,934 common shares and the company and Sercor will each own 50% of Santa Elina.

  The agreement is subject to regulatory approvals and approval by two-thirds of the minority shareholders of Santa Elina. It is anticipated that the meeting, originally scheduled to take place on May 24, 1996, will occur in June.

  The rescheduling accommodates the review process of the United States Securities and Exchange Commission relating to the prospectus and registration statement filed in connection with the transaction. The company and Santa Elina have agreed that the company will deliver freely-tradeable shares to Santa Elina's shareholders (other than affiliates of Santa Elina or the company) in connection with the acquisition. Clearance of the registration statement will enable the company to issue freely-tradeable shares to such shareholders upon completion of the transaction.

  Acquisition of the Santa Elina minority holders' shares is subject to approval by two-thirds of the minority shareholders of Santa Elina voting at a special meeting. The transaction has been approved by the boards of directors of the companies, including an independent committee of Santa Elina's board.

  As the transaction will result in the current shareholders of the company retaining a majority of the company's shares, the transaction has been accounted for as a purchase of 43% of Santa Elina by the company. The company's total interest in Santa Elina will be 50% when added to its existing 7% interest. Santa Elina will be consolidated into the company using the proportionate consolidation method, as the company and Sercor will jointly control Santa Elina. Under the proportionate consolidation method, 50% of Santa Elina's assets, liabilities, revenues and expenses will be included in the company's consolidated financial statements.

  The total cost is estimated at $137.2 million including $121.8 million to purchase the additional 43% interest in Santa Elina, $13.1 million cost of the company's current 7% interest in Santa Elina, $1.6 million of transaction costs and $0.7 million to cancel all outstanding options on the Santa Elina shares. The purchase price will be allocated to the net assets of Santa Elina based on the relative fair values. Santa Elina holds interests in mining properties in Brazil, Bolivia and Chile.

                              ECHO BAY MINES LTD.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      RESULTS OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                (U.S. DOLLARS)

 U.S. Mining Law Revision

  Proposed legislation has been introduced in both houses of the current Congress to modernize the general mining laws applicable to operations on federal lands, including a comprehensive bi-partisan bill actively supported by the mining industry. These proposals include royalty provisions, environmental controls and requirements for reclamation.

  The most material direct economic impact of mining law revision could be from royalties for production at the McCoy/Cove mine in Nevada, which is on federal land, and (to a lesser degree) at the 50%-owned Round Mountain mine in Nevada, 24% of whose reserves are on federal land. However, the company has completed all of the steps currently required under U.S. law to convert the McCoy/Cove and Round Mountain land to patented status (and thus to be exempt from any proposed royalty), and it filed applications for patents. During 1994, the company filed lawsuits against the U.S. Department of the Interior to require the government to cease its delay and to issue certificates and patents to which the mines are currently entitled. The government has formally notified the court that the key certificates, which were the objective of the suits, were issued to the company March 1, 1995. The Department is expected to complete its administrative review and issue the patents in accordance with the regulations.

"SAFE HARBOR" STATEMENT UNDER THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  Statements which are not historical facts contained in this Form 10-Q are forward looking statements that involve risks and uncertainties that could cause actual results to differ from projected results. Factors that could cause actual results to differ materially include, among others: general economic conditions, the market price of gold and silver, political events in foreign countries, the risks associated with foreign operations generally, the timing of receipt of necessary governmental permits, climatic conditions, labor relations, availability and cost of material and equipment, the actual configuration of ore bodies, delays in anticipated start-up dates, environmental risks, the results of financing efforts and other risk factors detailed in Echo Bay's Form 10-K and 8-K filed with the Securities and Exchange Commission.

                              ECHO BAY MINES LTD.

                          PART II--OTHER INFORMATION

                          ITEM 1.--LEGAL PROCEEDINGS

SUNNYSIDE

  On May 18, 1994, the company commenced proceedings in Colorado state court to obtain a declaratory judgment clarifying the extent of the company's responsibility, if any, for ground water seeps and springs that may occur following the company's planned sealing of the Sunnyside Mine in Colorado. The Colorado department of Public Health and Environment had asserted that any changes in quantity or quality of water flowing from seeps or springs that occur subsequent to sealing the mine might potentially require the company to acquire discharge permits whether or not the water flows through the sealed mine. The company sought the declaratory judgment before it completes the sealing, which has been approved by the Division of Minerals and Geology of the Colorado Department of Natural Resources. The company negotiated a consent decree with state authorities which was approved by the court in May 1996 and which resolves the litigation.

ALASKA-JUNEAU

  During 1994, the U.S. Attorney began a grand jury investigation of potential Clean Water Act violations. The investigation is to determine whether the company unlawfully discharged pollutants from the drainage tunnel without a National Pollution Discharge Elimination System (NPDES) permit. The outcome of this investigation is uncertain.

SUMMA

  There is pending, in Nevada state court, a suit commenced by Summa Corporation against the company and the predecessor owner of the McCoy/Cove and Manhattan mines, claiming improper deductions in calculation of royalties payable over several years from production at McCoy/Cove and the former Manhattan mine. Summa Corporation filed a motion for summary judgment which seeks $10.3 million for allegedly underpaid royalties plus interest. The court denied Summa's motion. The company does not agree with the amount sought by Summa and will vigorously defend its position. The company proposed a settlement of $1.2 million that Summa rejected. The company made an offer of judgment to the court of $1.5 million and Summa made an offer of judgment to the court of $7.5 million. Both of these offers of judgment have expired and are now null and void. The May 1996 court date has been continued to February 3, 1997. The company has accrued $1.2 million related to the Summa litigation, including $1.0 million during the first quarter of 1996.

OTHER

  The company is also engaged in routine litigation incidental to its business.

                   ITEM 6.--EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits 27--Financial Data Schedule.

(b) Reports on Form 8-K--Form 8-K, filed on April 11, 1996, reporting the company's April 9, 1996 agreement to increase its ownership from 7% to 50% of the outstanding shares of Santa Elina Gold Corporation. See "Recent Developments".

  Additionally, Form 8-K, filed on April 23, 1996, related to the entry into definitive agreements with respect to the aforementioned Santa Elina transaction.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                       Echo Bay Mines Ltd.
                                       (Registrant)

                                       Date: May 10,1996

                                                   /s/ G. Tywoniuk
                                       ---------------------------------------
                                                     G. Tywoniuk
                                           Vice President, Controller and
                                            Principal Accounting Officer

                                    PART II

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES

   (A) EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
- -------           ----------------------
           10.2   Employee Share Incentive Plan (incorporated herein by reference to Exhibit
                  10(n) of Registration Statement No. 2-84687).
           10.3   Amendment dated 2/18/86, to the Employee Share Incentive Plan described in 10.1 above (incorporated herein by reference to Exhibit 10.29 of Echo Bay's Report on Form 10-K for the year ended December 31, 1986).
           10.4   Amendment dated April 1, 1992 to Employment Agreement with Robert F. Calman
                  (incorporated herein by reference to Exhibit 10.15 of Echo Bay's Report on Form
                  10-K for the year ended December 31, 1992).
           10.5   Amendment dated April 1, 1992 to Employment Agreement with Richard C. Kraus
                  (incorporated herein by reference to Exhibit 10.16 of Echo Bay's Report on Form
                  10-K for the year ended December 31, 1992).
           10.6   Employment Agreement dated April 1, 1992 between the company and Robert C.
                  Armstrong (incorporated herein by reference to Exhibit 10.17 of Echo Bay's
                  Report on Form 10-K for the year ended December 31, 1992).
           10.7   Consulting Agreement dated November 30, 1992 between the company and John
                  Zigarlick (Pilot Shipping Ltd.) (incorporated herein by reference to Exhibit
                  10.18 of Echo Bay's Report on Form 10-K for the year ended December 31, 1992).
           10.8   Form of Deferred Compensation Agreement between the company and certain senior executives (incorporated herein by reference to Exhibit 10.11 of Echo Bay's
                  Report on Form 10-K for the year ended December 31, 1993).
           23.2*  Consent of Ernst & Young.
           23.4*  Consent of KPMG Peat Marwick Thorne.


- --------
*  Filed herewith.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON JUNE 19, 1996.

                                       Echo Bay Mines Ltd.
                                       a Canadian corporation


                                       By:        /s/ Richard C. Kraus*
                                           ------------------------------------
                                                  Richard C. Kraus
                                       Chief Executive Officer, President and
                                           U.S. Authorized Representative

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON THE DATES INDICATED.

             SIGNATURE                             TITLE                     DATE
             ---------                             -----                     ----
                                     Chief Executive Officer and        June 19, 1996
  /s/ Richard C. Kraus*              President
- --------------------------
      Richard C. Kraus               (Principal Executive Officer)
  /s/ Peter H. Cheesbrough           Senior Vice President, Finance     June 19, 1996
- --------------------------           and
      Peter H. Cheesbrough           Chief Financial Officer
                                     (Principal Financial Officer)
  /s/ Gerry Tywoniuk                 Vice President, Controller         June 19, 1996
- --------------------------           (Principal Accounting Officer)
      Gerry Tywoniuk

John N. Abell
Latham C. Burns
John Gilray Christy
Peter Clarke
Carlos A. Ferrer
Richard C. Kraus                     *A majority of the Board of Directors
Robert L. Leclerc
John F. McOuat
Monica E. Sloan
R. Geoffrey P. Styles

*By: Peter H. Cheesbrough                                               June 19, 1996
          Attorney-In-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT                          PAGE
- -------                           ----------------------                          ----
23.2     Consent of Ernst & Young
23.4     Consent of KPMG Peat Marwick Thorne